   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1999

                                                      REGISTRATION NO. 333-84903
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                     J.L. FRENCH AUTOMOTIVE CASTINGS, INC.*

             (Exact name of registrant as specified in its charter)
                            ------------------------

           DELAWARE                        3714                    13-3983670
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

                            ------------------------

                 4508 IDS CENTER, MINNEAPOLIS, MINNESOTA 55402
                           TELEPHONE: (612) 332-2335
              (Address, including zip code, and telephone number,
            including area code, of Registrants' principal offices)

                               THOMAS C. DINOLFO
                     TREASURER AND CHIEF FINANCIAL OFFICER
                     J.L. FRENCH AUTOMOTIVE CASTINGS, INC.
               3101 S. TAYLOR, P.O. BOX 1024, SHEBOYGAN, WI 53082
                           TELEPHONE: (920) 458-7724
  (Address, including zip code, and telephone number, including area code, of
                               Agent for Service)

                                    Copy to:
                            CARTER W. EMERSON, P.C.
                                KIRKLAND & ELLIS
                   200 EAST RANDOLPH DRIVE, CHICAGO, IL 60601
                           TELEPHONE: (312) 861-2000

*The companies that are listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: The exchange will occur as soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to
Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                              JURISDICTION OF   I.R.S. EMPLOYER
EXACT NAME OF ADDITIONAL REGISTRANTS*                            FORMATION     IDENTIFICATION NO.
-------------------------------------                         ---------------  ------------------
French Holdings, Inc........................................  Delaware             39-1850518
J.L. French Corporation.....................................  Wisconsin            39-1098901
Allotech International, Inc.................................  Wisconsin            39-1595832

------------------------

* The address for each of the additional Registrants is c/o J.L. French Automotive Castings, Inc., 4508 IDS Center, Minneapolis, Minnesota 55402 and the primary standard industrial classification code number for each of the additional Registrants is 3714.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1999

THIS INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS                                                    [LOGO]

                     J.L. FRENCH AUTOMOTIVE CASTINGS, INC.

                               EXCHANGE OFFER FOR
                                  $175,000,000
                   11 1/2% SENIOR SUBORDINATED NOTES DUE 2009

------------------------------------------------------------

                          WE ARE OFFERING TO EXCHANGE:

   UP TO $175,000,000 OF OUR NEW 11 1/2% SENIOR SUBORDINATED NOTES DUE 2009,
                                    SERIES B

                                      FOR

      A LIKE AMOUNT OF OUR OUTSTANDING 11 1/2% SENIOR SUBORDINATED NOTES.

                        MATERIAL TERMS OF EXCHANGE OFFER

- The terms of the notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

- There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

- Expires 5:00 p.m., New York City time,            , 1999, unless extended.

- The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

- Not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the SEC.

- We will not receive any proceeds from the exchange offer.

--------------------------------------------------------------------------------

    FOR A DISCUSSION OF THE MATERIAL RISKS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS PROSPECTUS.

    NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               NOVEMBER   , 1999

    YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, ANY SUPPLEMENT TO THIS PROSPECTUS AND THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. EXCEPT FOR OUR ONGOING OBLIGATIONS TO DISCLOSE MATERIAL INFORMATION AS REQUIRED BY THE SECURITIES LAWS, WE DO NOT HAVE ANY OBLIGATION OR INTENTION TO RELEASE PUBLICLY ANY REVISIONS TO ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS TO REFLECT EVENTS OR CIRCUMSTANCES IN THE FUTURE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

                            ------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................     1
Risk Factors.........................    10
Forward-Looking Statements May Prove
  Inaccurate.........................    18
The Exchange Offer...................    19
Use of Proceeds......................    27
Capitalization.......................    28
Selected Financial Data..............    29
Management's Discussion and Analysis
  of Results of Operations and
  Financial Condition................    31
Business.............................    38
Management...........................    52
Security Ownership of Certain
  Beneficial Owners and Management...    57

Certain Relationships and Related
  Transactions.......................    59
                                       PAGE
                                       ----
Description of Senior Credit
  Facility...........................    63
Description of Notes.................    65
United States Federal Tax
  Considerations.....................   111
Plan of Distribution.................   114
Legal Matters........................   115
Independent Public Accountants.......   115
Available Information................   115
Unaudited Pro Forma Financial
  Statements.........................   116
Index to Financial Statements........   F-1

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY CONTAINS THE BASIC INFORMATION ABOUT OUR COMPANY AND THIS EXCHANGE OFFER. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU IN DECIDING WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER. WE ENCOURAGE YOU TO READ THIS PROSPECTUS IT ITS ENTIRETY.

                         SUMMARY OF THE EXCHANGE OFFER

The Initial Offering of Outstanding
  Notes...................................  We sold the outstanding notes on May 25, 1999 to Banc of
                                            America Securities LLC and Chase Securities Inc. We
                                            collectively refer to these parties in this prospectus
                                            as the initial purchasers. The initial purchasers
                                            subsequently resold the outstanding notes to:
                                            - qualified institutional buyers pursuant to Rule 144A
                                            under the Securities Act and
                                            - qualified buyers outside the United States in reliance
                                            upon Regulation S under the Securities Act.

Registration Rights Agreement.............  Simultaneously with the initial sale of the outstanding notes, we entered into a registration rights agreement
                                            for the exchange offer. In the registration rights
                                            agreement, we agreed, among other things, to use our
                                            reasonable best efforts to file a registration statement
                                            with the SEC and to complete this exchange offer within
                                            180 days of issuing the outstanding notes. The exchange
                                            offer is intended to satisfy your rights under the
                                            registration rights agreement. After the exchange offer
                                            is complete, you will no longer be entitled to any
                                            exchange or registration rights with respect to your
                                            outstanding notes.

The Exchange Offer........................  We are offering to exchange the exchange notes, which have been registered under the Securities Act, for your
                                            outstanding notes, which were issued on May 25, 1999 in
                                            the initial offering. In order to be exchanged, an
                                            outstanding note must be properly tendered and accepted.
                                            All outstanding notes that are validly tendered and not
                                            validly withdrawn will be exchanged. We will issue
                                            exchange notes promptly after the expiration of the
                                            exchange offer.

Resales...................................  We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and
                                            otherwise transferred by you without compliance with the
                                            registration and prospectus delivery provisions of the
                                            Securities Act, provided that:

                                            - the exchange notes are being acquired in the ordinary
                                              course of your business;

                                            - you are not participating, do not intend to
                                            participate, and have no arrangement or understanding
                                              with any person to participate, in the distribution of
                                              the exchange notes issued to you in the exchange
                                              offer; and

                                            - you are not an affiliate of ours.

                                            If any of these conditions are not satisfied and you
                                            transfer any exchange notes issued to you in the
                                            exchange offer without delivering a prospectus meeting
                                            the requirements of the Securities Act or without an
                                            exemption from registration of your exchange notes from
                                            such requirements, you may incur liability under the
                                            Securities Act. We will not assume, nor will we
                                            indemnify you against, any such liability.

                                            Each broker-dealer that is issued exchange notes in the
                                            exchange offer for its own account in exchange for
                                            outstanding notes that were acquired by such
                                            broker-dealer as a result of market-making or other
                                            trading activities, must acknowledge that it will
                                            deliver a prospectus meeting the requirements of the
                                            Securities Act in connection with any resale of the
                                            exchange notes. A broker-dealer may use this prospectus
                                            for an offer to resell, resale or other retransfer of
                                            the exchange notes issued to it in the exchange offer.

Record Date...............................  We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on
                                                        , 1999.

Expiration Date...........................  The exchange offer will expire at 5:00 p.m., New York
                                            City time, on           , 1999, unless we decide to
                                            extend the expiration date.

Conditions to the Exchange Offer..........  The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law
                                            or any applicable interpretation of the Staff of the
                                            SEC.

Procedures for Tendering Outstanding
  Notes...................................  We issued the outstanding notes as global securities.
                                            When the outstanding notes were issued, we deposited the
                                            global notes representing the outstanding notes with
                                            U.S. Bank Trust National Association, as book-entry
                                            depositary. U.S. Bank issued a certificateless
                                            depositary interest in each global note we deposited
                                            with it, which represents a 100% interest in the notes,
                                            to The Depositary Trust Company, known as DTC.
                                            Beneficial interests in the outstanding notes, which are
                                            held by direct or indirect participants in DTC through
                                            the certificateless depositary interest, are shown on
                                            records maintained in book-entry form by DTC.

                                            You may tender your outstanding notes through book-entry
                                            transfer in accordance with DTC's Automated Tender Offer
                                            Program, known as ATOP. To tender your outstanding notes
                                            by a means other than book-entry transfer, a letter of
                                            transmittal must be completed and signed according to
                                            the instructions contained in the letter. The letter of
                                            transmittal and any other documents required by the
                                            letter of transmittal must be delivered to the exchange
                                            agent by mail, facsimile, hand delivery or overnight
                                            carrier. In addition, you must deliver the outstanding
                                            notes to the exchange agent or comply with the
                                            procedures for guaranteed delivery. See "The Exchange
                                            Offer--Procedures for Tendering Outstanding Notes" for
                                            more information.

                                            Do not send letters of transmittal and certificates
                                            representing outstanding notes to us. Send these
                                            documents only to the exchange agent. See "The Exchange
                                            Offer--Exchange Agent" for more information.

Special Procedures for Beneficial
  Owners..................................  If you are the beneficial owner of book-entry interests and your name does not appear on a security position
                                            listing of DTC as the holder of such book-entry
                                            interests or if you are a beneficial owner of
                                            outstanding notes that are registered in the name of a
                                            broker, dealer, commercial bank, trust company or other
                                            nominee and you wish to tender such book-entry interest
                                            or outstanding notes in the exchange offer, you should
                                            contact such person in whose name your book-entry
                                            interests or outstanding notes are registered promptly
                                            and instruct such person to tender on your behalf.

Withdrawal Rights.........................  You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time on
                                                      , 1999.

Federal Income Tax Considerations.........  The exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.

Use of Proceeds...........................  We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will
                                            pay all of our expenses incident to the exchange offer.

Exchange Agent............................  U.S. Bank is serving as the exchange agent in connection with the exchange offer.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

    THE FORM AND TERMS OF THE EXCHANGE NOTES ARE THE SAME AS THE FORM AND TERMS OF THE OUTSTANDING NOTES, EXCEPT THAT THE EXCHANGE NOTES WILL BE REGISTERED UNDER THE SECURITIES ACT. AS A RESULT, THE EXCHANGE NOTES WILL NOT BEAR THE LEGENDS RESTRICTING THEIR TRANSFER AND WILL NOT CONTAIN THE REGISTRATION RIGHTS AND LIQUIDATED DAMAGE PROVISIONS CONTAINED IN THE OUTSTANDING NOTES. THE EXCHANGE NOTES REPRESENT THE SAME DEBT AS THE OUTSTANDING NOTES. BOTH THE OUTSTANDING NOTES AND THE EXCHANGE NOTES ARE GOVERNED BY THE SAME INDENTURE. WE USE THE TERM NOTES IN THIS PROSPECTUS TO REFER COLLECTIVELY TO THE OUTSTANDING NOTES AND THE EXCHANGE NOTES.

Issuer....................................  J.L. French Automotive Castings, Inc., a Delaware
                                            corporation.

Securities................................  $175 million in principal amount of 11 1/2% senior subordinated notes due 2009, series B.

Maturity..................................  June 1, 2009.

Interest..................................  Annual rate: 11 1/2%.

                                            Payment frequency--every six months on June 1 and
                                            December 1.

                                            First payment December 1, 1999.

Ranking...................................  The exchange notes are senior subordinated debt.
                                            Accordingly, they will rank:

                                            -  behind all of our senior debt;

                                            -  equally with all of our existing and future
                                            subordinated, unsecured debt that does not expressly
                                               provide that it is subordinated to the exchange
                                               notes;

                                            -  ahead of all of our future debt that expressly
                                            provides that it is subordinated to the exchange notes;
                                               and

                                            -  behind all of the liabilities of our foreign
                                               subsidiaries.

                                            As of June 30, 1999, on a pro forma basis giving effect
                                            to additional borrowings in connection with the
                                            acquisition of Nelson Metal, the exchange notes were
                                            subordinated to approximately $396.5 million of our
                                            senior debt and were effectively subordinated to an
                                            additional $28.6 million of liabilities of our foreign
                                            subsidiaries.

Guaranties................................  The exchange notes will be unconditionally guaranteed on a senior subordinated basis by each of our existing and
                                            certain of our future domestic subsidiaries. We refer to
                                            these subsidiaries in this prospectus as the subsidiary
                                            guarantors. The exchange notes will not be guaranteed by
                                            any of our foreign subsidiaries.

Optional Redemption.......................  On or after June 1, 2004, we may redeem some or all of the exchange notes at any time at the redemption prices
                                            described in the section "Description of Notes--Optional
                                            Redemption."

                                            Prior to June 1, 2002, we may redeem up to 35% of the
                                            exchange notes with the proceeds of certain equity
                                            offerings at the price listed in the section
                                            "Description of Notes--Optional Redemption."

Mandatory Offer to Repurchase.............  If we sell some types or amounts of assets or experience specific kinds of changes in control, we must offer to
                                            repurchase the exchange notes at the prices listed in
                                            the section "Description of Notes--Repurchase at the
                                            Option of Holders."

Basic Covenants of Indenture..............  The indenture under which the outstanding notes were issued will govern the exchange notes. This indenture
                                            contains restrictions which, among other things,
                                            restrict our ability to:

                                            -  borrow money;

                                            -  pay dividends on stock or repurchase stock;

                                            -  make investments;

                                            -  use assets as security in other transactions; and

                                            -  sell some types and amounts assets or merge with or
                                            into other companies.

                     J.L. FRENCH AUTOMOTIVE CASTINGS, INC.

    We are one of the world's largest independent designers and manufacturers of automotive aluminum die cast components and assemblies. Our principal products are highly engineered, value-added assemblies, consisting of machined aluminum die cast components and various fastened parts. Our primary product offerings include engine and drivetrain components and assemblies such as:

- oil pans                           - ladderframes
- engine front covers                - timing chain housings
- transmission cases                 - water pump housings
- cam covers

    We primarily sell to original equipment manufacturers, who are known as OEMs, with Ford and General Motors accounting for approximately 58% and 20% of our 1998 sales, respectively. We are a supplier on more than 20 Ford models, including many of its highest volume vehicles, such as the F-Series and Ranger trucks, Explorer and Taurus/Sable. We are also a supplier on many of GM's highest volume vehicles, such as the Silverado and S-10 trucks, Blazer, Cavalier/Sunfire and Malibu/ Intrigue. In addition, we sell to other automotive suppliers who sell directly to OEMs, known as Tier 1 suppliers, such as Robert Bosch, Delphi Automotive Systems and LucasVarity.

    We are one of only a few major suppliers of automotive aluminum die castings with manufacturing operations in both North America and Europe. We established our European operations, diversified our customer base and expanded our product capabilities through our acquisitions of Morris Ashby in January 1998 and Ansola in April 1998. Morris Ashby, headquartered in the U.K., designs and manufactures aluminum die cast components and tooling for customers primarily in the U.K. and Germany. Ansola, headquartered in Spain, designs and manufactures aluminum die cast components for customers in Germany, Spain, Portugal, Hungary and France. Both Morris Ashby and Ansola generally manufacture smaller aluminum die castings than J.L. French, which manufactures medium to large aluminum die castings ranging in weight from three to nearly 50 pounds.

                             COMPETITIVE STRENGTHS

    We possess a number of competitive strengths that have enabled us to meet the demands of OEMs for fewer, global suppliers and to benefit from aluminum's continued replacement of other metals in vehicles.

    - LOW COST, VERTICALLY-INTEGRATED MANUFACTURER: We are the only independent automotive aluminum die caster in North America with captive aluminum smelting capabilities, and we have in-house tool and die making capabilities which support our manufacturing operations.

    - VALUE-ADDED MANUFACTURING SERVICES: We believe that we have the most extensive machining and assembly capabilities among independent automotive aluminum die casters.

    - BROAD RANGE OF GLOBAL MANUFACTURING CAPABILITIES: The breadth of our global manufacturing capabilities enables us to compete for virtually any automotive aluminum die casting business in the world.

    - ADVANCED PRODUCT DESIGN AND ENGINEERING CAPABILITIES: Our extensive design and engineering capabilities have resulted in strong, collaborative customer relationships.

    - WELL POSITIONED ON HIGH VOLUME PRODUCT PLATFORMS: We are a supplier on many of the highest volume product platforms, including the top three and 12 of the top 20 selling vehicles in the U.S. in 1998.

    - INDUSTRY LEADING PRODUCT QUALITY: Our customers recognize us for our high product quality and low levels of defective parts. We are a Ford Q1 supplier and a GM S.P.E.A.R.1 supplier.

    - PROVEN MANAGEMENT TEAM: The 18 most senior members of our management average over 20 years of experience in the automotive industry and our chief executive officer, Charles M. Waldon, has over 30 years of experience in the automotive aluminum die casting industry.

                               BUSINESS STRATEGY

    Our strategic objective is to become the leading global supplier of aluminum die castings to OEMs. With the acquisitions of Morris Ashby and Ansola, we have the capability to globally manufacture a complete range of automotive aluminum die cast engine and drivetrain components and assemblies. Key elements of our strategy include the following:

    - Continuing to increase our large aluminum casting business

    - Maximizing the profitability of Morris Ashby and Ansola

    - Pursuing continuous operating improvements

    - Diversifying our customer base

    - Designing and engineering high value-added assemblies

    - Continuing to develop global supply capabilities by expanding into new geographic markets

    - Pursuing strategic acquisitions

    Our principal executive offices are located at 4508 IDS Center, Minneapolis, Minnesota 55402, and our telephone number is (612) 332-2335.

                              RECENT DEVELOPMENTS

    On October 15, 1999, we acquired all of the outstanding stock of Nelson Metal Products Corporation for an aggregate purchase price of $179.8 million including transaction costs. Nelson Metal is a full service supplier of medium and large aluminum die castings for the automotive industry, with manufacturing facilities in Grandview, Michigan and Glasgow, Kentucky. Nelson Metal's customers include GM and Ford. In connection with the acquisition of Nelson Metal we:

    - amended and restated our senior credit facility to provide for additional borrowings of $100.0 million;

    - borrowed $30.0 million from Tower Automotive, Inc. in exchange for our issuance of a 7.5% convertible subordinated promissory note; and

    - issued 8,310 shares of our common stock, representing 15.9% of our outstanding common stock to some of our existing stockholders, including Onex and J2R, and to other persons who are affiliates or employees of Onex.

    For more information regarding the terms of our amended and restated senior credit facility, see "Description of Senior Credit Facility" and for more information regarding the terms of the promissory note issued to Tower Automotive, see "Certain Relationships and Related Transactions."

    On August 17, 1999, our newly formed subsidiary, J.L. French S. de R.L. de C.V., acquired the business and assets of Inyecta Alum, S.A. de C.V., a Mexican supplier of aluminum die castings to DaimlerChrysler and GM, as well as the assets of Fundimex Pizzi, S.A. de C.V., an aluminum processor for Inyecta, for an aggregate purchase price of $13.3 million. This acquisition was financed with cash on hand and available borrowings under our senior credit facility.

                              THE RECAPITALIZATION

    On April 21, 1999, we completed a recapitalization in which a group of equity investors, including affiliates of Onex Corporation and J2R Corporation, acquired approximately 87% of our common stock for $156.0 million in cash. Our stockholders prior to the recapitalization retained approximately 13% of our common stock and, together with holders of outstanding options, received an aggregate of $370.3 million in cash in connection with our redemption of their other equity interest, plus an additional $5.9 million based upon a post-closing determination of our total working capital as of the closing date of the recapitalization. As part of the recapitalization, we:

    - borrowed $295.0 million under a new secured senior credit facility, which we have recently amended in connection with the acquisition of Nelson Metal;

    - borrowed $130.0 million under a new senior subordinated credit facility, which we subsequently repaid with a portion of the proceeds of the original issuance of the outstanding notes;

    - repaid $184.0 million of our existing indebtedness;

    - paid $6.2 million in fees and expenses incurred in connection with the recapitalization;

    - retained approximately $10.9 million of borrowing proceeds for working capital purposes; and

    - recorded $21.2 million of recapitalization expenses during the second quarter of 1999, representing payments made to option holders in excess of the exercise price of their options.

    We collectively refer to these transactions in this prospectus as the recapitalization. See "Certain Relationships and Related Transactions--The Recapitalization" for additional information.

                              THE EQUITY INVESTORS

    Hidden Creek is a private industrial management company that provides strategic, financial and acquisition functions for its affiliated companies. Hidden Creek focuses exclusively on the automotive and heavy truck parts supply industries. Hidden Creek is a partnership comprised of Onex and J2R Corporation and is based in Minneapolis, Minnesota. Onex is a publicly owned holding company based in Canada with annual revenues of approximately $6.0 billion. J2R Partners III is a partnership formed by J2R Corporation and is comprised of members of Hidden Creek's management. J2R Partners III owns approximately 17% of our outstanding common stock and Onex owns approximately 40% of our outstanding common stock. As a result of the terms of a stockholders agreement, Onex currently controls 87% of the voting power of our outstanding common stock, which includes the voting power of the shares held by J2R.

                       SUMMARY HISTORICAL FINANCIAL DATA

    We derived the following historical financial information from the consolidated financial statements of French Automotive for the nine months ended December 31, 1996 and for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999. The unaudited financial data at June 30, 1999, for the six months ended June 30, 1998 and 1999 include adjustments, all of which are normal recurring adjustments, which our management considers necessary for a fair presentation of our results for these unaudited periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results of operations which we expect for the full 1999 calendar year.

    You should read the following summary together with the "Management's Discussion and Analysis of Results of Operations and Financial Condition" for French Automotive and the audited and unaudited financial statements and the related notes and the unaudited pro forma financial statements and related notes contained elsewhere in this prospectus.

                                                  NINE MONTHS        YEAR ENDED         SIX MONTHS ENDED
                                                     ENDED          DECEMBER 31,            JUNE 30,
                                                  DECEMBER 31,   -------------------   -------------------
                                                      1996         1997     1998(1)    1998(1)      1999
                                                  ------------   --------   --------   --------   --------
                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Sales...........................................    $106,941     $169,510   $295,690   $145,563   $165,689
Cost of sales...................................      75,697      116,522    221,040    108,467    123,406
                                                    --------     --------   --------   --------   --------
  Gross profit..................................      31,244       52,988     74,650     37,096     42,283
Selling, general and administrative expenses....       3,359        5,649     16,802      8,882     10,228
Recapitalization expenses.......................          --           --         --         --     21,151
Amortization of intangible assets...............      18,692       20,680     16,861      8,484      5,505
                                                    --------     --------   --------   --------   --------
  Operating income..............................       9,193       26,659     40,987     19,730      5,399
Interest expense................................      11,973       13,981     20,533      8,844     13,823
                                                    --------     --------   --------   --------   --------
  Income (loss) before income taxes and
    extraordinary loss..........................      (2,780)      12,678     20,454     10,886     (8,424)
Provision (benefit) for income taxes............      (1,126)       4,954      8,299      4,376     (3,369)
                                                    --------     --------   --------   --------   --------
  Income (loss) before extraordinary loss.......      (1,654)       7,724     12,155      6,510     (5,055)
Extraordinary loss..............................          --           --        805        805      8,112
                                                    --------     --------   --------   --------   --------
Net income (loss)...............................    $ (1,654)    $  7,724   $ 11,350   $  5,705   $(13,167)
                                                    ========     ========   ========   ========   ========
OTHER FINANCIAL DATA:
Depreciation....................................    $  7,188     $ 10,357   $ 19,176   $  9,051   $ 11,060
Amortization....................................      18,692       20,680     16,861      8,484      5,505
Capital expenditures............................       2,995       24,530     34,640     16,815     10,727
EBITDA(2).......................................      35,073       57,696     77,024     37,265     21,964
EBITDA margin(3)................................        32.8%        34.0%      26.0%      25.6%      13.3%
Net cash provided by (used in):
  Operating activities..........................      26,721       29,629     39,055     11,378     (8,927)
  Investing activities..........................    (230,760)     (24,530)  (109,418)   (88,555)   (12,157)
  Financing activities..........................     225,665      (12,287)    59,871     70,971     43,296
Ratio of earnings to fixed charges(4)...........          --(4)      1.8x       1.9x       2.1x         --(4)

                                                                  AS OF
                                                              JUNE 30, 1999
                                                              --------------
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents...................................     $ 27,357
Working capital.............................................       74,643
Total assets................................................      438,708
Total debt..................................................      471,476
Total stockholders' deficit.................................      (78,335)

------------------------------

(1) Includes the results of operations of (i) Morris Ashby from January 12, 1998 and (ii) Ansola from April 30, 1998, their respective dates of acquisition.

(2) EBITDA is operating income plus depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and our method of calculating EBITDA may not be comparable to similarly titled measures reported by other companies. We believe that it is widely accepted that EBITDA provides useful information regarding a company's ability to service and/or incur indebtedness. This belief is based, in part, on our negotiations with our lenders who have required that the interest payable under our senior credit facility be based, in part, on our ratio of consolidated senior funded indebtedness to EBITDA. EBITDA does not take into account our working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

(3) EBITDA margin is EBITDA divided by sales. We believe that it is widely accepted that EBITDA margin is a useful period-to-period measure of a company's ability to generate cash to service its indebtedness.

(4) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest. The pro forma ratio of earnings to fixed charges for the six months ended June 30, 1999 would have been 1.2x. Earnings for the nine months ended December 31, 1996, the pro forma year ended December 31, 1998 and the six months ended June 30, 1999 were insufficient to cover fixed charges for such periods by approximately
    $2.8 million, $36.2 million and $8.4 million, respectively.

                                  RISK FACTORS

    YOU SHOULD READ AND CONSIDER CAREFULLY EACH OF THE FOLLOWING FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, BEFORE MAKING A DECISION TO PARTICIPATE IN THE EXCHANGE OFFER.

RISKS ASSOCIATED WITH THE EXCHANGE OFFER

THERE IS NO PUBLIC MARKET FOR THE EXCHANGE NOTES--YOU MAY NOT BE ABLE TO SELL
  YOUR EXCHANGE NOTES

    The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

    - the liquidity of any trading market that may develop;

    - the ability of holders to sell their exchange notes; or

    - the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

    We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so, and may discontinue making a market in the notes at any time without notice. In addition, this market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that develops will be liquid.

RISKS RELATED TO THE NOTES

OUR BUSINESS MAY BE ADVERSELY IMPACTED AS A RESULT OF OUR SUBSTANTIAL LEVERAGE

    We have a significant amount of indebtedness. As of June 30, 1999, on a pro forma basis giving effect to the acquisition of Nelson Metal, we had approximately $601.5 million of outstanding debt and approximately
$43.3 million of stockholders' deficit. In addition, we will be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us from doing so. We are permitted to incur additional borrowings of up to $33.5 million less outstanding letters of credit, subject to certain financial covenants, under our amended senior credit facility.

    Our indebtedness could have several important consequences for you, including, but not limited to, the following:

    - it may be difficult for us to satisfy our obligations under the notes;

    - our ability to obtain additional financing in the future for working capital, capital expenditures, potential acquisition opportunities, general corporate purposes or other purposes may be impaired;

    - a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness;

    - we may be more vulnerable to economic downturns, may be limited in our ability to withstand competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions; and

    - fluctuations in market interest rates will affect the cost of our borrowings to the extent not covered by interest rate hedge agreements because approximately $396.5 million of our indebtedness as of June 30, 1999, on a pro forma basis giving effect to the acquisition of Nelson Metal, was payable at variable rates.

WE MAY BE UNABLE TO GENERATE SUFFICIENT CASH TO SERVICE OUR INDEBTEDNESS

    Our ability to service our indebtedness will depend on our future performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Some of these factors are beyond our control. We believe that, based upon current levels of operations, we will be able to meet our debt service obligations. However, because it is difficult to predict our liquidity and capital requirements in the future, it is not possible to predict whether we will be able to meet our debt service obligations in the long term, I.E. beyond the next twelve months. Even with respect to the short term, significant assumptions underlie our belief that we will be able to meet our debt service obligation, including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. During the six months ended June 30, 1999, our earnings were insufficient to cover our fixed charges. If we were to continue to generate insufficient cash flow from operations to service our indebtedness and to meet our other obligations and commitments, we might be required to refinance our debt or to dispose of assets to obtain funds for such purpose. There is no assurance that refinancings or asset dispositions could be effected on a timely basis or on satisfactory terms, if at all, or would be permitted by the terms of the indenture or our senior credit facility. In the event that we are unable to refinance our senior credit facility or raise funds through asset sales, sales of equity or otherwise, our ability to pay principal of, and interest on, the notes would be impaired.

WE ARE SUBJECT TO SUBSTANTIAL RESTRICTIONS AND COVENANTS UNDER OUR SENIOR CREDIT
  FACILITY

    Our senior credit facility contains numerous restrictive covenants, including, but not limited to, covenants that restrict our ability to incur indebtedness, pay dividends, create liens, sell assets, engage in mergers and acquisitions and refinance indebtedness. In addition, our senior credit facility also requires us to maintain financial ratios. Our ability to comply with the covenants and other terms of the senior credit facility, to satisfy our other debt obligations and to make cash payments with respect to the notes will depend on our future operating performance. In the event that we fail to comply with the various covenants contained in our senior credit facility, we would be in default under the service credit facility, and in any such case, the maturity of substantially all of our long-term indebtedness could be accelerated.

    A default under the indenture would also constitute an event of default under our senior credit facility. In addition, the lenders under the senior credit facility could elect to declare all amounts borrowed thereunder, together with accrued interest, to be due and payable. If we were unable to repay such borrowings, such lenders could proceed against our assets, which secure our borrowings under the senior credit facility. If the indebtedness under the senior credit facility were to be accelerated, there can be no assurance that our assets would be sufficient to repay the indebtedness under the service credit facility and the notes in full. The senior credit facility prohibits the repayment, purchase, redemption, defeasance or other payment of any of the principal of the notes at any time prior to their stated maturity. See "Description of Senior Credit Facility" and "Description of Notes."

THE NOTES AND GUARANTIES ARE UNSECURED SUBORDINATED OBLIGATIONS

    The indebtedness evidenced by the notes will be an unsecured obligation of French Automotive, and the indebtedness evidenced by the subsidiary guaranties will be unsecured obligations of the subsidiary guarantors. The payment of principal of, premium, if any, and interest on the notes will be subordinated in right of payment to all of our senior indebtedness, including the payment of the senior credit facility, and the payment of the subsidiary guaranties will be subordinated in right of payment to all senior indebtedness of the subsidiary guarantors, including the subsidiary guarantors' respective guarantees of the senior credit facility. As of June 30, 1999, on a pro forma basis giving effect to the acquisition of Nelson Metal, our senior indebtedness was approximately $396.5 million.

    By reason of the subordination provisions of the indenture, in the event of insolvency, liquidation, reorganization, dissolution or other winding-up of French Automotive, or any of the subsidiary guarantors, holders of our senior indebtedness, or of any of the subsidiary guarantors, as the case may be, will have to be paid in full before we make payments in respect of the notes or before any of the subsidiary guarantors make payment in respect of the subsidiary guaranties. In addition, no payment will be able to be made under the notes during the continuance of a payment default on senior debt and may be prohibited for up to 179 consecutive days in the event of some specified non-payment defaults on senior debt. See "Description of Notes--Subordination."

WE CONDUCT ALL OF OUR OPERATIONS THROUGH SUBSIDIARIES AND NOT ALL OF OUR
  SUBSIDIARIES ARE SUBSIDIARY GUARANTORS

    We conduct all of our operations through subsidiaries. Distributions and intercompany transfers from our subsidiaries to us may be restricted by covenants contained in debt agreements and other agreements to which our subsidiaries may be subject and may be restricted by other agreements entered into in the future and by applicable law. There can be no assurance that the operating results of our subsidiaries at any given time will be sufficient to make distributions to us.

    The subsidiary guarantors include only our existing and certain future domestic subsidiaries. Therefore, the notes are effectively subordinated to all existing and future liabilities, including trade payables, of our foreign subsidiaries. As a result, our right, and consequently any right of the holders of the notes, to participate in any distribution of assets of our foreign subsidiaries upon the liquidation, reorganization or insolvency of any such subsidiary will be subject to the prior claims of such subsidiaries' creditors. For financial data regarding our non-guarantor subsidiaries, see footnote 14 to our consolidated financial statements.

THERE IS NO ASSURANCE THAT WE WILL BE ABLE TO PURCHASE THE NOTES UPON A CHANGE
  OF CONTROL

    We will be required to offer to repurchase all notes that are outstanding at a price equal to 101% of the notes' principal amount plus accrued and unpaid interest upon the occurrence of the following change-of-control events:

    - a person other than Onex or J2R and their affiliates gains 50% of the voting power of our common stock;

    - all or substantially all of our assets are sold to a person other than Onex or J2R and their affiliates;

    - we adopt a plan of liquidation or dissolution;

    - the first date on which the members of our board of directors at the time the indenture was adopted, and persons elected by such directors, cease to constitute a majority of our board of directors; or

    - a merger in which our common stock is converted into property other than voting stock and the holders of our common stock immediately prior to the merger cease to hold a majority of the common stock of the surviving corporation.

We would fund any repurchase obligation with our available cash, cash generated from other sources such as borrowings, sales of equity or funds provided by a new controlling person. However, we cannot assure you that there will be sufficient funds available for any required repurchases of the notes if a change of control occurs.

    In addition, our senior credit facility prohibits us from repurchasing the notes after a change of control until we first repay our debt under the senior credit facility in full. As of June 30, 1999, on a pro forma basis giving effect to the acquisition of Nelson Metal, there was approximately $361.4 million outstanding under the senior credit facility. If we fail to repurchase the notes in that circumstance, we will go into default under both the notes and the senior credit facility. Any future debt that we incur may also contain restrictions on repayment which come into effect upon a change of control. If a change of control occurs, we cannot assure you that we will have sufficient funds to satisfy all of our debt obligations. These buyback requirements may also delay or make it harder for others to obtain control of French Automotive. In addition, some important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not necessarily constitute a change of control under the indenture. See "Description of Notes--Repurchase at the Option of Holders--Change of Control" for additional information.

IF A COURT WERE TO FIND THAT THE ISSUANCE OF THE NOTES OR THE SUBSIDIARY
  GUARANTIES CONSTITUTED A FRAUDULENT CONVEYANCE, A COURT COULD AVOID OUR OBLIGATIONS UNDER THE NOTES OR THE SUBSIDIARY GUARANTORS' OBLIGATIONS UNDER THE SUBSIDIARY GUARANTIES

    Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if a court found that either we or the subsidiary guarantors:

    (1) issued the notes or assumed the obligations under the subsidiary guaranties with the intent of hindering, delaying or defrauding current or future creditors; or

    (2) did not receive fair value for issuing the notes or assuming the obligations under the subsidiary guaranties and

    - were either insolvent at the time we issued the notes or incurred the obligations under the subsidiary guaranties or rendered insolvent by doing so;

    - did not have sufficient assets to engage in the business in which we were engaged; or

    - intended to incur, or believed that we would incur, debts beyond our ability to pay the debts as they matured,

then, a court could void all or a part of our or the subsidiary guarantors' obligations or subordinate the notes and the subsidiary guaranties to all of our or the subsidiary guarantors' other debts. As a result, other creditors would be entitled to be paid in full before any payment could be made on the notes, and the notes could possibly be invalidated. If this were to occur, we cannot assure you that you would ever recover repayment on your notes.

    The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor would be considered insolvent if:

    - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

    - if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

    - it could not pay its debts as they became due.

    We believe that we received fair market value for the indebtedness incurred in connection with the recapitalization and for the notes. On the basis of historical financial information, recent operating history and other factors, we believe that, following the recapitalization and the initial offering of the outstanding notes, we were not insolvent, had sufficient assets to engage in the business in which we were engaged and did not incur debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

YOUR OUTSTANDING NOTES WILL NOT BE ACCEPTED FOR EXCHANGE IF YOU FAIL TO FOLLOW
  THE EXCHANGE OFFER PROCEDURES

    We will issue exchange notes pursuant to this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

    In addition, if you tender your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities, and if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES, YOUR OUTSTANDING NOTES WILL
  CONTINUE TO BE SUBJECT TO THE EXISTING TRANSFER RESTRICTIONS AND YOU MAY BE UNABLE TO SELL YOUR OUTSTANDING NOTES

    We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may be unable to sell your outstanding notes.

RISKS RELATING TO FRENCH AUTOMOTIVE AND THE AUTOMOTIVE SUPPLY INDUSTRY

WE ARE DEPENDENT ON FORD AND GM AS OUR LARGEST CUSTOMERS

    Our sales to Ford and GM represented approximately 58% and 20%, respectively, of our 1998 sales. The loss of Ford or GM as a customer would have a material adverse effect on us. The contracts we have entered into with many of our customers provide for supplying the customers' requirements for a particular platform, rather than for manufacturing a specific quantity of units. Such contracts range from one year to the life of the platform, usually three to seven years, and do not require the purchase by the customer of any minimum number of units. Therefore, the loss of either GM or Ford as customers or a significant decrease in demand for key platforms sold by either of these customers could have a material adverse effect on us.

    There is substantial and continuing pressure from OEMs to reduce costs, including the cost of products purchased from outside suppliers such as French Automotive. If we are unable to generate sufficient production cost savings in the future to offset price reductions, our gross margin could be adversely affected.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR FOREIGN OPERATIONS

    We generate a significant portion of our sales and incur a significant portion of our expenses in currencies other than dollars. To the extent that we are unable to match sales received in foreign currencies with costs paid in the same currency, exchange rate fluctuations could have an adverse effect on our financial results. There are additional risks inherent in international operations, including the risks that:

    - foreign customers may have longer payment cycles than customers in the United States;

    - tax rates in some foreign countries may exceed those in the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions; and

    - large organizations spread throughout various countries are more difficult to manage.

    As we continue to expand our business globally, our success will be dependent, in part, on our ability to anticipate and effectively manage these and other risks. We cannot assure you that these and other factors will not have a material adverse effect on our international operations or our business as a whole.

WE MAY BE ADVERSELY IMPACTED BY WORK STOPPAGES AND OTHER LABOR MATTERS

    Approximately 280 of Nelson Metal's employees are unionized, representing approximately 10% of our employees following our acquisition of Nelson Metal. We cannot assure you that we will not encounter strikes, further unionization efforts or other types of conflicts with labor unions or our employees. Any of these factors may have an adverse effect on us or may limit our flexibility in dealing with our workforce.

    In addition, many OEMs and their suppliers have unionized work forces. Work stoppages or slow-downs experienced by OEMs or their suppliers could result in slow-downs or closures of assembly plants where our products are included in assembled vehicles. For example, strikes by the United Auto Workers led to the shut down of most of GM's North American assembly plants in June and July 1998. We estimate that this work stoppage at GM's facilities had an unfavorable impact of approximately $4.6 million and $1.4 million on our 1998 sales and EBITDA, respectively. In the event that one or more of our customers experiences a material work stoppage, the work stoppage could have a material adverse effect on our business. In addition, although none of our North American employees and few of our European employees are members of unions, we cannot assure you that we will not encounter unionization efforts or other types of conflicts with our employees in the future.

WE MAY BE ADVERSELY AFFECTED BY THE IMPACT OF ENVIRONMENTAL AND SAFETY
  REGULATIONS TO WHICH WE ARE SUBJECT

    We are subject to the requirements of federal, state, local and foreign environmental and occupational health and safety laws and regulations. We cannot assure you that we are at all times in complete compliance with all of these requirements. We have made and will continue to make capital and other expenditures to comply with environmental regulations. If a release of hazardous substances occurs on or from one of our properties or any associated offsite disposal location, or if contamination is discovered at any of our current or former properties, we may be held liable, and the amount of this liability could be material. We are currently addressing environmental contamination matters at our Cheshunt, U.K. and San Andres de Echevarria, Spain facilities and at a former facility in Grand Rapids, Michigan. See "Business--Environmental Matters."

ONEX CURRENTLY CONTROLS ALL MATTERS SUBMITTED TO A STOCKHOLDER VOTE

    As a result of the terms of a stockholders agreement, Onex currently controls 87% of the voting power of our outstanding common stock. Therefore, Onex is able to control the vote on all matters submitted to a stockholder vote, including the election of directors, amendments to our certificate of incorporation and our by-laws and approval of significant corporate mergers. See "Certain Relationships and Related Transactions--Investor Stockholders Agreement." Some decisions about our operations or financial structure may present conflicts of interests between Onex and the holders of the notes. For example, Onex may be willing to approve acquisitions, divestitures or transactions undertaken by us that it believes could increase the value of its equity investment in French Automotive. These kinds of transactions, however, may increase the financial risk to note holders.

CYCLICALITY AND SEASONALITY COULD ADVERSELY AFFECT US

    The automotive market is highly cyclical and is dependent on consumer spending. The most recent industry downturn was in the early 1990s. Economic factors adversely affecting automotive production and consumer spending could adversely impact us. In addition, our business is somewhat seasonal. We typically experience decreased sales and operating income during the third calendar quarter of each year due to the impact of scheduled OEM plant shutdowns in July and August for vacations and new model changeovers.

WE OPERATE IN THE HIGHLY COMPETITIVE AUTOMOTIVE SUPPLY INDUSTRY

    The automotive supply industry is highly competitive. Some of our competitors are companies, or divisions or subsidiaries of companies, that are larger and have greater financial and other resources than we do. In addition, with respect to some of our products, our competitors are divisions of our OEM customers. There can be no assurance that our products will be able to compete successfully with the products of these other companies.

    We principally compete for new business both at the beginning of the development of new platforms and upon the redesign of existing platforms by our major customers. New platform development generally begins two to five years prior to the marketing of such platforms to the public. The failure to obtain new business on new platforms or to retain or increase business on redesigned existing platforms could adversely affect our business. In addition, as a result of the relatively long lead times required for many of our complex castings, it may be difficult in the short term for us to obtain new sales to replace any unexpected decline in sales of existing products. We may incur significant expense in preparing to meet anticipated customer requirements which may not be recovered.

WE MAY EXPERIENCE DIFFICULTIES IN INTEGRATING ACQUIRED BUSINESSES

    As part of our business strategy, we intend to pursue strategic acquisitions and have recently signed a binding agreement to acquire Nelson Metals. However, we cannot assure you that we will be successful in completing this acquisition or any future acquisitions. Nor can we assure you that we will be successful in integrating any acquired businesses or operating them profitably, including Nelson Metals and the business of Inyecta. Acquisitions can present significant challenges to management due to the increased time and resources required to properly integrate management, employees, accounting controls, personnel and administrative functions. We cannot assure you that we will not encounter any of these difficulties or that we will be able to achieve the benefits we hope to achieve from future acquisitions.

WE MAY BE ADVERSELY IMPACTED BY THE YEAR 2000 ISSUE

    We are currently working to resolve the potential impact of the year 2000 on the processing of time-sensitive information by our computerized information systems. Any of our programs that have time-sensitive software may recognize "00" as the year 1900 rather than the year 2000. This could result in miscalculations, classification errors or system failures.

    While our various operations are at different stages of Year 2000 readiness, we have completed our global compliance review and, based on the information available to date, we do not anticipate any significant readiness problems with respect to our systems. The most reasonably likely worst case scenario that we currently anticipate with respect to Year 2000 is the failure of some of our suppliers, including utilities suppliers, to be ready. This could cause a temporary interruption of materials or services that we need to make our products, which could result in delayed shipments to customers and lost sales and profits for us. We are in the process of completing our assessment of our critical suppliers and have contacted all of our critical suppliers in this respect. In addition, we have made plans to assure that we will have an adequate supply of materials on hand to cover contingencies.

    The outcome of our Year 2000 program is subject to a number of risks and uncertainties, some of which, such as the availability of qualified computer personnel and the Year 2000 responses of third parties, are beyond our control. Therefore, there can be no assurances that we will not incur material remediation costs beyond the above anticipated future costs, or that our business, financial condition or results of operations will not be significantly impacted if Year 2000 problems with our systems, or with the products or systems of other parties with whom we do business, are not resolved in a timely manner.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    This prospectus contains forward-looking statements that are subject to risks and uncertainties. You should not place undue reliance on those statements because they only speak as of the date of this prospectus. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include:

    - general economic or business conditions affecting the automotive industry, which is dependent on consumer spending, being less favorable than expected;

    - our failure to develop or successfully introduce new products;

    - increased competition in the automotive components supply market;

    - unforeseen problems associated with international sales, including gains and losses from foreign currency exchange;

    - implementation of or changes in the laws, regulations or policies governing the automotive industry that could negatively affect the automotive components supply industry;

    - our failure to complete or successfully integrate additional strategic acquisitions; and

    - various other factors beyond our control.

    All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events. YOU SHOULD ALSO READ CAREFULLY THE FACTORS DESCRIBED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    We originally sold the outstanding notes on May 25, 1999 to the initial purchasers pursuant to the purchase agreement. The initial purchasers subsequently placed the outstanding notes with (1) qualified institutional buyers in reliance on Rule 144A under the Securities Act and (2) qualified buyers outside the United States in reliance upon Regulation S under the Securities Act.

    As a condition of the purchase agreement, we entered into the registration rights agreement. The registration rights agreement provides that:

    (1) we will file a registration statement relating to the exchange offer (the "exchange offer registration statement") with the SEC on or prior to 90 days after the closing date of the initial offering of the outstanding notes;

    (2) we will use our best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 180 days after the closing date of the initial offering of the outstanding notes; and

    (3) unless the exchange offer would not be permitted by applicable law or SEC policy, we will commence the exchange offer and use our best reasonable efforts to issue on or prior to 30 business days after the date on which the exchange offer registration statement was declared effective by the SEC, exchange notes in exchange for all outstanding notes tendered in the exchange offer.

For each outstanding note surrendered to us in the exchange offer, the holder of the outstanding note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the outstanding note surrendered or, if no interest has been paid on the outstanding note, from the date of its original issue. Interest on each exchange note will accrue from the date of its original issue.

    Under existing interpretations of the Staff of the SEC contained in several no-action letters to third parties, the exchange notes will in general be freely tradeable after the exchange offer without further registration under the Securities Act. However, any purchaser of outstanding notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

    (1) will not be able to rely on the interpretation of the Staff of the SEC;

    (2) will not be able to tender its outstanding notes in the exchange offer; and

    (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes, unless the sale or transfer is made pursuant to an exemption from these requirements.

    As contemplated by these no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal or agent's message that:

    (1) the exchange notes are to be acquired by the holder or the person receiving the exchange notes, whether or not this person is the holder, in the ordinary course of business;

    (2) the holder or any other person receiving the exchange notes, other than a broker-dealer referred to in the next sentence, is not engaging and does not intend to engage, in distribution of the exchange notes;

    (3) the holder or any other person receiving the exchange notes has no arrangement or understanding with any person to participate in the distribution of the exchange notes;

    (4) neither the holder nor any other person receiving the exchange notes is our affiliate within the meaning of Rule 405 under the Securities Act; and

    (5) the holder or any other person receiving the exchange notes acknowledges that if the holder or any other person participates in the exchange offer for the purpose of distributing the exchange notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes and cannot rely on those no-action letters.

As indicated above, each broker-dealer that receives an exchange note for its own account in exchange for outstanding notes must acknowledge that it
(A) acquired the outstanding notes for its own account as a result of market-making activities or other trading activities, (B) has not entered into any arrangement or understanding with us or any of our affiliates within the meaning of Rule 405 under the Securities Act to distribute the exchange notes to be received in the exchange offer and (C) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. For a description of the procedures for resales by these broker-dealers, see "Plan of Distribution."

    In the event that changes in the law or the applicable interpretations of the Staff of the SEC do not permit us to effect an exchange offer, or if for any other reason we do not meet the time periods set forth in the second paragraph of this section, we will:

    (1) file a shelf registration statement covering resales of the outstanding notes;

    (2) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

    (3) use our reasonable best efforts to keep effective the shelf registration statement until two years after the closing date of the initial offering.

We will, in the event of the filing of the shelf registration statement, provide to each applicable holder of the outstanding notes copies of the prospectus that is a part of the shelf registration statement, notify each applicable holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resale of the outstanding notes. A holder of the outstanding notes that sells the outstanding notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to the civil liability provisions under the Securities Act in connection with these sales and will be bound by the provisions of the registration rights agreement that are applicable to the holder, including any indemnification obligations. In addition, each holder of the outstanding notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have its outstanding notes included in the shelf registration statement and to benefit from the provisions set forth in the following paragraph.

    If:

    (1) we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for the filing;

    (2) any of the registration statements is not declared effective by the SEC on or prior to the date specified for its effectiveness; or

    (3) we fail to consummate the exchange offer within 30 business days after the registration statement becomes effective; or

    (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of any notes that are subject to transfer restrictions under the Securities Act during the periods specified in the registration rights agreement (each of the events referred to in clauses (a) through (d) above a "registration default"), then we will pay additional interest, to each holder of notes, for the first 90-day period immediately following the occurrence of the first registration default in an amount equal to $.05 per week per $1,000 principal amount of notes held by each holder. The amount of the additional interest will increase by an additional $.05 per week per $1,000 principal amount of notes for each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of additional interest, if any, for all registration defaults of $.50 per week per $1,000 principal amount of notes. We will pay all accrued additional interest on each interest payment date to the global note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no accounts have been specified. Following the cure of all registration defaults, the accrual of additional interest will cease.

    Following the consummation of the exchange offer, holders of the outstanding notes who were eligible to participate in the exchange offer but who did not tender their outstanding notes will not have any further registration rights and the outstanding notes will continue to be subject to restrictions on transfer under the securities laws. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

    The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

    (1) the exchange notes bear a Series B designation and a different CUSIP Number from the outstanding notes;

    (2) the exchange notes have been registered under the Securities Act and hence will not bear legends restricting their transfer; and

    (3) the holders of the exchange notes will not be entitled to the rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes if we fail to meet the timing requirements of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture.

    As of the date of this prospectus, $175,000,000 aggregate principal amount of the outstanding notes were outstanding. We have fixed the close of business
on            , 1999 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

    Holders of outstanding notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

    We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

    If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration of the exchange offer.

    Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes relating to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "expiration date" will mean 5:00 p.m., New York City time, on
           , 1999, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

    In order to extend the exchange offer, we will file with the SEC a post-effective amendment to the registration statement. We will also notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "--Conditions" will not have been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

    The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Interest will be paid with the first interest payment on the exchange notes on December 1, 1999. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

    Interest on the exchange notes is payable semi-annually on each June 1 and December 1, commencing on December 1, 1999.

PROCEDURES FOR TENDERING

    Only a holder of outstanding notes may tender its outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal or cause The Depository Trust Company to transmit an agent's message (as defined below) in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent's message and other required documents must be completed and received by the exchange agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

    The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that DTC has received an express acknowledgment from the participant in DTC tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the terms of the letter of transmittal against the participant.

    By executing the letter of transmittal, each holder will make to us the representations set forth above in the third paragraph under the heading "-- Purpose and Effect of the Exchange Offer."

    The tender by a holder and our acceptance thereof will constitute agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent's message.

    THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

    Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered
(1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

    If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the outstanding notes with the signature on the outstanding notes guaranteed by an eligible institution.

    If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

    We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account for the outstanding notes in accordance with DTC's procedures for transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, unless an agent's message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with within the time period provided under these procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

    All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time frame we determine. Although we intend to notify holders of defects or irregularities in their to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give any notification. Tenders of outstanding notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

    (A) the tender is made through a member firm of the Medallion System;

    (B) prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile of the letter of transmittal together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

    (C) properly completed and executed letter of transmittal or facsimile of the letter of transmittal, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent upon five New York Stock Exchange trading days after the expiration date.

    Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

    To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. The notice of withdrawal must:

    (1) specify the name of the person who deposited the outstanding notes to be withdrawn;

    (2) identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

    (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the Trustee for the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

    (4) specify the name in which any outstanding notes are to be registered, if different from that of the person who deposited the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of any notices will be determined by us and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect to these outstanding notes unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS

    Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

    (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer that, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding relating to us or any of our subsidiaries; or

    (2) any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

    (3) any governmental approval has not been obtained, which approval we will, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

    If we determine in our sole discretion that any of the conditions are not satisfied, we may:

    (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders;

    (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see "--Withdrawal of Tenders"); or

    (3) waive unsatisfied conditions and accept all properly tendered outstanding notes which have not been withdrawn.

EXCHANGE AGENT

    U.S. Bank Trust National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

                      U.S. BANK TRUST NATIONAL ASSOCIATION
                             180 EAST FIFTH STREET
                            ST. PAUL MINNESOTA 55101
                      ATTN: SPECIALIZED FINANCE DEPARTMENT

                                 BY FACSIMILE:
                          (ELIGIBLE INSTITUTIONS ONLY)
                                 (651) 244-1537

                 FOR INFORMATION OR CONFIRMATION BY TELEPHONE:
                                 (651) 244-1572

DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

    We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person our and our affiliates' officers and regular employees.

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    We will pay the cash expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

    The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, outstanding notes may be resold only:

    (1) to us upon redemption of the outstanding notes or otherwise;

    (2) so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

    (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

    (4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

    With respect to resales of exchange notes, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the Staff of the SEC expressed in these no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, if the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

                                USE OF PROCEEDS

    This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive the outstanding notes, which have the same principal amount and the same form and terms, except as otherwise described in this prospectus.

    We received approximately $169.6 million in net proceeds from the initial sale of the outstanding notes. We used these proceeds together with $0.4 million of cash on hand to repay the $130.0 million outstanding under the subordinated financing facility and to repay approximately $2.5 million of the tranche A term loan outstanding and approximately $37.5 million of the tranche B term loan outstanding under our senior credit facility. See "Capitalization" and "Description of Senior Credit Facility." Affiliates of the initial purchasers were lenders under the subordinated financing facility and are lenders under the senior credit facility.

                                 CAPITALIZATION

    The following table sets forth as of June 30, 1999: (1) the actual consolidated capitalization of French Automotive and (2) the consolidated capitalization of French Automotive on a pro forma basis giving effect to the acquisition of Nelson Metal. See "Recent Developments" for additional information. This table should be read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus.

                                                               AS OF JUNE 30, 1999
                                                              ----------------------
                                                               ACTUAL     PRO FORMA
                                                              ---------   ----------
                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $ 27,357     $ 13,830
                                                              ========     ========
Long-term debt, including current maturities:
  Senior credit facility:
    Revolving credit facility(1)............................  $  7,231     $ 22,231
    Tranche A term loan.....................................   102,059      187,059
    Tranche B term loan.....................................   152,105      152,105
                                                              --------     --------
        Total under senior credit facility..................   261,395      361,395
                                                              --------     --------
  Other senior indebtedness.................................    35,081       35,081
                                                              --------     --------
        Total senior debt...................................   296,476      396,476
                                                              --------     --------
  Notes.....................................................   175,000      175,000
  Convertible subordinated note.............................        --       30,000
                                                              --------     --------
        Total debt..........................................   471,476      601,476

Total stockholders' deficit.................................   (78,335)     (43,335)
                                                              --------     --------
        Total capitalization................................  $393,141     $558,141
                                                              ========     ========

------------------------------

(1) Our revolving credit facility provides for borrowings of up to $90 million less outstanding letters of credit.

                            SELECTED FINANCIAL DATA

    The following table sets forth selected financial data with respect to French Automotive and its predecessor J.L. French Corporation for each of the periods indicated. The selected historical financial data for French Automotive's predecessor for the year ended December 31, 1994 have been derived from its unaudited combined financial statements and, for the year ended December 31, 1995, from its audited combined financial statements. The selected historical financial data for French Automotive's predecessor for the three months ended March 31, 1996 have been derived from its unaudited combined financial statements. The selected historical financial data for French Automotive for the nine months ended December 31, 1996 and for the years ended December 31, 1997 and 1998 have been derived from French Automotive's audited consolidated financial statements. The unaudited consolidated financial data at June 30, 1999 and for the six months ended June 30, 1998 and 1999 include adjustments, all of which are normal recurring adjustments, which our management considers necessary for a fair presentation of our results for these unaudited periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results of operations which we expect for the full 1999 calendar year. The selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the consolidated financial statements and notes thereto all included elsewhere in this prospectus.


                                               PREDECESSOR                                  FRENCH AUTOMOTIVE
                                   -----------------------------------   --------------------------------------------------------
                                       YEARS ENDED       THREE MONTHS    NINE MONTHS        YEARS ENDED        SIX MONTHS ENDED
                                      DECEMBER 31,           ENDED          ENDED          DECEMBER 31,            JUNE 30,
                                   -------------------     MARCH 31,     DECEMBER 31,   -------------------   -------------------
                                     1994       1995         1996            1996         1997     1998(1)    1998(1)      1999
                                   --------   --------   -------------   ------------   --------   --------   --------   --------
                                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Sales............................  $114,087   $136,061      $36,062        $106,941     $169,510   $295,690   $145,563   $165,689
Cost of sales....................    78,290    102,706       27,314          75,697      116,522    221,040    108,467    123,406
                                   --------   --------      -------        --------     --------   --------   --------   --------
  Gross profit...................    35,797     33,355        8,748          31,244       52,988     74,650     37,096     42,283
Selling, general and
  administrative expenses........     4,468      4,227        2,610           3,359        5,649     16,802      8,882     10,228
Recapitalization expenses........        --         --           --              --           --         --         --     21,151
Amortization of intangible
  assets.........................        --         --           --          18,692       20,680     16,861      8,484      5,505
                                   --------   --------      -------        --------     --------   --------   --------   --------
  Operating income...............    31,329     29,128        6,138           9,193       26,659     40,987     19,730      5,399
Interest expense.................       330      1,885          350          11,973       13,981     20,533      8,844     13,823
                                   --------   --------      -------        --------     --------   --------   --------   --------
  Income (loss) before income
    taxes and extraordinary
    item.........................    30,999     27,243        5,788          (2,780)      12,678     20,454     10,886     (8,424)
Provision (benefit) for income
  taxes..........................        73        108           27          (1,126)       4,954      8,299      4,376     (3,369)
                                   --------   --------      -------        --------     --------   --------   --------   --------
  Income (loss) before
    extraordinary item...........    30,926     27,135        5,761          (1,654)       7,724     12,155      6,510     (5,055)
Extraordinary item...............        --         --           --              --           --        805        805      8,112
                                   --------   --------      -------        --------     --------   --------   --------   --------
Net income (loss)................  $ 30,926   $ 27,135      $ 5,761        $ (1,654)    $  7,724   $ 11,350   $  5,705   $(13,167)
                                   ========   ========      =======        ========     ========   ========   ========   ========
OTHER FINANCIAL DATA:
Depreciation.....................  $  5,706   $  8,231      $ 2,715        $  7,188     $ 10,357   $ 19,176   $  9,051   $ 11,060
Amortization.....................        --         --           --          18,692       20,680     16,861      8,484      5,505
Capital expenditures.............    18,424     13,114        3,615           2,995       24,530     34,640     16,815     10,727
EBITDA(2)........................    37,035     37,359        8,853          35,073       57,696     77,024     37,265     21,964
Net cash provided by (used in):
  Operating activities...........    21,502     39,533       12,726          26,721       29,629     39,055     11,378     (8,927)
  Investing activities...........   (18,424)   (13,114)      (3,615)       (230,760)     (24,530)  (109,418)   (88,555)   (12,157)
  Financing activities...........    (4,553)   (20,374)     (12,089)        225,665      (12,287)    59,871     70,971     43,296
Ratio of earnings to fixed
  charges(3).....................      94.9x      15.5x        16.7x             --(3)       1.8x       1.9x       2.1x        --(3)

BALANCE SHEET DATA (AT END OF
  PERIOD):
Cash and cash equivalents........  $  1,430   $  7,479      $ 4,494        $ 21,626     $ 14,438   $  4,128   $  5,146   $ 27,357
Working capital..................    28,176     23,672       20,162          23,698       23,894     22,233     24,471     74,643
Total assets.....................    77,262     81,037       74,041         240,872      235,202    404,793    403,447    438,708
Total debt.......................    26,765     28,691       25,602         144,669      134,391    211,580    221,400    471,476
Total stockholders' investment
  (deficit)......................    36,956     40,259       37,755          72,640       76,807    124,688    119,155    (78,335)

------------------------------

(1) Includes the results of operations of (i) Morris Ashby from January 12, 1998 and (ii) Ansola from April 30, 1998.

(2) EBITDA is operating income plus depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and our method of calculating EBITDA may not be comparable to similarly titled measures reported by other companies. We believe that it is widely accepted that EBITDA provides useful information regarding a company's ability to service and/or incur indebtedness. This belief is based, in part, on our negotiations with our lenders who have required that the interest payable under our senior credit facility be based, in part, on our ratio of consolidated senior debt to EBITDA. EBITDA does not take into account our working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

(3) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest. The pro forma ratio of earnings to fixed charges for the six months ended June 30, 1999 would have been 1.2x. Earnings for the nine months ended December 31, 1996, the pro forma year ended December 31, 1998 and the six months ended June 30, 1999 were insufficient to cover fixed charges for such periods by approximately
    $2.8 million, $36.2 million and $8.4 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

    We ordinarily begin working on products awarded for new or redesigned platforms two to five years prior to initial vehicle production. During such period, we incur (1) costs related to the design and engineering of such products, (2) costs related to production of the tools and dies used to manufacture the products and (3) start-up costs associated with the initial production of such product. In general, design and engineering costs are expensed in the period in which they are incurred. Costs incurred in the production of the tools and dies are generally capitalized and reimbursed by the customer prior to production. Start-up costs, which are generally incurred 30 to 60 days immediately prior to and immediately after production, are expensed as incurred.

    The contracts we enter into typically: (1) range from one year to the life of the platform, (2) are on a sole-source basis, (3) do not require the purchase by the customer of any minimum number of units, (4) are at fixed prices subject to annual price reductions or renegotiation and (5) provide for price adjustments related to changes in the cost of aluminum.

ACQUISITIONS

    We acquired Morris Ashby in January 1998 and Ansola in April 1998. Both acquisitions were accounted for using the purchase method of accounting and their operating results have been included in our consolidated operating results since their respective date of acquisition.

RESULTS OF OPERATIONS

    The following table sets forth the percentage relationship of certain items to sales for French Automotive for the periods indicated:

                                                                                                      SIX MONTHS
                                                  NINE MONTHS             YEAR ENDED                    ENDED
                                                     ENDED               DECEMBER 31,                  JUNE 30,
                                                 DECEMBER 31,       ----------------------      ----------------------
                                                     1996             1997          1998          1998          1999
                                                 -------------      --------      --------      --------      --------
Sales..........................................      100.0%          100.0%        100.0%        100.0%        100.0%
Cost of sales..................................       70.8            68.7          74.8          74.5          74.5
                                                     -----           -----         -----         -----         -----
  Gross profit.................................       29.2            31.3          25.2          25.5          25.5
Selling, general and administrative expenses...        3.1             3.3           5.7           6.1           6.2
Recapitalization expenses......................         --              --            --            --          12.8
Amortization of intangible assets..............       17.5            12.3           5.7           5.8           3.3
                                                     -----           -----         -----         -----         -----
  Operating income.............................        8.6            15.7          13.8          13.6           3.2
Interest expense...............................       11.2             8.2           6.9           6.1           8.3
                                                     -----           -----         -----         -----         -----
  Income (loss) before provision for income
    taxes......................................       (2.6)            7.5           6.9           7.5          (5.1)
Provision (benefit) for income taxes...........       (1.1)            2.9           2.8           3.0          (2.0)
                                                     -----           -----         -----         -----         -----
    Income (loss) before extraordinary item....       (1.5)%           4.6%          4.1%          4.5%         (3.1)%
                                                     =====           =====         =====         =====         =====

    Our gross margins declined from 1997 to 1998 primarily due to: (1) costs associated with the accelerated launch of the Ford F-Series truck transmission case; (2) the effects of the GM strike; and (3) the acquisitions of Morris Ashby and Ansola. Launch costs associated with the F-Series truck transmission case were approximately $7.1 million in 1998 and we estimate the GM strike reduced gross profit by approximately $1.4 million during 1998. Morris Ashby and Ansola have historically generated lower gross margins than J.L. French, primarily due to their product mix and their non-automotive business. Major initiatives currently underway at Morris Ashby and Ansola aimed at operating improvements include: (1) improving cycle times to levels more consistent with J.L. French;

(2) increasing machining and assembly operations; and (3) manufacturing products for new European business.

    COMPARISON OF SIX MONTHS ENDED JUNE 30, 1999 TO SIX MONTHS ENDED JUNE 30,
     1998

    SALES. Sales for the first half of 1999 increased by $20.1 million, or 13.8%, to $165.7 million from $145.6 million for the prior period. Approximately $6.7 million of the increase was the result of the acquisition of Ansola in April 1998. The remaining increase was due to new business that began during 1998, principally transmission cases for Ford.

    COST OF SALES. Cost of sales for the first half of 1999 increased by $14.9 million, or 13.8%, to $123.4 million from $108.5 million for the prior period. Cost of sales as a percentage of sales was 74.5% for both periods. While gross margins for the first half of 1999 were positively affected by
(1) manufacturing process improvements, including increased productivity levels and reduced scrap rates, and (2) lower launch costs in 1999 due to the timing of the introduction of new products, these improvements were offset by (1) a decline in the European economy and related automotive production,
(2) historically lower margins at Ansola and Morris Ashby which, were included in the full six month results for 1999, and (3) a change in our product mix to produce more parts with slightly lower margins.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $1.3 million to $10.2 million for the first half of 1999 from $8.9 million for the prior period. The increase was due primarily to selling, general and administrative expenses associated with the expanded scope of operations, including expenses related to the acquisition of Ansola, which was acquired in April 1998. As a percentage of sales, selling, general and administrative expenses were 6.2% for the first half of 1999 compared to 6.1% for the prior period.

    RECAPITALIZATION EXPENSES. The recapitalization expenses of $21.2 million recorded during the second quarter of 1999 represent payments made to option holders in excess of the exercise price. The options were repurchased in connection with the recapitalization.

    AMORTIZATION OF INTANGIBLE ASSETS.  Amortization expense decreased from
$8.5 million for the first half of 1998 to $5.5 million for the first half of 1999, as a result of reduced amortization of capitalized customer relationships, partially offset by an increase in goodwill amortization from the acquisition of Ansola and increased amortization of deferred debt costs related to borrowings under our senior credit facility and the outstanding notes. Goodwill is being amortized on a straight-line basis over 40 years.

    INTEREST EXPENSE. Interest expense for the six months ended June 30, 1999 was $13.8 million compared to $8.8 million for the same period in 1998. The increase was due principally to borrowings incurred in connection with the recapitalization.

    PROVISION (BENEFIT) FOR INCOME TAXES. The effective income tax rate was 40.0% for the tax benefit arising in the six months ended June 30, 1999 compared to 40.2% for the same period in 1998. The increase in the effective income tax rate related primarily to higher state income taxes and the effect of non deductible goodwill amortization.

    EXTRAORDINARY LOSS. We recorded an extraordinary loss of $0.8 million and $8.1 million for the six months ended June 30, 1998 and 1999, respectively. These losses were the result of the write-off of deferred financing fees associated with certain credit facilities that were repaid during such periods.

    COMPARISON OF YEAR ENDED DECEMBER 31, 1998 TO YEAR ENDED DECEMBER 31, 1997

    SALES. Sales for 1998 increased by $126.2 million, or 74.4%, to $295.7 million from $169.5 million for 1997. Approximately $87.7 million of the increase in sales related to the acquisitions of Morris Ashby and Ansola. Approximately $43.1 million of the increase was the result of new business, principally transmission cases for Ford. These increases were partially offset by the effects of the strike at GM in June and July 1998 which decreased sales by approximately $4.6 million for 1998.

    COST OF SALES. Cost of sales for 1998 increased by $104.5 million, or 89.7%, to $221.0 million from $116.5 million for 1997. Cost of sales as a percentage of sales for 1998 was 74.8% compared to 68.7% for 1997. The decline in gross margin was the result of non-recurring costs of approximately $7.1 million associated with the launch of the Ford transmission cases during 1998, approximately $1.4 million related to the effects of the GM strike in June and July 1998 and the lower gross margins at Morris Ashby and Ansola.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $11.2 million to $16.8 million for 1998 from $5.6 million for 1997. As a percentage of sales, selling, general and administrative expenses were 5.7% for 1998 compared to 3.3% for 1997. The increase in selling, general and administrative expenses is due primarily to costs related to developing global engineering and design capabilities, such as increased personnel and travel expenses, and non-capitalizable professional fees related to the acquisitions of Morris Ashby and Ansola. In addition, Morris Ashby's selling, general and administrative expenses as a percentage of sales have historically been higher than J.L. French's because Morris Ashby supports five independent manufacturing facilities and a larger number of customers and operates in a higher cost environment.

    AMORTIZATION OF INTANGIBLE ASSETS. Amortization expense decreased from $20.7 million for 1997 to $16.9 million for 1998, as a result of reduced amortization on capitalized customer relationships, partially offset by increases in goodwill amortization from the acquisitions of Morris Ashby and Ansola.

    INTEREST EXPENSE. Interest expense for 1998 was $20.5 million compared to $14.0 million for 1997. The increase was due principally to borrowings incurred related to the acquisitions of Morris Ashby and Ansola.

    PROVISION FOR INCOME TAXES. The effective income tax rate was 40.6% for 1998 compared to 39.1% for 1997. The effective rates differed from the statutory rates primarily as a result of higher foreign tax rates, state taxes and non-deductible goodwill amortization associated with the Morris Ashby acquisition.

    COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO NINE MONTHS ENDED
     DECEMBER 31, 1996

    SALES. Sales for 1997 increased by 58.6% to $169.5 million from $106.9 million for 1996. The increase is due to increased production on models served by French Automotive, principally light trucks, new program awards, including the Ford F-Series truck and GM S-10 truck, and the negative impact of the GM strike on 1996 sales.

    COST OF SALES. Cost of sales for 1997 increased by 53.9% to $116.5 million from $75.7 million for 1996. As a percentage of sales, cost of sales decreased to 68.7% for 1997 from 70.8% for 1996, resulting in an improved gross margin. The higher margin in 1997 was a result of continued cost reduction efforts, including manufacturing productivity improvements at our Gateway facility, and the non-recurring, negative impact of the GM strike on 1996 gross margin.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by 64.7% to $5.6 million for 1997 from $3.4 million for 1996. As a percentage of sales, selling, general and administrative expenses increased to 3.3% for 1997 from 3.1% for 1996. This increase was due principally due to an increase in management and directors' fees.

    INTEREST EXPENSE. Interest expense for 1997 increased by 16.7% to $14.0 million from $12.0 million for 1996. The increase was due principally to borrowings incurred related to the acquisition of J.L. French by Windward.

    PROVISION (BENEFIT) FOR INCOME TAXES. The effective income tax rate for 1997 was 39.1% for 1997 compared to a tax benefit of 40.5% for 1996.

LIQUIDITY AND CAPITAL RESOURCES

    During the first half of 1999, we used cash from operations of $8.9 million, compared to the cash flow generated of $11.4 million for the first half of 1998. Cash generated from operations before changes in working capital items was $14.1 million for the first half of 1999 compared to $25.0 million for the same period in 1998. Increases in working capital used cash of $23.0 million during the first half of 1999 compared to $13.6 million in the same period in 1998. The increases in working capital are primarily the result of the timing of cash receipts and cash payments.

    Net cash used in investing activities was $12.2 million during the first half of 1999 as compared to $88.6 million for the same period in 1998. Capital expenditures totaled $12.2 million in the first half of 1999 and $16.8 million in the first half of 1998 and were primarily for equipment and dedicated tooling purchases related to new or replacement programs.

    Net cash provided by financing activities totaled $43.3 million for the first half of 1999 compared with $71.0 million for the same period in 1998. The 1999 financing activities represent cash provided through net borrowings. The 1998 financing activities represent $35.7 million of cash provided from the sale of common stock to certain of the then existing stockholders and $14.3 million of borrowings associated with the acquisition of Morris Ashby.

    On April 21, 1999, we completed a recapitalization in which a group of equity investors, including affiliates of Onex and J2R, acquired approximately 87% of our common stock for $156.0 million in cash. Stockholders prior to the recapitalization retained approximately 13% of our common stock and, together with holders of outstanding options, received an aggregate of $370.3 million in cash in connection with our redemption of their other equity interest, plus an additional $5.9 million based upon a post-closing determination of our total working capital as of the closing date of the recapitalization.

    In connection with the recapitalization, French Automotive and certain of our direct and indirect subsidiaries entered into the senior credit facility. On October 15, 1999, we amended and restated our senior credit facility in connection with our acquisition of Nelson Metal to provide for an additional $100.0 million of available borrowings. Following the repayment of a portion of the indebtedness under the senior credit facility with the proceeds of the initial offering of the outstanding notes and following its amendment, the senior credit facility now consists of (a) approximately $187.5 million of term loans, consisting of (1) a $155.0 million U.S. dollar-denominated term loan to French Automotive, (2) a pound sterling-denominated term loan to French Automotive in an amount equal to the pound sterling equivalent, determined as of the date such loan was made, of U.S. $17.5 million and (3) a pound sterling-denominated term loan to Morris Ashby in an amount equal to the pound sterling equivalent, determined as of the date such loan was made, of U.S. $17.5 million (collectively, the "tranche A term loan"); (b) a
$190.0 million tranche B term loan; and (c) a $90.0 million revolving credit facility. The amendment increased the dollar-denominated portion of our tranche A term loan from $70.0 million to $155.0 million and increased our revolving credit facility from $75.0 million to $90.0 million. In connection with the recapitalization, we borrowed $295.0 million under the senior credit facility. In connection with the acquisition of Nelson Metal, we borrowed
$100.0 million under the senior credit facility. As of October 15, 1999, we had available borrowings under the senior credit facility of approximately
$31.5 million.

    As of June 30, 1999, rates on borrowings under the senior credit facility varied from 7.5% to 7.9%. Borrowings under the tranche A term loan are due and payable April 21, 2005 and borrowings under the tranche B term loan are due and payable on October 21, 2006. The revolving credit facility is available until April 21, 2005. The senior credit facility is secured by all of the assets of and guaranteed by all of our material present and future subsidiaries, in each case with exceptions for certain foreign subsidiaries and to the extent permitted by applicable law. We used approximately $2.5 million of the proceeds of the offering to repay a portion of the tranche A term loan and approximately $37.5 million of the net proceeds of the offering to repay a portion of the tranche B term loan under the senior credit facility. See "Use of Proceeds."

    In addition, in connection with the acquisition of Nelson Metal, we borrowed $30.0 million from Tower Automotive, Inc. in exchange for issuance of a 7.5% convertible subordinated promissory note due October 14, 2009. Interest on this promissory note is payable quarterly unless (1) the payment of interest would cause us to breach any covenants in any agreement under which a financial institution or pension fund has made loans to us in excess of $10.0 million or
(2) in the good faith judgment of our board of directors, we do not have funds available to pay interest on the promissory note, in which case the unpaid interest will accrue until paid. We may prepay this promissory note at any time, subject to Tower Automotive's right to convert the promissory note into class A common stock.

    In connection with the recapitalization, we also entered into a subordinated financing facility providing for borrowings of $130.0 million, which was fully drawn in connection with the recapitalization. The subordinated financing facility had a final maturity of October 21, 2008. We used approximately
$129.6 million of the net proceeds of the initial offering of the outstanding notes plus $0.4 million of cash to fully repay the subordinated financing facility.

    Our principal source of liquidity is cash flow generated from operations and borrowings under our $75.0 million revolving credit facility. Our principal use of liquidity is to meet debt service requirements, finance our capital expenditures and provide working capital. We expect that capital expenditures in 1999 will be approximately $26 million, of which approximately $8 million will be used for maintenance purposes. The balance of the 1999 capital expenditures will be used for equipment purchases and facility improvements to support new business awards. Our debt service obligations could have important consequences to you as a holder of the notes. See "Risk Factors--Our Business May Be Adversely Impacted as a Result of Our Substantial Leverage."

    Our ability to service our indebtedness will depend on our future performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Some of these factors are beyond our control. We believe that, based upon current levels of operations, we will be able to meet our debt service obligations when due. However, because it is difficult to predict our liquidity and capital requirements in the future, it is not possible to predict whether we will be able to meet our debt service obligations in the long term, i.e. beyond the next twelve months. Even with respect to the short term, significant assumptions underlie our belief that we will be able to meet our debt service obligations when due, including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. During the six months ended
June 30, 1999, our earnings were insufficient to cover our fixed charges. If we were to continue to generate insufficient cash flow from operations to service our indebtedness and to meet our other obligations and commitments, we might be required to refinance our debt or to dispose of assets to obtain funds for such purpose. There is no assurance that refinancings or asset dispositions could be effected on a timely basis or on satisfactory terms, if at all, or would be permitted by the terms of the indenture or the senior credit facility. In the event that we are unable to refinance the senior credit facility or raise funds through asset sales, sales of equity or otherwise, our ability to pay principal of, and interest on, the notes would be impaired.

SEASONALITY

    French Automotive typically experiences decreased sales and operating income during the third calendar quarter of each year due to production shutdowns at OEMs for model changeovers and vacations.

EFFECTS OF INFLATION

    Inflation potentially affects us in two principal ways. First, a portion of our debt is tied to prevailing short-term interest rates which may change as a result of inflation rates, translating into changes in interest expense. Second, general inflation can impact material purchases, labor and other costs. While the contracts with our customers allow us to pass through increases in the price of aluminum, we do not have the ability to pass through inflation-related cost increases for labor and other costs. In the past few years, however, inflation has not been a significant factor.

MARKET RISK

    We are exposed to various market risks arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes. Our strategy for management of currency risk relies primarily upon conducting our operations in such countries' respective currency and we may, from time to time, engage in hedging programs intended to reduce our exposure to currency fluctuations. The counterparties are major financial institutions.

    We manage our interest rate risk by balancing the amount of our fixed and variable debt. For fixed rate debt, interest rate changes affect the fair market value of the debt but do not impact earnings or cash flows. Conversely for variable rate debt, interest rate changes generally do not affect the fair market value of the debt, but do impact future earnings and cash flows, assuming other factors are held constant. At June 30, 1999, all of our debt other than the outstanding notes was variable rate debt. Holding other variables constant (such as foreign exchange rates and debt levels), a one percentage point increase in interest rates would be expected to have an estimated impact on pre-tax earnings and cash flows for the remainder of the year of approximately $1.5 million.

FOREIGN CURRENCY TRANSACTIONS

    A portion of our sales is derived from manufacturing operations in the U.K. and Spain. The results of operations and the financial position of our operations in these countries are principally measured in their respective currency and translated into U.S. dollars. The effects of foreign currency fluctuations in such countries are somewhat mitigated by the fact that expenses are generally incurred in the same currencies in which sales are generated. The reported income of these operations will be higher or lower depending on a weakening or strengthening of the U.S. dollar against the respective foreign currency.

    Some of our assets are located in foreign countries and are translated into U.S. dollars at currency exchange rates in effect as of the end of each period, with the effect of such translation reflected as a separate component of stockholders' investment. Accordingly, our consolidated stockholders' investment will fluctuate depending upon the weakening or strengthening of the U.S. dollar against the respective foreign currency.

YEAR 2000

    We are currently working to resolve the potential impact of the year 2000 on the processing of time-sensitive information by our computerized information systems. Any of our programs that have time-sensitive software may recognize "00" as the year 1900 rather than the year 2000. This could result in miscalculations, classification errors or system failures.

    Our facilities primarily use commercial, vendor-supported software and hardware, which has been certified as year 2000 compliant. Because of our substantial investments in computerized systems that are year 2000 compliant, we do not anticipate any significant readiness problems with respect to our systems. All of our facilities have completed the inventory and assessment and, with the exception of Nelson Metal, any necessary remediation of their internal information technology ("IT") and non-IT systems, including business, operating and factory floor systems. Nelson Metal is in the process of conducting some remediation with respect to its materials purchasing software and expects to complete this remediation by the end of November. As of June 30, 1999, we had incurred costs of approximately $150,000 relating to year 2000 compliance and believe that future costs associated with year 2000 compliance will be less than $100,000.


    The most reasonably likely worst case scenario that we currently anticipate with respect to year 2000 is the failure of some of our suppliers, including utilities suppliers, to be ready. This could cause a temporary interruption of materials or services that we need to make our products, which could result in delayed shipments to customers and lost sales and profits to us. In order to assess this risk, we have sent surveys to all of our critical suppliers. We have received responses from 95% of these suppliers. Of those suppliers who responded to our survey, all reported that they are year 2000 compliant. Although we will attempt to contact those suppliers who did not respond to our survey, we have assessed the extent to which the failure of these suppliers to be year 2000 compliant would impact our business and examined the adequacy of our contingency plans with respect to these suppliers. Based on the survey results and based on the fact that we have several weeks worth of raw materials on hand as part of our normal production planning, we believe that we have made adequate contingency plans to ensure that we will have an adequate supply of materials on hand and that no further action is warranted. We are also currently in the process of evaluating the adequacy of Nelson Metal's contingency plans to ensure that there will be an adequate supply of raw materials on hand to cover contingencies with respect to its operations. Following this assessment, we will, if necessary, contact Nelson Metal's suppliers to receive assurances as to their year 2000 compliance.


    The outcome of our year 2000 program is subject to a number of risks and uncertainties, some of which, such as the availability of qualified computer personnel and the year 2000 responses of third parties, are beyond our control. Therefore, there can be no assurances that we will not incur material remediation costs beyond the above anticipated future costs, or that our business, financial condition, or results of operations will not be significantly impacted if year 2000 problems with our systems, or with the products or systems of other parties with whom we do business, are not resolved in a timely manner.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," becomes effective for years beginning after June 15, 2000. SFAS
No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allow a derivative's gains or losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. We have not yet quantified the impact of adopting SFAS No. 133 and have not yet determined the timing or method of adoption.

                                    BUSINESS

GENERAL

    We are one of the world's largest independent designers and manufacturers of aluminum die cast components and assemblies for OEMs. Our principal products are highly-engineered, value-added assemblies, consisting of machined aluminum die cast components and various fastened parts. Our primary product offerings include engine and drivetrain components and assemblies such as:

- oil pans                           - ladderframes
- engine front covers                - timing chain housings
- transmission cases                 - water pump housings
- cam covers

Our world-class design and manufacturing operations in the United States, the U.K. and Spain and our sales and service offices throughout the world position us as a premier full-service global supplier.

    We primarily sell to OEMs, with Ford and GM accounting for approximately 58% and 20% of our 1998 sales, respectively. We are a supplier on more than 20 Ford models, including many of its highest volume vehicles, such as the F-Series and Ranger trucks, Explorer and Taurus/Sable, its top four selling vehicles, and the Expedition, Windstar and Contour/Mystique. We are also a supplier on many of GM's highest volume vehicles, such as the Silverado and S-10 trucks, Blazer, Cavalier/Sunfire and Malibu/ Intrigue. In addition, we sell to Tier 1 automotive suppliers such as Robert Bosch, Delphi Automotive Systems and LucasVarity. We supply substantially all of the products we sell to our automotive customers on sole-source basis.

    We believe that we are among the lowest cost, most efficient producers of automotive aluminum die cast components and assemblies in the world. Our low cost structure and high level of efficiency is driven by our investment in highly customized equipment, our continuous focus on process improvements and our vertically-integrated manufacturing operations. The majority of the products we manufacture require annual volumes in excess of 100,000 units over production lives as long as seven years. As a result, we are able to continuously modify our equipment and production processes in order to increase efficiency, while maintaining high quality standards. We believe that our productivity levels for high volume castings are among the highest in our industry. In addition, we are vertically-integrated, possessing the only captive aluminum smelting capabilities among independent aluminum die casters in North America, which reduces our material costs, increases our supply base and provides us greater control over quality. We also possess a broad range of capabilities that include design and engineering, tool and die making, precision machining, engineered assembly and testing operations. We believe that we have the most extensive machining capabilities among independent automotive aluminum die casters, allowing us to supply highly-engineered, value-added assemblies.

INDUSTRY TRENDS

    Our performance and growth is directly related to certain trends within the automotive market, including increases in aluminum content per vehicle, the growth of outsourcing, consolidation of the component supply industry and increases in global sourcing.

    INCREASING ALUMINUM CONTENT PER VEHICLE. The average aluminum content per vehicle in North America increased from 97 pounds in 1977 to 224 pounds in 1998. The increase in aluminum content per vehicle has created significant opportunities for the automotive aluminum die casting industry. The factors driving the growth in demand for cast aluminum parts in the automotive sector include: (1) the light weight of aluminum; (2) favorable strength-to-weight ratio of an aluminum cast versus ferrous cast or stamped metal parts; and
(3) aluminum's styling characteristics versus other materials, as seen in products such as the aluminum wheels introduced over the last five years. However, the primary driving force behind the growth in aluminum applications in the automotive sector is vehicle weight reduction. OEMs are replacing ferrous metals, such as iron and steel, with aluminum as a means of reducing vehicle weight and increasing fuel efficiency in order to satisfy government mandated fuel economy standards.

    OUTSOURCING. In order to improve the efficiency of their core operations of vehicle assembly, marketing and distribution, OEMs are increasing the percentage of outsourced components in their manufacturing processes. This outsourcing trend is evident in the die casting area where the in-house die casting operations of the OEMs are often inefficient and utilize outdated technology. OEMs increasingly look to their suppliers to assume the production of parts that were previously manufactured internally and to perform the additional machining and assembly functions necessary to make these parts production-line-ready.

    SUPPLIER CONSOLIDATION. During the 1990s, OEMs have continued to reduce their supplier base in certain product segments, awarding sole-source contracts to full-service suppliers. As a result, OEMs currently work with a smaller number of full-service suppliers each of which supplies a greater proportion of the total vehicle. Suppliers with sufficient size, geographic scope and financial resources are best positioned to be these full service suppliers. For full-service suppliers such as us, this environment provides an opportunity to grow by obtaining business previously provided by non full-service suppliers and by acquiring suppliers that further enhance product, manufacturing and service capabilities. OEMs rigorously evaluate suppliers on the basis of product quality, cost control, reliability of delivery, product design capability, financial strength, new technology implementation, quality and condition of facilities and overall management. Suppliers that obtain superior ratings are considered for sourcing new business; while those that do not generally continue their existing contracts, but normally do not receive additional business. Although these factors have already resulted in consolidation of component suppliers in certain segments, we believe that the aluminum die casting industry is in the early stages of consolidation, providing opportunities for further consolidation. This is particularly true of the aluminum die casting industry in Europe, where there are many suppliers in this segment with relatively small market shares.

    GLOBAL SOURCING. Regions such as Asia, Latin America and Eastern Europe are expected to experience significant growth in vehicle demand over the next ten years. OEMs are positioning themselves to reach these emerging markets in a cost-effective manner by seeking to design and produce "world cars" which can be designed in one vehicle center but produced and sold in many different geographic markets, thereby allowing OEMs to reduce design costs and take full advantage of low-cost manufacturing locations. OEMs increasingly are requiring their suppliers to have the capability to design and manufacture their products in multiple geographic markets.

                       LARGE ALUMINUM CASTING CAPABILITY

    In response to customer demand, we have expanded our capabilities to include the production of large die cast components. In December 1996, we were awarded a contract from Ford to manufacture transmission cases for its F-Series trucks, the highest volume vehicle sold in North America. The transmission cases weigh over 45 pounds and are the largest components we manufacture. In order to produce these large castings, we invested approximately $40 million to expand our Gateway facility in Sheboygan, Wisconsin by adding 120,000 square feet of production space and purchasing six new 3,500 ton die casting machines.

    We produced our first transmission case for the F-Series truck in November 1997 and reached full production for this component in the second half of 1998, meeting an accelerated launch schedule established by Ford. In 1998, we produced approximately 308,000 transmission cases and in 1999 we expect to produce approximately 580,000 units. As a result of our success with the F-Series truck transmission case and available capacity at our Gateway facility, Ford awarded us a contract to supply a portion of the transmission cases for the Ford Ranger truck and Explorer. We are currently ramping up production for this component and expect to produce approximately 180,000 units in 1999 and approximately 270,000 units in 2000.

    Our demonstrated ability to manufacture large castings solidified our position as a key supplier to Ford and positioned us for significant new business with Ford and other OEMs in transmission cases and other large castings such as engine blocks. We believe only four other independent manufacturers have the capability to produce these large castings. To accommodate full production of the Ford Ranger and Explorer transmission cases and other anticipated new business from Ford and GM, we recently acquired three additional 3,500 ton die casting machines.

COMPETITIVE STRENGTHS

    We possess a number of competitive strengths that have enabled us to meet the demands of OEMs for fewer, global suppliers and to benefit from aluminum's continued replacement of other metals in vehicles.

    - LOW COST, VERTICALLY-INTEGRATED MANUFACTURER: We believe that our vertically-integrated operations and highly efficient manufacturing processes make us the lowest cost manufacturer of high volume, long production run automotive aluminum die cast components and assemblies in North America. We are the only independent automotive aluminum die caster in North America with captive aluminum smelting capabilities, reducing our material costs. In addition, we have in-house tool and die making capabilities which support our manufacturing operations. We work closely with our equipment vendors to design robust, highly customized equipment, which is specifically adapted to our manufacturing processes. Given our focus on high volume, long production run products, we are able to continuously enhance the efficiency of our equipment and improve our manufacturing processes, which has resulted in industry leading productivity, as measured by factors such as faster cycle times and reduced scrap rates and equipment down time.

    - VALUE-ADDED MANUFACTURING SERVICES: We believe that we have the most extensive machining and assembly capabilities among independent automotive aluminum die casters. These services increase the value-added content of our products and allow us to deliver production-line-ready components and assemblies, which are increasingly required by OEMs. We machined and assembled approximately 80% of the products we manufactured in North America in 1998. Since many of our competitors have limited machining and assembly capabilities, our capabilities provide us with a competitive advantage with respect to service and quality and enhance our profitability.

    - BROAD RANGE OF GLOBAL MANUFACTURING CAPABILITIES: The breadth of our global manufacturing capabilities enables us to compete for virtually any automotive aluminum die casting business in the world. We produce components and assemblies ranging in weight from 0.5 to nearly 50 pounds with aluminum die casting machines that range in size, as measured in lock-up force, from 120 to 3,500 tons. With the acquisitions of Morris Ashby and Ansola, we now have the capability to design, engineer and manufacture in Europe as well as North America. Our global manufacturing capabilities represent a competitive advantage, as only a few suppliers can meet the full aluminum die casting requirements of OEMs and only one other independent supplier can meet these requirements globally.

    - ADVANCED PRODUCT DESIGN AND ENGINEERING CAPABILITIES: Our extensive design and engineering capabilities have resulted in strong, collaborative customer relationships that typically begin when we provide input on the engineering of new or redesigned products. In 1997, Ford awarded us its Full-Service Supplier Status, which acknowledged our contribution to Ford's design and engineering process and solidified our continued involvement in design-stage engineering projects. Our Full-Service Supplier Status contributed to our selection by Ford to participate in the design process for the new I4/I5 world engine platform for Ford and Mazda. Over the last five years, we have not lost a production order relating to any product for which we were the design source.

    - WELL POSITIONED ON HIGH VOLUME PRODUCT PLATFORMS: We are a supplier on many of the highest volume product platforms, including the top three and 12 of the top 20 selling vehicles in the U.S. in 1998. In addition, we believe that approximately half of our 1998 North American sales were derived from products manufactured for light vehicles. In recent years, light vehicles have experienced greater sales growth than passenger cars. High volume light vehicle platforms and models on which we have content include the Ford F-Series and Ranger trucks, Explorer, Expedition and Windstar and the GM Silverado and S-10 trucks and Blazer. We also supply products for high volume passenger cars including Ford's Taurus/Sable and Contour/Mystique and GM's Cavalier/Sunfire and Malibu/Intrigue.

    - INDUSTRY LEADING PRODUCT QUALITY: Our customers recognize us for our high product quality and low levels of defective parts. Quality control begins during the smelting process with metallurgic analysis and continues through the manufacturing, machining and assembly processes through visual and automated quality inspections. Our facilities in the United States are ISO 9001 and QS-9000 certified and our facilities in the U.K. and Spain are ISO 9000 and QS-9000 certified. We are a Ford Q1 supplier and a GM S.P.E.A.R.1 supplier.

    - PROVEN MANAGEMENT TEAM: Our management has a proven track record of achieving profitable growth and significant industry experience. Our sales increased from $114.1 million in 1994 to $295.7 million in 1998, representing a 26.9% compound annual growth rate. Over the same period, we have consistently maintained EBITDA margins above 26%. The 18 most senior members of our management average over 20 years of experience in the automotive industry and our chief executive officer, Charles M. Waldon, has over 30 years of experience in the automotive aluminum die casting industry.

BUSINESS STRATEGY

    Our strategic objective is to become the leading global supplier of aluminum die castings to OEMs. With the acquisitions of Morris Ashby and Ansola, we have the capability to globally manufacture a complete range of automotive aluminum die cast engine and drivetrain components and assemblies. Key elements of our strategy include the following:

    - CONTINUE TO INCREASE LARGE ALUMINUM CASTING BUSINESS: We invested approximately $40 million in our Gateway facility over the past two years in order to meet Ford's need for a high quality, reliable supplier of transmission cases for its F-Series trucks. As a result of our success in meeting Ford's accelerated launch schedule for these transmission cases, we were awarded transmission case business for the Ford Ranger and Explorer. We believe that we are well positioned to meet the demands of Ford, GM and other OEMs for larger aluminum castings, including additional transmission cases and engine blocks.

    - MAXIMIZE PROFITABILITY OF ACQUIRED OPERATIONS: We believe that significant operating improvements remain to be realized at Morris Ashby and Ansola and we have implemented several initiatives to maximize the profitability of these operations. In order to concentrate on our core, higher margin automotive business, we are phasing out the non-automotive aluminum die castings manufactured at Morris Ashby and Ansola, which represented approximately 6% of our 1998 sales. Other major initiatives currently underway at Morris Ashby and Ansola include:

       - Improving cycle times to levels currently experienced at J.L. French, which would represent an estimated 30% improvement from current levels;

       - Increasing machining and assembly operations to levels currently performed at J.L. French, which will increase the value-added content of their products; and

       - Manufacturing products for new European business, which historically would have been produced at J.L. French, at Morris Ashby and Ansola, which is expected to increase capacity utilization at their operations.

    - PURSUE CONTINUOUS OPERATING IMPROVEMENTS: We continuously seek to enhance our manufacturing equipment and processes to maximize throughput, product quality and timeliness of delivery and to minimize scrap and equipment down time. Utilizing the expertise of our manufacturing and engineering personnel, we regularly upgrade our production equipment and processes through substantial investments in both new equipment and modifications of existing equipment. The machinery used throughout our manufacturing processes is robust and highly customized and, in conjunction with our maintenance program, allows us to operate with faster cycle times and to reduce scrap rates and equipment down time. This operating philosophy has allowed J.L. French to achieve productivity levels across all product lines that we believe are significantly higher than those of our competitors.

    - ESTABLISH RELATIONSHIPS WITH NEW CUSTOMERS: We seek to diversify our customer base and increase volume by selectively pursuing relationships with new customers. Historically we have focused on strengthening our relationships with Ford and GM. As we continue to expand globally and increase the range of castings we produce, we actively pursue relationships with other global OEMs. For example, we recently obtained our first firm order from Audi.

    - DESIGN AND ENGINEER HIGH VALUE-ADDED ASSEMBLIES: Our technical design and engineering capabilities and our efficient manufacturing operations enable us to secure sole-source relationships for large, highly-engineered products, primarily assemblies that require machining and attachment of various parts. These products typically represent higher dollar content per vehicle and generate higher margins than non-machined or assembled components.

    - CONTINUE TO DEVELOP GLOBAL SUPPLY CAPABILITIES: In 1998, over 70% of total worldwide passenger vehicle production occurred outside North America. To meet OEMs' increasing preference for full-service suppliers with global capabilities, we expanded our manufacturing operations into new geographic markets through our strategic acquisitions of Morris Ashby and Ansola. Continued global expansion is fundamental to our strategy of becoming the leading supplier of aluminum die cast assemblies for OEMs world-wide. We anticipate that our future international expansion will occur in Latin America, the Asia-Pacific region and Europe.

    - PURSUE STRATEGIC ACQUISITIONS: We compete in a growing, highly fragmented, worldwide market that provides numerous potential acquisition opportunities. Together with Hidden Creek, we have substantial experience in completing and integrating acquisitions within the automotive supply industry and believe that this experience helps us select and pursue acquisition opportunities that meet our criteria of: (1) broadening our geographic coverage and strengthening our ability to supply products on a global basis; (2) adding new customers; (3) increasing both the number of models for which we supply products and the content level on existing models; and (4) providing additional and complementary product, manufacturing and technical capabilities.

PRODUCTS

    The following table sets forth the percentage of sales derived from the sale of certain products in 1998:

                    PERCENTAGE OF SALES BY PRODUCT CATEGORY

                                                                 YEAR ENDED
PRODUCT CATEGORY                                              DECEMBER 31, 1998
----------------                                              -----------------
Medium to Large Automotive Aluminum Die Castings
  Oil Pans..................................................          33%
  Engine Front Covers.......................................          14%
  Transmission Cases........................................           8%
  Ladderframes..............................................           2%
  Timing Chain Housings.....................................           2%
  Cam Covers................................................           2%
  Water Pump Housings.......................................           1%
Small Automotive Aluminum Die Castings......................          17%
Tooling.....................................................          15%
Other Products..............................................           6%
                                                                    ----
  Total.....................................................         100%
                                                                    ====

    Set forth below is a brief description of our principal products and their applications:

    OIL PANS. An aluminum oil pan is attached to the engine block for the primary purpose of serving as a reservoir for oil used in the lubrication of engine galleries and bearings. The oil pan is an example of a product that was at one time inexpensively stamped from steel but has been converted to a higher cost aluminum casting due to the multiple benefits provided by aluminum. Aluminum oil pans offer several significant benefits which offset their higher cost, including: (1) better sealing characteristics; (2) greater structural integrity; (3) better harmonics resulting in reduced vibration and a quieter engine; and (4) better heat dissipation characteristics. In 1998, we produced, on average, over 14,000 oil pans per day. Oil pans range in weight from five to 12 pounds.

    ENGINE FRONT COVERS. The engine front cover bolts over the crankshaft snout, holding the oil seal at the front of the crankshaft in place. In 1998, we produced, on average, over 9,500 engine front covers per day. Engine front covers range in weight from four to eight pounds.

    TRANSMISSION CASES. The transmission case houses the clutches, bands, gearsets and inner ends of the transmission shafts. We began producing transmission cases in November 1997 and reached our current level of production in the second half of 1998. In 1999, we expect to produce, on average, over 2,000 transmission cases per day. Such transmission cases weigh over 45 pounds.

    LADDERFRAMES. The ladderframe is an intermediate structure between the engine block and a stamped-steel oil pan. It provides similar structural integrity and harmonics characteristics as an aluminum oil pan. Its design incorporates a windage baffle which protects the lubrication of the crankshaft, replacing a stamped steel component. We began production of ladderframes in 1998. In 1998, we produced, on average, 500 ladderframes per day. Ladderframes weigh approximately 11 pounds.

    TIMING CHAIN HOUSINGS. The timing chain housing bolts over the crankshaft snout, holding in place the oil seal at the front of the crankshaft. The timing chain housing is similar to an engine front cover, except that it is used in engines that have a gear or chain type crankshaft drive. In 1998, we produced, on average, over 1,000 timing chain housings per day. Timing chain housings weigh approximately six pounds.

    CAM COVERS. The cam cover is the overhead housing for the camshaft. In 1998, we produced, on average, over 500 units per day. Cam covers range in weight from seven to eight pounds.

    WATER PUMP HOUSINGS. The water pump housing forms the main body of the water pump, a mechanism that forces water through the engine block, cylinder head, intake manifold, hoses and radiator. In 1998, we produced, on average, over 2,000 water pump housings per day. Water pump housings weigh approximately three pounds.

    SMALL AUTOMOTIVE ALUMINUM DIE CASTINGS. As a result of our acquisitions of Morris Ashby and Ansola, we generated approximately 17% of our 1998 sales from production of over 150 small automotive aluminum die cast components (generally weighing less than three pounds).

    TOOLING. We generated approximately 15% of our 1998 sales from aluminum die cast tooling in connection with our sales of aluminum die castings.

    OTHER PRODUCTS. Also as a result of our acquisitions of Morris Ashby and Ansola, we generated approximately 6% of our 1998 sales from non-automotive aluminum die cast components, primarily small home appliances and white goods parts. We intend to phase-out all non-automotive product offerings over the next two to three years.

CUSTOMERS AND MARKETING

    The North American automotive market is dominated by GM, Ford and DaimlerChrysler, with Japanese and other foreign manufacturers accounting for approximately 20% of the market. Our principal customers include OEMs, Tier 1 automotive suppliers and, to a lesser extent, European white good manufacturers. Approximately 78% of our 1998 sales were derived from OEMs, largely Ford and GM, which we supply on a global basis. Our second largest category of customers is Tier 1 automotive suppliers, such as ACD Trident, Boge, Robert Bosch, Breed Technologies, Continental, Delphi Automotive Systems, Happich, LucasVarity, Knorr Brense, Nastech and Phoenix. Sales to these customers are made principally through our European operations and represented approximately 16% of our 1998 sales.

    The following is a summary of our significant customers for each of our last three years:

                                                                       YEAR ENDED
                                                                      DECEMBER 31,
                                                             ------------------------------
CUSTOMER                                                       1996       1997       1998
--------                                                     --------   --------   --------
Ford.......................................................     58%        60%        58%
GM.........................................................     42%        39%        20%
Tier 1 Suppliers...........................................     --         --         16%
Other......................................................     --          1%         6%
                                                               ---        ---        ---
  Total....................................................    100%       100%       100%
                                                               ===        ===        ===

    In 1998, more than 70% of total worldwide passenger vehicle production occurred outside of North America. Largely as a result of our acquisitions of Morris Ashby and Ansola, we derive a significant amount of our sales from outside of North America. Set forth below is a summary of our 1998 sales to customers located in the following geographic regions:

                                                                 YEAR ENDED
REGION                                                        DECEMBER 31, 1998
------                                                        -----------------
North America...............................................          63%
Europe......................................................          36%
Other.......................................................           1%
                                                                     ---
  Total.....................................................         100%
                                                                     ===

    Our customers award contracts for a particular car or truck platform, which may include more than one model. Such contracts range from one year to the life of the platform, which is generally three to seven years, and do not require the purchase by the customer of any minimum number of units.

    The following table presents an overview of the major models for which we have orders to supply products on current vehicles:

CUSTOMER                    COMPONENT OR ASSEMBLY             VEHICLE
--------                  -------------------------  -------------------------
OEMS:
  Ford..................  Oil Pan                    Escort/Tracer
                          2.5L Modular Oil Pan       Contour/Mystique, Ranger,
                                                     Mazda
                          3.8/4.2L Oil Pan           Mustang, F-Series,
                                                     Windstar
                          4.6L 4V Cam Cover          Mustang, Continental
                          3.8/4.2L Front Cover       Mustang, F-Series,
                                                     Windstar
                          3.0L Front Cover           Taurus/Sable
                          3.8/4.2L Water Pump        Mustang, F-Series,
                          Housing                    Windstar
                          3.0L Oil Pan               Taurus/Sable
                          4.6/5.4/6.8L Front Cover   Mustang, Town Car, Grand
                                                     Marquis/Crown Victoria,
                                                     F-Series
                          Transmission Case          F-Series
                          Transmission Case          Ranger/Explorer
                          Zeta Oil Pan               Mondeo, Contour/
                                                     Mystique, Fiesta/Ka
                          Sigma Oil Pan              Fiesta/Ka
                          1.3L HCS Oil Pan           Escort, Fiesta/Ka
                          Zetec Ladderframe          Mondeo, Contour/
                                                     Mystique, Fiesta/Ka
                          2.0/2.4/3.0L Cam Carrier   Light truck diesel engine
                          Brackets                   Various
                          Bearing Caps               Various
  Ford (Hungary,          Housing for 1.1-2.9 KW     Various
    Brazil).............  starter motors

CUSTOMER                    COMPONENT OR ASSEMBLY             VEHICLE
--------                  -------------------------  -------------------------
  Ford (Portugal).......  Housing for airbag         Various
                          electronic control units
  Ford (Spain)..........  Bottom covers and          Various
                          heatsinks for electronic
                          systems
  Ford (Jaguar).........  Cam covers                 Various
                          Fascia panels (ashtrays)   Various
  GM....................  3.1L Oil Pan               Century, Regal, Skylark,
                                                     Lumina, Cutlass, Achieva,
                                                     Grand Prix, Grand Am,
                                                     Malibu, Monte Carlo,
                                                     Intrigue
                          2.4L Timing Chain Housing  Cavalier, Achieva,
                                                     Skylark, Grand Am,
                                                     Sunfire
                          4.3L Oil Pan               Van, Sports Van, Blazer,
                                                     Astro, GMT800, S-10, GMC
                                                     Jimmy, Vandura, Safari,
                                                     Bravada
                          3.8L Oil Pan               Camaro, Firebird,
                                                     Riviera, Park Avenue,
                                                     Century, Regal

TIER 1 SUPPLIERS:
  ACD Trident...........  Motor subassembly          Various
                          components
  Boge..................  Vibration control cast     Various
                          mounts for engines
  Breed Technologies....  Self-return safety belt    Various
                          spoolers
  Delphi Automotive       Steering system housings   Various GM
    Systems.............  and engine covers
  Happich...............  Roof rack center brackets  Various Opel and Mercedes
  Knorr Brense..........  Braking systems            Various heavy trucks
  LucasVarity...........  Housings                   Various
  Nastech...............  Steering column            Various Volkswagen
                          components
  Phoenix...............  Drive-shaft control        Various
                          mounts
  Phoenix, Continental..  Vibration-control cast     Opel Astra
                          mounts for engines and
                          gear boxes
  Robert Bosch..........  Electronic circuit         Various
                          housings (ABS, Airbag,
                          etc.)

    We typically pursue new business opportunities that have the three key characteristics summarized below:

    - HIGH VOLUME PRODUCTION, LONG PRODUCTION RUNS. Production runs for our targeted parts typically last seven years with desired production ranging from 16 to 24 hours a day, five to six days a week.

    - HIGHLY-ENGINEERED COMPONENTS WITH EXTENSIVE MACHINING AND ASSEMBLY REQUIREMENTS. Components requiring extensive machining operations and engineered assembly provide the opportunity for enhanced profitability because of the strength and efficiency of our machining and assembly operations. Our ability to deliver production-line-ready components enhances our role in the production process while increasing our importance to OEMs.

    - SOLE SOURCE SUPPLY RELATIONSHIPS. We typically do not pursue contracts which involve more than one supplier or internal OEM competition.

DESIGN AND ENGINEERING SUPPORT

    We work with our customers' engineering and development teams at the beginning of the design process for new components and assemblies or the redesign process for existing components and assemblies in order to maximize production efficiency and quality. These processes may take place from one to five years prior to the commencement of production. On average, development of a new component takes 12 to 24 months during the design phase, while the re-engineering of an existing part may take from one to six months, depending on the extent of the redesign. Early design involvement can result in a product that meets or exceeds the customer's design and performance requirements and is more efficient to manufacture. In addition, our involvement enhances our position for bidding on such business.

    Consistent with our value-added engineering focus, we have developed strong relationships with the engineering departments of our customers. These relationships not only help identify new business opportunities, but also enable us to compete based on the quality of our products and services, rather than exclusively on price.

    We are currently involved in the design stage of several products for our customers and will begin production of these products in the years 2000 to 2002. For example, we are presently working with engineers at Ford and Mazda to design the new I4/I5 world engine platform. Following full ramp up, we expect our sales from this engine platform to be nearly $20.0 million per year.

MANUFACTURING

    The entire production process from aluminum scrap or ingot to production-line-ready aluminum die cast product typically takes under four hours, depending upon the amount of machining and assembly associated with the particular component. Although our production facilities currently utilize slightly different processes, we are establishing uniform processes to elevate the efficiency of Morris Ashby and Ansola to that of J.L. French.

    OPERATIONS MANAGEMENT. We are in the process of implementing operations management systems at Morris Ashby and Ansola which will closely resemble the systems utilized by our North American operations. J.L. French uses a system which enables management to track its production and costs every two hours. Inefficiencies in production are detected and remedied quickly. Similarly, factory workers are highly incentivized to operate efficiently. Workers are evaluated based on their production rate for completed salable components and are monitored for inefficient production or the production of defective components.

    Morris Ashby and Ansola use cellular manufacturing techniques. This product-specific method enables the operator to obtain timely information about components being produced in the machine cell, leading to rapid responses to problems. Production at Morris Ashby is controlled through the use of proprietary software programs, which monitor each production operation. This PC-based system monitors up to 25 critical parameters during each cycle, compares the results to preset parameters and instructs the robotic extractor to segregate any castings that are produced outside the process parameters for further analysis. Information on parameters is accumulated for future use to correct problems, improve efficiency and implement process designs.

    ALUMINUM SMELTING. J.L. French's manufacturing process begins with the smelting of aluminum. Smelting is the process of refining metal and altering its chemical composition by adding or removing elements. By having this expertise in-house, J.L. French is able to purchase lower grade, less expensive, scrap aluminum and refine it to a level suitable for high quality aluminum die castings. The potential financial benefit of adding secondary smelting capabilities at Morris Ashby and Ansola is currently being reviewed. These operations currently melt purchased 380 grade aluminum for use in manufacturing.

    CASTING PROCESS. Once the aluminum has been melted and properly formulated, die cast products are made primarily by using the high pressure die casting process, which is most commonly used for high volume, thin-wall applications. In this process, molten aluminum alloy is "shot" into a mold. Pressure of up to 20,000 pounds per square inch is applied to the aluminum within the die to maximize consistency and to eliminate air pockets. The aluminum is then quickly cooled and solidified. The casting is then removed from the die and the process is repeated. This process from molten aluminum to solidified casting represents one cycle.

    Once the castings have cooled, excess aluminum is trimmed from the component's edges and recycled for remelting and use in another casting. The "cast and trimmed" component is then visually inspected. If the component passes this test, it is ready for shot blasting, a process whereby the exterior surfaces of the component are blasted with steel shot to remove any sharp edges. Cast and trimmed components are gauged and leak tested prior to shipment. We sell some cast and trimmed components, but generally seek to perform additional machining and assembly to yield a higher profit margin.

    The large casting operations at J.L. French and a significant portion of the operations at Morris Ashby and Ansola use robotics. The benefits of robotics include: (1) the ability to operate in a high temperature or otherwise inclement environment; (2) the ability to handle larger castings without fatigue;
(3) consistency of performance; and (4) labor savings. Management selectively determines which operations should incorporate robotics based on a cost/benefit analysis.

    MACHINING. We utilize a mix of specially designed dedicated machining centers and computer numerically controlled ("CNC") machines in our machining operations. Because of its concentration on high volume programs, J.L. French uses mostly dedicated machining centers while Morris Ashby and Ansola use CNC machines, some of which are dedicated to a specific product. Machining capabilities differ by facility, but generally our machining capabilities include: face milling; bore and ream; drill and ream; drill and tap; drill, ream and burnish; hollow milling; contour milling; slit sawing; rotary grinding and routing.

    TESTING. Most of our machined parts are subjected to a pressurized leak test and measured on a virtual condition gauge to determine functionality on key features. On a sample basis, some parts undergo destructive testing to determine mechanical strength at critical points.

    ASSEMBLY. During 1998, we performed machining and assembly operations on approximately 80% of our products manufactured in North America. In addition, our European operations are increasingly performing assembly operations on manufactured components. During the assembly process, purchased parts such as drain plugs, screws, helicoils and gaskets are assembled onto the cast part. Once assembled, all parts are again visually inspected. Part numbers and bar codes are then applied before the part is shipped to the customer. Management believes that our extensive and efficient machining and assembly capabilities are a core competency which provides us with an advantage over our competitors, many of which do not offer machining and assembly services.

    PRODUCT DELIVERY. As a Tier 1 supplier, we are responsible for manufacturing our products on a just-in-time basis. Shipments are generally made by common carrier, as arranged by the customer. To facilitate this delivery system, we utilize direct computer links to our customers. This on-line, real time capability enables us to meet just-in-time manufacturing requirements and to minimize inventories, carrying costs and fixed costs for OEMs and ourselves.

    QUALITY. We believe that we are one of the highest quality manufacturers in the automotive aluminum die casting industry and that the number of defective parts per million pieces shipped to our customers is among the lowest in the industry. The strength of our overall design, production and delivery capabilities is reflected in the supplier quality ratings received from our major customers. J.L. French holds Ford's Q1 award and GM's S.P.E.A.R.1. Since receiving these initial awards, we have successfully maintained our quality ratings, which are subject to annual review, by meeting our customers' specific standards and performance parameters, including maximum allowable defective parts per million. Retention of Q1 and S.P.E.A.R.1 status is instrumental in obtaining new business and maintaining existing programs with our customers. In addition to customer quality recognition, each of our operations are ISO and QS certified, which is required to be a Tier 1 supplier.

COMPETITION

    The aluminum die casting industry is highly competitive and fragmented. We principally compete for new business at the beginning of the development of new models and upon the redesign of existing models. New model development generally begins two to five years before marketing of such models to the public. Once a producer has been designated to supply parts for a new program, an OEM usually will continue to purchase those parts from the designated producer for the life of the program. Competitive factors in the market for our products include product quality and reliability, cost, timely delivery, technical expertise and development capability, new product innovation and customer service. Our major competitors are Ryobi Die Casting (USA), Inc., Global Technologies, Amcan, Toralcast, Bocar/Auma and Ganton Technologies, as well as the internal aluminum casting operations of GM and DaimlerChrysler.

RAW MATERIALS AND SUPPLIERS

    Our principal raw material is aluminum. We deal with a number of aluminum suppliers and brokers and limit our dealings to parties who have consistently delivered aluminum which meets specified levels of quality and grade. As commodities, aluminum scrap and ingot can be purchased from any of a number of sources with relatively small differences in price between suppliers.

    Due to its large production volume, J.L. French has the necessary scale to economically operate a captive secondary aluminum processing operation at each of its two plants. We purchase less costly scrap aluminum and off-grade aluminum ingot and refine the metal to the required specifications. Unlike our competitors who lack the ability to upgrade aluminum alloy, J.L. French's secondary aluminum smelting capability enables it to lower raw material costs and to control the quality of its processed aluminum. J.L. French has the capacity to process and upgrade up to 110 million pounds of aluminum per year, which currently exceeds its production requirements.

    Our contracts with customers typically provide for price adjustments related to changes in the cost of aluminum alloy, as quoted on the London Metals Exchange. With respect to Ford and GM, these adjustments are made every two and three months, respectively. As a result, we have limited exposure to aluminum market price fluctuations. In late 1997, Ford implemented an initiative in the United States whereby it seeks to reduce its exposure to aluminum price volatility through forward purchases on behalf of its suppliers. Since
March 1998, J.L. French has sourced approximately half of its aluminum scrap requirements for Ford at a fixed price from a source selected by Ford.

    In the process of manufacturing production-line-ready parts, we must purchase certain sub-components from manufacturers specified by our OEM customers, including helicoils, drain plugs and gaskets. We seek competitive bids on the parts we purchase if two potential Tier 2 manufacturers of the part are each approved as a supplier to the OEM.

    We employ just-in-time manufacturing and sourcing systems to meet customer requirements for faster deliveries and to minimize our need to carry significant inventory levels. We have not experienced any significant shortages of raw materials and normally do not carry inventories of raw materials or finished products in excess of those reasonably required to meet production and shipping schedules.

EMPLOYEES

    As of June 30, 1999, we had approximately 2,000 employees. Overall, approximately 11% of our employees are salaried and the balance are hourly. While none of the employees at our J.L. French operations are unionized, several of Morris Ashby's and Ansola's operations either recognize a union or have employees that are members of unions as individuals.

    As a result of the acquisition of Nelson Metal, we now have approximately 815 additional employees, approximately 18% of which are salaried and the balance are hourly. Nelson Metal is a party to a collective bargaining agreement with the International Union, United Automobile, Aerospace and Agricultural Workers of America, UAW and its local #19, which expires in August 2001.

PROPERTIES

    Our corporate office is located in Minneapolis, Minnesota and our operating headquarters is located at the Taylor Drive facility in Sheboygan, Wisconsin.

    The following table provides information regarding our principal facilities:

                                                                            APPROXIMATE
                                                                           SQUARE FOOTAGE
LOCATION                                              TYPE                   OR ACREAGE     INTEREST
--------                                --------------------------------   --------------   --------
Sheboygan, Wisconsin..................  Operating Headquarters/Die         260,000 sq.ft.   Owned
                                        Casting Plant (Taylor Drive)
Sheboygan, Wisconsin..................  Die Casting Plant (Gateway)        240,000 sq.ft.   Owned
Grandville, Michigan..................  Die Casting Plant                        37 acres   Qwned
                                        Warehouse                           57,000 sq.ft.   Leased
Glasgow, Kentucky.....................  Die Casting Plant                        13 acres   Owned
                                        Die Casting Plant                        11 acres   Leased
                                        Warehouse                           10,000 sq.ft.   Leased
                                        Warehouse                           20,000 sq.ft.   Leased
Witham, England.......................  Administrative/Die Casting Plant   125,000 sq.ft.   Leased
Presteigne, Wales.....................  Die Casting Plant                   55,000 sq.ft.   Owned
Cheshunt, England.....................  Die Casting Plant                   45,000 sq.ft.   Leased
Birmingham, England...................  Die Casting Plant                    8,000 sq.ft.   Owned
Brighouse, England....................  Toolmaking Plant                     4,000 sq.ft.   Owned
San Andres de Echevarria, Spain.......  Administrative/Die Casting Plant    54,000 sq.ft.   Owned

    We also have sales and service offices located in Ashland, Ohio; Dearborn, Michigan; Chihuahua and Ramos, Mexico; Sao Paulo, Brazil; Bridgend, England; Valencia, Spain; Cologne and Dusseldorf, Germany; and Hiroshima, Japan.

    We believe that substantially all of our property and equipment is in good condition and that we have sufficient capacity to meet our current manufacturing needs. Utilization of our facilities varies with North American and European light vehicle production and general economic conditions in such regions. All of our properties in the United States and the U.K. are pledged as collateral to secure the repayment of our senior credit facility.

    Our die casting facility in Glasgow, Kentucky is financed through approximately $1.6 million of industrial revenue bonds, which we issued to Glasgow/Barren Industrial Development Economic

Authority. To secure repayment of these bonds, we have transferred title of this facility to Glasgow/ Barren, which leases back the facility to us. Upon our final lease payment on November 1, 2006, we have the right to purchase this property from Glasgow/Barren for $1.00.

LEGAL PROCEEDINGS

    From time to time, we are involved in various disputes and litigation matters that arise in the ordinary course of business. The litigation process is inherently uncertain and it is possible that the resolution of these disputes and lawsuits could have a material adverse effect on us. We believe, however, that the ultimate resolution of any pending litigation, individually or in the aggregate, will not have a material adverse effect on us.

ENVIRONMENTAL MATTERS

    We are subject to the requirements of federal, state, local and foreign environmental and occupational health and safety laws and regulations. We cannot assure you that we are at all times in complete compliance with all such requirements. Although we have made and will continue to make capital and other expenditures to comply with environmental requirements, we do not expect to incur material capital expenditures for environmental controls in 1999 or 2000. Certain of our operations generate hazardous substances and wastes. If a release of hazardous substances occurs on or from our properties or any associated offsite disposal location, or if contamination is discovered at any of our current or former properties, we may be held liable, and the amount of such liability could be material.

    We are studying how to upgrade the drainage systems at our Cheshunt, U.K. facility and address petroleum contamination that may be associated with past drainage. The cost of this matter is currently not expected to be material, unless contamination is discovered that is much more extensive than has been estimated by our environmental consultants.

    As part of our acquisition of Ansola, the sellers of Ansola agreed to indemnify us, subject to certain limitations, for environmental liabilities resulting from the sellers' operation of Ansola, including a specific indemnity for clean up of certain areas of contamination identified at the San Andres de Echevarria, Spain facility during our due diligence. At the time we acquired Ansola, we estimated these costs to be $120,000, based on testing conducted by an internationally recognized environmental firm. An escrow was established in the amount of 230 million pesetas (about $1.6 million) to secure the sellers' environmental and other indemnification obligations. Actual clean up work was completed in 1999 at a cost of approximately $80,000 and a claim for indemnification was made. The escrow decreases in steps beginning in June 1999 and expires in July 2003, with 43% of the escrow, less our claims for indemnification, having been released on June 30, 1999, 28% to be released on April 30, 2000 and the remainder to be released on July 31, 2003.


    In connection with our acquisition of Nelson Metal, we are obligated to clean up contamination at a facility formerly operated by Nelson Metal located in Grand Rapids, Michigan. An interim response groundwater recovery system is operating at the facility under the oversight of the Michigan Department of Environmental Quality ("MDEQ"). MDEQ may require additional investigation and cleanup of soil and groundwater, including any contaminated groundwater that may have migrated offsite. Prior to the acquisition, Nelson Metal estimated that the cost to complete the cleanup would be approximately $400,000. Since the acquisition, we have retained an environmental consultant to investigate the facility and prepare a plan describing the work that will be necessary to complete the cleanup and an estimate of the cost of completing the cleanup. We expect to receive the results of the investigation and the work plan in early 2000. The former stockholders of Nelson Metal agreed to indemnify us for losses arising out of this matter, to the extent such losses exceed $400,000. In particular, the stockholders are obligated to indemnify us for 85% of the next $3.0 million of such losses. The indemnity expires on October 15, 2003, but does not expire with respect to those losses that we have committed to pay before the expiration date. We cannot assure you, however, that the former stockholders will be able or willing to fulfill their indemnity obligations if we call upon them to do so.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to our directors, executive officers and key employees as of September 30, 1999:

NAME                                          AGE                PRINCIPAL POSITION(S)
----                                        --------   ------------------------------------------
S. A. ("Tony") Johnson....................     59      Chairman and Director
Charles M. Waldon.........................     50      President, Chief Executive Officer and
                                                       Director
Thomas C. Dinolfo.........................     49      Treasurer and Chief Financial Officer
Paul Buckley..............................     54      Managing Director of Morris Ashby
Juan Manuel Orbea.........................     47      General Manager of Ansola
Donald W. Porritt.........................     50      Director of Corporate Business Development
Lowell Shoaf..............................     55      Technical Director
Stephen Southern..........................     52      Director of Worldwide Sales and Marketing
Dugald K. Campbell........................     52      Director
A. Kipp Koester...........................     61      Director
John E. Lindahl...........................     54      Director
Carl E. Nelson............................     39      Vice President, Secretary and Director
Eric J. Rosen.............................     38      Director
Karl F. Storrie...........................     61      Director
Douglas B. Trussler.......................     28      Director

    S. A. ("TONY") JOHNSON has served as Chairman and a Director of French Automotive since the recapitalization. Mr. Johnson is the founder, Chief Executive Officer and President of Hidden Creek. Mr. Johnson is also a general partner of J2R Partners III. Prior to forming Hidden Creek, Mr. Johnson served from 1985 to 1989 as Chief Operating Officer of Pentair, Inc., a diversified industrial company. Mr. Johnson served as Chairman and a director of Automotive Industries Holding, Inc., a supplier of interior trim components to the automotive industry, from May 1990 to August 1995. Mr. Johnson is also Chairman and a director of Tower Automotive, Inc., a leading designer and producer of structural components and assemblies for the global automotive industry, and Dura Automotive Systems, Inc., a manufacturer of driver control systems, window systems and door systems for the global automotive industry.

    CHARLES M. WALDON has served as President, Chief Executive Officer and a Director of French Automotive since April 1996. Mr. Waldon joined J.L. French in 1983 and became Executive Vice President--Manufacturing in 1987. Prior to joining J.L. French, Mr. Waldon was employed for 16 years by GM in its aluminum die castings operations in Bedford, Indiana.

    THOMAS C. DINOLFO has served as Treasurer and Chief Financial Officer of French Automotive since April 1996. Before joining J.L. French, Mr. Dinolfo was associated with Crucible Materials Corporation for ten years as Corporate Controller and, prior to that time, was employed by KPMG Peat Marwick.

    PAUL BUCKLEY has served as the Managing Director of Morris Ashby since 1996. Mr. Buckley joined Morris Ashby in 1976 as an assistant to the General Manager. Prior to joining Morris Ashby, Mr. Buckley was the service manager for USI Engineering, a manufacturer of the Vertacast die casting machine. He has served as National President of the Die Casting Society, and is currently serving as the National Executive of the Light Metal Founders Association, the trade body of die casting in the United Kingdom.

    JUAN MANUEL ORBEA has served as the General Manager of Ansola since 1977. From 1993 until 1998, Mr. Orbea served as Chairman of the Spanish Technical Association for the Development of Pressure Casting.

    DONALD W. PORRITT has served as Director of Corporate Business Development of French Automotive since October 1998. From 1993 through October 1998,
Mr. Porritt served as Vice President of Operations at Nelson Metal Products. From 1984 through 1993, Mr. Porritt was Secondary Operations Manager at
J.L. French. Prior thereto, Mr. Porritt was employed for 10 years by GM in its aluminum die castings operations in Bedford, Indiana.

    LOWELL SHOAF has served as Technical Director of French Automotive since June 1998. Before joining J.L. French, Mr. Shoaf was the International Engineering Manager for Bocar S.A. de C.V., Mexico from 1991 to 1997. Prior to that time, Mr. Shoaf served as Vice President of Engineering at J.L. French from 1989 to January 1991.

    STEPHEN SOUTHERN has held the position of Director of Worldwide Sales and Marketing of French Automotive since he joined J.L. French in 1986. Previously, Mr. Southern worked for Madison-Kipp Corporation for four years, and for GM in its aluminum die castings operations in Bedford, Indiana for 17 years.

    DUGALD K. CAMPBELL has served as a Director of French Automotive since
May 1999. Mr. Campbell has also served as President, Chief Executive Officer and a Director of Tower Automotive since December 1993. From 1991 to 1993,
Mr. Campbell served as a consultant to Hidden Creek. From 1988 to 1991, he served as Vice President and General Manager of the Sensor Systems Division of Siemens Automotive, a manufacturer of engine management systems and components. From 1972 to 1988, Mr. Campbell held various executive, engineering and marketing positions with Allied Automotive, a manufacturer of vehicle systems and components and a subsidiary of AlliedSignal, Inc.

    A. KIPP KOESTER has served as a Director of French Automotive since the recapitalization. Mr. Koester has served as a Managing Director of Northwestern Investment Management Company (a Northwestern Mutual Company) since January 1998. From July 1987 through December 1997, Mr. Koester was a vice president at The Northwestern Mutual Life Insurance Company.

    JOHN E. LINDAHL has served as a Director of French Automotive since the recapitalization. Mr. Lindahl is the Managing General Partner of Norwest Equity Partners. Prior to joining Norwest Equity Partners in 1984, Mr. Lindahl was with Norwest Bank for 15 years, where he managed the bank's manufacturing and electronics group, natural resources group and was a senior vice president in charge of middle market lending activities.

    CARL E. NELSON has served as a Director, Secretary and Vice President of French Automotive since the recapitalization. Mr. Nelson has served as a Vice President of Hidden Creek since 1995 and as the Controller of Hidden Creek since June 1992. Mr. Nelson is also a general partner of J2R Partners III. From 1982 to 1992, Mr. Nelson was employed by Arthur Andersen LLP. Mr. Nelson is also a Vice President of Tower Automotive, Inc. and Dura Automotive Systems, Inc.

    ERIC J. ROSEN has served as a Director of French Automotive since the recapitalization. Mr. Rosen is Managing Director of Onex Investment Corp., a diversified industrial corporation and an affiliate of Onex, and served as a Vice President of Onex Investment Corp. from 1989 to February 1994. Prior thereto, Mr. Rosen was employed in the merchant banking group at Kidder, Peabody & Co. Incorporated from 1987 to 1989. Mr. Rosen is also a director of Tower Automotive, Inc. and Dura Automotive Systems, Inc.

    KARL F. STORRIE has served as a Director of French Automotive since
May 1999. Mr. Storrie has also served as President, Chief Executive Officer and a Director of Dura Automotive Systems, Inc. since March 1991. Prior to joining Dura Automotive Systems, Inc. and from 1986, Mr. Storrie was Group President of a number of aerospace manufacturing companies owned by Coltec Industries, a multi-divisional public corporation. From 1981 to 1986 and prior to becoming a Group President, Mr. Storrie was a Division President of two aerospace design and manufacturing companies for Coltec Industries. During his thirty-five year career, Mr. Storrie has held a variety of positions in technical and operations management. Mr. Storrie is also a director of Argo-Tech Corporation, a manufacturer of aircraft fuel, boost and transfer pumps.

    DOUGLAS B. TRUSSLER has served as a director of French Automotive since September 1999 and is currently a principal at Windward. Prior to joining Windward in 1995, Mr. Trussler was with Credit Suisse First Boston, where he worked as an analyst from June 1993 until May 1995. Mr. Trussler has a degree in Business Administration from the University of Western Ontario.

    Each director is elected to serve until the next annual meeting of stockholders or until a successor is duly elected and qualified. Each of the current directors was elected to the board pursuant to the terms of a stockholders agreement. See "Certain Relationships and Related
Transactions--Investor Stockholders Agreement." Executive officers of French Automotive are duly elected by the board to serve until their respective successors are elected and qualified. There are no family relationships between any of the directors or executive officers of French Automotive.

EXECUTIVE COMPENSATION

    The following table sets forth compensation information for 1998 for French Automotive's chief executive officer and the four other executive officers of French Automotive who were its most highly compensated executive officers for that year. We refer to these officers in this prospectus as the "named executive officers".

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION
                                                   --------------------------
                                                              OTHER ANNUAL       ALL OTHER
                                         SALARY     BONUS     COMPENSATION      COMPENSATION
NAME AND PRINCIPAL POSITION              ($)(1)     ($)(1)      ($)(2)            ($)(3)
--------------------------------------  --------   --------      --------          --------
Charles M. Waldon.....................  $350,000   $350,000      $  2,217          $  1,768
  President and Chief Executive
    Officer

Thomas C. Dinolfo.....................   171,417     55,339         3,716             1,768
  Treasurer and Chief Financial
    Officer

Stephen Southern......................   123,846     40,339         2,725             1,768
  Director of Worldwide Sales and
    Marketing

Paul Buckley..........................   212,018    299,688        10,303            51,990
  Managing Director of Morris Ashby

Juan Manuel Orbea.....................   179,876     33,333(4)       5,000           35,767
  General Manager of Ansola

------------------------------

(1) Includes amounts deferred by employees under French Automotive's 401(k) employee savings plan, pursuant to Section 401(k) of the Internal Revenue Code.

(2) Includes the value of personal benefits and perquisites.

(3) The amounts disclosed in this column include amounts contributed by French Automotive to its 401(k) employees savings plan and profit sharing plan and dollar value of premiums paid by French Automotive for term life insurance on behalf of the Named Executive Officers.

(4) Mr. Orbea received a bonus of $33,333 in connection with the acquisition of Ansola in April 1998.

OPTION GRANT TABLE

    The following table shows all grants of stock options to the named executive officers during the year ended December 31, 1998 under our former stock option plan, which was terminated in connection with the recapitalization. Each of the outstanding options was terminated in exchange for an amount equal to the difference between the per share price paid to the existing stockholders and the exercise price of each such option. In connection therewith, Messrs. Waldon, Dinolfo, Southern, Buckley and Orbea received $5.6 million, $1.6 million, $1.0 million, $0.3 million and $0.2 million, respectively. See "Certain Relationships and Related Transactions--The Recapitalization."

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                             % OF TOTAL
                                    NUMBER OF SECURITIES   OPTIONS GRANTED    EXERCISE
                                     UNDERLYING OPTIONS    TO EMPLOYEES IN   PRICE (PER
NAME                                     GRANTED(#)          FISCAL YEAR       SHARE)     EXPIRATION DATE
----                                --------------------   ---------------   ----------   ---------------
Charles M. Waldon.................         180.645              48.6%        $2,767.24     December 2008
                                         1,350.000                            1,000.00        April 2005
Thomas C. Dinolfo.................          54.334               1.7          2,767.24     December 2008
Stephen Southern..................          39.923               1.3          2,767.24     December 2008
Paul Buckley......................              --                --                --                --
Juan Manuel Orbea.................              --                --                --                --

OPTION EXERCISES AND YEAR-END VALUE TABLE

    The following table shows aggregate exercises of options in the year ended December 31, 1998 by the named executive officers and the aggregate value of unexercised options held by each named executive officer as of December 31, 1998.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                        YEAR AND YEAR-END OPTION VALUES

                              SHARES                              YEAR-END(#)          YEAR-END($)
                            ACQUIRED ON                          EXERCISABLE/         EXERCISABLE/
NAME                         EXERCISE     VALUE REALIZED ($)   UNEXERCISABLE(1)    UNEXERCISABLE(1)(2)
----                        -----------   ------------------   -----------------   -------------------
Charles M. Waldon.........      --                --           108.387/1,783.548   $328,943/$5,332,727
Thomas C. Dinolfo.........      --                --              32.600/130.402        98,939/299,733
Stephen Southern..........      --                --               23.954/79.846        72,697/197,163
Paul Buckley..............      --                --                 --/--                          --
Juan Manuel Orbea.........      --                --                 --/--                          --

------------------------

(1) All options became vested and were exercised in connection with the recapitalization.

(2) Calculated based on the price paid for redemption of shares in the recapitalization of $4,212 per share less the exercise price of the option.

EMPLOYMENT AGREEMENTS

    We intend to enter into an employment agreement with Mr. Waldon pursuant to which he will serve as President and Chief Executive Officer of French Automotive and will devote his full business time and attention to the business and affairs of French Automotive. The specific terms of the agreement are still being negotiated between the parties. In the meantime, Mr. Waldon is continuing to serve as President and Chief Executive Officer on the same basis as he did prior to the recapitalization.

    Mr. Buckley and Morris Ashby are parties to an employment agreement which provides that Mr. Buckley shall serve as Chief Executive Officer of Morris Ashby and shall devote his full time and attention to the affairs of Morris Ashby. The agreement provides for an annual salary and an annual bonus, based on Morris Ashby's financial performance. The agreement is terminable by either

Mr. Buckley or Morris Ashby upon two years' written notice. Morris Ashby may terminate Mr. Buckley immediately without cause by paying Mr. Buckley an amount equal to two years' salary. In the event Mr. Buckley is terminated because he has (1) breached his employment agreement, (2) committed any act of gross negligence or serious incompetence in the performance of his duties,
(3) committed a criminal act involving dishonesty, (4) become bankrupt,
(5) become of unsound mind or otherwise incapacitated or (6) become prohibited by law from serving as a director of Morris Ashby, Mr. Buckley would not be entitled to any compensation. Mr. Buckley has agreed that for a period of twelve months following the termination of his employment he will not compete within the United Kingdom or Northern Ireland with Morris Ashby or any of its affiliates over which he has had supervisory or managerial control. The agreement automatically terminates upon Mr. Buckley's 60th birthday.

    Mr. Orbea is a party to employment agreements with each of Ansola and Ansola Acquisition Corp., Ansola's parent company, which agreements provide that Mr. Orbea shall serve as General Manager of both companies in exchange for an annual salary and, in the case of Ansola, an annual bonus based on Ansola's financial performance. The agreements are terminable by Ansola or Ansola Acquisition Corp, as the case may be, with or without cause upon three months' written notice. If Mr. Orbea's employment is terminated for any reason other than death, disability or disciplinary reasons based on a serious breach of the employment agreement, Mr. Orbea will be entitled to receive an amount equal to his salary for twenty-one months. In addition, Mr. Orbea would be entitled to such amount in the event that he terminates his employment on the ground that:
(1) there has been a substantial modification in his working conditions,
(2) there has been a serious breach by Ansola or Ansola Acquisition Corp. of their respective obligations under the employment agreements, or (3) there has been a significant change in the ownership of either of the companies and he terminates his employment within three months thereafter. Mr. Orbea has agreed that for two years from the date of the termination of his employment he will not compete with Ansola and will receive in exchange a non-compete payment equal to one year of his base salary under each of his employment agreements.

COMPENSATION OF DIRECTORS

    French Automotive does not currently compensate directors for serving as a director or on committees of the board or pay directors any fees for attendance at meetings of the board, although French Automotive may elect to compensate directors in the future. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at board and committee meetings.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    Our authorized capital stock consists of six classes of common stock designated as class A common stock, class B common stock, class C common stock, class D-1 common stock, class D-2 common stock and class E common stock. As of October 15, 1999, we had the following shares issued and outstanding (in each case, rounded to the nearest share): 9,764 shares of class A common stock, 20,660 shares of class B common stock, 5,165 shares of class C common stock, 6,590 shares of class D-1 common stock, 6,817 shares of class D-2 common stock and 3,352 shares of class E common stock. Our outstanding classes of common stock generally differ with respect to dividend, liquidation preference and voting rights. The holders of each of our outstanding classes of common stock are entitled to receive distributions, whether as a dividend, liquidating distribution or otherwise and whether in cash, property or securities, based on the aggregate number of shares of such class outstanding as a percentage of the total number of shares of common stock outstanding. These distributions will be allocated between the various classes as set forth in our certificate of incorporation. Each outstanding share of common stock (other than shares of class D-2 common stock, which are non-voting) is entitled to one vote on all matters submitted to a vote of stockholders. Except as otherwise required by our certificate of incorporation or applicable law, all of our classes of voting common stock (other than the class D-2 common stock) vote together as a single class on all matters submitted to a vote of the stockholders, including the election of directors.

    The table below sets forth certain information regarding the equity ownership of French Automotive as of October 15, 1999 by: (1) each person or entity known by us to beneficially own five percent or more of a class of our voting common stock, (2) each director and named executive officer and (3) all of our directors and executive officers as a group. Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934.

                                                                                                    PERCENT OF
                                                                          NUMBER OF    PERCENT OF     VOTING
DIRECTORS, OFFICERS AND 5% STOCKHOLDERS                         CLASS       SHARES       CLASS       POWER(1)
---------------------------------------                       ---------   ----------   ----------   ----------
ONEX American Holdings LLC(2)(3)............................  Class B       20,660         100%         87%
J2R Partners III(4).........................................  Class C        5,165         100%         (3)
                                                              Class E        3,352         100%
Windward Entities(5)........................................  Class A        5,679          58%         13%
The Northwestern Mutual Life Insurance Company(6)...........  Class D-1      4,545          69%         (3)
Robert W. Baird & Co. Entities(7)...........................  Class D-1      1,818          28%         (3)
Tower Automotive, Inc.(8)...................................  Class A        5,088          34%         (3)
S. A. Johnson(8)(9).........................................  Class A          660           7%         (3)
                                                              Class C        5,165         100%
                                                              Class E        3,352         100%
Charles M. Waldon...........................................  Class A          837           9%         (3)
Thomas C. Dinolfo...........................................  Class A          142           1%         (3)
Stephen Southern............................................  Class A           95           *          (3)
Paul Buckley................................................  Class A          200           2%         (3)
Juan Manuel Orbea...........................................  --                --          --          --
Dugald K. Campbell(9)(12)...................................  Class A          112           1%         (3)
                                                              Class C        5,165         100%
                                                              Class E        3,352         100%
A. Kipp Koester(10).........................................  Class D-1      4,545          69%         (3)
John E. Lindahl(11).........................................  Class D-2      4,090          60%         (3)
Carl E. Nelson(12)..........................................  Class A          160           2%         (3)
                                                              Class C        5,165         100%
                                                              Class E        3,352         100%
Eric J. Rosen(2)(3)(9)......................................  Class B       20,660         100%         87%
Karl F. Storrie(12).........................................  Class A           83           *          (3)
                                                              Class C        5,165         100%
                                                              Class E        3,352         100%
Douglas B. Trussler.........................................  --                --          --          --
All directors and officers as a group (13 persons)..........  All           40,101          --          87%

------------------------------

   * Denotes less than one percent.

 (1) Except as otherwise required by our certificate of incorporation or applicable law, all of our classes of voting common stock vote together as a single class on all matters submitted to a vote of the stockholders, including the election of directors.

 (2) ONEX American Holdings LLC ("ONEX AH LLC") has shared voting power over 39,852 shares of common stock (see footnote (3)). Mr. Rosen, a Director of French Automotive, is Managing Director of Onex Investment Corp. and, as a result, may be deemed to have beneficial ownership of the shares held by ONEX AH LLC. Mr. Rosen disclaims beneficial ownership of all shares of class B common stock owned by ONEX AH LLC. ONEX AH LLC and Onex Investment Corp. are both wholly owned subsidiaries of Onex. The address for ONEX AH LLC and Mr. Rosen is c/o Onex Investment Corp., 712 Fifth Avenue, 40th Floor, New York, New York 10019.

 (3) ONEX AH LLC, J2R Partners III, The Northwestern Mutual Life Insurance Company, Robert W. Baird & Co. Entities (as defined below),
     Messrs. Johnson, Waldon and Nelson and all of French Automotive's other existing stockholders (other than the Windward Entities (as defined below)) have entered into a stockholders agreement pursuant to which such stockholders agreed to vote their shares of common stock in the same manner as ONEX AH LLC votes its shares on the election of Directors and, with the exception of Northwestern Mutual Life, on all other matters presented to French Automotive's stockholders for a vote and, to the extent permitted by law, granted to ONEX AH LLC a proxy to effectuate such agreement. As a result, ONEX AH LLC has voting control of approximately 87% of our common stock.

 (4) The general partners of J2R Partners III are S.A. Johnson, Dugald K. Campbell, Karl F. Storrie, Scott D. Rued, Robert R. Hibbs, Carl E. Nelson, David J. Huls, Mary L. Johnson, Judith A. Vijums and Daniel F. Moorse. The address for J2R Partners III is c/o Hidden Creek, 4508 IDS Center, Minneapolis, Minnesota 55402.

 (5) Includes 444 shares of class A common stock owned by Windward/Metropolitan, L.L.C. and 5,235 shares of class A common stock held by Windward/Park WACI, L.L.C. (collectively, the "Windward Entities"). The Windward Entities, due to their common control, may be deemed to beneficially own each other's shares, but each disclaims such beneficial ownership. The address for each of the Windward Entities is c/o Windward Capital Partners, L.P., 1177 Avenue of the Americas, 42nd Floor, New York, New York 10036.

 (6) The address for Northwestern Mutual Life is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. NML indirectly owns 64% of the outstanding capital stock of Robert W. Baird & Co. Incorporated.

 (7) Includes 583 shares of class D-1 common stock owned by Robert W. Baird & Co., 301 shares of class D-1 common stock owned by BCP Affiliates Fund L.P. and 934 shares of class D-1 common stock owned by BCP II Limited Partnership (collectively, the "Robert W. Baird & Co. Entities"). The Robert W. Baird & Co. Entities, due to their common control, may be deemed to beneficially own each other's shares, but each disclaims such beneficial ownership. The address for the Robert W. Baird & Co. Entities is c/o Robert
     W. Baird & Co., 277 W. Monroe St., Suite 2100, Chicago, Illinois 60606.

 (8) Includes 5,088 shares of class A common stock obtainable by Tower Automotive, Inc. upon its conversion of its 7.5% convertible subordinated promissory note. The address for Tower is 6303 28th Street S.E., Grand Rapids, Michigan 49546. Messrs. Campbell, Johnson and Rosen are members of the board of directors of Tower. Each of Messrs. Campbell, Johnson and Rosen disclaims beneficial ownership of the shares owned by Tower.

 (9) Includes 5,165 shares of class C common stock and 3,352 shares of class E common stock owned by J2R Partners III, of which Mr. Johnson is a general partner, and 660 shares of class A common stock owned by Mr. Johnson. The address for Mr. Johnson is c/o Hidden Creek, 4508 IDS Center, Minneapolis, Minnesota 55402.

 (10) Includes 4,545 shares of class D-1 common stock owned by Northwestern Mutual Life, of which Mr. Koester is a Managing Director. Mr. Koester disclaims beneficial ownership of the shares owned by Northwestern Mutual Life. The address for Mr. Koester is c/o Northwestern Mutual Life, 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

 (11) Includes 4,090 shares of class D-2 common stock owned by Norwest Equity Capital, L.L.C., an affiliate of Norwest Equity Partners, of which Mr. Lindahl is Managing General Partner. The address for Mr. Lindahl is c/o Norwest Equity Partners, 2800 Piper Jaffray Tower, 222 South Ninth Street, Minneapolis, Minnesota 55402.

 (12) Includes 5,165 shares of class C common stock and 3,352 shares of class E common stock owned by J2R Partners III, of which Messrs. Nelson, Campbell and Storrie are general partners. Each of Messrs. Nelson, Campbell and Storrie disclaims beneficial ownership of the shares owned by J2R Partners III. The address for each of them is c/o Hidden Creek, 4508 IDS Center, Minneapolis, Minnesota 55402.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE RECAPITALIZATION

    The recapitalization was completed on April 21, 1999 pursuant to a recapitalization agreement dated March 29, 1999 by and among us, our stockholders prior to the recapitalization, who are referred to in this prospectus as the existing stockholders, and JLF Acquisition LLC, a newly formed transitory investment entity. Subsequent to the date of the recapitalization agreement, but prior to the date of the recapitalization, JLF Acquisition assigned all of its rights and obligations under the recapitalization agreement to Onex, J2R and the other equity investors.

    Pursuant to the recapitalization agreement, we redeemed for $348.8 million in cash 87% of our outstanding shares of common stock and all of our outstanding shares of preferred stock and we paid $21.5 million in cash to the holders of outstanding stock options in exchange for the cancellation of their options. In addition, we made a payment of $5.9 million to those persons who were stockholders prior to the recapitalization based on a post-closing determination of the amount of our working capital as of the closing date of the recapitalization. In connection with the recapitalization, the existing stockholders converted all shares of class B common stock not redeemed into shares of class A common stock. Included in this conversion was all of the common stock owned by our chief executive officer, Charles M. Waldon. As a result of the redemption and the conversion, these stockholders currently own 5,348 shares of class A common stock, representing approximately 13% of the outstanding common stock.

    As part of the recapitalization, we filed an amendment to our certificate of incorporation, which amendment created our current capital structure, consisting of six classes of common stock, as described under "Security Ownership of Certain Beneficial Owners and Management." The equity investors then purchased for an aggregate purchase price of $156.0 million an aggregate of 37,038 shares of common stock from French Automotive. As a result of the recapitalization, the equity investors own approximately 87% of our common stock, representing 85% of the voting power.

    As a result of the recapitalization, Windward received approximately
$348.8 million in cash in connection with the redemption of its shares of common stock and preferred stock and $85.0 million in cash in connection with the repayment of the old subordinated notes.

    Pursuant to the recapitalization agreement, the existing stockholders have agreed to indemnify us and the equity investors for all liabilities and other losses arising from any breach by French Automotive or any of the existing stockholders of certain representations and warranties contained in the recapitalization agreement. These representations relate to the capitalization of the French Automotive and to the share ownership of the existing stockholders, which representations survive indefinitely, and to the amount of our existing indebtedness, which representation survives until the fourth anniversary of the recapitalization. The existing stockholders do not have an obligation to indemnify us and the equity investors for any losses once the aggregate of all indemnified losses exceeds the price paid by French Automotive to redeem the existing stockholders' capital stock.

    The foregoing summary of the material terms of the recapitalization agreement and related matters does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the recapitalization agreement, including the related exhibits and schedules. You may obtain a copy of the recapitalization agreement from us.

INVESTOR STOCKHOLDERS AGREEMENT

    French Automotive and each of its stockholders are parties to an investor stockholders agreement, dated as of April 21, 1999. Tower Automotive and Onex Advisor LLC and the other employees and affiliates of Onex who purchased shares of our class A common stock in connection with our financing of the acquisition of Nelson Metal became parties to this stockholders agreement by executing joinder and rights agreements dated as of October 15, 1999. The stockholders agreement provides that our board of directors will be established at seven directors and will be comprised of: (1) three representatives designated by J2R, two of whom shall initially be S.A. Johnson and Carl E. Nelson, (2) two representatives designated by Onex, which representatives shall initially be Eric J. Rosen and Charles M. Waldon, (3) one representative designated by Windward, which representative shall initially be Robert H. Barton III and (4) one representative designated by Northwestern Mutual Life, which representative shall initially be A. Kipp Koester. The parties to the stockholders agreement subsequently voted to increase the size of our board of directors to nine directors and have appointed Karl F. Storrie and Dugald K. Campbell to fill these vacancies. Mr. Barton resigned effective August 31, 1999 and this vacancy has been filled by Mr. Trussler, a representative designated by Windward. In addition, each party to the stockholders agreement has agreed to consent to a sale of French Automotive if such sale is approved by our board of directors.

    Except for Windward, each of the parties to the stockholders agreement has also agreed to vote their common stock as directed by Onex on the election of directors and, with the exception of Northwestern Mutual Life, on all other matters submitted to a vote of stockholders, and has granted the person who is at any time the president of Onex a proxy to vote its common stock. The voting provisions of the stockholders agreement automatically terminate upon the sale by French Automotive of at least 20% of its common stock, on a fully diluted basis, in a underwritten public offering.

    The stockholders agreement generally restricts the transfer of any shares of common stock held by the parties to the stockholders agreement by granting certain parties thereto rights of first offer and participation rights in connection with any proposed transfer by any other party, with certain exceptions. In addition, we have agreed not to issue to any person at any time prior to an initial public offering of equity securities, any shares of common stock or any other securities entitled to participate in distributions or to vote (or securities convertible or exercisable for any of the foregoing) unless the parties to the stockholders agreement are given the opportunity to purchase their pro rata share at the same price and on the same terms, subject to certain exceptions.

REGISTRATION AGREEMENT

    In connection with the recapitalization, each of our stockholders entered into a registration agreement. Tower Automotive and Onex Advisor LLC and the other employees and affiliates of Onex who purchased shares of our class A common stock in connection with our financing of the acquisition of Nelson Metal became parties to this registration agreement by executing joinder and rights agreements dated as of October 15, 1999. Pursuant to the registration agreement, the holders of a majority of (1) the shares of class B common stock issued pursuant to the recapitalization, or issued or issuable in respect of such securities, and (2) any other shares of common stock held by persons holding any of the foregoing may request, at any time, up to five registrations of all or any part of their common stock on Form S-1 or any similar long-form registration statement or, if available, an unlimited number of registrations on Form S-2 or S-3 or any similar short-form registration statement, each at our expense. At present, ONEX AH LLC owns all of the outstanding class B common stock. In the event that the holders of these securities make such a demand registration request, all other parties to the registration agreement will be entitled to participate in such registration. In the event that none of these securities are outstanding, the holders of a majority of (1) the common stock issued pursuant to the recapitalization, or issued or issuable with respect thereto, and
(2) any common stock held by persons holding any of the foregoing will be entitled to exercise these demand registration rights. The registration agreement also grants to the parties thereto piggyback registration rights with respect to all other registrations by us and we will pay all expenses related to such piggyback registrations.

MANAGEMENT STOCKHOLDERS AGREEMENT

    On July 16, 1999, we, Onex and members of our management who own shares of our common stock, including Messrs. Waldon, Dinolfo, Buckley, Porritt, Shoaf and Southern, entered into a management stockholders agreement. At the same time, we sold to 32 of our managers 1,653 shares of our class A common stock, representing approximately 3.8% of our outstanding common stock. The amount of management stock held by each of our executive officers is as set forth in "Security Ownership of Certain Beneficial Owners and Management." Each management stockholder purchased such stock at a price of $4,212 per share, which is the per share amount paid by the equity investors in connection with the recapitalization. The agreement permits the management stockholders to borrow up to half of the purchase price of their stock, with such stock being pledged to secure repayment of the loan.

    Pursuant to this agreement, each management stockholder granted a right of first refusal to us, and, if we do not exercise such right, to Onex, to purchase such management stockholder's stock. In the event neither we nor Onex exercises our respective rights of first refusal, at any time after we have become a public company, a management stockholder desiring to sell his stock may sell up to 5% of his stock in the public market during any 90-day period, up to a maximum of one-third of the stock acquired by the management stockholder prior to such date.

    We, Onex and each of the management stockholders have agreed that either we or Onex will purchase at book value, and each management stockholder will sell, the stock held by such management stockholder in the event such management stockholder's employment is terminated for any reason at any time prior to our initial public offering. After such time as we become a public company, a management stockholder may sell his stock in the public market, provided that, in the event the management stockholder's employment terminates due to: (1) retirement, he can sell his stock so long as he does not sell more 75% of his stock during the year following his termination; (2) his death or disability, he may sell without restriction; and (3) in all other cases, he can sell his stock so long as he does not sell more than half in the year following his termination.

    The agreement further provides that, in the event our board of directors approves a sale of our company, we have a right to require each management stockholder to sell such management stockholder's stock to the proposed purchaser. In addition, in the event we effect a public offering, we have agreed to include each management stockholder's stock in such offering, provided that each management stockholder may not register a greater proportion of his stock than the proportion of Onex's stock being registered by Onex in such offering.

    The terms of the agreement govern all common stock owned or later acquired by the management stockholders other than any stock purchased in the open market at any time after we have consummated an initial public offering.

MANAGEMENT AGREEMENT WITH HIDDEN CREEK

    Pursuant to the terms of a management agreement dated as of April 21, 1999, Hidden Creek has agreed to provide strategic direction and management, financial and administrative services to French Automotive. In exchange for such services, we have agreed to pay Hidden Creek an annual management fee in the amount of $500,000. This management agreement is for an initial term of five years, but may be canceled by Hidden Creek upon 30 days' notice. The agreement is automatically renewable after five years on a year-to-year basis unless we give Hidden Creek 30 days' notice of our intent to terminate the agreement. The agreement will terminate in any event upon a sale of French Automotive.

    In addition, Hidden Creek received a fee upon consummation of the recapitalization and the offering of the outstanding notes of an aggregate of approximately $3.5 million for services provided in

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structuring, negotiating and financing these transactions. Upon consummation of the acquisition of Nelson Metal, Hidden Creek received a fee of $1.75 million for services provided in structuring, negotiating and financing the acquisition.

PROMISSORY NOTE TO TOWER AUTOMOTIVE, INC.

    In connection with the financing of our acquisition of Nelson Metal, we borrowed $30.0 million from Tower Automotive, Inc. in exchange for our issuance of a 7.5% convertible subordinated promissory note, due October 14, 2009. Messrs. Campbell, Johnson and Rosen are members of both our board of directors and the board of directors of Tower Automotive. Mr. Campbell is the president and chief executive officer of Tower Automotive. The promissory note is subordinated in right of payment to the notes. This promissory note may be converted in whole or in part, at Tower Automotive's option, into a number of shares of our class A common stock equal to the principal amount of the promissory note and any accrued interest on the promissory note divided by $5,896.75. The principal amount of this promissory note is therefore convertible into 5,088 shares of class A common stock or 11.6% of our outstanding stock. Interest is payable on the promissory note quarterly unless (1) the payment of interest would cause us to breach any covenants in any agreement under which a financial institution or pension fund has made loans to us in excess of $10.0 million or (2) in the good faith judgment of our board of directors, we do not have funds available to pay interest on the promissory note, in which case the unpaid interest will accrue until paid. We may prepay the promissory note at any time, subject to Tower Automotive's right to convert the promissory note into class A common stock.

TRANSACTIONS WITH SIGNIFICANT STOCKHOLDERS

    J.L. French Corporation, a wholly owned subsidiary of French Holdings, Inc., subleases its sales and service office in Dearborn, Michigan from American Bumper & Mfg. Co., which is indirectly owned by Windward. Payments with respect to this sublease aggregated approximately $68,000 in 1998.

    In connection with the recapitalization, French Automotive paid Robert W. Baird & Co. an advisory fee of $2.5 million.

    Prior to the recapitalization, French Automotive made payments to Windward for financial services in the amount of $325,000, $200,000 and $150,000 for 1998, 1997 and 1996, respectively.

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                     DESCRIPTION OF SENIOR CREDIT FACILITY

    GENERAL. In connection with the recapitalization, we and various of our direct and indirect wholly owned subsidiaries entered into a senior credit facility with The Chase Manhattan Bank, Bank of America National Trust and Savings Association, Chase Manhattan International Limited and certain other lenders. The senior credit facility originally provided for aggregate borrowings by us of approximately $330.0 million. We used the proceeds of the initial offering of the outstanding notes to repay a portion of the indebtedness under the senior credit facility. See "Use of Proceeds." In connection with our recent acquisition of Nelson Metal, we amended and restated our senior credit facility to provide for an additional $100.0 million of available borrowings.

    Following its amendment and restatement, the senior credit facility consists of (a) approximately $187.5 million of term loans, consisting of (1) a $155.0 million U.S. dollar-denominated term loan to French Automotive, (2) a pound sterling-denominated term loan to French Automotive in an amount equal to the pound sterling equivalent (determined as of the date such loan was made) of U.S. $17.5 million and (3) a pound sterling-denominated term loan to Morris Ashby in an amount equal to the pound sterling equivalent (determined as of the date such loan was made) of U.S. $17.5 million (collectively, the "tranche A term loan"), (b) a $152.5 million tranche B term loan and (c) a $90.0 million revolving credit facility. The amendment increased the dollar-denominated portion of our tranche A term loan from $70.0 million to $155.0 million and increased our revolving credit facility from $75.0 million to $90.0 million. Up to $20.0 million of the revolving credit facility is available in British Pounds Sterling, Euros and other foreign currencies for borrowings by us and certain of our designated foreign subsidiaries.

    INTEREST. Amounts outstanding under the senior credit facility bear interest, at our option, at a rate per annum equal to either: (1) the eurocurrency base rate (as defined in the senior credit agreement) or (2) the base rate (as defined in the senior credit agreement), in each case, plus an applicable margin. The applicable margin for the tranche A term loan and the revolving credit facility is initially 2.50% for eurocurrency base rate loans and 1.50% for base rate loans. The applicable margin for the tranche A term loan and the revolving credit facility is subject to adjustment downward based on the achievement of certain performance targets and provided that no event of default has occurred and is continuing. The applicable margin for the tranche B term loan is fixed at 2.75% for eurocurrency base rate loans and 1.75% for base rate loans. As of June 30, 1999, our borrowings under the senior credit facility bore interest at rates ranging from 7.5% to 7.9%.

    MATURITY. Borrowings under the tranche A term loan are due and payable in quarterly installments until April 21, 2005 and borrowings under the tranche B term loan are due and payable in nominal quarterly installments until September 30, 2006, with the final balance due on October 21, 2006. The revolving credit facility is available until April 21, 2005.

    SECURITY AND GUARANTIES. The senior credit facility is secured by a first priority security interest in all of our existing and after-acquired tangible and intangible assets, including those of our direct and indirect material subsidiaries, with the exception of certain foreign subsidiaries, including, without limitation, real property and all of the capital stock owned us and our direct and indirect material subsidiaries, with the exception of certain foreign subsidiaries and to the extent permitted by applicable law. All of our obligations under the senior credit facility are fully and unconditionally guaranteed by all of our present and future material domestic subsidiaries. In addition, we and each of such guarantors shall guarantee any borrowings by any designated foreign subsidiaries permitted to borrow amounts under the senior credit facility.

    COVENANTS. The senior credit facility requires us to meet certain financial tests, including, without limitation, minimum interest coverage, minimum cash retained earnings and maximum leverage tests. The senior credit facility contains certain covenants which, among other things, limit the incurrence of

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
additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, including the notes, liens and encumbrances.

    EVENTS OF DEFAULT. The senior credit facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, including the notes, certain events of bankruptcy and insolvency, judgment defaults, failure of any guaranty or security document supporting the senior credit facility to be in full force and effect and a change of control of French Automotive.

                              DESCRIPTION OF NOTES

    You can find the definitions of some of the terms used in this description under the caption "--Certain Definitions."

    We will issue the exchange notes under an indenture among French Automotive, the subsidiary guarantors and U.S. Bank Trust National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

    The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as a holder of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under the caption "--Additional Information." Certain defined terms used in this description but not defined below under the caption "--Certain Definitions" have the meanings assigned to them in the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTIES

    THE NOTES

    - are general unsecured obligations of French Automotive;

    - are subordinated in right of payment to all existing and future senior indebtedness of French Automotive;

    - rank equally in right of payment with all existing and future unsecured subordinated indebtedness of French Automotive that is not expressly subordinated to the notes; and

    - are unconditionally guarantied by the subsidiary guarantors.

    THE GUARANTIES

    The notes are guarantied by each domestic restricted subsidiary of French Automotive.

    Each subsidiary guaranty of the notes:

    - is a general unsecured obligation of the subsidiary guarantor;

    - is subordinated in right of payment to all existing and future senior debt of the subsidiary guarantor; and

    - ranks equally in right of payment with all existing and future unsecured subordinated indebtedness of the subsidiary guarantor that is not expressly subordinated to the subsidiary guaranty.

    None of our foreign subsidiaries will guaranty the notes. In addition, under the circumstances set forth below under the caption "--Certain
Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "unrestricted subsidiaries." Our unrestricted subsidiaries will not be subject to many of the indenture's restrictive covenants and will not guaranty the notes.

    We operate through our subsidiaries and, therefore, depend on the cash flow of our subsidiaries to meet our obligations, including our obligations under the notes. French Automotive's right to receive assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that French Automotive is itself recognized as

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
a creditor of the subsidiary, in which case French Automotive's claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by French Automotive. The notes will therefore be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments, including trade payables and lease obligations, of our non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor subsidiaries generated 29.3% of our consolidated sales in the period ending June 30, 1999 and held 36.5% of our consolidated assets and 17.0% of our consolidated liabilities as of June 30, 1999. See "Risk Factors--We Conduct All of Our Operations Through Subsidiaries and Not All of Our Subsidiaries Are Subsidiary Guarantors."

PRINCIPAL, MATURITY AND INTEREST

    The indenture provides for the issuance by us of notes with a maximum aggregate principal amount of $275.0 million, of which $175.0 million was issued in the initial offering of the outstanding notes. We may issue additional notes from time to time. Any offering of additional notes is subject to the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We have issued notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on June 1, 2009.

    Interest on the notes will accrue at the rate of 11 1/2% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 1999. We will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.

    Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

    If a holder has given wire transfer instructions to us, we will pay all principal, interest and premium and liquidated damages, if any, on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

    The Trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders, and we or any of our subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange notes in accordance with the indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

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
    The registered holder of a note will be treated as the owner of it for all purposes.

SUBSIDIARY GUARANTIES

    The subsidiary guarantors will jointly and severally guaranty our obligations under the notes. Each subsidiary guaranty will be subordinated to the prior payment in full of all senior debt of that subsidiary guarantor. The obligations of each subsidiary guarantor under its subsidiary guaranty will be limited as necessary to prevent that subsidiary guaranty from constituting a fraudulent conveyance under applicable law. See "Risk Factors--If a Court Were to Find that the Issuance of the Notes or the Subsidiary Guaranties Constituted a Fraudulent Conveyance, the Court Could Avoid Our Obligations under the Notes or the Subsidiary Guarantors' Obligations under the Subsidiary Guaranties."

    A subsidiary guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another person, whether or not such subsidiary guarantor is the surviving person, other than French Automotive or another subsidiary guarantor, unless:

    (1) immediately after giving effect to that transaction, no default or event of default exists; and

    (2) either:

       (a) the person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation or merger assumes all the obligations of that subsidiary guarantor under the indenture, its subsidiary guaranty and the registration rights agreement pursuant to a supplemental indenture and appropriate collateral documents satisfactory to the Trustee; or

       (b) the Net Proceeds of such sale or other disposition are applied in accordance with the "Asset Sale" provisions of the indenture.

    The subsidiary guaranty of a subsidiary guarantor will be released:

    (1) in connection with any sale or other disposition of all or substantially all of the assets of that subsidiary guarantor to a person that is not, either before or after giving effect to such transaction, a restricted subsidiary of French Automotive, if the subsidiary guarantor applies the Net Proceeds of that sale or other disposition in accordance with the "Asset Sale" provisions of the indenture;

    (2) in connection with any sale of all of the capital stock of a subsidiary guarantor to a person that is not, either before or after giving effect to such transaction, a restricted subsidiary of French Automotive, if French Automotive applies the Net Proceeds of that sale in accordance with the "Asset Sale" provisions of the indenture, or

    (3) if we properly designate any restricted subsidiary that is a subsidiary guarantor as an unrestricted subsidiary.

    See "--Repurchase at the Option of Holders--Asset Sales."

SUBORDINATION

    The payment of principal, interest and premium and liquidated damages, if any, on the notes, and any other Obligations relating to the notes, will be subordinated to the prior payment in full in cash of all of our senior debt, including senior debt incurred after the date of the indenture.

    The holders of senior debt will be entitled to receive payment in full in cash of all obligations due in respect of senior debt, including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable senior debt, whether or not such interest would be an allowed claim,

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
before the holders of notes will be entitled to receive any payment under the notes, in the event of any distribution to our creditors:

    (1) in a liquidation or dissolution of French Automotive;

    (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to French Automotive or its property;

    (3) in an assignment for the benefit of creditors; or

    (4) in any marshaling of French Automotive's assets and liabilities.

    The holders of notes may, however, receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance" if the funding of the trust is permitted under the defeasance section of the indenture.

    We also may not make any payment, whether by purchase, redemption, defeasance or otherwise, under the notes if:

    (1) a payment default on Designated Senior Debt occurs and is continuing; or

    (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from us or the holders of any Designated Senior Debt.

    We may however make payments under the notes in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance" if the funding of the trust is permitted under the defeasance section of the indenture.

    Payments on the notes may and shall be resumed:

    (1) in the case of a payment default, upon the date on which such default is cured or waived; and

    (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

    No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

    No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days.

    If the Trustee or any holder of the notes receives a payment under the notes when the payment is prohibited by these subordination provisions, the Trustee or the holder, as the case may be, shall hold the payment in trust for the benefit of the holders of senior debt, unless the payment is in Permitted Junior Securities in the circumstances permitted above or from the trust described under "--Legal Defeasance and Covenant Defeasance" and the funding of the trust is permitted under the defeasance section of the indenture. Upon the proper written request of the holders of senior debt, the Trustee or the holder, as the case may be, shall deliver the amounts in trust to the holders of senior debt or their proper representative.

    We must promptly notify holders of senior debt if payment of the notes is accelerated because of an event of default.

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
    As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of French Automotive, holders of notes may recover less ratably than our creditors who are holders of senior debt. See "Risk Factors--The Notes and Subsidiary Guaranties are Unsecured Subordinated Obligations."

    "DESIGNATED SENIOR DEBT" means:

    (1) any indebtedness outstanding under or in respect of the Credit Agreement; and

    (2) after payment in full of all Obligations under the Credit Agreement, any other senior debt permitted under the indenture the principal amount of which is $15.0 million or more and that has been designated by us as "Designated Senior Debt."

    "PERMITTED JUNIOR SECURITIES" means: (1) debt securities of French Automotive as reorganized or readjusted, if applicable, and guaranteed by the subsidiary guarantors, or debt securities of French Automotive, or any other company, trust or organization provided for by a plan of reorganization or readjustment succeeding to the assets and liabilities of French Automotive, and guaranteed by the subsidiary guarantors, in each of the foregoing cases, which securities and guarantees are subordinated, to at least the same extent as the notes and the subsidiary guarantees, to the payment of all senior debt and guaranties of senior debt that will be outstanding after giving effect to the reorganization or readjustment, if applicable, so long as (a) the debt securities are not entitled to the benefit of covenants or defaults more beneficial to the holders of the debt securities than those in effect for the notes or the senior debt, after giving effect to the reorganization or readjustment, if applicable, and (b) the debt securities shall not provide for amortization, including sinking fund and mandatory prepayment provisions, commencing prior to the date which is one year after the final scheduled maturity date of the senior debt, unless the mandatory prepayment is of the type described under the caption "--Repurchase at the Option of Holders--Change of Control", or (2) equity interests in French Automotive or any subsidiary guarantor; PROVIDED THAT in each case with respect to clause (1) or (2) above, if a new corporation results from the reorganization or readjustment, the corporation assumes all senior debt that will be outstanding after giving effect thereto and provided further that the rights of the holders of senior debt are not impaired.

    "SENIOR DEBT" means:

    (1) all indebtedness of French Automotive or any subsidiary guarantor outstanding under credit facilities and all Hedging Obligations with respect thereto;

    (2) any other indebtedness of French Automotive or any subsidiary guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any subsidiary guaranty, as the case may be; and

    (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

    Notwithstanding anything to the contrary in the preceding paragraph, senior debt will not include:

    (1) any liability for federal, state, local or other taxes owed or owing by French Automotive or the subsidiary guarantors;

    (2) any indebtedness of French Automotive to any of its subsidiaries or other affiliates;

    (3) any trade payables; or

    (4) any indebtedness that is incurred in violation of the indenture.

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
OPTIONAL REDEMPTION

    At any time prior to June 1, 2002, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 111.5% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the net cash proceeds of one or more equity offerings; PROVIDED that:

    (1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of each redemption, excluding notes held by us and our subsidiaries; and

    (2) the redemption must occur within 90 days of the date of the closing of the equity offering.

    Except pursuant to the preceding paragraph, the notes will not be redeemable at our option prior to June 1, 2004. We are not prohibited, however, from acquiring the notes by means other than a redemption, whether pursuant to an issuer tender or otherwise, assuming the acquisition does not otherwise violate the terms of the indenture.

    On or after June 1, 2004, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices, expressed as percentages of principal amount, set forth below plus accrued and unpaid interest and liquidated damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2004........................................................    105.750%
2005........................................................    103.833%
2006........................................................    101.917%
2007 and thereafter.........................................    100.000%

MANDATORY REDEMPTION

    We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    If a change of control occurs and we have not previously issued an irrevocable notice of redemption of all of the notes on the terms set forth above under the heading "--Optional Redemption", each holder of notes will have the right to require us to repurchase all or any part equal to $1,000 or an integral multiple thereof of that holder's notes pursuant to a change of control offer (as described herein) on the terms set forth in the indenture. In the change of control offer, we will offer a change of control payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. Within 30 days following any change of control, we will mail a notice to each holder describing the transaction or transactions that constitute the change of control and offering to repurchase notes on the change of control payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the indenture and described in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control provisions of the indenture by virtue of the conflict.

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
    On the change of control payment date, we will, to the extent lawful:

    (1) accept for payment all notes or portions thereof properly tendered pursuant to the change of control offer;

    (2) deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes so tendered; and

    (3) deliver or cause to be delivered to the Trustee the notes we are accepting, together with an officers' certificate stating the aggregate principal amount of notes we are purchasing.

    The paying agent will promptly mail to each holder of notes so tendered the change of control payment for the notes, and the Trustee will promptly authenticate and mail or cause to be transferred by book entry to each holder a new note equal in principal to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple thereof.

    Prior to complying with any of the provisions of this "change of control" covenant, but in any event within 90 days following a change of control, we will either repay all outstanding senior debt or obtain the requisite consents, if any, under all agreements governing outstanding senior debt to permit the repurchase of notes required by this covenant. If we do not obtain such consents or repay such borrowings, we will be prohibited from repurchasing the notes. We will publicly announce the results of the change of control offer on or as soon as practicable after the change of control payment date.

    The provisions described above that require we make a change of control offer following a change of control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a change of control, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

    We will not be required to make a change of control offer upon a change of control if a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a change of control offer made by us and purchases all notes validly tendered and not withdrawn under the change of control offer.

    The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our properties or assets and of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

    ASSET SALES

    We will not, and will not permit any of our restricted subsidiaries to, consummate an Asset Sale unless:

    (1) we or the restricted subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or equity interests issued or sold or otherwise disposed of, as determined in good faith by us;

    (2) the fair market value is determined by our board of directors and evidenced by a resolution of the board of directors set forth in an officers' certificate delivered to the Trustee; and

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    (3) at least 75% of the consideration received by us or the restricted subsidiary from the Asset Sale is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

       (a) any of our or our restricted subsidiaries' liabilities, as shown on our or any restricted subsidiary's most recent balance sheet, other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any subsidiary guaranty, that are assumed by the transferee of any assets pursuant to a customary novation agreement that releases us or the restricted subsidiary from further liability;

       (b) any securities, notes or other obligations received by us or any restricted subsidiary from a transferee that are converted by us or the restricted subsidiary into cash within 180 days after the consummation of the Asset Sale, to the extent of the cash received in that conversion; and

       (c) any Designated Noncash Consideration received by us or any of our restricted subsidiaries in an Asset Sale; PROVIDED that the aggregate fair market value, as determined above, of the Designated Noncash Consideration, taken together with the fair market value at the time of receipt of all other Designated Noncash Consideration received pursuant to this clause (c) less the amount of Net Proceeds previously realized in cash from the earlier received Designated Noncash Consideration is less than the greater of 5.0% of Total Assets or $25.0 million at the time of the receipt of the Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, we may apply the Net Proceeds at our option:

    (1) to repay senior debt and, if the senior debt repaid is revolving credit indebtedness, to correspondingly reduce commitments with respect thereto;

    (2) to acquire all or substantially all of the assets of, or a majority of the voting stock of, another Permitted Business;

    (3) to make a capital expenditure; and/or

    (4) to acquire other long-term assets that are used or useful in a Permitted Business.

    Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

    Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "excess proceeds." When the aggregate amount of excess proceeds exceeds $10.0 million, we will make an offer to all holders of notes and all holders of other indebtedness that ranks equally with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and other indebtedness that ranks equally with the notes that may be purchased out of the excess proceeds, such offer being referred to in this prospectus as an "asset sale offer." The offer price in any asset sale offer will be equal to 100% of principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase, and will be payable in cash. If any excess proceeds remain after consummation of an asset sale offer, we may use the excess proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other indebtedness as ranks equally with the notes tendered into the asset sale offer exceeds the amount of excess proceeds, the Trustee shall select the notes and other indebtedness as ranks equally with the notes to be purchased on a pro rata basis based on the principal amount of

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notes and other indebtedness as ranks equally with the notes that is tendered.
Upon completion of each asset sale offer, the amount of excess proceeds shall be reset at zero.

    We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the securities laws to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an asset sale offer. To the extent that the provisions of any securities laws or regulations conflict with the asset sales provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the asset sale provisions of the indenture by virtue of the conflict.

    The agreements governing our outstanding senior debt currently prohibit us from purchasing any notes, and also provide that certain change of control or asset sale events would constitute a default under these agreements. Any future credit agreements or other agreements relating to senior debt to which we become a party may contain similar restrictions and provisions. In the event a change of control or Asset Sale occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain the prohibition on purchasing the notes. If we do not obtain these consents or repay these borrowings, we cannot purchase the notes. In such case, our failure to purchase tendered notes would constitute an event of default under the indenture which would, in turn, constitute a default under the senior debt. In these circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

SELECTION AND NOTICE

    If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

    (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

    (2) if the notes are not so listed, on a pro rata basis, by lot or by any method that the Trustee shall deem fair and appropriate.

    No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

    If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    We will not, and will not permit any of our restricted subsidiaries to, directly or indirectly:

    (1) declare or pay any dividend or make any other payment or distribution on account of our or any of our restricted subsidiaries' equity interests, including, without limitation, any payment in connection with any merger or consolidation involving us or any of our restricted subsidiaries, or to the direct or indirect holders of our or any of our restricted subsidiaries' equity interests in their capacity as such, other than dividends or distributions payable in our equity interests, other than Disqualified Stock, or to us or one of our restricted subsidiaries;

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    (2) purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving us, any of our equity interests or the equity interests of any direct or indirect parent of us;

    (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any indebtedness that is by its terms subordinated to the notes or the subsidiary guaranties, except a payment of interest or principal at the stated maturity thereof; or

    (4) make any Restricted Investment (all of these payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "restricted payments"),

unless, at the time of and after giving effect to the restricted payment:

    (1) no default or event of default shall have occurred and be continuing or would occur as a consequence of the restricted payment; and

    (2) we would, at the time of the restricted payment and after giving pro forma effect to the restricted payment as if the restricted payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

    (3) the restricted payment, together with the aggregate amount of all other restricted payments made by us and our restricted subsidiaries after the date of the indenture, excluding restricted payments permitted by clauses
       (2), (3), (4), (5), (7) and (8) of the next succeeding paragraph, is less than the sum, without duplication, of:

       (a) 50% of our Consolidated Net Income for the period (taken as one accounting period) from March 31, 1999 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of the restricted payment, or, if the Consolidated Net Income for the period is a deficit, less 100% of the deficit, PLUS

       (b) 100% of the aggregate net cash proceeds or fair market value of Productive Assets received by us since the date of the indenture as a contribution to our common equity capital or from the issue or sale of our equity interests, other than Disqualified Stock or Designated Preferred Stock, or from the issue or sale of convertible or exchangeable Disqualified Stock or Designated Preferred Stock or convertible or exchangeable debt securities that have been converted into or exchanged for equity interests, other than equity interests or Disqualified Stock or Designated Preferred Stock or debt securities sold to one of our subsidiaries, PLUS

       (c) 100% of the aggregate net cash proceeds or fair market value of Productive Assets received from the disposition or sale of any Restricted Investment that was made after the date of the indenture less, in each case, the cost of the disposition or sale, PLUS

       (d) 100% of the amount of any dividends paid in cash or the fair market value, as determined above, of any Productive Assets received by us or a restricted subsidiary after the date of the indenture from one of our unrestricted subsidiaries, to the extent that the dividends were not otherwise included in our Consolidated Net Income for the period, PLUS

       (e) to the extent that any of our unrestricted subsidiaries is redesignated as a restricted subsidiary after the date of the indenture, the fair market value of our Investment in the subsidiary as of the date of the redesignation, PLUS

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       (f) without duplication of any amounts included in clause (b) above, 100%
           of the aggregate net cash proceeds or the fair market value of Productive Assets received by us as equity contributions, other than Disqualified Stock or Designated Preferred Stock, by a holder of our equity interests, excluding any net cash proceeds from an equity contribution which has been financed, directly or indirectly using funds (1) borrowed from us or any of our subsidiaries, unless and until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by us or by any of our subsidiaries.

    So long as no payment default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

    (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration the payment would have complied with the provisions of the indenture;

    (2) the redemption, repurchase, retirement, defeasance or other acquisition of any of our or our restricted subsidiaries' subordinated indebtedness or of our or our restricted subsidiaries' equity interests in exchange for, or out of the net cash proceeds of the substantially concurrent sale, other than to one of our subsidiaries, of our equity interests, other than Disqualified Stock; PROVIDED that the amount of the net cash proceeds that are utilized for the redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3) (b) of the preceding paragraph;

    (3) the defeasance, redemption, repurchase or other acquisition of our subordinated indebtedness or the subordinated indebtedness of any restricted subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

    (4) the payment of any dividend by one of our restricted subsidiaries to the holders of its capital stock on a pro rata basis;

    (5) the repurchase, redemption or other acquisition or retirement for value of any of our or our restricted subsidiaries' equity interests held by any of our or our restricted subsidiaries' current or former employees, officers or directors pursuant to any management equity subscription agreement, stock option agreement or other employee plan or agreement or employment benefit plan; PROVIDED that the aggregate price paid for all of the repurchased, redeemed, acquired or retired equity interests shall not exceed (a) $2.5 million in any calendar year with this amount being increased in any calendar year by the amount available for use, but not used, under this clause (5) in the immediately preceding year and (b) $10.0 million since the date of the indenture;

    (6) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock, other than Disqualified Capital Stock, issued after the date of the indenture; PROVIDED that, at the time of the issuance, we, after giving effect to the issuance on a pro forma basis, would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1.0;

    (7) repurchases of capital stock deemed to occur upon the exercise of stock options if the capital stock represents a portion of the exercise price of the capital stock; and

    (8) so long as no default or event of default shall have occurred and be continuing or would occur as a consequence of the restricted payment, other restricted payments in an aggregate amount not to exceed
       $10.0 million since the date of the indenture.

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    The amount of all restricted payments, other than cash, shall be the fair market value on the date of the restricted payment of the asset(s) or securities proposed to be transferred or issued to or by us or such restricted subsidiary, as the case may be, pursuant to the restricted payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the board of directors whose resolution with respect to valuation shall be delivered to the Trustee. The board of directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds the greater of 3.0% of Total Assets or $5.0 million. Not later than the date of making any restricted payment, we shall deliver to the Trustee an officers' certificate stating that the restricted payment is permitted and setting forth the basis upon which the calculations required by this restricted payments covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    We will not, and will not permit any of our subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any indebtedness, including Acquired Debt, and we will not issue any Disqualified Stock and will not permit any of our restricted subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that we may incur indebtedness, including Acquired Debt, or issue Disqualified Stock, and any subsidiary guarantor may incur indebtedness, including Acquired Debt, or issue preferred stock, if:

    The Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of the four-quarter period.

    The first paragraph of this covenant will not prohibit the incurrence of any of the following items of indebtedness, which we collectively refer to in this prospectus as Permitted Debt:

 (1) the incurrence by us or any of our restricted subsidiaries of indebtedness and letters of credit under credit facilities in an aggregate principal amount at any one time outstanding, with letters of credit being deemed to have a principal amount equal to the face amount of the letter of credit, not to exceed the positive difference between (a) the greater of
     (i) $330.0 million and (ii) the amount of the Borrowing Base and (b) the sum of (i) all outstanding indebtedness incurred in Qualified Securitization Transactions and (ii) the aggregate amount of all Net Proceeds of Asset Sales applied by us or any of our subsidiaries to repay any indebtedness under the credit facilities pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

 (2) the incurrence by us and our restricted subsidiaries of the Existing Indebtedness;

 (3) the incurrence by us and the subsidiary guarantors of indebtedness represented by the notes and the related subsidiary guaranties to be issued on the date of the indenture and by the exchange notes and the related subsidiary guaranties to be issued pursuant to the registration rights agreement;

 (4) the incurrence by us or any of our restricted subsidiaries of indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in our business or the business of such restricted subsidiary, in an aggregate principal amount, including all Permitted Refinancing

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     Indebtedness incurred to refund, refinance or replace any indebtedness incurred pursuant to this clause (4), not to exceed 5.0% of Total Assets at any time outstanding;

 (5) the incurrence by us or any of our restricted subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace indebtedness, other than intercompany indebtedness, that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), or (10) of this paragraph;

 (6) the incurrence by us or any of our restricted subsidiaries of intercompany indebtedness between or among us and any of our restricted subsidiaries; PROVIDED, HOWEVER, that:

    (a) if we or any subsidiary guarantor is the obligor on the intercompany indebtedness, the indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations under the notes, in our case, or the subsidiary guaranty, in the case of a subsidiary guarantor; and

    (b) (i) any subsequent issuance or transfer of equity interests that results in any intercompany indebtedness being held by a person other than us or any of our restricted subsidiaries and (ii) any sale or other transfer of any intercompany indebtedness to a person other than us or one of our restricted subsidiaries; shall be deemed, in each case, to constitute an incurrence of the indebtedness by us or the restricted subsidiary, as the case may be, that was not permitted by this clause (6);

 (7) the incurrence by us or any of our restricted subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging
     (a) interest rate risk with respect to any floating rate indebtedness that is permitted by the terms of this indenture to be outstanding or (b) the value of foreign currencies or the cost of commodities purchased or received by us or any of our restricted subsidiaries;

 (8) (a) the guaranty by us or any of the subsidiary guarantors of indebtedness of us or a subsidiary guarantor that was permitted to be incurred by another provision of this covenant;

    (b) the guaranty by any of our restricted subsidiaries that is not a subsidiary guarantor of our indebtedness or the indebtedness of another of our restricted subsidiaries that was permitted to be incurred by another provision of this covenant;

 (9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any indebtedness in the form of additional indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock; PROVIDED, in each case, that the amount thereof is included in our Fixed Charges as accrued;

 (10) the incurrence by us or any of our restricted subsidiaries of additional indebtedness or Disqualified Stock in an aggregate principal amount or accreted value, as applicable, at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any indebtedness incurred pursuant to this clause (10), not to exceed $25.0 million;

 (11) the incurrence by our unrestricted subsidiaries of Non-Recourse Debt or the issuance of preferred stock, provided, however, that if any of this indebtedness ceases to be Non-Recourse Debt of an unrestricted subsidiary, this event shall be deemed to constitute an incurrence of indebtedness by a restricted subsidiary that was not permitted by this clause (11);

 (12) the incurrence of indebtedness owing to any insurance company in connection with the financing of insurance premiums permitted by the insurance company in the ordinary course of business;

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 (13) the incurrence of indebtedness, including letters of credit, in respect of workers' compensation claims, self-insurance obligations, performance, surety, bid or similar bonds and completion guarantees provided by us or one of our restricted subsidiaries in the ordinary course of business and consistent with past practices;

 (14) indebtedness arising from our agreements or the agreements of a restricted subsidiary providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a restricted subsidiary, other than guarantees of indebtedness incurred by any person acquiring all or any portion of the business, assets or restricted subsidiary for the purpose of financing the acquisition; PROVIDED that the maximum assumable liability in respect of all of this indebtedness shall at no time exceed the gross proceeds actually received by us and our restricted subsidiaries in connection with the disposition;

 (15) the incurrence by a Securitization Entity of indebtedness in a Qualified Securitization Transaction that is Non-Recourse Debt, except for Standard Securitization Undertakings, with respect to us and our other restricted subsidiaries;

 (16) indebtedness of French Automotive evidenced by promissory notes subordinated to the notes issued to our current or former employees, directors, officers or consultants or those of our subsidiaries in lieu of cash payment for any of our equity interests being repurchased from these persons; PROVIDED, that the aggregate amount of such indebtedness incurred does not exceed (a) $2.5 million in any calendar year, provided that in any calendar year such amount shall be increased by the amount available for incurrence, but not incurred, under this clause (16) in any preceding year, and (b) $10.0 million since the date of the indenture;

 (17) guaranties of indebtedness of any other person incurred by us or a restricted subsidiary in the ordinary course of business in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

 (18) indebtedness consisting of take-or-pay obligations contained in supply agreements entered into by us or our subsidiaries in the ordinary course; and

 (19) the incurrence by any foreign subsidiary of indebtedness that is not prohibited by the covenant described below under the caption "--Limitation on Foreign Indebtedness."

    For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed indebtedness meets the criteria of more than one of the categories of permitted debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, we will be permitted to classify the item of indebtedness on the date of its incurrence, or later reclassify all or a portion of the item of indebtedness, in any manner that complies with this covenant. Indebtedness under credit facilities outstanding on the date on which the outstanding notes were first issued and authenticated under the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of permitted debt.

    LIMITATION ON FOREIGN INDEBTEDNESS

    We will not permit any of our restricted subsidiaries that are not subsidiary guarantors to, directly or indirectly, incur any indebtedness, including Acquired Indebtedness, other than indebtedness incurred pursuant to clause (1) or (2) of the covenant described above under "--Incurrence of Indebtedness and Issuance of Preferred Stock" unless:

(1) after giving effect to the incurrence of the indebtedness and the receipt of the application of the proceeds thereof;

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    (a) if, as a result of the incurrence of the indebtedness, such restricted subsidiary will become subject to any restriction or limitation on the payment of dividends or the making of other distributions,

        (i) the Fixed Charge Coverage Ratio of restricted subsidiaries that are not subsidiary guarantors is greater than 2.5 to 1, determined on a pro forma basis for the last four fiscal quarters for which financial statements are available at the date of determination; and

        (ii) our Fixed Charge Coverage Ratio is greater than 2.0 to 1, determined on a pro forma basis for our last four fiscal quarters for which financial statements are available at the date of determination; and

    (b) in any other case, our Fixed Charge Coverage Ratio is greater than 2.0 to 1, determined on a pro forma basis for our last four fiscal quarters for which financial statements are available at the date of determination; and

(2) no default or event of default shall have occurred and be continuing at the time or as a consequence of the incurrence of the indebtedness.

    This covenant will not prohibit the incurrence of indebtedness by a restricted subsidiary that is not a subsidiary guarantor in an amount at any one time outstanding that does not exceed $5.0 million; provided, that neither we nor any subsidiary guarantor shall be obligated, directly or indirectly, to pay principal, premium, interest or other amounts on the indebtedness or in respect of the indebtedness, including by way of net worth requirements, equity keep wells or the like. In the event that any indebtedness incurred pursuant to clause (1)(b) of the first paragraph of this covenant is proposed to be amended, modified or otherwise supplemented such that the payment of dividends or the making of other distributions becomes subject in any manner to any restriction or limitation, we will not permit the restricted subsidiary to so amend, modify or supplement the indebtedness unless such indebtedness could be incurred pursuant to the terms of clause (1)(a) of the foregoing paragraph.

    All calculations required under the prior two paragraphs hereof shall be made in a manner consistent with the calculations required under the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock."

    NO SENIOR SUBORDINATED DEBT

    We will not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any of our senior debt and senior in any respect in right of payment to the notes. No subsidiary guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to the senior debt of such subsidiary guarantor and senior in any respect in right of payment to such subsidiary guarantor's subsidiary guaranty.

    LIENS

    We will not, and will not permit any of our restricted subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any lien of any kind on any asset now owned or hereafter acquired, except permitted liens, as defined below.

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    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    We will not, and will not permit any of our restricted subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any restricted subsidiary to:

(1) pay dividends or make any other distributions on its capital stock to us or any of our restricted subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to us or any of our restricted subsidiaries;

(2) make loans or advances to us or any of our restricted subsidiaries; or

(3) transfer any of its properties or assets to us or any of our restricted subsidiaries.

    However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

 (1) Existing Indebtedness as in effect on the date of the indenture;

 (2) the indenture, the notes and the subsidiary guaranties;

 (3) applicable law, regulation or order;

 (4) indebtedness incurred by a restricted subsidiary that is not a subsidiary guarantor in compliance with the provisions set forth under the caption "--Limitation on Foreign Indebtedness."

 (5) any instrument governing indebtedness or capital stock of a person acquired by us or any of our restricted subsidiaries as in effect at the time of the acquisition, except to the extent the indebtedness was incurred in connection with or in contemplation of the acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, PROVIDED that, in the case of indebtedness, the indebtedness was permitted by the terms of the indenture to be incurred;

 (6) customary non-assignment provisions in leases, licenses or similar agreements entered into in the ordinary course of business and consistent with past practices;

 (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

 (8) any agreement for the sale or other disposition of a restricted subsidiary that restricts distributions by that restricted subsidiary pending its sale or other disposition;

 (9) liens securing indebtedness that limit the right of the debtor to dispose of the assets subject to such lien;

 (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

 (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

 (12) any encumbrance or restriction on a Securitization Entity effected in connection with a Qualified Securitization Transaction;

 (13) indebtedness incurred after the date of the indenture in accordance with the terms of the indenture; PROVIDED, that the restrictions contained in the agreements governing such new indebtedness are, in the good faith judgment of our board of directors, not materially less

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      favorable, taken as a whole, to the holders of the notes than those contained in the agreements governing indebtedness outstanding on the date of the indenture;

 (14) customary provisions in agreements with respect to Permitted Joint Ventures; and

 (15) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; PROVIDED that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of our board of directors, no more restrictive with respect to the dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to the amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

    MERGER, CONSOLIDATION OR SALE OF ASSETS

    We may not, directly or indirectly, consolidate or merge with or into another person, whether or not we are the surviving corporation, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties or assets and the properties and assets of our restricted subsidiaries taken as a whole, in one or more related transactions, to another person; unless:

(1) either: (a) we are the surviving corporation; or (b) the person formed by or surviving the consolidation or merger, if other than us, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, partnership, limited liability company or trust organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the person formed by or surviving the consolidation or merger, if other than us, or the person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all our obligations of under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after the transaction no default or event of default exists; and

(4) we or the person formed by or surviving the consolidation or merger, if other than us, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of the transaction after giving pro forma effect to the transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

    In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any of the subsidiary guarantors.

    TRANSACTIONS WITH AFFILIATES

    We will not, and will not permit any of our restricted subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan,

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advance or guarantee with, or for the benefit of, any affiliate, such transactions being referred to in this prospectus as affiliate transactions, unless:

(1) such affiliate transaction is on terms that are no less favorable to us or the relevant restricted subsidiary than those that would have been obtained in a comparable transaction by us or the restricted subsidiary with an unrelated person; and

(2) we deliver to the Trustee:

    (a) with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $2.5 million, a resolution of our board of directors set forth in an officers' certificate certifying that the affiliate transaction complies with this covenant and that the affiliate transaction has been approved by a majority of the disinterested members of our board of directors.

    (b) with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $7.5 million, an opinion issued by an accounting, appraisal or investment banking firm of national standing that the affiliate transaction complies with this covenant.

    The following items shall not be deemed to be affiliate transactions and, therefore, will not be subject to the provisions of the prior paragraph:

 (1) any employment agreement entered into by us or any of our restricted subsidiaries in the ordinary course of business and consistent with our past practice or the past practice of the restricted subsidiary;

 (2) transactions between or among us and/or our restricted subsidiaries;

 (3) transactions with a person that is our affiliate solely because we own an equity interest in the person;

 (4) payment of reasonable directors fees to persons who are not otherwise our affiliates;

 (5) sales of equity interests, other than Disqualified Stock, to our affiliates;

 (6) restricted payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments."

 (7) providing indemnity to current or former officers, directors, employees or consultants or those of any of our subsidiaries as determined in good faith by our board of directors;

 (8) the payment of customary management, consulting and advisory fees and related expenses to Hidden Creek or its affiliates consistent with Hidden Creek's past practices, including, without limitation, in connection with acquisitions, divestitures or financings by us or any of our restricted subsidiaries;

 (9) our performance of obligations or those of any of our restricted subsidiaries under the terms of any agreement to which we or any restricted subsidiary is a party as of the date of the indenture and which is described above under the caption "Certain Relationships and Related Transactions" and any similar agreements entered into after the date of the indenture as these agreements may be amended or modified from time to time; provided, however, that the existence of, or the performance by us or any of our restricted subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the indenture shall be permitted by this clause to the extent that the terms of the amendment or similar agreement are not more disadvantageous to the holders in any material respect than the terms of the agreements in place on the date of the indenture;

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 (10) the grant of stock options, restricted stock or similar rights to our employees, and directors and consultants pursuant to plans approved by our board of directors;

 (11) transactions effected as part of a Qualified Securitization Transaction;

 (12) loans or advances to employees or consultants in the ordinary course of business and consistent with past practices, which are approved by a majority of our board of directors in good faith; and

 (13) transactions with customers, joint venture partners, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to us or our restricted subsidiaries, in the reasonable determination of our board of directors.

    ADDITIONAL SUBSIDIARY GUARANTIES

    If we or any of our restricted subsidiaries acquires or creates another domestic restricted subsidiary after the date of the indenture and the newly acquired or created domestic restricted subsidiary becomes a guarantor of the credit facilities, then that newly acquired or created domestic restricted subsidiary must become a subsidiary guarantor and execute a supplemental indenture and deliver an opinion of counsel to the Trustee within 10 business days of the date on which it became a subsidiary guarantor under the credit facilities.

    We will not permit any restricted subsidiary that is not a subsidiary guarantor, directly or indirectly, to guaranty or pledge any assets to secure the payment of any of our other indebtedness or the indebtedness of any subsidiary guarantor unless it simultaneously executes and delivers a supplemental indenture providing for the guaranty of the payment of the notes by such restricted subsidiary, which subsidiary guaranty shall be senior to or rank equally with the restricted subsidiary's guaranty of or pledge to secure the other indebtedness.

    DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    Our board of directors may designate any restricted subsidiary to be an unrestricted subsidiary if that designation would not cause a default. If a restricted subsidiary is designated as an unrestricted subsidiary, the aggregate fair market value of all outstanding Investments owned by us and our restricted subsidiaries in the subsidiary so designated will be deemed to be an Investment made as of the time of the designation and will either reduce the amount available for restricted payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as we shall determine. That designation will only be permitted if the Investment would be permitted at that time and if the restricted subsidiary otherwise meets the definition of an unrestricted subsidiary. Our board of directors may redesignate any unrestricted subsidiary to be a restricted subsidiary if the redesignation would not cause a default.

    BUSINESS ACTIVITIES

    We and our restricted subsidiaries shall be at all times engaged primarily in Permitted Businesses.

    PAYMENTS FOR CONSENT

    We will not, and will not permit any of our subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

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
    REPORTS

    So long as any notes are outstanding, we will furnish to the holders of notes, whether or not required by the SEC, on or before the fifth day following the date on which such reports are or would be due under the SEC's rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file current reports.

    The quarterly and annual financial information required by the preceding paragraphs shall separately include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereof, of the financial condition and results of operations of our non-guarantor subsidiaries.

    In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, we will file a copy of all of the information and reports referred to in clauses
(1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations, unless the SEC will not accept the filing, and make such information available to securities analysts and prospective investors upon request. In addition, we and the subsidiary guarantors have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

    Each of the following is an event of default:

(1) default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the notes whether or not prohibited by the subordination provisions of the indenture;

(2) default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by us or any of our restricted subsidiaries to comply with the provisions described under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets;"

(4) failure by us or any of our restricted subsidiaries for 60 days after notice from the Trustee or holders of at least 25% of the outstanding principal balance of the notes to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there is issued and outstanding any indebtedness for money borrowed by us or any of our restricted subsidiaries, or the payment of which is guaranteed by us or any of our restricted subsidiaries, whether the indebtedness or guaranty now exists or is created after the date of the indenture, if that default:

    (a) is caused by a failure to pay principal of, or interest or premium, if any, on the indebtedness prior to the expiration of the grace period provided in the indebtedness on the date of the default, the default being referred to in this prospectus as a payment default; or

    (b) results in the acceleration of such indebtedness prior to its express maturity,

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and, in each case, the principal amount of the indebtedness, together with the principal amount of any other indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates
$10.0 million or more;

(6) failure by us or any of our restricted subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, vacated, discharged, stayed or non-appealable for a period of 90 days, and in the event the judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7) except as permitted by the indenture, any subsidiary guaranty shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any subsidiary guarantor, or any person acting on behalf of any subsidiary guarantor, shall deny or disaffirm its obligations under its subsidiary guaranty; and

(8) certain events of bankruptcy or insolvency with respect to us or any subsidiary or group of subsidiaries that, individually or in the aggregate, would constitute a Significant Subsidiary.

    In the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to us, any subsidiary that is a Significant Subsidiary or any group of subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be past due and payable immediately; provided, however, that so long as any indebtedness permitted to be incurred under the indenture as part of the credit facilities is outstanding, no such acceleration shall be effective until the earlier of (i) five business days after the giving of written notice to us and the administrative agent under the credit facilities of such acceleration or
(ii) acceleration of the indebtedness under the credit facilities.

    Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing default or event of default, except a default or event of default relating to the payment of principal or interest or liquidated damages, if it determines that withholding notice is in their interest.

    The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest or liquidated damages on, or the principal of, the notes.

    We are required to deliver to the Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or event of default, we are required to deliver to the Trustee a statement specifying such default or event of default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of us or any subsidiary guarantor, as such, shall have any liability for any of our obligations or of the subsidiary guarantors under the notes, the indenture or the subsidiary guaranties or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

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LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes and all obligations of the subsidiary guarantors discharged with respect to their subsidiary guaranties, such discharge being referred to in this prospectus as legal defeasance, except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and liquidated damages, if any, on the notes when the payments are due from the trust referred to below;

(2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and our and the subsidiary guarantor's obligations in connection therewith; and

(4) the legal defeasance provisions of the indenture.

    In addition, we may, at our option and at any time, elect to have our obligations and the obligations of the subsidiary guarantors released with respect to certain covenants that are described in the indenture, such release being referred to in this prospectus as covenant defeasance and thereafter any omission to comply with those covenants shall not constitute a default or event of default with respect to the notes. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under "Events of Default" will no longer constitute an event of default with respect to the notes.

    In order to exercise either legal defeasance or covenant defeasance:

(1) we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and liquidated damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of legal defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that
    (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3) in the case of covenant defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4) no default or event of default shall have occurred and be continuing either:
    (a) on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit); or
    (b) or insofar as events of default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries is bound;

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
(6) we must have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of us or any subsidiary guarantor between the date of deposit and the 91st day following the deposit and assuming that no holder is an insider of the Issuer under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

(7) we must deliver to the Trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

(8) we must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

    Notwithstanding the foregoing, the opinion of counsel required by clauses
(2) or (3) above need not be delivered if, at such time, all notes have been irrevocably called for redemption in accordance with the terms of the indenture.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes.

    Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of holders";

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a default or event of default in the payment of principal of, or interest or premium, or liquidated damages, if any, on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or liquidated damages, if any, on the notes;

(7) waive a redemption payment with respect to any note, other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders";

(8) release any subsidiary guarantor from any of its obligations under its subsidiary guaranty or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

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    In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding.

    Notwithstanding the preceding, without the consent of any holder of notes, we, the subsidiary guarantors and the Trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect, error or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the issuer's, or any subsidiary guarantor's, obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of our, or any subsidiary guarantor's, as the case may be, assets;

(4) to make any change that would provide any additional rights or benefits to the holders of notes, including providing for additional subsidiary guaranties, or that does not adversely affect the legal rights under the indenture of any such holder; or

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

SATISFACTION AND DISCHARGE

    The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

    (a) all notes that have been authenticated have been delivered to the Trustee for cancellation, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and then repaid to us; or

    (b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and we or any subsidiary guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and liquidated damages, if any, and accrued interest to the date of maturity or redemption;

(2) no default or event of default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we or any subsidiary guarantor is a party or by which we or any subsidiary guarantor is bound;

(3) we or any subsidiary guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) we have delivered irrevocable instructions to the Trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

    In addition, we must deliver an officers' certificate to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

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CONCERNING THE TRUSTEE

    If the Trustee becomes a creditor of French Automotive or any subsidiary guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

    The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an event of default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to J.L. French Automotive Castings, Inc., 4508 IDS Center, Minneapolis, Minnesota 55402,
Attention: Chief Financial Officer.

BOOK-ENTRY, DELIVERY AND FORM

    The notes sold to qualified institutional buyers, as defined in Rule 144A under the Securities Act, which are known as QIBs, initially will be in the form of one or more registered global notes without interest coupons (collectively, the "144A global notes"). Upon issuance, the 144A global notes will be deposited with the Trustee, as custodian for DTC and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's direct and indirect participants. In addition, a registered global note without coupons will be established to accommodate subsequent transfers to institutional accredited investors, as defined in Rule 501(a)(1)(2)(3) or (7) of Regulation D under the Securities Act (an "IAI note" and, together with the 144A global notes, the "U.S. global notes"). The notes being offered and sold in offshore transactions in reliance on Regulation S, if any, initially will be in the form of one or more temporary, registered, global book entry notes without interest coupons (the "Regulation S temporary global notes"). The Regulation S temporary global notes will be deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of a nominee of DTC for credit to the accounts of indirect participants at the Euroclear System and Cedelbank. During the 40-day period commencing on the day after the later of the offering date and the date of the indenture, beneficial interests in the Regulation S temporary global notes may be held only through Euroclear or CEDEL, and, pursuant to DTC's procedures, indirect participants that hold a beneficial interest in the Regulation S temporary global notes will not be able to transfer such interest to a person that takes delivery thereof in the form of an interest in the U.S. global notes. Within a reasonable time after the expiration of the 40-day restricted period, the Regulation S temporary global notes will be exchanged for one or more permanent global notes (the "Regulation S permanent global notes," and collectively with the Regulation S temporary global notes, the "Regulation S global notes") upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the notes and pursuant to Regulation S as provided in the indenture. After the 40-day restricted period
(1) beneficial interests in the Regulation S permanent global notes may be transferred to a person that takes delivery in the form of an interest in the U.S. global notes and (2) beneficial interests in the U.S. global notes may be transferred to a person that takes delivery in the form of an interest in the Regulation S permanent global notes; provided, in each case, that the certification requirements described below are complied with. See "--Exchanges Between Regulation S

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Notes and Rule 144A Notes." All registered global notes are referred to herein collectively as "global notes."

    The global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the global notes may be exchanged for notes in certificated form in certain limited circumstances. See "--Exchange of Global Notes for Certificated Notes."

DEPOSITORY PROCEDURES

    The following description of the operations and procedures of DTC, Euroclear and CEDEL are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

    DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

    Investors in the U.S. global notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the U.S. global notes who are not participants may hold their interests therein indirectly through organizations, including Euroclear and CEDEL, which are participants in such system. Investors in the Regulation S global notes must initially hold their interests therein through Euroclear or CEDEL, if they are participants in these systems, or indirectly through organizations that are participants in these systems. After the expiration of the 40-day restricted period, but not earlier, investors may also hold interests in the Regulation S global notes through participants in the DTC system other than Euroclear and CEDEL. Euroclear and CEDEL will hold interests in the Regulation S global notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of CEDEL.

    All interests in a global note, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or CEDEL may also be subject to the procedures and requirements of these systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to persons in these states will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global note to pledge its interests to persons that do not participate in the DTC system, or otherwise take actions relating to its interests, may be affected by the lack of a physical certificate evidencing an interest in a global note.

    EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS OF THESE NOTES UNDER THE INDENTURE FOR ANY PURPOSE.

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    Payments in respect of the principal of, and interest and premium and liquidated damages, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the Trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any of our respective agents has or will have any responsibility or liability for:

(1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

    DTC's current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC.

    Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    Except for trades involving only Euroclear and CEDEL participants, interest in the global notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. See"--Same Day Settlement and Payment."

    Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and CEDEL will be effected in accordance with their respective rules and operating procedures.

    Subject to compliance with the transfer restrictions applicable to the outstanding notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or CEDEL participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in these systems in accordance with the rules and procedures and within the established deadlines (Brussels time) of these systems. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and CEDEL participants may not deliver instructions directly to the depositories for Euroclear or CEDEL.

    DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global

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notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given a direction to DTC. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute the notes to its participants.

    Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the U.S. global notes and the Regulation S global notes among participants in DTC, Euroclear and CEDEL, they are under no obligation to perform or to continue to perform these procedures, and may discontinue these procedures at any time. Neither we nor the Trustee nor any of our respective agents will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

    A global note is exchangeable for definitive notes in registered certificated form if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary or
    (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of the certificated notes; or

(3) there shall have occurred and be continuing a default or event of default under the Notes.

    In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary, in accordance with its customary procedures.

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

    Certificated notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the Trustee a written certificate in the form provided in the indenture to the effect that the transfer will comply with the appropriate transfer restrictions applicable to the notes.

EXCHANGES BETWEEN REGULATION S NOTES AND RULE 144A NOTES

    Prior to the expiration of the 40-day restricted period, beneficial interests in the Regulation S global note may be exchanged for beneficial interests in the Rule 144A global note only if:

(1) the exchange occurs in connection with a transfer of the notes pursuant to Rule 144A; and

(2) the transferor first delivers to the Trustee a written certificate in the form provided in the indenture to the effect that the notes are being transferred to a Person:

    (a) who the transferor reasonably believes to be a QIB;

    (b) purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A; and

    (c) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

    Beneficial interest in a Rule 144A global note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S global note, whether before or after the expiration of the

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40-day restricted period, only if the transferor first delivers to the Trustee a written certificate in the form provided in the indenture to the effect that the transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144, if available, and that, if the transfer occurs prior to the expiration of the 40-day restricted period, the interest transferred will be held immediately after the transfer through Euroclear or CEDEL.

    Transfers involving exchanges of beneficial interests between the Regulation S global notes and the Rule 144A global notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S global note and a corresponding increase in the principal amount of the Rule 144A global note or vice versa, as applicable. Any beneficial interest in one of the global notes that is transferred to a person who takes delivery in the form of an interest in the other global note will, upon transfer, cease to be an interest in that global note and will become an interest in the other global note and, accordingly, will then be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other global note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S global note prior to the expiration of the 40-day restricted period.

SAME DAY SETTLEMENT AND PAYMENT

    The indenture requires that payments in respect of the notes represented by the global notes, including principal, premium, if any, interest and liquidated damages, if any, be made by wire transfer of immediately available funds to the accounts specified by the global note holder. We will make all payments of principal, interest and premium and liquidated damages, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder's registered address. The notes represented by the global notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

    Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day, which must be a business day for Euroclear and CEDEL, immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or CEDEL as a result of sales of interests in a global note by or through a Euroclear or CEDEL participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following DTC's settlement date.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as a holder of these notes. See "--Additional Information."

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    We, the subsidiary guarantors and the initial purchasers entered into the registration rights agreement. Pursuant to the registration rights agreement, we and the subsidiary guarantors agreed to file with the SEC the exchange offer registration statement on the appropriate form under the Securities Act relating to the exchange notes. Upon the effectiveness of the exchange offer registration statement, we and the subsidiary guarantors will offer to the holders of Transfer Restricted Securities, as defined below, pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their outstanding notes for exchange notes.

    If:

(1) we and the subsidiary guarantors are not

    (a) required to file the exchange offer registration statement; or

    (b) permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2) any holder of transfer restricted securities, as defined below, notifies us prior to the 20th day following consummation of the exchange offer that:

    (a) it is prohibited by law or SEC policy from participating in the exchange offer; or

    (b) that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for resale to the public; or

    (c) that it is a broker-dealer and owns notes acquired directly from us or an affiliate of ours,

    we and the subsidiary guarantors will file with the SEC a shelf registration statement to cover resales of the notes by the holders of notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

    We and the subsidiary guarantors will use our reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

    For purposes of the preceding, transfer restricted securities means each note until:

(1) the date on which such note has been exchanged by a Person other than a broker-dealer for an exchange note in the exchange offer;

(2) following the exchange by a broker-dealer in the exchange offer of a note for an exchange note, the date on which the exchange note is sold to a purchaser who receives from the broker-dealer on or prior to the date of the sale a copy of the prospectus contained in the exchange offer registration statement;

(3) the date on which the note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

(4) the date on which the note is distributed to the public pursuant to Rule 144 under the Securities Act.

    The registration rights agreement provides:

(1) we and the subsidiary guarantors will use our reasonable best efforts to file an exchange offer registration statement with the SEC on or prior to 90 days after the closing of initial offering of the outstanding notes;

(2) we and the subsidiary guarantors will use our reasonable best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 180 days after the closing of the initial offering of the outstanding note;

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(3) unless the exchange offer would not be permitted by applicable law or SEC policy, we and the subsidiary guarantors will

    (a) commence the exchange offer; and

    (b) use our reasonable best efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the SEC, exchange notes in exchange for all outstanding notes tendered prior thereto in the exchange offer; and

(4) if obligated to file the shelf registration statement, we and the subsidiary guarantors will use our reasonable best efforts to file the shelf registration statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 90 days after the filing is made, but in no event earlier than the date on which our obligation with respect to the exchange offer registration statement would have arisen.

    If:

(1) we and the subsidiary guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for the filing; or

(2) any of the registration statements is not declared effective by the SEC on or prior to the date specified for its effectiveness; or

(3) we and the subsidiary guarantors fail to consummate the exchange offer within 30 business days of the date specified for the effectiveness of the exchange offer registration statement; or

(4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement, each such event referred to in clauses (1) through (4) being referred to in this prospectus as a registration default, then we and the subsidiary guarantors will pay liquidated damages to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to $.05 per week per $1,000 principal amount of notes held by each holder.

    The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults of $.50 per week per $1,000 principal amount of notes. All accrued liquidated damages will be paid by the us the subsidiary guarantors on each Damages Payment Date to the global note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no accounts have been specified. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

    Holders of notes will be required to make certain representations to us, as described in the registration rights agreement, in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above. By acquiring transfer restricted securities, a holder will be deemed to have agreed to indemnify us and the subsidiary guarantors against certain losses arising out of information furnished by the holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use

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of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this section for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified person:

    (1) indebtedness of any other person existing at the time the other person is merged with or into or became a subsidiary of the specified person, whether or not the indebtedness is incurred in connection with, or in contemplation of, the other person merging with or into, or becoming a subsidiary of, the specified person; and

    (2) indebtedness secured by a lien encumbering any asset acquired by the specified person.

    "AFFILIATE" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified person. For purposes of this definition, "control," as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the voting stock of a person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

    "ASSET SALE" means:

    (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales or leases in the ordinary course of business consistent with past practices; PROVIDED that the sale, conveyance or other disposition of all or substantially all of our assets and the assets of our restricted subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

    (2) the issuance of equity interests by any of our restricted subsidiaries or the sale of equity interests in any of our restricted subsidiaries.

    Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

    (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $2.5 million;

    (2) a transfer of assets between or among us and our restricted subsidiaries,

    (3) an issuance of equity interests by a restricted subsidiary to us or to another restricted subsidiary;

    (4) the sale, lease or license of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

    (5) the sale or other disposition of cash or Cash Equivalents;

    (6) a restricted payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain
       Covenants--Restricted Payments";

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    (7) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business and which do not materially interfere with our business and our subsidiaries' businesses;

    (8) sales of receivables and related assets, including contract rights, of the type specified in the definition of "QUALIFIED SECURITIZATION TRANSACTION" to a Securitization Entity for the fair market value thereof;

    (9) an exchange or series of exchanges of long-term assets; provided
       (i) that the long-term assets received by us or any of our restricted subsidiaries have a fair market value, as determined by us, at least equal to the fair market value of the assets for which they were exchanged and are used or useful in a Permitted Business and (ii) that the aggregate fair market value, as determined above, of such long-term assets, taken together with the fair market value of all other long-term assets received pursuant to this clause (9) less the amount of Net Proceeds previously realized in cash from the disposition of such earlier received long-term assets is, at the time of receipt of such long-term assets, with the fair market value of each long-term asset being measured at the time received and without giving effect to subsequent changes in value, less than 10.0% of Total Assets; and

    (10) any exchange of like property pursuant to 1031(g) of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business.

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which the lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

    "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person," as that term is used in Section 13(d)(3) of the Exchange Act, the "person" shall be deemed to have beneficial ownership of all securities that the "person" has the right to acquire by conversion or exercise of other securities, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

    "BORROWING BASE" means, as of any date, an amount equal to:

    (1) 85% of the face amount of all accounts receivable owned by us and our restricted subsidiaries as of the most recent month end for which this information is available that were not more than 90 days past due; PLUS

    (2) 50% of the book value of all inventory owned by us and our restricted subsidiaries as of the most recent month end for which this information is available.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means:

    (1) in the case of a corporation, corporate stock;

    (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

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    (3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

    (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

    "CASH EQUIVALENTS" means:

    (1) with respect to United States dollars, (a) United States dollars,
       (b) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (c) certificates of deposit, time deposits, overnight bank deposits, bankers acceptances and repurchase agreements of any commercial bank which has, or whose obligations are guaranteed by an affiliated commercial bank which has capital and surplus in excess of $500,000,000 having maturities of one year or less from the date of acquisition, (d) commercial paper of an issuer rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors
       Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (e) money market accounts or funds with or issued by Qualified Issuers, (f) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (b) above entered into with any bank meeting the qualifications specified in clause (c) above, and (g) demand deposit accounts maintained in the ordinary course of business with any Lender or with any bank that is not a Lender not in excess of $100,000 in the aggregate on deposit with any such bank; "QUALIFIED ISSUER" means any commercial bank (a) which has, or whose obligations are guaranteed by an affiliated commercial bank which has, capital and surplus in excess of $500,000,000 and (b) the outstanding short-term debt securities of which are rated at least A-1 by Standard & Poor's Corporation or at least P-1 by Moody's Investors Service, Inc., or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;

    (2) with respect to pounds sterling, (a) pounds sterling, (b) any credit balances, realizable within three (3) months, on any bank or other deposit, savings or current account held in the United Kingdom or any other jurisdiction from which cash is readily remittable to the United Kingdom; (c) cash in hand; (d) gilt edged securities; (e) Sterling commercial paper maturing not more than twelve (12) months from the date of issue and rated A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc.; (f) any deposit with or acceptance maturing not more than one (1) year after issue accepted by an institution authorized under the Banking Act 1987 or a Bank; and (g) Sterling denominated debt securities having not more than one (1) year until final maturity and listed on a recognized stock exchange and rated at least AA by Standard & Poor's Corporation or Aa by Moody's Investors Service, Inc.; and

    (3) with respect to currencies of nations in which we or our restricted subsidiaries do business, (a) the currency of such nations and (b) any credit balances realizable within three (3) months, on any bank or other deposit, savings or current account held in such nations or any other jurisdiction from which cash is readily remittable to such nation.

    "CHANGE OF CONTROL" means the occurrence of any of the following:

    (1) the direct or indirect sale, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of our properties or assets and the properties and assets of our restricted subsidiaries taken as a whole to any "person", as that term is used in Section 13(d)(3) of the Exchange Act, other than a Principal or a Related Party of a Principal;

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    (2) the adoption by us of a plan relating to the liquidation or dissolution;

    (3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person," as defined above, other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of our voting stock, measured by voting power rather than number of shares;

    (4) the first day on which a majority of the members of our board of directors are not Continuing Directors; or

    (5) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or such other person is converted into or exchanged for cash, securities or other property, other than any transaction where our voting stock outstanding immediately prior to the transaction is converted into or exchanged for voting stock, other than Disqualified Stock, of the surviving or transferee person constituting a majority of the outstanding shares of the voting stock of the surviving or transferee person, immediately after giving effect to the issuance.

    "CONSOLIDATED CASH FLOW" means, with respect to any specified person for any period, the Consolidated Net Income of the person for the period PLUS:

    (1) an amount equal to any extraordinary loss plus any net loss realized by the person or any of its restricted subsidiaries in connection with an Asset Sale, to the extent the losses were deducted in computing such Consolidated Net Income; PLUS

    (2) provision for taxes based on income or profits of such person and its restricted subsidiaries for such period, to the extent that the provision for taxes was deducted in computing such Consolidated Net Income; PLUS

    (3) consolidated interest expense of the person and its restricted subsidiaries for the period, whether paid or accrued and whether or not capitalized, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, to the extent that the expense was deducted in computing the Consolidated Net Income; PLUS

    (4) depreciation, amortization, including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period, and other non-cash expenses, excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, of the person and its restricted subsidiaries for the period to the extent that the depreciation, amortization and other non-cash expenses were deducted in computing Consolidated Net Income; MINUS

    (5) non-cash items increasing Consolidated Net Income for the period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

    Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, any of our restricted subsidiaries shall be added to Consolidated Net Income to compute our Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to us by

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such restricted subsidiary without prior governmental approval that has not been obtained, and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that restricted subsidiary or its stockholders.

    "CONSOLIDATED NET INCOME" means, with respect to any specified person for any period, the aggregate of the Net Income of such person and its restricted subsidiaries for the period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that:

    (1) the Net Income, but not loss, of any person that is not a restricted subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified person or a wholly owned restricted subsidiary thereof;

    (2) the Net Income of any restricted subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that restricted subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that restricted subsidiary or its stockholders;

    (3) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

    (4) the cumulative effect of a change in accounting principles shall be excluded;

    (5) any fees, expenses and costs relating to the recapitalization, including any fees and expenses incurred in connection with the subordinated credit facility, any compensation expense incurred in connection with the cancellation of stock options and expenses related to early extinguishment of debt, shall be excluded; and

    (6) the Net Income, but not loss, of any unrestricted subsidiary shall be excluded, whether or not distributed to the specified person or one of its subsidiaries.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of our board of directors who:

    (1) was a member of our board of directors on the date of the indenture; or

    (2) was nominated for election or elected to our board of directors with the approval of a majority of the Continuing Directors who were members of the board at the time of the nomination or election.

    "CREDIT AGREEMENT" means that certain Credit Agreement, dated as of April 21, 1999, by and among French Automotive, Automotive Components Investments Limited, Morris Ashby Limited, Bank of America National Trust and Savings Association, as syndication agent, Chase Manhattan International Limited and The Chase Manhattan Bank, as administrative agent, and the other lenders signatory thereto, providing for up to $370 million of revolving credit borrowings and term loans, including any related notes, guaranties, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced, in whole or in part, or increased, provided that such increase in borrowings is permitted by the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock", from time to time.

    "CREDIT FACILITIES" means, one or more debt facilities, including, without limitation, the Credit Agreement, or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing, including through the sale of

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receivables to lenders or to special purpose entities formed to borrow from lenders against these receivables, or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an event of default.

    "DESIGNATED NONCASH CONSIDERATION" means any non-cash consideration, other than non-cash consideration that would constitute a Restricted Investment, received by us or one of our restricted subsidiaries in connection with an Asset Disposition that is designated as Designated Noncash Consideration pursuant to an officers' certificate executed by our principal executive officer and our principal financial officer or such restricted subsidiary principal executive officer and principal financial officer. Such officers' certificate shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking firm with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $5.0 million.

    "DESIGNATED PREFERRED STOCK" means preferred stock that is designated as Designated Preferred Stock, pursuant to an officers' certificate executed by our principal executive officer and principal financial officer on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause 3(b) of the first paragraph of the covenant described under the caption "--Restricted Payments."

    "DISQUALIFIED STOCK" means any capital stock that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any capital stock that would constitute Disqualified Stock solely because the holders thereof have the right to require us to repurchase such capital stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the we may not repurchase or redeem any such capital stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--restricted Payments."

    "DOMESTIC RESTRICTED SUBSIDIARY" means any domestic subsidiary that is a restricted subsidiary.

    "EQUITY INTERESTS" means capital stock and all warrants, options or other rights to acquire capital stock, but excluding any debt security that is convertible into, or exchangeable for, capital stock.

    "EQUITY OFFERING" means an offering by us of shares of our common stock, however designated and whether voting or non-voting and any and all rights, warrants or options to acquire such common stock.

    "EXISTING INDEBTEDNESS" means our indebtedness and the indebtedness of our restricted subsidiaries, other than Indebtedness under the Credit Agreement, in existence on the date of the indenture, until such amounts are repaid.

    "FIXED CHARGES" means, with respect to any specified person for any period, the sum, without duplication, of:

    (1) the consolidated interest expense of such person and its restricted subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; PLUS

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    (2) the consolidated interest of the person and its restricted subsidiaries that was capitalized during the period; PLUS

    (3) any interest expense on indebtedness of another person that is guaranteed by the person or any of its restricted subsidiaries or secured by a lien on assets of the person or any of its restricted subsidiaries, whether or not the guaranty or lien is called upon; PLUS

    (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of the person or any of its restricted subsidiaries, other than dividends on equity interests payable solely in equity interests of French Automotive, other than Disqualified Stock, or to French Automotive or a restricted subsidiary of French Automotive, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any specified person for any period, the ratio of the Consolidated Cash Flow of the person for the period to the Fixed Charges of the person for the period. In the event that the specified person or any of its restricted subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any indebtedness, other than ordinary working capital borrowings, or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guaranty, repayment, repurchase or redemption of indebtedness, or the issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

    In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

    (1) acquisitions that have been made by the specified person or any of its restricted subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to the reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for the reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, giving effect to any Pro Forma Cost Savings, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

    (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

    (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of the specified person or any of its restricted subsidiaries following the Calculation Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in any other statements by any other entities that have been approved by a significant segment of the accounting profession, which are in effect as of the date of this indenture.

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    "GUARANTY" means a guaranty other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect of any of these instruments or letters of credit, of all or any part of any indebtedness.

    "HEDGING OBLIGATIONS" means, with respect to any specified person, the obligations of the person under:

    (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and foreign exchange hedge agreements; and

    (2) other agreements or arrangements designed to protect the person against fluctuations in interest rates and foreign exchange rates.

    "INDEBTEDNESS" means, with respect to any specified person, any indebtedness of the person, whether or not contingent, in respect of:

    (1) borrowed money;

    (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit or reimbursement agreements in respect of any of these instruments or letters of credit;

    (3) banker's acceptances;

    (4) representing Capital Lease Obligations;

    (5) the balance deferred and unpaid of the purchase price of any property, except any balance that constitutes an accrued expense or trade payable; or

    (6) representing any Hedging Obligations,

if and to the extent any of the preceding items, other than letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of the specified person prepared in accordance with GAAP. In addition, the term indebtedness includes all indebtedness of others secured by a lien on any asset of the specified person, whether or not the indebtedness is assumed by the specified person, and, to the extent not otherwise included, the guaranty by the specified person of any indebtedness of any other person.

    The amount of any indebtedness outstanding as of any date shall be:

    (1) the accreted value thereof, in the case of any indebtedness issued with original issue discount; and

    (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other indebtedness.

    "INVESTMENTS" means, with respect to any person, all direct or indirect investments by such person in other persons, including affiliates, in the forms of loans, including guaranties or other obligations, advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of indebtedness, equity interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any of our restricted subsidiaries sell or otherwise dispose of any equity interests of any of our direct or indirect restricted subsidiaries such that, after giving effect to any such sale or disposition, such person is no longer one of our restricted subsidiaries, we shall be deemed to have made an Investment on the date of the sale or disposition equal to the fair market value of the equity interests of the restricted subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

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    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction.

    "LIQUIDATED DAMAGES" means all liquidated damages owing pursuant to the registration rights agreement.

    "NET INCOME" means, with respect to any specified person, the net income or loss of the person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

    (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or
       (b) the disposition of any securities by the person or any of its restricted subsidiaries or the extinguishment of any Indebtedness of the person or any of its restricted subsidiaries; and

    (2) any extraordinary gain or loss, together with any related provision for taxes on the extraordinary gain or loss.

    "NET PROCEEDS" means the aggregate cash proceeds received by us or any of our restricted subsidiaries in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of the direct costs relating to the Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of indebtedness, other than our Credit Agreement, secured by a lien on the asset or assets that were the subject of such Asset Sale in each case and any reserves for adjustment in respect of the sale price of the asset or assets or for any indemnification obligations assumed in connection with the sale of the asset or assets, established in accordance with GAAP; provided, however, that the reversal of any reserve shall be deemed a receipt of Net Proceeds by us in the amount and on the date of the reversal.

    "NON-RECOURSE DEBT" means indebtedness:

    (1) as to which neither we nor any of our restricted subsidiaries
       (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute indebtedness, (b) is directly or indirectly liable as a guarantor or otherwise, or
       (c) constitutes the lender;

    (2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an unrestricted subsidiary, would permit upon notice, lapse of time or both any holder of any of our other indebtedness or of any of our restricted subsidiaries' other indebtedness to declare a default on the other indebtedness or cause the payment of the other indebtedness to be accelerated or payable prior to its stated maturity; and

    (3) as to which the lenders have been notified in writing that they will not have any recourse to our stock or assets or to the stock or assets of any of our restricted subsidiaries.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any indebtedness.

    "PERMITTED BUSINESS" means the business conducted by us and our restricted subsidiaries on the date of the indenture and businesses reasonably related to this business or supportive of this business.

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    "PERMITTED INVESTMENTS" means:

    (1) any Investment in us or in one of our restricted subsidiaries;

    (2) any Investment in Cash Equivalents;

    (3) any Investment by us or any of our subsidiaries in a person, if as a result of the Investment:

       (a) the person becomes a restricted subsidiary of French Automotive; or

       (b) the person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, French Automotive or a restricted subsidiary of French Automotive;

    (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

    (5) any acquisition of assets to the extent acquired in exchange for the issuance of our equity interests, other than Disqualified Stock;

    (6) Hedging Obligations;

    (7) other Investments in any person having an aggregate fair market value, measured on the date the Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding not to exceed the greater of (a) $35.0 million and (b) 5% of Total Assets;

    (8) Investments existing on the date of the indenture and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement, refinancing, in whole or in part, of these Investments;

    (9) Investments in Permitted Joint Ventures in an amount at any one time outstanding not to exceed the greater of 3% of Total Assets or $10.0 million;

   (10) Investments in unrestricted subsidiaries in an amount at any one time outstanding not to exceed the greater of 3% of Total Assets or $10.0 million;

   (11) Investments in securities of trade creditors or customers received pursuant to a plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a trade creditor or customer;

   (12) any Investment by us or one of our subsidiaries in a Securitization Entity or any Investment by a Securitization Entity in any other person in connection with a Qualified Securitization Transaction; PROVIDED that any Investment in a Securitization Entity is in the form of a purchase money note or any equity interest;

   (13) extensions of trade credit in the ordinary course of business; and

   (14) loans or advances to employees or consultants in the ordinary course of business and consistent with past practices that are approved by the majority of our board of directors in good faith.

    "PERMITTED JOINT VENTURE" means an entity characterized as a joint venture, however structured, engaged in a Permitted Business and in which we or a restricted subsidiary (a) owns at least 25% of the ownership interest or
(b) has the right to receive at least 25% of the profits or distributions; provided that the joint venture is not a subsidiary.

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    "PERMITTED LIENS" means:

    (1) liens of French Automotive and any subsidiary guarantor securing indebtedness and other Obligations under credit facilities that were senior debt that was permitted by the terms of the indenture to be incurred;

    (2) liens in favor of French Automotive or the subsidiary guarantors;

    (3) liens on property of a person existing at the time the person is merged with or into or consolidated with French Automotive or any subsidiary of French Automotive; PROVIDED that the liens were in existence prior to the contemplation of the merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with French Automotive or the subsidiary;

    (4) liens on property existing at the time of acquisition of the property by French Automotive or any subsidiary of French Automotive, PROVIDED that the liens were in existence prior to the contemplation of the acquisition;

    (5) liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

    (6) liens to secure indebtedness, including Capital Lease Obligations, permitted by clause (4) of the second paragraph of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with the indebtedness;

    (7) liens existing on the date of the indenture;

    (8) liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

    (9) liens not otherwise permitted under the indenture with respect to obligations that do not exceed $10.0 million at any one time outstanding;

   (10) liens on assets of unrestricted subsidiaries that secure Non-Recourse Debt of unrestricted subsidiaries;

   (11) liens on assets of a restricted subsidiary that is not a subsidiary guarantor that secure indebtedness, including Acquired Indebtedness, incurred in compliance with the covenant described under "--Limitation on Foreign Indebtedness" or indebtedness incurred in compliance with clauses (1) or (2) of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

   (12) judgment liens not giving rise to an event of default;

   (13) liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of French Automotive or any of our restricted subsidiaries, including rights of offset and set-off;

   (14) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customer duties in connection with the importation of goods;

   (15) leases or subleases granted to others that do not materially interfere with the ordinary course of our business and the business of our restricted subsidiaries;

   (16) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any lien securing letters of credit issued in the ordinary course of business consistent with past practice

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        in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations, exclusive of obligations for the payment of borrowed money;

   (17) liens imposed by law, such as carriers', warehouseman's and mechanics' liens in each case for sums not yet due or being contested in good faith;

   (18) liens securing indebtedness or other obligations of a restricted subsidiary owing to us or any subsidiary guarantor to the extent the indebtedness is permitted to be incurred in accordance with the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock";

   (19) liens securing Hedging Obligations as long as the related indebtedness is, and is permitted to be under the indentures to be secured by a lien on the same property securing the Hedging Obligations;

   (20) liens on specific items of inventory or other goods and proceeds of any person securing the person's obligations with respect of bankers' acceptances issued or created for the account of the person to facilitate the purchase, shipment or storage of the inventory or other goods;

   (21) liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by us and our restricted subsidiaries in the ordinary course of business; and

   (22) liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction.

    "PERMITTED REFINANCING INDEBTEDNESS" means any of our indebtedness or any indebtedness of our restricted subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other indebtedness of us or any of our restricted subsidiaries, other than intercompany indebtedness; PROVIDED that:

    (1) the principal amount or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount or accreted value, if applicable, of the indebtedness so extended, refinanced, renewed, replaced, defeased or refunded plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith;

    (2) the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

    (3) if the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

    (4) if such refinanced indebtedness was indebtedness of French Automotive or a subsidiary guarantor, the indebtedness is incurred either by French Automotive or by a subsidiary guarantor.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

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    "PRINCIPALS" means Onex DHC LLC and J2R Corporation.

    "PRO FORMA COST SAVINGS" means, with respect to any period, the reduction in costs that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Transaction Date that were
(i) directly attributable to an asset acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act as in effect on the date of the indenture or (ii) implemented by the business that was the subject of any such asset acquisition within six months of the date of the asset acquisition, that are supportable and quantifiable by the underlying accounting records of such business, and are described, as provided below, in an officer's certificate, as if, in the case of each of clause (i) and (ii), all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described in clause (ii) above shall be set forth in reasonable specificity in a certificate delivered to the Trustee from our chief financial officer and, in the case of Pro Forma Cost Savings in excess of $5.0 million per four-quarter period, such certificate shall be accompanied by a supporting opinion from an accounting firm of national standing.

    "PRODUCTIVE ASSETS" means assets that are used or useful in, or capital stock of any person engaged in, a Permitted Business.

    "QUALIFIED SECURITIZATION TRANSACTION" means any transaction or series of transactions pursuant to which we or any of our restricted subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity, in the case of a transfer by us or any of our restricted subsidiaries, and (b) any other person, in case of a transfer by a Securitization Entity, or may grant a security interest in, any accounts receivable whether now existing or arising or acquired in the future, of us or any of our restricted subsidiaries, and any assets related thereto including, without limitation, all collateral securing the accounts receivable and other assets, including contract rights, and all guarantees or other obligations in respect of the accounts receivable, proceeds of the accounts receivable and other assets, including contract rights, which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable all of the foregoing for the purpose of providing working capital financing on terms that are more favorable to us and our restricted subsidiary than would otherwise be available at that time.

    "RELATED PARTY" means:

    (1) any controlling stockholder, 80% or more owned subsidiary, or, in the case of an individual, immediate family member, of any Principal; or

    (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or other persons referred to in the immediately preceding clause (1).

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a person means any subsidiary of the referent person that is not an unrestricted subsidiary.

    "SECURITIZATION ENTITY" means a wholly owned subsidiary of French Automotive, or another person in which French Automotive or any subsidiary of French Automotive makes an Investment and to which French Automotive or any subsidiary of French Automotive transfers accounts receivable or equipment and related assets, that engages in no activities other than in connection with the financing of accounts receivable and that is designated by our board of directors, as provided below, as a Securitization Entity (a) no portion of the indebtedness or any other obligations, contingent or otherwise, of which (i) is guaranteed by the French Automotive or any other restricted subsidiary, excluding guarantees of Obligations other than the principal of, and interest on, indebtedness pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates French Automotive or any

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restricted subsidiary in any way other than pursuant to Standard Securitization
Undertakings, (b) with which neither French Automotive nor any restricted subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to French Automotive or the restricted subsidiary than those that might be obtained at the time from persons that are not our affiliates, other than fees payable in the ordinary course of business in connection with servicing receivables of the entity, and (c) to which neither French Automotive nor any restricted subsidiary has any obligation to maintain or preserve the entity's financial condition or cause the entity to achieve certain levels of operating results. Any designation by our board of directors shall be evidenced to each of the Trustees by filing with the Trustees a certified copy of the resolution of the board of directors giving effect to the designation and an officers' certificate certifying that the designation complied with the foregoing conditions.

    "SIGNIFICANT SUBSIDIARY" means any subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as this Regulation is in effect on the date hereof.

    "STANDARD SECURITIZATION UNDERTAKINGS" means representations, warranties, covenants and indemnities entered into by us or any of our subsidiaries that are reasonably customary in an accounts receivable securitization transaction.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing the indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any interest or principal prior to the date originally scheduled for the payment thereof.

    "SUBORDINATED CREDIT FACILITY" means the Bridge Loan Agreement dated as of April 21, 1999 by and among us, the subsidiary guarantors, the lenders named in the Bridge Loan Agreement, NationsBanc Montgomery Securities LLC and Chase Securities Inc., as arrangers, NationsBridge L.L.C. and The Chase Manhattan Bank, as co-agents, and NationsBridge L.L.C., as administrative agent.

    "SUBSIDIARY" means, with respect to any specified person:

    (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled to vote in the election of directors, managers or trustees of the entity, without regard to the occurrence of any contingency, is at the time owned or controlled, directly or indirectly, by the person or one or more of the other subsidiaries of that person; and

    (2) any partnership (a) the sole general partner or the managing general partner of which is the person or a subsidiary of the person or (b) the only general partners of which are the person or one or more subsidiaries of the person.

    "SUBSIDIARY GUARANTORS" means:

    (1) each of our domestic subsidiaries existing on the date of the indenture; and

    (2) any other subsidiary that executes a subsidiary guaranty in accordance with the provisions of the indenture;

and their respective successors and assigns.

    "TOTAL ASSETS" means the total assets of us and our restricted subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recently available consolidated balance sheet of us and our restricted subsidiaries.

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    "UNRESTRICTED SUBSIDIARY" means any subsidiaries that is designated by our board of directors as an unrestricted subsidiaries pursuant to a board resolution, but only to the extent that the subsidiary:

    (1) has no indebtedness other than Non-Recourse Debt:

    (2) is not party to any agreement, contract, arrangement or understanding with us or any of our restricted subsidiaries unless the terms of the agreement, contract, arrangement or understanding are no less favorable to us or such restricted subsidiary than those that might be obtained at the time from persons who are not our affiliates;

    (3) is a person with respect to which neither we nor any of our restricted subsidiaries has any direct or indirect obligation (a) to subscribe for additional equity interests or (b) to maintain or preserve the person's financial condition or to cause such person to achieve any specified levels of operating results; and

    (4) has not guaranteed or otherwise directly or indirectly provided credit support for any of our indebtedness or any indebtedness of any of our restricted subsidiaries.

    Any designation of subsidiaries as an unrestricted subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to the designation and an officers' certificate certifying that the designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any unrestricted subsidiary would fail to meet the preceding requirements as an unrestricted subsidiary, it shall thereafter cease to be an unrestricted subsidiary for purposes of the indenture and any indebtedness of the subsidiary shall be deemed to be incurred by one of our restricted subsidiaries as of such date and, if such indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," we shall be in default of such covenant. Our board of directors may at any time designate any unrestricted subsidiary to be a restricted subsidiary; PROVIDED that the designation shall be deemed to be an incurrence of indebtedness by a restricted subsidiary of any outstanding indebtedness of the unrestricted subsidiary and the designation shall only be permitted if (1) such indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if the designation had occurred at the beginning of the four-quarter reference period; and (2) no default or event of default would be in existence following the designation.

    "VOTING STOCK" of any person as of any date means the capital stock of the person that is at the time entitled to vote in the election of the board of directors of the person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any indebtedness at any date, the number of years obtained by dividing:

    (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment; by

    (2) the then outstanding principal amount of the indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any specified person means a restricted subsidiary of the person all of the outstanding capital stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by the person and/or by one or more wholly owned restricted subsidiaries of the person.

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                    UNITED STATES FEDERAL TAX CONSIDERATIONS

    The following is a discussion of the material U.S. Federal income tax consequences of the acquisition, ownership and disposition of the notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original owners of the notes and who hold such notes as capital assets. The discussion does not purport to address specific tax consequences that may be relevant to particular persons, including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction or other integrated investment. In addition, this discussion does not address U.S. federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon the Internal Revenue Code of 1986, as amended, the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. We will treat the notes as indebtedness for federal income tax purposes, and the following discussion assumes that such treatment is correct.

    For purposes of this discussion, a "U.S. holder" is a holder of a note who is a United States citizen or resident, a corporation or partnership created or organized in or under the laws of the United States or any state, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a United States court exercises primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions. A "non-U.S. holder" is a holder of a note who is not a U.S. holder.

    PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

TAX CONSEQUENCES TO U.S. HOLDERS

    EXCHANGE OFFER

    Kirkland & Ellis, special counsel to French Automotive, has advised us that in its opinion, the exchange of the outstanding notes for the exchange notes will not be treated as a taxable "exchange" for federal income tax purposes because the exchange notes do not differ materially in kind or extent from the existing notes. Rather, the exchange notes received by a holder will be treated as a continuation of the existing notes in the hands of that holder. As a result, there will be no federal income tax consequence to you if you exchange your outstanding notes in the exchange offer.

    SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    Upon the sale, exchange or retirement of the notes, a U.S. holder will recognize gain or loss equal to the difference between (1) the amount realized upon the sale, exchange or retirement, less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income and (2) the U.S. holder's adjusted tax basis in the notes. A U.S. holder's adjusted tax basis in the notes generally will be the U.S. holder's cost therefor, less any principal payments received by such holder.

    Gain or loss recognized by a U.S. holder on the sale, exchange or retirement of the notes will be capital gain or loss. The gain or loss will be long-term capital gain or loss if the notes have been held by the U.S. holder for more than twelve months. Long-term capital gain is subject to a maximum federal tax rate of 20%. The deductibility of capital losses by U.S. holders is subject to limitation.

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    TAXATION OF INTEREST

    Interest paid on the notes will be includible in the income of a U.S. holder in accordance with the U.S. holder's regular method of tax accounting. A U.S. holder may be entitled to treat interest income on the notes as investment income for purposes of computing certain limitations concerning the deductibility of investment interest expense.

    In the event of a change of control, a holder of a note will have the right to require us to purchase such note at a price equal to 101% of the principal amount thereof. The Treasury Regulations provide that the right of a holder of a note to require redemption of such note upon the occurrence of a change of control will not affect the yield or maturity date of the note if, based on all the facts and circumstances as of the issue date, it is significantly more likely than not that a change of control giving rise to the redemption right will not occur. We believe that the redemption provisions of the notes will not affect the computation of the yield to maturity of the notes and intend to report in a manner consistent with this belief.

    We may redeem the notes at any time on or after June 1, 2004, and in certain circumstances, may redeem a portion of the notes at any time prior to June 1, 2002. Under the Treasury Regulations, we are deemed to exercise any option to redeem if the exercise of such option would lower the yield of the debt instrument. We believe that it will not be treated as having exercised an option to redeem under these rules and intend to report in a manner consistent with this belief.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

    SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    Any capital gain a non-U.S. holder recognizes on the sale, exchange, retirement or other taxable disposition of a note will be exempt from U.S. federal income and withholding tax, provided that (1) the gain is not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States, and (2) in the case of a non-U.S. holder that is an individual, the non-U.S. holder is not present in the United States for 183 days or more during the taxable year.

    TAXATION OF INTEREST

    A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on interest paid on the notes so long as such interest is not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States, and the non-U.S. holder (1) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of French Automotive, (2) is not a "controlled foreign corporation" with respect to which French Automotive is a "related person" within the meaning of the Code, and (3) satisfies the requirements of Sections 871(h) or 881(c) of the Code, as set forth below under "OWNER STATEMENT REQUIREMENT." If the foregoing conditions (1) - (3) are not satisfied, then interest paid on the notes will be subject to U.S. withholding tax at a rate of 30%, unless such rate is reduced or eliminated pursuant to an applicable tax treaty.

    EFFECTIVELY CONNECTED INCOME

    If the interest, gain or other income a non-U.S. holder recognized on a note is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States, the non-U.S. holder generally will be subject to U.S. federal income tax on the interest, gain or other income at regular federal income tax rates. In addition, if the non-U.S. holder is a corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

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
    FEDERAL ESTATE TAXES

    A note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and that the interest accrued on such notes was not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States.

    OWNER STATEMENT REQUIREMENT

    Sections 871(h) and 881(c) of the Code require that either the beneficial owner of a note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds a note on behalf of such owner files a statement with us or our agent to the effect that the beneficial owner is not a United States person in order to avoid withholding of United States federal income tax. Under current regulations, this requirement will be satisfied if we or our agent receives (1) a statement (an "Owner Statement") from the beneficial owner of a note in which such owner certifies, under penalties of perjury, that such owner is not a United States person and provides such owner's name and address, or
(2) a statement from the financial institution holding the note on behalf of the beneficial owner in which the financial institution certifies, under penalties of perjury, that it has received the Owner Statement together with a copy of the Owner Statement. The beneficial owner must inform us, our agent or, in the case of a statement described in clause (2) of the immediately preceding sentence, the financial institution within 30 days of any change in information on the Owner Statement. The Internal Revenue Service has amended the transition period relating to recently issued Treasury Regulations governing backup withholding and information reporting requirements. Withholding certificates or statements that are valid on December 31, 1999, may be treated as valid until the earlier of their expiration or December 31, 2000. Certificates or statements received under the currently effective rules will fail to be effective after December 31, 2000.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    We will, where required, report to the holders of notes and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments. A noncorporate U.S. holder may be subject to information reporting and to backup withholding at a rate of 31% with respect to payments of principal and interest made on a note, or on proceeds of the disposition of a note before maturity, unless such U.S. holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

    In the case of payments of interest to non-U.S. holders, current Treasury Regulations provide that the 31% backup withholding tax and certain information reporting requirements will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established, provided that neither we nor our payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under current Treasury Regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a non-U.S. holder on the disposition of the notes by or through a United States office of a United States or foreign broker, unless the non-U.S. holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to payment of the proceeds of a disposition of the notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the holder of the notes is not a United States person and such broker has no actual knowledge to the

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contrary, or the holder establishes an exemption. Neither information reporting nor backup withholding generally will apply to payment of the proceeds of a disposition of the notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

    The Treasury Department has released new Treasury Regulations governing the backup withholding and information reporting requirements. The new regulations would not generally alter the treatment of a non-U.S. holder who furnishes an Owner Statement to the payor. The new regulations may change certain procedures applicable to the foreign office of a United States broker or foreign brokers with certain types of relationships to the United States. The new regulations are generally effective for payments made after December 31, 2000. Non U.S. holders should consult their own tax advisors with respect to the impact, if any, of the new final regulations.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

    We will not receive any proceeds from any sales of the exchange notes by such broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an underwriter within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

    For a period of one year after the expiration date of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

    Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any such holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to such outstanding notes. The exchange

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notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of the shelf registration statement. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the exchange notes and the subsidiary guaranties and other legal matters, including the tax-free nature of the exchange, will be passed upon on behalf of French Automotive by Kirkland & Ellis, a partnership that includes professional corporations, Chicago, Illinois. Some of the partners of Kirkland & Ellis are partners in Randolph Street Partners II, which owns 227 shares of class D-1 common stock. Legal matters concerning J.L. French Corporation and Allotech International, Inc. will be passed upon by Olsen, Kloet, Gunderson & Conway. Kirkland & Ellis will rely on the opinion of Olsen, Kloet, Gunderson & Conway in passing upon the validity of the subsidiary guaranties of J.L. French Corporation and Allotech International.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP, independent public accountants, have audited French Automotive's consolidated financial statements, as indicated in Arthur Andersen LLP's audit report that is included with those financial statements in this prospectus. The consolidated financial statements of French Automotive are included in this prospectus in reliance on Arthur Andersen LLP's report, which is given on their authority as an expert in accounting and auditing.

    The consolidated financial statements of Morris Ashby plc as of March 31, 1997 and 1996 and for each of the two years in the period ended March 31, 1997 are included in this prospectus in reliance on the report of PricewaterhouseCoopers, independent accountants, which is given in the authority as an expert in auditing and accounting.

                             AVAILABLE INFORMATION

    French Automotive has filed with the SEC a registration statement on Form S-4 pursuant to the Securities Act and the rules and regulations promulgated under the securities laws covering the exchange offer contemplated by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to French Automotive and the exchange offer, see the registration statement.

    We are not currently subject to the periodic reporting and other informational requirements of the Exchange Act. We have agreed that, whether or not it is required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, it will furnish to the holders of the notes and file with the SEC, copies of the financial and other information that would be contained in the annual reports and quarterly reports that we would be required to file with the SEC if we were subject to the requirements of the Exchange Act. We will also make these reports available to prospective purchasers of the exchange notes, and to securities analysts and broker-dealers upon their request.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    The Unaudited Pro Forma Statements of Operations for the year ended
December 31, 1998 and the six months ended June 30, 1999 give effect to:
(1) the recapitalization and the related financing transactions, including borrowings under the senior credit facility and subordinated financing facility,
(2) the acquisition of Nelson Metal and (3) the initial offering of the outstanding notes and the application of the net proceeds therefrom, as if such transactions had occurred at the beginning of the period.

    The Unaudited Pro Forma Balance Sheet as of June 30, 1999 gives effect to the acquisition of Nelson Metal, including related financing, as if such transaction had occurred on such date.

    The unaudited pro forma financial data presented in this prospectus are based on the assumptions and adjustments described in the accompanying notes. The Unaudited Pro Forma Statements of Operations do not purport to represent what our results of operations actually would have been if the events described above had occurred as of the dates indicated or what our results will be for any future periods. The Unaudited Pro Forma Financial Statements are based upon assumptions and adjustments that we believe are reasonable. You should read the Unaudited Pro Forma Financial Statements and the accompanying notes in conjunction with the historical financial statements, including the related notes, included elsewhere in this prospectus.

             J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                 (In thousands)

                                                                NELSON        PRO FORMA
                                                ACTUAL(1)      METAL(2)      ADJUSTMENTS      PRO FORMA
                                                ---------      --------      -----------      ---------
Sales.........................................  $295,690       $139,756        $     --       $435,446
Cost of sales.................................   221,040        157,262          (2,998)(3)    375,304
                                                --------       --------        --------       --------
  Gross profit................................    74,650        (17,506)          2,998         60,142
Selling, general and administrative
  expenses....................................    16,802          4,977              --         21,779
Amortization of intangible assets.............    16,861             --           4,613 (4)     21,474
                                                --------       --------        --------       --------
  Operating income............................    40,987        (22,483)         (1,615)        16,889
Interest expense..............................    20,533          5,884          26,636 (5)     53,053
                                                --------       --------        --------       --------
  Income (loss) before income taxes...........    20,454        (28,367)        (28,251)       (36,164)
Provision (benefit) for income taxes..........     8,299             --         (22,765)(6)    (14,466)
                                                --------       --------        --------       --------
  Income (loss) from continuing operations....  $ 12,155       $(28,367)       $ (5,486)      $(21,698)
                                                ========       ========        ========       ========

             J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                                 (In thousands)

                                                              NELSON        PRO FORMA
                                                ACTUAL        METAL        ADJUSTMENTS      PRO FORMA
                                               --------      --------      -----------      ---------
Sales........................................  $165,689      $105,225        $     --       $270,914
Cost of sales................................   123,406        95,562          (1,499)(3)    217,469
                                               --------      --------        --------       --------
  Gross profit...............................    42,283         9,663           1,499         53,445
Selling, general and administrative
  expenses...................................    10,228         4,036              --         14,264
Recapitalization expenses....................    21,151            --         (21,151)(7)         --
Amortization of intangible assets............     5,505            --           2,112 (4)      7,617
                                               --------      --------        --------       --------
  Operating income...........................     5,399         5,627          20,538         31,564
Interest expense.............................    13,823         3,382           9,322 (5)     26,527
                                               --------      --------        --------       --------
  Income (loss) before income taxes..........    (8,424)        2,245          11,216          5,037
Provision (benefit) for income taxes.........    (3,369)           --           5,384 (6)      2,015
                                               --------      --------        --------       --------
  Income (loss) from continuing operations...  $ (5,055)     $  2,245        $  5,832       $  3,022
                                               ========      ========        ========       ========

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                                 (In thousands)

(1) Represents the results of operations of French Automotive for the year ended December 31, 1998, including the results of operations of Morris Ashby and Ansola from their respective dates of acquisition. The results of operations of Morris Ashby and Ansola prior to their respective dates of acquisition have not been included because such results are not material to French Automotive's results of operations taken as a whole.

(2) Represents the results of operations of Nelson Metal for the year ended December 31, 1998.

(3) Reflects the elimination of certain payroll and related costs arising from the acquisition of Nelson Metal.

(4) Represents the net increase in amortization of other intangible assets arising from amortization of fees related to the senior credit facility, costs associated with the initial offering of the outstanding notes, net of amortization of debt issue costs related to the former credit facility, and amortization of goodwill arising from the acquisition of Nelson Metal:

                                                    YEAR ENDED      SIX MONTHS
                                                   DECEMBER 31,   ENDED JUNE 30,
                                                       1998            1999
                                                   ------------   --------------
Senior credit facility...........................     $1,424          $  528
Initial offering of the outstanding notes........        720             240
Debt issue costs related to former credit
  facility.......................................       (657)           (219)
Goodwill amortization related to Nelson Metal....      3,126           1,563
                                                      ------          ------
  Net increase...................................     $4,613          $2,112
                                                      ======          ======

(5) Represents the change in interest expense arising from:

                                                      YEAR ENDED      SIX MONTHS
                                                     DECEMBER 31,   ENDED JUNE 30,
                                                         1998            1999
                                                     ------------   --------------
Interest expense on tranche A term loan............    $  8,138        $  4,069
Interest expense on tranche B term loan............      12,000           6,000
Interest expense on notes offered hereby...........      20,125          10,063
Interest expense on other senior indebtedness......       2,540           1,270
Interest expense on debt arising from the
  acquisition of Nelson Metal......................      10,250           5,125
                                                       --------        --------
                                                         53,053          26,527
Net interest expense previously recorded...........     (26,417)        (17,205)
                                                       --------        --------
  Net increase.....................................    $ 26,636        $  9,322
                                                       ========        ========

    If the assumed interest rate was to change by 1/4 of 1%, interest expense would change by approximately $750 and net income would change by approximately $450 for the six months ended June 30, 1999.

(6) Adjusts income taxes on a pro forma basis to reflect French Automotive's estimated effective tax rate.

(7) Represents an elimination of non-recurring expenses incurred pursuant to the recapitalization.

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES
                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 1999
                                 (in thousands)

                                                               NELSON     PRO FORMA
                                                    ACTUAL     METAL     ADJUSTMENTS      PRO FORMA
                                                   --------   --------   -----------      ---------
                                              ASSETS

Current assets:
  Cash and cash equivalents......................  $ 27,357   $  1,279     $(14,806)(1)   $ 13,830

  Accounts receivable, net.......................    65,860     30,579         (240)(3)     96,199
  Inventories....................................    15,805     11,704           --         27,509
  Other current assets...........................    19,132      3,973           --         23,105
                                                   --------   --------     --------       --------
    Total current assets.........................   128,154     47,535      (15,046)       160,643
                                                   --------   --------     --------       --------
Property, plant & equipment, net.................   144,087     80,069           --        224,156
Intangible and other assets, net.................   166,467      5,564       91,236 (1)    297,432
                                                                             34,185 (2)
                                                                                (20)(3)
                                                   --------   --------     --------       --------
                                                   $438,708   $133,168     $110,355       $682,231
                                                   ========   ========     ========       ========

                        LIABILITIES AND STOCKHOLDERS' INVESTMENT (DEFICIT)

Current liabilities:
  Accounts payable...............................  $ 24,985   $ 31,214     $     --       $ 56,199
  Accrued liabilities............................    17,128     14,864         (260)(3)     31,732
  Current portion of long-term debt..............    11,398      6,642       10,700 (1)     22,098
                                                                             (6,642)(1)
                                                   --------   --------     --------       --------
    Total current liabilities....................    53,511     52,720        3,798        110,029
                                                   --------   --------     --------       --------
Long-term debt, excluding current portion........   285,078     81,928       89,300 (1)    374,378
                                                                            (81,928)(1)

Senior subordinated notes........................   175,000         --           --        175,000
Convertible subordinated debt....................        --         --       30,000 (1)     30,000
Other noncurrent liabilities.....................     3,454     32,705           --         36,159
                                                   --------   --------     --------       --------
    Total liabilities............................   517,043    167,353       41,170        725,566
                                                   --------   --------     --------       --------
Stockholders' investment (deficit):
  Common stock...................................        --         12          (12)(2)         --
  Additional paid-in-capital.....................        --        799       35,000 (1)     35,000
                                                                               (799)(2)
  Stock subscriptions............................        --       (221)         221 (2)         --
  Treasury stock.................................        --     (1,640)       1,640 (2)         --
  Retained earnings..............................   (77,031)   (33,135)      33,135 (2)    (77,031)
  Accumulated other comprehensive loss...........    (1,304)        --           --         (1,304)
                                                   --------   --------     --------       --------
    Total stockholders' investment (deficit).....   (78,335)   (34,185)      69,185        (43,335)
                                                   --------   --------     --------       --------
                                                   $438,708   $133,168     $110,355       $682,231
                                                   ========   ========     ========       ========

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

                                 (in thousands)

(1) To reflect the financing transactions related to the acquisition of Nelson Metal. French Automotive financed this acquisition with cash on hand, borrowings under the senior credit facility, issuance of common stock and the issuance of convertible subordinated debt. The following is a summary of the sources and uses of funds in connection with this acquisition:

SOURCES OF FUNDS:                           USES OF FUNDS:
-----------------                           --------------
                                            Cash to Nelson Metal
Senior credit facility--                      stockholders.................  $ 86,430
  Current portion..............  $ 10,700   Transaction expenses...........     2,928
  Long-term debt...............    89,300   Financing fees.................     1,878
                                 --------                                    --------
                                  100,000
Convertible subordinated                    Refinance Nelson Metal current
  debt.........................    30,000   maturities.....................     6,642
Issuance of common stock.......    35,000   Refinance Nelson Metal
Cash on hand...................    14,806   long-term debt.................    81,928
                                 --------                                    --------
  Total........................  $179,806   Total..........................  $179,806
                                 ========                                    ========

(2) To eliminate Nelson Metal's historical stockholders' deficit.

(3) To adjust for assets excluded and liabilities not assumed in connection with the acquisition of Nelson Metal.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------

J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

  Report of Independent Public Accountants..................     F-2

  Consolidated Balance Sheets as of December 31, 1998 and
    1997....................................................     F-3

  Consolidated Statements of Operations for the Years Ended
    December 31, 1998 and 1997 and for the Nine Months Ended
    December 31, 1996.......................................     F-4

  Consolidated Statements of Stockholders' Investment and
    Comprehensive Income for the Years Ended December 31,
    1998 and 1997 and for the Nine Months Ended
    December 31, 1996.......................................     F-5

  Consolidated Statements of Cash Flows for the Years Ended
    December 31, 1998 and 1997 and for the Nine Months Ended
    December 31, 1996.......................................     F-6

  Notes to Consolidated Financial Statements................     F-7

  Condensed Consolidated Balance Sheets as of June 30, 1999
    (unaudited) and December 31, 1998.......................    F-30

  Condensed Consolidated Statements of Operations for the
    Six Months Ended June 30, 1999 and 1998 (unaudited).....    F-31

  Condensed Consolidated Statements of Cash Flows for the
    Six Months Ended June 30, 1999 and 1998 (unaudited).....    F-32

  Notes to Condensed Consolidated Financial Statements
    (unaudited).............................................    F-33

MORRIS ASHBY PLC

  Auditors' Report..........................................    F-41

  Consolidated Profit and Loss Account for the Years Ended
    March 31, 1997 and 1996.................................    F-42

  Balance Sheets as at March 31, 1997 and 1996..............    F-43

  Cash Flow Statement for the Years Ended March 31, 1997 and
    1996....................................................    F-44

  Notes to the Accounts.....................................    F-45

NELSON METAL PRODUCTS CORPORATION

  Report of Independent Public Accountants..................    F-64

  Balance Sheets as of December 31, 1998 and 1997...........    F-65

  Statements of Operations for the Years Ended December 31,
    1998 and 1997, for the Five Months Ended December 31,
    1996 and for the Year Ended July 31, 1996...............    F-66

  Statements of Stockholders' Investment for the Years Ended
    December 31, 1998 and 1997, for the Five Months Ended
    December 31, 1996 and for the Year Ended July 31,
    1996....................................................    F-67

  Statements of Cash Flows for the Years Ended December 31,
    1998 and 1997, for the Five Months Ended December 31,
    1996 and for the Year Ended July 31, 1996...............    F-68

  Notes to Financial Statements.............................    F-69

  Condensed Balance Sheets as of June 30, 1999 (unaudited)
    and December 31, 1998...................................    F-83

  Condensed Statements of Operations for the Six Months
    Ended June 30, 1999 and 1998 (unaudited)................    F-84

  Condensed Statements of Cash Flows for the Six Months
    Ended June 30, 1999 and 1998 (unaudited)................    F-85

  Notes to Condensed Financial Statements (unaudited).......    F-86

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To J. L. French Automotive Castings, Inc. and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of J. L. French Automotive Castings, Inc. and Subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' investment and comprehensive income and cash flows for the years ended December 31, 1998 and 1997 and for the nine months ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J. L. French Automotive Castings, Inc. and Subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997 and for the nine months ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
April 30, 1999 (except with respect to
  the matter discussed in Note 13,
  as to which the date is October 15, 1999)

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                               AS OF DECEMBER 31

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                1998       1997
                                                              --------   --------
                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $  4,128   $ 14,438
  Accounts receivable, less reserve for doubtful accounts of
    $1,353 and $553.........................................    55,242     18,529
  Inventories...............................................    17,077      7,422
  Customer tooling-in-progress..............................     8,013      5,992
  Other current assets......................................     2,029      1,713
                                                              --------   --------
    Total current assets....................................    86,489     48,094
PROPERTY, PLANT AND EQUIPMENT, net..........................   147,505     66,371
INTANGIBLE AND OTHER ASSETS, net of accumulated amortization
  of $56,233 and $39,372....................................   170,799    120,737
                                                              --------   --------
    Total assets............................................  $404,793   $235,202
                                                              ========   ========

                    LIABILITIES AND STOCKHOLDERS' INVESTMENT

CURRENT LIABILITIES:
  Accounts payable..........................................  $ 27,814   $  5,131
  Accrued liabilities.......................................    23,329      6,899
  Current portion of long-term debt.........................    13,113     12,170
                                                              --------   --------
    Total current liabilities...............................    64,256     24,200
LONG-TERM DEBT, excluding current portion...................   198,467    122,221
OTHER NONCURRENT LIABILITIES................................     5,165         --
                                                              --------   --------
    Total liabilities.......................................   267,888    146,421

COMMITMENTS AND CONTINGENCIES (Notes 9 and 10)

CONVERTIBLE REDEEMABLE SERIES A PREFERRED STOCK.............    12,217     11,974

CONVERTIBLE REDEEMABLE SERIES B PREFERRED STOCK.............        --         --

STOCKHOLDERS' INVESTMENT:
  Common stock, Class A; par value $0.0001; 300,000 shares
    authorized; 60,492.73 and 66,960.34 shares issued and
    outstanding.............................................        --         --
  Common stock, Class B; par value $0.0001; 75,000 shares
    authorized; 16,016.36 and 2,326.86 shares issued and
    outstanding.............................................        --         --
  Common stock, Class C; par value $0.0001; 50,000 shares
    authorized; 2,651.05 and 258.54 shares issued and
    outstanding.............................................        --         --
  Common stock, Class D; par value $0.0001; 25,000 shares
    authorized; 294.56 and 0 shares issued and
    outstanding.............................................        --         --
  Additional paid-in capital................................   109,034     72,640
  Retained earnings.........................................    14,224      4,167
  Accumulated other comprehensive income--foreign currency
    translation adjustment..................................     1,430         --
                                                              --------   --------
    Total stockholders' investment..........................   124,688     76,807
                                                              --------   --------
    Total liabilities and stockholders' investment..........  $404,793   $235,202
                                                              ========   ========

   The accompanying notes are an integral part of these consolidated balance sheets.

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                              YEARS ENDED
                                                              DECEMBER 31          NINE MONTHS
                                                          -------------------         ENDED
                                                            1998       1997     DECEMBER 31, 1996
                                                          --------   --------   ------------------
SALES...................................................  $295,690   $169,510        $106,941

COST OF SALES...........................................   221,040    116,522          75,697
                                                          --------   --------        --------
    Gross profit........................................    74,650     52,988          31,244

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES............    16,802      5,649           3,359

AMORTIZATION OF INTANGIBLE ASSETS.......................    16,861     20,680          18,692
                                                          --------   --------        --------
    Operating income....................................    40,987     26,659           9,193

INTEREST EXPENSE, net...................................    20,533     13,981          11,973
                                                          --------   --------        --------
    Income (loss) before income taxes and extraordinary
      loss..............................................    20,454     12,678          (2,780)

PROVISION (BENEFIT) FOR INCOME TAXES....................     8,299      4,954          (1,126)
                                                          --------   --------        --------
    Income (loss) before extraordinary loss.............    12,155      7,724          (1,654)

EXTRAORDINARY LOSS--WRITE-OFF OF UNAMORTIZED DEBT
  ISSUANCE COSTS, net of income tax benefit of $515.....       805         --              --
                                                          --------   --------        --------
NET INCOME (LOSS).......................................  $ 11,350   $  7,724        $ (1,654)
                                                          ========   ========        ========

  The accompanying notes are an integral part of these consolidated financial statements.

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT AND COMPREHENSIVE INCOME
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  COMMON STOCKS
                                   ---------------------------------------------------------------------------
                                           CLASS A                    CLASS B                  CLASS C
                                   ------------------------   -----------------------   ----------------------
                                     SHARES       AMOUNT       SHARES       AMOUNT       SHARES      AMOUNT
                                   ----------   -----------   ---------   -----------   --------   -----------
INITIAL CAPITALIZATION:
  Issuance of common stock.......   64,960.34   $       --     2,326.86   $       --      258.54   $       --
  Capital component of
    convertible redeemable
    Series A preferred stock.....          --           --           --           --          --           --
                                   ----------   -----------   ---------   -----------   --------   -----------
                                    64,960.34           --     2,326.86           --      258.54           --
  Sale of Class A common stock,
    $1,000 per share.............       2,000           --           --           --          --           --
  Accretion of convertible
    redeemable Series A preferred
    stock to redemption value....          --           --           --           --          --           --
  Dividends declared for
    convertible redeemable
    Series A preferred stock,
    $523 per share...............          --           --           --           --          --           --
  Comprehensive income--
    Net loss.....................          --           --           --           --          --           --
                                   ----------   -----------   ---------   -----------   --------   -----------
BALANCE, December 31, 1996.......   66,960.34           --     2,326.86           --      258.54           --
  Comprehensive income--
    Net income...................          --           --           --           --          --           --
  Accretion of convertible
    redeemable Series A preferred
    stock to redemption value....          --           --           --           --          --           --
  Dividends declared for
    convertible redeemable
    Series A preferred stock,
    $700 per share...............          --           --           --           --          --           --
                                   ----------   -----------   ---------   -----------   --------   -----------
BALANCE, December 31, 1997.......   66,960.34           --     2,326.86           --      258.54           --
  Comprehensive income--
    Net income...................          --           --           --           --          --           --
    Foreign currency translation
      adjustment.................          --           --           --           --          --           --
    Total comprehensive income...
  Accretion of convertible
    redeemable Series A preferred
    stock to redemption value....          --           --           --           --          --           --
  Dividends declared for
    convertible redeemable
    Series A preferred stock,
    $700 per share...............          --           --           --           --          --           --
  Conversion of Class A to
    Class B......................  (13,944.85)          --    13,944.85           --          --           --
  Conversion of Class B to
    Class C......................          --           --    (2,326.86)          --    2,326.86           --
  Conversion of Class C to
    Class D......................          --           --           --           --     (258.54)          --
  Sale of common stocks at
    $3,672.89 per share..........    7,477.24           --     2,071.51           --      324.19           --
                                   ----------   -----------   ---------   -----------   --------   -----------
BALANCE, December 31, 1998.......   60,492.73   $       --    16,016.36   $       --    2,651.05   $       --
                                   ==========   ===========   =========   ===========   ========   ===========

                                       COMMON STOCKS
                                   ----------------------                            ACCUMULATED
                                          CLASS D           ADDITIONAL                  OTHER
                                   ----------------------    PAID-IN     RETAINED   COMPREHENSIVE
                                    SHARES      AMOUNT       CAPITAL     EARNINGS      INCOME        TOTAL
                                   --------   -----------   ----------   --------   -------------   --------
INITIAL CAPITALIZATION:
  Issuance of common stock.......       --    $       --     $ 67,546    $    --       $   --       $ 67,546
  Capital component of
    convertible redeemable
    Series A preferred stock.....       --            --        3,396         --           --          3,396
                                    ------    -----------    --------    -------       ------       --------
                                        --            --       70,942         --           --         70,942
  Sale of Class A common stock,
    $1,000 per share.............       --            --        2,000         --           --          2,000
  Accretion of convertible
    redeemable Series A preferred
    stock to redemption value....       --            --           --       (152)          --           (152)
  Dividends declared for
    convertible redeemable
    Series A preferred stock,
    $523 per share...............       --            --         (302)      (483)          --           (785)
  Comprehensive income--
    Net loss.....................       --            --           --     (1,654)          --         (1,654)
                                    ------    -----------    --------    -------       ------       --------
BALANCE, December 31, 1996.......       --            --       72,640     (2,289)          --         70,351
  Comprehensive income--
    Net income...................       --            --           --      7,724           --          7,724
  Accretion of convertible
    redeemable Series A preferred
    stock to redemption value....       --            --           --       (218)          --           (218)
  Dividends declared for
    convertible redeemable
    Series A preferred stock,
    $700 per share...............       --            --           --     (1,050)          --         (1,050)
                                    ------    -----------    --------    -------       ------       --------
BALANCE, December 31, 1997.......       --            --       72,640      4,167           --         76,807
  Comprehensive income--
    Net income...................       --            --           --     11,350
    Foreign currency translation
      adjustment.................       --            --           --         --        1,430
    Total comprehensive income...                                                                     12,780
  Accretion of convertible
    redeemable Series A preferred
    stock to redemption value....       --            --           --       (243)          --           (243)
  Dividends declared for
    convertible redeemable
    Series A preferred stock,
    $700 per share...............       --            --           --     (1,050)          --         (1,050)
  Conversion of Class A to
    Class B......................       --            --           --         --           --             --
  Conversion of Class B to
    Class C......................       --            --           --         --           --             --
  Conversion of Class C to
    Class D......................   258.54            --           --         --           --             --
  Sale of common stocks at
    $3,672.89 per share..........    36.02            --       36,394         --           --         36,394
                                    ------    -----------    --------    -------       ------       --------
BALANCE, December 31, 1998.......   294.56    $       --     $109,034    $14,224       $1,430       $124,688
                                    ======    ===========    ========    =======       ======       ========

  The accompanying notes are an integral part of these consolidated financial statements.

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                              YEARS ENDED
                                                              DECEMBER 31           NINE MONTHS
                                                          --------------------         ENDED
                                                            1998        1997     DECEMBER 31, 1996
                                                          ---------   --------   ------------------
OPERATING ACTIVITIES:
  Net income (loss).....................................  $  11,350   $  7,724        $  (1,654)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities--
    Depreciation and amortization.......................     36,037     31,037           25,880
    Subordinated notes discount accretion...............        469        437              250
    Deferred income taxes...............................      1,100       (610)          (3,743)
    Extraordinary loss..................................        805         --               --
    Change in other operating items:
      Accounts receivable...............................    (12,197)    (1,485)           3,446
      Inventories and customer tooling-in-progress......     (3,398)    (6,210)           2,451
      Accounts payable and accrued liabilities..........      5,662       (420)             420
      Other, net........................................       (773)      (844)            (329)
                                                          ---------   --------        ---------
        Net cash provided by operating activities.......     39,055     29,629           26,721
                                                          ---------   --------        ---------
INVESTING ACTIVITIES:
  Acquisitions, net of cash acquired....................    (74,778)        --         (227,765)
  Capital expenditures..................................    (34,640)   (24,530)          (2,995)
                                                          ---------   --------        ---------
        Net cash used for investing activities..........   (109,418)   (24,530)        (230,760)
                                                          ---------   --------        ---------
FINANCING ACTIVITIES:
  Borrowings under revolving credit facilities..........    197,273         --               --
  Repayments under revolving credit facilities..........   (179,870)        --               --
  Long-term borrowings..................................     74,474         --          152,454
  Repayment of long-term borrowings.....................    (64,157)   (10,715)          (8,035)
  Debt issuance costs...................................     (3,193)        --           (3,300)
  Proceeds from sale of common stock....................     36,394         --           69,546
  Proceeds from sale of convertible redeemable Series A
    preferred stock.....................................         --         --           15,000
  Dividends paid on convertible redeemable Series A
    preferred stock.....................................     (1,050)    (1,572)              --
                                                          ---------   --------        ---------
        Net cash provided by (used in) financing
          activities....................................     59,871    (12,287)         225,665
                                                          ---------   --------        ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...........................................        182         --               --
                                                          ---------   --------        ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS.................    (10,310)    (7,188)          21,626

CASH AND CASH EQUIVALENTS, beginning of period..........     14,438     21,626               --
                                                          ---------   --------        ---------
CASH AND CASH EQUIVALENTS, end of period................  $   4,128   $ 14,438        $  21,626
                                                          =========   ========        =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for--
    Interest............................................  $  20,289   $ 15,107        $  10,216
                                                          =========   ========        =========
    Income taxes........................................  $   6,200   $  6,245        $   2,781
                                                          =========   ========        =========

  The accompanying notes are an integral part of these consolidated financial statements.

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

1. ORGANIZATION AND BASIS OF PRESENTATION:

DESCRIPTION OF BUSINESS

    J. L. French Automotive Castings, Inc. (French) is an international independent designer and manufacturer of aluminum die cast components and assemblies for the global automotive industry. French consists of three primary operating subsidiaries: French Holdings, Inc. and Subsidiaries (FHI) initially capitalized in April 1996, located primarily in Wisconsin; Morris Ashby Ltd. and Subsidiaries (Morris Ashby) acquired in January 1998, located in the United Kingdom; and Fundiciones Viuda De Ansola, S.A. (Ansola) acquired in April 1998, located in Spain.

2. SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION AND PRESENTATION

    The consolidated financial statements include the financial statements of French and its wholly owned subsidiaries (collectively referred to as the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of highly liquid investments with an original maturity of three months or less. Cash equivalents consist primarily of short-term money market investments with Spanish financial institutions in 1998, and overnight investments collateralized by U.S. government securities and premium rated commercial paper in 1997. Cash equivalents are stated at cost which approximates fair value.

INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) or average cost methods, which approximate current cost. Market is determined by the quoted price for comparable raw materials.

    Inventories consisted of the following (in thousands):

                                                                 DECEMBER 31
                                                             -------------------
                                                               1998       1997
                                                             --------   --------
Raw materials..............................................  $ 4,094     $2,313
Components.................................................    2,815      1,841
Work-in-process............................................    5,045        887
Finished goods.............................................    4,573      1,860
Supplies...................................................      550        521
                                                             -------     ------
                                                             $17,077     $7,422
                                                             =======     ======

CUSTOMER TOOLING

    Excess of cost over billings on uncompleted tooling projects represents costs incurred by the Company in the production of customer-owned tooling to be used by the Company in the manufacture

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

of its products. The Company receives a specific purchase order for this tooling and is reimbursed by the customer for the cost of such tooling. Costs are deferred until reimbursed by the customer. Forecasted losses on incomplete projects are recognized currently.

PROPERTY, PLANT AND EQUIPMENT

    Property plant and equipment consisted of the following (in thousands):

                                                              DECEMBER 31
                                                          -------------------
                                                            1998       1997
                                                          --------   --------
Land and improvements...................................  $  3,218   $  1,239
Buildings...............................................    30,044     15,537
Machinery and equipment.................................   138,908     59,673
Furniture, fixtures and other...........................     2,390        757
Construction in progress................................     9,455      6,663
                                                          --------   --------
                                                           184,015     83,869
Less- Accumulated depreciation..........................   (36,510)   (17,498)
                                                          --------   --------
Net property, plant and equipment.......................  $147,505   $ 66,371
                                                          ========   ========

    Property, plant and equipment are stated at cost. Depreciation of plant and equipment is calculated on the straight-line method over the following estimated useful lives:

Buildings and land improvements.............................  15 to 39 years
Machinery and equipment.....................................  5 to 13 years
Furniture and fixtures......................................  3 to 10 years

    The Company capitalizes interest cost as a component of the cost of construction in progress. Interest costs of $210,000 and $384,000 were capitalized for the years ended December 31, 1998 and 1997. There were no costs capitalized for the period ended December 31, 1996.

    Maintenance and repairs are charged to expense as incurred. Major betterments and improvements which extend the useful life of the item are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

INTANGIBLE AND OTHER ASSETS

    Intangibles and other assets consisted of the following (in thousands):

                                                              DECEMBER 31
                                                          -------------------
                                                            1998       1997
                                                          --------   --------
Goodwill................................................  $169,793   $ 98,779
Customer relationships..................................    52,946     52,946
Debt issuance costs and other...........................     4,293      8,384
                                                          --------   --------
                                                           227,032    160,109
Accumulated amortization................................   (56,233)   (39,372)
                                                          --------   --------
                                                          $170,799   $120,737
                                                          ========   ========

    Goodwill represents the excess of the purchase price over fair value of net assets acquired arising from the initial capitalization in April 1996 and the Morris Ashby and Ansola transactions described in Note 3. Goodwill is amortized on a straight-line basis over 40 years. Amortization for the customer relationships is calculated using an accelerated method, reflecting the nature of the relationship, over 5 years. Debt financing costs are amortized over the term of the applicable agreement.

    The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its goodwill and other long-lived assets. If such events or circumstances were to indicate that the carrying amount of these assets would not be recoverable, the Company would estimate the future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) were less than the carrying amount of goodwill and other long-lived assets, the Company would recognize an impairment loss.

ACCRUED LIABILITIES

    Accrued liabilities consisted of the following (in thousands):

                                                                 DECEMBER 31
                                                             -------------------
                                                               1998       1997
                                                             --------   --------
Compensation and benefits..................................  $10,026     $4,121
Income taxes...............................................    2,361        128
Tooling advances...........................................    4,896         --
Interest...................................................    2,084      1,742
Other......................................................    3,962        908
                                                             -------     ------
                                                             $23,329     $6,899
                                                             =======     ======

INCOME TAXES

    The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

REVENUE RECOGNITION AND SALES COMMITMENTS

    The Company recognizes revenue as its products are shipped to its customers. The Company enters into agreements to produce products for its customers at the beginning of a given vehicle's life. Once such agreements are entered into by the Company, fulfillment of the customer's purchasing requirements is the obligation of the Company for the entire production life of the vehicle, with terms averaging seven years. The Company has no provisions to terminate such contracts.

FOREIGN CURRENCY TRANSLATION

    Assets and liabilities of foreign operations are translated into U.S. dollars using the year-end rates of exchange. Results of operations are translated at average rates prevailing throughout the period. Translation gains and losses are accumulated as a separate component of other comprehensive income--foreign currency translation adjustments in stockholders' investment. Gains and losses resulting from foreign currency transactions are included in net income. Such gains or losses and related hedges are reported in the same manner as translation adjustments.

STOCK OPTION PLANS

    The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation expense is recorded only if the current market price of the underlying stock exceeds the exercise price of the stock option.

COMPREHENSIVE INCOME

    Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income, " which established standards for reporting and display of comprehensive income and its components. Comprehensive income reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For the Company, comprehensive income represents net income adjusted for foreign currency translation adjustments. In accordance with SFAS No. 130, the Company has chosen to disclose comprehensive income in the accompanying consolidated statements of stockholders' investment and comprehensive income. Net income
(loss) for periods prior to 1998 was the same as comprehensive income.

SEGMENT REPORTING

    In 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption affected only the disclosure of segment information (see Note 8).

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," becomes effective for the years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allow a derivative's gains or losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company has not yet quantified the impact of adopting SFAS No. 133 and has not yet determined the timing of adoption.

    During 1998, the Company adopted Financial Accounting Standards Board Statement of Position (SOP) No. 98-5, "Reporting on the Costs of Start-up Activities." SOP 98-5 requires that start-up activities be expensed as incurred, versus capitalizing and expensing them over a period of time. The adoption of SOP 98-5 did not affect the Company's consolidated results of operations or the financial position of the Company.

USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Ultimate results could differ from those estimates.

RECLASSIFICATIONS

    Certain amounts previously reported in the 1997 and 1996 consolidated financial statements have been reclassified to conform to the 1998 presentation. These reclassifications had no effect on previously reported net income (loss) or stockholders' investment.

3. MERGER AND ACQUISITIONS:

MORRIS ASHBY AND ANSOLA

    On January 12, 1998, the Company effectively acquired 100% of the outstanding common stock of Morris Ashby for approximately $54.0 million in cash, including certain transaction costs, plus unsecured sterling loan notes issued to certain electing shareholders in the amount of $26.4 million. On April 30, 1998, the Company acquired 100% of the outstanding common stock of Ansola for approximately $20.8 million in cash, including certain transaction costs.

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

3. MERGER AND ACQUISITIONS: (CONTINUED)

    The acquisitions of Morris Ashby and Ansola have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair value as of the respective dates of acquisition. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed have been recorded as goodwill.

    The assets acquired and liabilities assumed have been recorded based upon preliminary estimates of fair value as of the dates of acquisition. The Company does not believe the final allocation of purchase price will be materially different from preliminary allocations. Any changes to the preliminary estimates will be reflected as adjustments to goodwill. Results of operations for these acquisitions have been included in the accompanying consolidated financial statements since the respective dates of the acquisition.

    The following unaudited consolidated pro forma results of operations for the years ended December 31, 1998 and 1997 give effect to the acquisitions of Morris Ashby and Ansola as if such transactions had occurred at the beginning of the period (in thousands):

                                                          PRO FORMA FOR YEARS
                                                           ENDED DECEMBER 31
                                                          -------------------
                                                            1998       1997
                                                          --------   --------
Sales...................................................  $303,899   $269,480
Operating income........................................    41,910     38,222
Net income before extraordinary item....................    12,264     14,696

    The unaudited pro forma consolidated financial information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had occurred at such dates or to project the Company's future results of operations.

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

4. LONG-TERM DEBT:

    Long-term debt consisted of the following (in thousands)

                                                              DECEMBER 31
                                                          -------------------
                                                            1998       1997
                                                          --------   --------
1998 senior credit facility:
  U.S. term loan........................................  $ 41,625   $     --
  Sterling term loan....................................    24,215         --
  U.S. revolving credit facility........................    15,000         --
  Sterling revolving credit facility....................    14,204         --
1996 senior credit facility--U.S. term loan.............        --     56,250
Unsecured sterling loan notes...........................    27,303         --
Peseta term loans.......................................     5,303         --
Obligations under capital leases (Note 10)..............     5,320         --
Subordinated notes at face amount.......................    85,000     85,000
Less- Subordinated notes original issue discount........    (6,390)    (6,859)
                                                          --------   --------
                                                           211,580    134,391
Less- Current portion...................................    13,113     12,170
                                                          --------   --------
                                                          $198,467   $122,221
                                                          ========   ========

1998 SENIOR CREDIT FACILITY

    On March 16, 1998, the Company entered into a new global senior credit facility (the Agreement) with a group of banks providing for a U.S. term loan and revolving credit facility of $45.0 million and $75.0 million, respectively, and a sterling term loan and revolving credit facility of L33.6 million and L16.4 million, respectively. The proceeds from the new senior credit facility were used to finance the acquisitions of Morris Ashby and Ansola and retire amounts outstanding under the 1996 senior credit facility discussed below.

    Each of the revolving credit facilities and term loans provide for an annual interest rate, at the option of the Company, equal to either the Eurocurrency loan rate plus an applicable margin of 0.5% to 1.25%, or the base rate, as defined, plus an applicable margin of up to 0.25%. The applicable interest rate at December 31, 1998 was 6.6% for the U.S. term loan and revolving credit facility and 6.5% for the Sterling term loan and revolving credit facility. The Eurocurrency loan rate reflects the London Interbank Offered Rate (LIBOR) plus an additional margin as determined by the Lender's agent. The base rate is equal to the greater of 1) the publicly announced prime rate, 2) the federal funds rate plus 0.5% to 1.0%, or 3) the base certificate of deposit rate plus 1.0%. The applicable margin is based on the Company's leverage ratio as defined in the Agreement. A commitment fee ranging from 0.2% to 0.375%, depending on the Company's leverage ratio, is charged on the unused portion of the revolving credit facilities.

    The dollar and sterling term loans call for quarterly principal payments totaling $1.1 million and L395,000 respectively, from June 30, 1998 to March 31, 1999.

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

4. LONG-TERM DEBT: (CONTINUED)

    The Agreement contains covenants which restrict the Company with regard to capital expenditures, asset sales, additional debt and distributions to stockholders, while permitting regularly scheduled dividends or redemption of Series A and B preferred stock. The Company is also subject to the maintenance of certain financial covenants. The Company was in compliance with all covenants as of December 31, 1998.

    The Agreement was terminated in April 1999 in connection with the transaction described in Note 13.

1996 SENIOR CREDIT FACILITY

    In 1997, the U.S. term loan represented advances under a $100.0 million Loan and Security Agreement with a group of banks entered into in conjunction with the 1996 Acquisition. The term loan was payable in quarterly principal installments of $2.7 million with a final payment of $21.4 million due on April 2, 2001. Interest on the term loan was based on the prime rate plus 5% or, alternatively at the option of the Company, on the LIBOR plus .75% (6.7% at December 31, 1997).

    The Loan and Security Agreement also provided for a U.S. revolving credit facility. There were no borrowings outstanding as of December 31, 1997 under the revolving credit facility.

    In connection with the repayment of the 1996 Senior Credit Facility, the Company wrote off as an extraordinary loss $1.3 million ($805,000 after income tax benefit) of unamortized debt issuance costs.

PESETA TERM LOANS

    Upon the acquisition of Ansola, the Company assumed peseta term loans under agreements with a number of Spanish banks. The loans were used by Ansola to finance capital expenditures and generally have restrictions that require approval prior to the disposal of assets. The loans have various payment terms and maturity dates from 2000 through 2005. The effective interest rate in 1998 was approximately 5.2%.

SUBORDINATED NOTES

    The subordinated notes (the Notes) bear interest at 12% and are due
March 31, 2006. In conjunction with the acquisition and merger with FHI as discussed in Note 3, the Notes were amended and the Company assumed all obligations and rights of FHI under the Notes. The Notes are subordinated to the obligations under the Agreement. The Notes were originally issued by FHI in April 1996 at a face value of $85.0 million, with a discounted yield of 13.65%. Interest is payable semiannually. The original issue discount is being accreted under the interest method over the term of the Notes.

    The Notes were retired in April 1999 in connection with the transaction described in Note 13.

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

4. LONG-TERM DEBT: (CONTINUED)

AGGREGATE MATURITIES

    The aggregate maturities of long-term debt, including obligations under capital leases, for each of the five years subsequent to December 31, 1998 are as follows (in thousands):

                                                               AMOUNT
                                                              --------
1999........................................................  $ 13,113
2000........................................................    13,542
2001........................................................    13,499
2002........................................................    13,177
2003........................................................    77,984
2004 and thereafter.........................................    80,265
                                                              --------
                                                              $211,580
                                                              ========

5. REDEEMABLE PREFERRED STOCKS:

    The Company has 1,500 shares of convertible redeemable 7% Series A preferred stock with a redemption value of $15.0 million issued and outstanding as of December 31, 1998. The Series A preferred stock has a par value of $.0001 per share. Holders of Series A preferred stock are entitled to cumulative cash dividends, payable quarterly on the first business day of the succeeding quarter, at an annual rate of $700 per share.

    Each share of Series A preferred stock is convertible at any time at the option of the holder into (i) 2.26372 shares of Class A common stock, or if such share of Series A preferred stock is held by a Regulated Holder, 2.26372 shares of Class B common stock; and (ii) one share of Series B preferred stock. The conversion rate is subject to adjustment under certain circumstances pursuant to antidilution provisions. The Series A preferred stock carries a redemption price of $10,000 per share plus accrued, but unpaid, cash dividends.

    The shares of Series A preferred stock are nonvoting, except in certain circumstances. Such shares rank in parity with shares of Series B preferred stock with respect to dividend rights and rights of liquidation and dissolution and are senior to all other equity securities of the Company, including all preferred stock used subsequent to March 16, 1998.

    The Series A preferred stock was stated at estimated fair value at the original date of issuance, net of $3.4 million, the estimated fair value attributed to the conversion into shares of Class A common stock. The Company is recording the accretion to increase the carrying value of the Series A preferred stock to the redemption value of $15.0 million as a reduction to retained earnings.

    The Company has 1,500 shares of authorized redeemable 7% Series B preferred stock with a par value of $.0001 per share that are available for issue only in the event of the conversion of the Series A preferred stock. Shares of the Series B preferred stock are not convertible, but have the same rights as the Series A preferred stock with respect to dividends, liquidation, dissolution, voting and seniority with respect to all other equity securities of the Company.

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

5. REDEEMABLE PREFERRED STOCKS: (CONTINUED)

    Any outstanding shares of Series B preferred stock may be redeemed at the option of the Company at any time at $10,000 per share plus accrued, but unpaid, cash dividends.

    In April 1999, in connection with transaction described in Note 13, each share of Series A preferred stock was converted into 2.26372 shares of Class A common stock and 1 share of Series B preferred stock. Certain shares of the Class A common stock and all of the Series B preferred stock were redeemed by the Company.

6. COMMON STOCKS:

    In connection with the March 1998 merger, the Class A common stock was converted into 53,015.49 shares of Class A and 13,944.85 shares of Class B common stock. Class B common stock was converted in Class C common stock and Class C common stock was converted into Class D common stock. The transferability of common stock is restricted by a shareholders' agreement.

    Each share of Class A and Class B common stock is entitled to one vote. Shares of Class C common stock are nonvoting except in certain circumstances and shares of Class D common stock are entitled to ten votes per share. Under certain circumstances, including an initial public offering or the sale of the Company, each share of Class C common stock will convert into one share of Class A or, if owned by a "Regulated Holder," into one share of Class A or Class B common stock. Concurrent with any conversion of a share of Class C common stock, one-ninth of a share of Class D common stock will automatically convert into one-ninth of a share of Class A or Class B common stock. In other references, each class of common stock generally shares the same powers.

    In April 1999, in connection with the transaction described in Note 13, certain shares of common stock were redeemed by the Company.

7. INCOME TAXES:

    The provision (benefit) for income taxes consists of the following (in thousands):

                                                    YEARS ENDED       NINE MONTHS
                                                    DECEMBER 31          ENDED
                                                -------------------   DECEMBER 31,
                                                  1998       1997         1996
                                                --------   --------   ------------
Current.......................................  $ 7,199    $ 5,564      $ 2,617
Deferred......................................    1,100       (610)      (3,743)
                                                -------    -------      -------
    Total.....................................  $ 8,299    $ 4,954      $(1,126)
                                                =======    =======      =======

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

7. INCOME TAXES: (CONTINUED)

    A summary of deferred income tax assets and liabilities is as follows (in thousands):

                                                                YEARS ENDED
                                                                DECEMBER 31
                                                            -------------------
                                                              1998       1997
                                                            --------   --------
Deferred tax assets:
  Accounts receivable.....................................  $   456    $   210
  Inventories.............................................      212        218
  Vacation accruals.......................................      138         95
  Employee benefit plans..................................      512         --
  Amortization of intangible assets.......................    9,212      5,885
  State tax credit and net operating loss carryforwards...      584        244
                                                            -------    -------
      Total deferred tax assets...........................   11,114      6,652
Deferred tax liabilities--depreciation....................   13,288      3,961
                                                            -------    -------
      Net deferred tax assets (liabilities)...............  $(2,174)   $ 2,691
                                                            =======    =======

    Management believes it more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets. Accordingly, no valuation allowance is recorded.

    A reconciliation of income taxes computed at the statutory rates to the reported income tax provisions is as follows (in thousands):

                                                      YEARS ENDED       NINE MONTHS
                                                      DECEMBER 31          ENDED
                                                  -------------------   DECEMBER 31,
                                                    1998       1997         1996
                                                  --------   --------   ------------
Federal provision at statutory rates............   35.0%      35.0%        (35.0)%
State income taxes, net of federal benefit......    5.4        4.4          (2.0)
Other, net......................................    0.2       (0.3)         (3.5)
                                                   ----       ----         -----
                                                   40.6%      39.1%        (40.5)%
                                                   ====       ====         =====

    The Company has approximately $305,000 of state tax credit carryforwards which expire in 2013, and $1.8 million of Wisconsin net operating loss carryforwards which expire in 2011 and 2012, and $900,000 of foreign net operating loss carryforwards which expire in 2013.

8. GEOGRAPHIC AND PRODUCT LINE INFORMATION:

    The Company designs and manufactures aluminum die cast components and assemblies for the global automotive industry and operates in a single reportable business segment, automotive products. The Company internally evaluates its business principally based upon critical performance measures established by the Company; because of similar economic characteristics of the operations, including the nature of products, production process and customers, those operations have been aggregated following the provisions of SFAS No. 131 for segment reporting purposes.

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

8. GEOGRAPHIC AND PRODUCT LINE INFORMATION: (CONTINUED)

    The following is a summary of sales, based on location of production, and long-lived assets by geographic location (in thousands):

                                                YEARS ENDED DECEMBER 31
                                       -----------------------------------------
                                              1998                  1997
                                       -------------------   -------------------
                                                   LONG-                 LONG-
                                                   LIVED                 LIVED
                                        SALES      ASSETS     SALES      ASSETS
                                       --------   --------   --------   --------
North America........................  $208,000   $ 79,703   $169,510   $66,371
Europe...............................    87,690     67,802         --        --
                                       --------   --------   --------   -------
                                       $295,690   $147,505   $169,510   $66,371
                                       ========   ========   ========   =======

    Sales to customers in various geographic locations were as follows (in thousands):

                                                              YEARS ENDED
                                                              DECEMBER 31
                                                          -------------------
                                                            1998       1997
                                                          --------   --------
North America...........................................  $186,328   $143,753
Europe..................................................   106,608     23,812
Other foreign locations.................................     2,754      1,945
                                                          --------   --------
                                                          $295,690   $169,510
                                                          ========   ========

    The Company sells its products primarily directly to automobile manufacturers. Customers that accounted for a significant portion of consolidated sales for the years ended December 31, 1998 and 1997 and for the nine months ended December 31, 1996 were as follows:

                                                         YEARS ENDED        NINE MONTHS
                                                         DECEMBER 31           ENDED
                                                     -------------------   DECEMBER 31,
                                                       1998       1997         1996
                                                     --------   --------   -------------
Ford...............................................    58%        60%          58%
GM.................................................    20%        39%          42%

    As of December 31, 1998 and 1997, receivables from these customers represented 68% and 100% of total accounts receivable, respectively.

9. EMPLOYEE BENEFIT PLANS:

    The Company has a noncontributory defined contribution retirement plan covering substantially all U.S. employees after one year of service. Under the terms of the plan, contributions made by the Company are based on the number of hours worked by each participant. The Company's contribution for 1997 was at the rate of 70 cents per hour of qualified service, which increased to 85 cents in 1998, and increases to $1.00 in 1999. The expense for the years ended
December 31, 1998 and 1997 was $1.2 million and $926,000, respectively.

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

9. EMPLOYEE BENEFIT PLANS: (CONTINUED)

    The Company also sponsors a 401(k) savings plan covering substantially all U.S. employees. Company contributions are not provided under the 401(k) plan.

    The Company sponsors a defined benefit pension plan covering certain employee groups at Morris Ashby. The change in benefit obligation and plan assets consisted of the following as of December 31, 1998 (in thousands):

CHANGE IN BENEFIT OBLIGATION
----------------------------
Benefit obligation at January 12, 1998......................  $25,402
Service cost................................................    1,827
Interest cost...............................................    1,983
Actuarial loss..............................................    4,557
Plan participants' contributions............................      627
Benefits paid...............................................   (1,520)
                                                              -------
Benefit obligation at the end of the year...................  $32,876
                                                              =======

CHANGE IN PLAN ASSETS
------------------------------------------------------------
Fair value of plan assets at January 12, 1998...............  $21,711
Actual return on plan assets................................    2,532
Employer contributions......................................    1,505
Plan participants' contributions............................      592
Benefits paid...............................................   (1,585)
                                                              -------
Fair value of plan assets at the end of the year............  $24,755
                                                              =======

    The Company's plan has benefits in excess of the plan assets. The funded status of the Company's plan is as follows as of December 31, 1998 (amounts in thousands):

Funded status...............................................  $(8,120)
Unrecognized actuarial loss.................................    6,132
                                                              -------
Accrued benefit cost........................................  $ 1,988
                                                              =======

    The following assumptions were used to account for the plan assets for the year ended December 31, 1998 (in thousands):

Discount rate...............................................  5.5%
Expected return on plan assets..............................  9.0%
Rate of compensation increase...............................  4.0%

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

9. EMPLOYEE BENEFIT PLANS: (CONTINUED)

    The components of net periodic benefit costs are as follows for the year ended December 31, 1998 (in thousands):

Service cost................................................  $ 1,827
Interest cost...............................................    1,983
Expected return on plan assets..............................   (1,976)
                                                              -------
Net periodic benefit costs..................................  $ 1,834
                                                              =======

    The Company became obligated under this plan upon the acquisition of Morris Ashby (see Note 3).

    On March 16, 1998, the Company adopted the 1998 Stock Option Plan (the Option Plan) and the 1998 Performance Stock Option Plan (the Performance Plan) pursuant to which the Company's board of directors may grant stock options to key officers and employees. Both plans constitute a continuation and restatement of the 1996 Stock Option Plan and 1996 Performance Stock Option Plan, respectively.

    The Option Plan authorizes grants of options to purchase up to 4,516 shares of authorized, but unissued Class A common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options have 10-year terms, vest at a rate of 20% per year and become fully exercisable after five years from the date of grant. Vesting accelerates upon a change of control, as defined, or optionee termination due to death, disability or retirement after age 65 with 15 or more years of service.

    The Performance Plan authorizes grants of options to purchase up to 4,516 shares of Class A common stock. Stock options are granted with an exercise price of $1,000 per share. All stock options vest from the date of the Performance Plan through April 2005 and become exercisable when certain financial hurdles are achieved. In December 1998, 2,250 options were granted under the Performance Plan.

    A summary of stock option information under the Option Plan as of December 31, 1998 is as follows:

                                                                                          WEIGHTED
                                                                                          AVERAGE
                                                             OPTIONS                      EXERCISE
DATE OF GRANT                                              OUTSTANDING   EXERCISE PRICE    PRICE
-------------                                              -----------   --------------   --------
Option Plan:
  August 1996............................................     1,222      $   1,000
  June 1997..............................................       822          1,531
  February 1998..........................................       900          2,767
Performance Plan:
  December 1998..........................................     2,250          1,000
                                                              -----      --------------
Options outstanding as of December 31, 1998..............     5,194      $1,000-$2,767     $1,390
                                                              =====      ==============    ======
Options exercisable as of December 31, 1998..............       653      $1,000-$1,531     $1,135
                                                              =====      ==============    ======

    There are 3,838 shares of Class A common stock available for grant as of December 31, 1998.

    The pro forma effect on net income for the years ended December 31, 1998 and 1997 using the fair value based method of accounting for employee stock options under SFAS No. 123 was not significant.

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

9. EMPLOYEE BENEFIT PLANS: (CONTINUED)

    In April 1999, all outstanding options were redeemed by the Company in connection with the transaction described in Note 13.

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

10. LEASES:

    The Company is obligated at December 31, 1998 under various capital leases for certain machinery and equipment, including vehicles, that expire at various dates through 2004. There were no capital lease obligations at December 31, 1997. Amortization of assets held under capital leases is included with depreciation expense.

    The Company also leases buildings, vehicles, machinery and equipment under noncancelable operating leases expiring on various dates through 2013. Total rent expense from operating leases, including month-to-month leases, was $852,000 and $252,000 for the years ended December 31, 1998 and 1997, respectively.

    Aggregate future minimum lease payments as of December 31, 1998 relating to capital leases and noncancelable operating leases with an initial term in excess of one year are as follows (in thousands):

                                                            CAPITAL    OPERATING
                                                             LEASES     LEASES
                                                            --------   ---------
1999......................................................   $1,700     $  711
2000......................................................    1,491        584
2001......................................................    1,200        512
2002......................................................      834        502
2003......................................................      715        452
Thereafter................................................      213      1,991
                                                             ------     ------
        Total minimum lease payments......................   $6,153     $4,752
                                                             ======     ======
Less- Amount representing interest (at rates ranging from
  6.2% to 11.8%)..........................................      833
                                                             ------
        Present value of net minimum capital lease
          payments........................................    5,320
Less- Current installments of obligations under capital
  leases..................................................    1,380
                                                             ------
        Obligations under capital leases, excluding
          current installments............................   $3,940
                                                             ======

11. RELATED-PARTY TRANSACTIONS:

    The Company paid $325,000, $200,000 and $150,000 of financial advisory fees to Windward Capital Partners, L.P., an entity affiliated through common ownership, in the years ended December 31, 1998 and 1997 and during the period ended December 31, 1996. The Company pays the outside members of the board of directors fees based on meeting attendance and services provided. Director fees paid were $440,000, $370,000 and $156,000 in the years ended December 31, 1998 and 1997 and during the period ended December 31, 1996. In connection with the transaction discussed in Note 13, the Company entered into a management agreement with Hidden Creek Industries which requires annual payment of $500,000.

    In 1997, prior to its equity investment of capital into the Company, Windward Capital Partners, L.P. advanced the Company $1.2 million for costs incurred to obtain financing commitments in connection with the acquisition of Morris Ashby. As of December 31, 1997, this advance remained

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

11. RELATED-PARTY TRANSACTIONS: (CONTINUED)

unpaid and is included in accounts payable in the 1997 consolidated balance sheet. The advance was repaid in January 1998.

12. FINANCIAL INSTRUMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS:

    The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and the revolving credit facilities approximate fair value, because of the short maturity of these instruments. The fair value of long-term debt is based on quoted market prices for the same or similar issues or on the current rates offered to the Company for a term equal to the same remaining maturities. As of December 31, 1998 and 1997, the fair value of the Company's long-term debt was determined to be the same as the carrying amount. It is not practicable to estimate the fair value of the redeemable convertible preferred stock due to the unique terms and conditions of this security.

    The Company uses derivative financial instruments for the purpose of reducing its exposure to adverse fluctuations in foreign exchange rates and does not use them for trading purposes. Off-balance-sheet derivative financial instruments as of December 31, 1998 consist of foreign currency forward contracts to sell pesetas with a notional value of approximately $19.1 million and a fair value of approximately $70,000. The fair value is based on quoted market prices. The Company did not have any off-balance-sheet derivative financial instruments as of December 31, 1997. The Company enters into foreign currency forward contracts to eliminate foreign exchange risk on long-term intercompany loans. These contracts serve as a hedge of the Company's net investment in the foreign operations and, accordingly, gains and losses on such contracts are recorded as a component of accumulated other comprehensive income--foreign currency translation adjustment in the accompanying consolidated statement of stockholders' investment and comprehensive income.

13. EVENTS SUBSEQUENT TO DECEMBER 31, 1998:

RECAPITALIZATION

    On April 21, 1999, the Company completed a recapitalization transaction (the Recapitalization). Pursuant to the Recapitalization Agreement, immediately prior to the Recapitalization, each share of Class B, Class C and Class D common stock was converted into one share of Class A common stock. In addition, each share of Convertible Redeemable 7% Series A preferred stock was converted into one share of Series B preferred stock and 2.26372 shares of Class A common stock, and the Company restated its Articles of Incorporation to authorize 20,000 shares of Class A common stock, 30,000 shares of Class B common stock, 2,000 shares of Class C common stock, 15,000 shares of Class D-1 common stock, 7,500 shares of nonvoting Class D-2 common stock and 1,000 shares of Class E common stock. Concurrently with the above transactions, new investors acquired 1,650.06 shares of Class A common stock, 17,099.89 shares of Class B common stock, 4,274.97 shares of Class C common stock, 5,509.97 shares of Class D-1 common stock, 5,699.96 shares of Class D-2 common stock and 2,802.48 shares of Class E common stock for total consideration of $156.0 million. In addition, the Company borrowed $295.0 million pursuant to a new Senior Credit Facility and $130.0 million pursuant to a Subordinated Financing Facility.

    The proceeds from the equity investment, the Senior Credit Facility and the Subordinated Financing Facility were used to retire $184.0 million of existing indebtedness, $12.3 million to redeem

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

13. EVENTS SUBSEQUENT TO DECEMBER 31, 1998: (CONTINUED)

the outstanding Series B preferred stock, $336.5 million to repurchase certain shares of Class A common stock and $21.5 million to redeem all outstanding options and $6.2 million of transaction fees. As a result of the Recapitalization, approximately 87% of all classes of the combined capital stock of the Company were acquired which represented 85% of the voting control. The prior owners retained a carry-over interest of 13% of all classes of combined capital stock. This redemption of stock options was recorded as compensation expense at the date of the Recapitalization. A subsequent additional payment of $5.9 million was made to those persons who were stockholders prior to the Recapitalization based on a post-closing determination of working capital as of the closing date of the Recapitalization.

    The Company's Senior Credit Facility provides for total borrowings of up to $370.0 million, including (a) $105.0 million of term loans consisting of a $70.0 million U.S. dollar-denominated term loan and a pound sterling-denominated term loan in an amount equal to the pound sterling equivalent (determined as of the date such loan was made) of U.S. $17.5 million, which are available to French, and a pound sterling-denominated term loan in an amount equal to the pound sterling equivalent (determined as of the date such loan was made) of U.S. $17.5 million, which is available to Morris Ashby (collectively, the tranche A term loan), (b) a $190.0 million tranche B term loan, and (c) a $75.0 million revolving credit facility. Initial interest rates as of April 30, 1999 on borrowings under the Senior Credit Facility ranged from 7.375% to 8.078%. The Senior Credit Facility requires the Company to maintain certain financial tests including minimum interest coverage, minimum net worth and maximum leverage tests.

    Borrowings under the tranche A term loan are due and payable April 21, 2005 and borrowings under the Tranche B term loan are due and payable October 21, 2006. The revolving credit facility is available until April 21, 2005. The Senior Credit Facility is secured by all of the assets and by all present and future subsidiaries of French in each case, with exceptions for certain foreign subsidiaries.

    The Company's Subordinated Financing Facility provides for total borrowings of $130.0 million. The Subordinated Financing Facility has a final maturity of October 21, 2008. As of April 30, 1999 borrowings under the Subordinated Financing Facility were at 11.35%.

    Pursuant to the Recapitalization, the historical basis of all assets and liabilities will be retained for financial reporting purposes, and the repurchase of the existing common stock and issuance of new common stock will be accounted for as an equity transaction. In addition, the Company incurred approximately $6.9 million of fees and expenses to complete the Recapitalization. These costs will be included in stockholders investment as a cost of the Recapitalization.

    On May 25, 1999, the Company completed an offering of $175 million of 11 1/2% Senior Subordinated Notes due 2009 (Subordinated Notes). Net proceeds of the offering, approximately $169.6 million, combined with $0.4 million of cash were used to retire the $130 million Subordinated Financing facility and $40 million of the tranche B term loan. In conjunction with the recapitalization and offering, the Company recorded an extraordinary loss, net of tax, of $8,112. The loss includes the write off of unamortized debt issuance costs and original issue discount related to indebtedness that was retired.

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

13. EVENTS SUBSEQUENT TO DECEMBER 31, 1998: (CONTINUED)

MEXICAN ACQUISITION

    In August 1999, the Company acquired a Mexican supplier of aluminum die castings to DaimlerChrysler and GM for approximately $13 million. This acquisition was financed with available borrowings under the Company's revolving credit facility.

NELSON METALS ACQUISITION

    On October 15, 1999, the Company acquired all of the outstanding stock of Nelson Metal Products Corporation (Nelson) for an aggregate purchase price of $179.8 million including transaction costs. Nelson is a full service supplier of medium and large aluminum die castings for the automotive industry, with manufacturing facilities in Grandview, Michigan and Glasgow, Kentucky. Nelson's customers include GM and Ford. In connection with the acquisition of Nelson, the Company (i) amended and restated its senior credit facility to provide for additional borrowings of $100.0 million; (ii) borrowed $30.0 million from Tower Automotive, Inc. in exchange for the issuance of a 7.5% convertible subordinated promissory note; and (iii) issued 8,310 shares of its common stock, representing 15.9% of its outstanding common stock to some of its existing stockholders.

14. CONSOLIDATING GUARANTOR AND NON-GUARANTOR INFORMATION:

    The following consolidating financial information presents balance sheet, statement of operations and cash flow information related to the Company's business. Each Guarantor is a direct wholly owned domestic subsidiary of the Company and has fully and unconditionally guaranteed the 11 1/2% senior subordinated notes issued by J.L. French Automotive Casting, Inc., on a joint and several basis. The Non-Guarantor Companies are the Company's foreign subsidiaries, which include Morris Ashby and Ansola. Separate financial statements and other disclosures concerning the Guarantors have not been presented because management believes that such information is not material. As all subsidiaries of the Company are guarantors for 1997 and 1996, separate consolidating guarantor and non-guarantor financial statements have not been presented for such periods.

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

14. CONSOLIDATING GUARANTOR AND NON-GUARANTOR INFORMATION: (CONTINUED)

                     J. L. FRENCH AUTOMOTIVE CASTING, INC.
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31,
                                      1998
                             (AMOUNTS IN THOUSANDS)

                                        J.L. FRENCH                   NON-
                                         AUTOMOTIVE     GUARANTOR   GUARANTOR
                                       CASTINGS, INC.   COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                       --------------   ---------   ---------   ------------   ------------
Revenues.............................     $    --       $208,000     $87,690      $     --       $295,690
Cost of sales........................          --        152,440      68,600            --        221,040
                                          -------       --------     -------      --------       --------
  Gross profit.......................          --         55,560      19,090            --         74,650
Selling, general and administrative
  expenses...........................         193          6,817       9,792            --         16,802
Amortization of intangible assets....          20         15,234       1,607            --         16,861
                                          -------       --------     -------      --------       --------
  Operating income...................        (213)        33,509       7,691            --         40,987
Interest expense.....................         (32)        13,896       6,669            --         20,533
                                          -------       --------     -------      --------       --------
  Income before income taxes, equity
    in earnings (losses) of
    subsidiaries and extraordinary
    loss.............................        (181)        19,613       1,022            --         20,454
Provision (benefit) for income
  taxes..............................         (65)         7,649         715            --          8,299
Equity in earnings (losses) of
  subsidiaries.......................      11,466             --          --       (11,466)            --
                                          -------       --------     -------      --------       --------
  Income before extraordinary loss...      11,350         11,964         307       (11,466)        12,155
Extraordinary loss...................          --            805          --            --            805
                                          -------       --------     -------      --------       --------
  Net income (loss)..................     $11,350       $ 11,159     $   307      $(11,466)      $ 11,350
                                          =======       ========     =======      ========       ========

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

14. CONSOLIDATING GUARANTOR AND NON-GUARANTOR INFORMATION: (CONTINUED)

                     J. L. FRENCH AUTOMOTIVE CASTING, INC.
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31,
                                      1998
                             (AMOUNTS IN THOUSANDS)

                                       J.L. FRENCH                   NON-
                                        AUTOMOTIVE     GUARANTOR   GUARANTOR
                                      CASTINGS, INC.   COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                      --------------   ---------   ---------   ------------   ------------
OPERATING ACTIVITIES:
  Net income (loss).................     $ 11,350      $ 11,159    $     307     $(11,466)      $  11,350
  Adjustments to reconcile net
    income (loss) to net cash
    provided by operating
    activities--
    Depreciation and amortization...           20        27,933        8,084           --          36,037
    Other non-cash..................          104         1,527          743           --           2,374
    Earnings of subsidiaries........      (11,466)           --           --       11,466              --
    Change in other operating
      activities....................        6,743       (29,055)      11,392          214         (10,706)
                                         --------      --------    ---------     --------       ---------
      Net cash provided by operating
        activities..................        6,751        11,564       20,526          214          39,055
                                         --------      --------    ---------     --------       ---------
INVESTING ACTIVITIES:
  Acquisitions, net.................      (38,965)           --      (74,085)      38,272         (74,778)
  Capital expenditures, net.........           --       (26,033)      (8,607)          --         (34,640)
                                         --------      --------    ---------     --------       ---------
      Net cash provided by (used
        for) investing activities...      (38,965)      (26,033)     (82,692)      38,272        (109,418)
                                         --------      --------    ---------     --------       ---------
FINANCING ACTIVITIES:
  Borrowings on revolving credit
    facilities......................           --        56,300      140,973           --         197,273
  Repayments on revolving credit
    facilities......................           --       (41,300)    (138,570)          --        (179,870)
  Long-term borrowings..............           --        45,000       29,474           --          74,474
  Repayment of long-term
    borrowings......................           --       (59,625)      (4,532)          --         (64,157)
  Other financing activities........       (4,243)           --           --           --          (4,243)
  Capital investment................       36,395            --       38,018      (38,019)         36,394
                                         --------      --------    ---------     --------       ---------
      Net cash provided by (used
        for) financing activities...       32,152           375       65,363      (38,019)         59,871
                                         --------      --------    ---------     --------       ---------
EFFECT OF EXCHANGE RATE CHANGES ON
  CASH AND CASH EQUIVALENTS.........           --            --          649         (467)            182
                                         --------      --------    ---------     --------       ---------
NET CHANGE IN CASH AND CASH
  EQUIVALENTS.......................          (62)      (14,094)       3,846           --         (10,310)
CASH AND CASH EQUIVALENTS, beginning
  of period.........................           84        14,354           --           --          14,438
                                         --------      --------    ---------     --------       ---------
CASH AND CASH EQUIVALENTS, end of
  period............................     $     22      $    260    $   3,846     $     --       $   4,128
                                         ========      ========    =========     ========       =========

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

14. CONSOLIDATING GUARANTOR AND NON-GUARANTOR INFORMATION: (CONTINUED)

                      J.L. FRENCH AUTOMOTIVE CASTING, INC.
         CONDENSED CONSOLIDATING BALANCE SHEETS AS OF DECEMBER 31, 1998
                             (AMOUNTS IN THOUSANDS)

                                        J.L. FRENCH                   NON-
                                         AUTOMOTIVE     GUARANTOR   GUARANTOR
                                       CASTINGS, INC.   COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                       --------------   ---------   ---------   ------------   ------------
                                                  ASSETS

Current Assets:
  Cash and cash equivalents..........     $     22      $    260    $  3,846     $      --       $  4,128
  Accounts receivable, net...........           --        34,897      20,345            --         55,242
  Inventories........................           --         9,712       7,365            --         17,077
  Customer tooling-in-progress.......           --         2,335       5,678            --          8,013
  Other current assets...............           --         1,470         559            --          2,029
                                          --------      --------    --------     ---------       --------
    Total current assets.............           22        48,674      37,793            --         86,489
                                          --------      --------    --------     ---------       --------
Property, Plant & Equipment, net.....           --        79,703      67,802                      147,505
Investment in Subsidiaries...........      138,003            --          --      (138,003)            --
Intangible and Other Assets..........        3,226        99,469      68,104            --        170,799
                                          --------      --------    --------     ---------       --------
                                          $141,251      $227,846    $173,699     $(138,003)      $404,793
                                          ========      ========    ========     =========       ========

                                 LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities:
  Accounts payable...................     $     --      $ 11,257    $ 16,557     $      --       $ 27,814
  Accrued liabilities................          498         8,792      14,039            --         23,329
  Current portion of long-term
    debt.............................           --         6,000       7,113            --         13,113
                                          --------      --------    --------     ---------       --------
    Total current liabilities........          498        26,049      37,709            --         64,256
                                          --------      --------    --------     ---------       --------
Long-Term Debt.......................           --       129,234      69,233            --        198,467
Other Current Liabilities............          104        (3,090)      8,151            --          5,165
Inter-Company........................        5,174       (24,025)     18,644           207             --
                                          --------      --------    --------     ---------       --------
    Total liabilities................        5,776       128,168     133,737           207        267,888
                                          --------      --------    --------     ---------       --------
Convertible Redeemable Series A
  Preferred Stock....................       12,217            --          --            --         12,217
Common Stock.........................           --            --          --            --             --
Additional Paid-In-Capital...........      109,034        84,857      38,018      (122,875)       109,034
Retained Earnings....................       14,224        14,821         307       (15,128)        14,224
Accumulated and Other Comprehensive
  Income.............................           --            --       1,637          (207)         1,430
                                          --------      --------    --------     ---------       --------
    Total stockholders' investment...      123,258        99,678      39,962      (138,210)       124,688
                                          --------      --------    --------     ---------       --------
                                          $141,251      $227,846    $173,699     $(138,003)      $404,793
                                          ========      ========    ========     =========       ========

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following is a condensed summary of actual quarterly results of operations for 1997 and 1998 (in thousands):

                                                     GROSS     OPERATING     NET
                                         REVENUES    PROFIT     INCOME      INCOME
                                         --------   --------   ---------   --------
1997:
  First................................  $ 40,911   $12,839     $ 6,264    $ 1,621
  Second...............................    44,956    14,613       8,172      2,817
  Third................................    42,317    12,598       6,108      1,661
  Fourth...............................    41,326    12,938       6,115      1,625
                                         --------   -------     -------    -------
                                         $169,510   $52,988     $26,659    $ 7,724
                                         ========   =======     =======    =======

1998:
  First................................  $ 67,687   $16,416     $ 7,536    $ 1,299
  Second...............................    77,876    20,680      12,194      4,406
  Third................................    72,905    14,716       6,375       (130)
  Fourth...............................    77,222    22,838      14,882      5,775
                                         --------   -------     -------    -------
                                         $295,690   $74,650     $40,987    $11,350
                                         ========   =======     =======    =======

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                               JUNE 30,     DECEMBER 31,
                                                                 1999           1998
                                                              -----------   ------------
                                                              (UNAUDITED)
                                         ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................    $ 27,357      $  4,128
  Accounts receivable, net..................................      65,860        55,242
  Inventories...............................................      15,805        17,077
  Other current assets......................................      19,132        10,042
                                                                --------      --------
    Total current assets....................................     128,154        86,489
PROPERTY, PLANT AND EQUIPMENT, net..........................     144,087       147,505
INTANGIBLE AND OTHER ASSETS, net............................     166,467       170,799
                                                                --------      --------
    Total assets............................................    $438,708      $404,793
                                                                ========      ========

                   LIABILITIES AND STOCKHOLDERS' INVESTMENT (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable..........................................    $ 24,985      $ 27,814
  Accrued liabilities.......................................      17,128        23,329
  Current portion of long-term debt.........................      11,398        13,113
                                                                --------      --------
    Total current liabilities...............................      53,511        64,256
LONG-TERM DEBT, excluding current portion...................     460,078       198,467
OTHER NONCURRENT LIABILITIES................................       3,454         5,165
                                                                --------      --------
    Total liabilities.......................................     517,043       267,888

CONVERTIBLE REDEEMABLE SERIES A PREFERRED STOCK.............          --        12,217
                                                                --------      --------
STOCKHOLDERS' INVESTMENT (DEFICIT):
  Common stock..............................................          --            --
  Additional paid-in capital................................          --       109,034
  Retained earnings (deficit)...............................     (77,031)       14,224
  Accumulated other comprehensive income--foreign currency
    translation adjustment..................................      (1,304)        1,430
                                                                --------      --------
      Total stockholders' investment (deficit)..............     (78,335)      124,688
                                                                --------      --------
      Total liabilities and stockholders' investment
        (deficit)...........................................    $438,708      $404,793
                                                                ========      ========

  The accompanying notes are an integral part of these condensed consolidated balance sheets.

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Sales.......................................................  $165,689   $145,563
Cost of sales...............................................   123,406    108,467
                                                              --------   --------
  Gross profit..............................................    42,283     37,096
Selling, general and administrative expenses................    10,228      8,882
Recapitalization expenses...................................    21,151         --
Amortization expense........................................     5,505      8,484
                                                              --------   --------
  Operating income..........................................     5,399     19,730
Interest expense, net.......................................    13,823      8,844
                                                              --------   --------
  Income (loss) before provision (benefit) for income
    taxes...................................................    (8,424)    10,886
Provision (benefit) for income taxes........................    (3,369)     4,376
                                                              --------   --------
  Income (loss) before extraordinary item...................    (5,055)     6,510
Extraordinary loss on early extinguishment of debt, net of
  income taxes..............................................     8,112        805
                                                              --------   --------
  Net income (loss).........................................  $(13,167)  $  5,705
                                                              ========   ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

            J. L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                  SIX MONTHS
                                                                ENDED JUNE 30,
                                                              --------
                                                              -------------------
                                                                1998
                                                              --------
OPERATING ACTIVITIES:
  Net income (loss).........................................  $(13,167)  $  5,705
  Adjustments to reconcile net income to net cash provided
    by (used for) operating activities--
    Depreciation and amortization...........................    16,565     17,535
    Extraordinary loss......................................     8,112        805
    Other noncash items.....................................     2,543        969
    Changes in operating items..............................   (22,980)   (13,636)
                                                              --------   --------
      Net cash provided by (used for) operating
        activities..........................................    (8,927)    11,378
                                                              --------   --------
INVESTING ACTIVITIES:
  Acquisitions, net.........................................        --    (71,740)
  Capital expenditures, net.................................   (12,157)   (16,815)
                                                              --------   --------
      Net cash used for investing activities................   (12,157)   (88,555)
                                                              --------   --------
FINANCING ACTIVITIES:
  Borrowings (repayments) on revolving credit facilities....   (21,435)    27,745
  Long-term borrowings......................................   600,933     71,824
  Repayment of long-term borrowings.........................  (321,695)   (58,142)
  Recapitalization..........................................  (355,009)        --
  Capital investment........................................   156,000     34,383
  Other.....................................................   (15,498)    (4,839)
                                                              --------   --------
      Net cash provided by (used for) financing
        activities..........................................    43,296     70,971
                                                              --------   --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................     1,017     (3,086)
                                                              --------   --------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................    23,229     (9,292)
CASH AND CASH EQUIVALENTS, beginning of period..............     4,128     14,438
                                                              --------   --------
CASH AND CASH EQUIVALENTS, end of period....................  $ 27,357   $  5,146
                                                              ========   ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

             J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. BASIS OF PRESENTATION:

    The accompanying condensed consolidated financial statements of J. L. French Automotive Castings, Inc. and its wholly owned subsidiaries (collectively, French or the Company) have been prepared by French without audit. The information furnished in the condensed consolidated financial statements includes normal recurring adjustments and reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Although French believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these condensed consolidated financial statements be read in conjunction with the audited financial statements and the notes thereto included in this offering memorandum.

    Sales and operating results for the six months ended June 30, 1999 and 1998 are not necessarily indicative of the results to be expected for the full year.

2. COMPREHENSIVE INCOME:

    The table below presents comprehensive income, defined as changes in the equity of the Company for the six month periods ended June 30, 1999 and 1998 (in thousands):

                                                             1999       1998
                                                           --------   --------
Net income (loss)........................................  $(13,167)  $ 5,705
Change in translation adjustment.........................    (2,734)    1,430
                                                           --------   -------
Comprehensive income.....................................  $(15,901)  $ 7,135
                                                           ========   =======

3. RECAPITALIZATION TRANSACTION:

    On April 21, 1999, the Company completed a recapitalization transaction (the Recapitalization). Pursuant to the Recapitalization Agreement, immediately prior to the Recapitalization, each share of Class B, Class C and Class D common stock was converted into one share of Class A common stock. In addition, each share of Convertible Redeemable 7% Series A preferred stock was converted into one share of Series B preferred stock and 2.26372 shares of Class A common stock, and the Company restated its Articles of Incorporation to authorize 20,000 shares of Class A common stock, 30,000 shares of Class B common stock, 2,000 shares of Class C common stock, 15,000 shares of Class D-1 common stock, 7,500 shares of nonvoting Class D-2 common stock and 1,000 shares of Class E common stock. Concurrently with the above transactions, new investors acquired 1,650.06 shares of Class A common stock, 17,099.89 shares of Class B common stock, 4,274.97 shares of Class C common stock, 5,509.97 shares of Class D-1 common stock, 5,699.96 shares of Class D-2 common stock and 2,802.48 shares of Class E common stock for total consideration of $156.0 million. In addition, the Company borrowed $295.0 million pursuant to a new Senior Credit Facility and $130.0 million pursuant to a Subordinated Financing Facility.

    The proceeds from the equity investment, the Senior Credit Facility and the Subordinated Financing Facility were used to retire $184.0 million of existing indebtedness, $12.3 million to redeem the outstanding Series B preferred stock, $336.5 million to repurchase certain shares of Class A

             J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

3. RECAPITALIZATION TRANSACTION: (CONTINUED)

common stock, $21.5 million to redeem all outstanding options and approximately $6.2 million of fees associated with the transaction. This redemption of stock options was recorded as compensation expense at the date of the Recapitalization. As a result of the Recapitalization, approximately 87% of all classes of the combined capital stock of the Company were acquired which represented 85% of the voting control. Subsequent to June 30, 1999, an additional payment of $5.9 million was made to those persons who were stockholders prior to the Recapitalization based on a post-closing determination of working capital as of the closing date of the Recapitalization.

    The Recapitalization, along with other recurring changes in retained earnings, was included in stockholders' deficit during the six months ended June 30, 1999. The following is a rollforward of stockholders' deficit for such period (in thousands):


Beginning balance as of January 1, 1999.....................  $124,688
Equity investment...........................................   156,000
Recapitalization............................................  (342,792)
Net loss....................................................   (13,167)
Other changes...............................................    (3,064)
                                                              --------
Ending balance as of June 30, 1999..........................  $(78,335)
                                                              ========

    The Company's Senior Credit Facility provides for total borrowings of up to $370.0 million, including (a) a $105.0 million of term loans consisting of a $70.0 million U.S. dollar-denominated term loan and a pound sterling-denominated term loan in an amount equal to the pound sterling equivalent (determined as of the date such loan was made) of U.S. $17.5 million, which are available to French, and a pound sterling-denominated term loan in an amount equal to the pound sterling equivalent (determined as of the date such loan was made) of U.S. $17.5 million, which is available to Morris Ashby (collectively, the tranche A term loan), (b) a $190.0 million tranche B term loan, and (c) a $75.0 million revolving credit facility. Initial interest rates as of April 30, 1999 on borrowings under the Senior Credit Facility ranged from 7.375% to 8.078%. The Senior Credit Facility requires the Company to maintain certain financial tests including minimum interest coverage, minimum net worth and maximum leverage tests. The debt is guaranteed only by our domestic subsidiaries (guarantors).

    Borrowings under the tranche A term loan are due and payable April 21, 2005 and borrowings under the Tranche B term loan are due and payable October 21, 2006. The revolving credit facility is available until April 21, 2005. The Senior Credit Facility is secured by all of the assets and by all present and future subsidiaries of French in each case, with exceptions for certain foreign subsidiaries.

    The Company's Subordinated Financing Facility provides for total borrowings of $130.0 million. The Subordinated Financing Facility has a final maturity of October 21, 2008.

    Pursuant to the Recapitalization, the historical basis of all assets and liabilities will be retained for financial reporting purposes, and the repurchase of the existing common stock and issuance of new common stock will be accounted for as an equity transaction. In addition, the Company incurred approximately $6.2 million of fees and expenses to finance the Recapitalization. These costs were included in stockholders' investment as a cost of the Recapitalization.

             J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

3. RECAPITALIZATION TRANSACTION: (CONTINUED)

    On May 25, 1999, the Company completed an offering of $175.0 million of 11 1/2% Senior Subordinated Notes due 2009 (Subordinated Notes). Net proceeds of the offering, approximately $169.6 million, combined with $.4 million of cash were used to retire the $130.0 million Subordinated Financing Facility, $2.5 million of the tranche A term loan and $37.5 million of the tranche B term loan. The Subordinated Notes are guaranteed by French and its domestic subsidiaries. The Subordinated Notes contain certain restrictive covenants, and the Company was in compliance with all such covenants at June 30, 1999.

    In conjunction with the Recapitalization, offering and the resulting debt repayments, the Company recorded an extraordinary loss, net of tax, of $8,112 during the second quarter of 1999. The loss includes the write-off of unamortized debt issuance costs and original issue discount related to indebtedness that was repaid.

4. CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION:

    The following consolidating financial information presents balance sheet, statement of operations and cash flow information related to the Company's businesses. Each Guarantor is a direct wholly owned subsidiary of the Company and has fully and unconditionally guaranteed the 11.5% senior subordinated notes issued by J.L. French Automotive Casting, Inc, on a joint and several basis. The Non-Guarantor Companies are the Company's foreign subsidiaries, which include Morris Ashby and Ansola. Separate financial statements and other disclosures concerning the Guarantors have not been presented because management believes that such information is not material.

             J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

4. CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION: (CONTINUED)

                       J. L. FRENCH AUTOMOTIVE CASTING, INC.
    CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED
                                 JUNE 30, 1998
                             (AMOUNTS IN THOUSANDS)

                                         J.L. FRENCH                   NON-
                                         AUTOMOTIVE      GUARANTOR   GUARANTOR
                                       CASTINGS, INC.    COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                       ---------------   ---------   ---------   ------------   ------------
Revenues.............................      $   --        $102,286     $43,277      $    --        $145,563
Cost of sales........................          --          75,399      33,068           --         108,467
                                           ------        --------     -------      -------        --------
  Gross profit.......................          --          26,887      10,209           --          37,096
Selling, general and administrative
  expenses...........................          75           2,802       6,005           --           8,882
Amortization of intangible assets....          --           7,548         936           --           8,484
                                           ------        --------     -------      -------        --------
  Operating income (loss)............         (75)         16,537       3,268           --          19,730
Interest expense (income)............         (24)          7,149       1,719           --           8,844
                                           ------        --------     -------      -------        --------
  Income (loss) before income taxes,
    equity in earnings (losses) of
    subsidiaries and extraordinary
    loss.............................         (51)          9,388       1,549           --          10,886
Provision (benefit) for income
  taxes..............................          --           3,756         620           --           4,376
Equity in earnings (losses) of
  subsidiaries.......................       5,756              --          --       (5,756)             --
                                           ------        --------     -------      -------        --------
  Income before extraordinary loss...       5,705           5,632         929       (5,756)          6,510
Extraordinary loss...................          --             805          --           --             805
                                           ------        --------     -------      -------        --------
  Net income (loss)..................      $5,705        $  4,827     $   929      $(5,756)       $  5,705
                                           ======        ========     =======      =======        ========

             J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

4. CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION: (CONTINUED)

                       J. L. FRENCH AUTOMOTIVE CASTING, INC.
 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR SIX MONTHS ENDED JUNE 30,
                                      1998
                             (AMOUNTS IN THOUSANDS)

                                             J.L. FRENCH                   NON-
                                             AUTOMOTIVE      GUARANTOR   GUARANTOR
                                           CASTINGS, INC.    COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                           ---------------   ---------   ---------   ------------   ------------
OPERATING ACTIVITIES:
  Net income (loss)......................     $  5,705       $  4,827    $    929      $ (5,756)      $ 5,705
  Adjustments to reconcile net income to
    net cash provided by (used for)
    operating activities--
    Depreciation and amortization........           --         13,719       3,816            --        17,535
    Other non-cash.......................           --          2,074        (300)           --         1,774
    (Income)/loss from investment in
      subsidiaries.......................       (5,756)            --          --         5,756            --
    Change in other operating
      activities.........................        6,288        (33,442)     10,155         3,363       (13,636)
                                              --------       --------    --------      --------       -------
      Net cash provided by (used for)
        operating activities.............        6,237        (12,822)     14,600         3,363        11,378
                                              --------       --------    --------      --------       -------
INVESTING ACTIVITIES:
  Acquisitions, net......................      (38,658)            --     (73,032)       39,950       (71,740)
  Capital expenditures, net..............           --        (13,969)     (2,846)           --       (16,815)
                                              --------       --------    --------      --------       -------
    Net cash provided by (used for)
      investing activities...............      (38,658)       (13,969)    (75,878)       39,950       (88,555)
                                              --------       --------    --------      --------       -------
FINANCING ACTIVITIES:
  Borrowings on revolving credit
    facilities, net......................           --         26,107       1,638            --        27,745
  Long-term borrowings...................           --         45,000      26,824            --        71,824
  Repayment of long-term borrowings......           --        (57,482)       (660)           --       (58,142)
  Capital investment.....................       36,194             --      38,139       (38,950)       34,383
  Other..................................       (3,855)          (210)       (774)           --        (4,839)
                                              --------       --------    --------      --------       -------
    Net cash provided by (used for)
      financing activities...............       32,339         13,415      65,167       (39,950)       70,971
                                              --------       --------    --------      --------       -------
EFFECT OF EXCHANGE RATES ON CASH AND CASH
  EQUIVALENTS............................           --             --         277        (3,363)       (3,086)
                                              --------       --------    --------      --------       -------
NET CHANGE IN CASH AND CASH
  EQUIVALENTS............................          (82)       (13,376)      4,166            --        (9,292)
CASH AND CASH EQUIVALENTS, beginning of
  period.................................           84         14,354          --            --        14,438
                                              --------       --------    --------      --------       -------
CASH AND CASH EQUIVALENTS, end of
  period.................................     $      2       $    978    $  4,166      $     --       $ 5,146
                                              ========       ========    ========      ========       =======

             J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

4. CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION: (CONTINUED)

                     J. L. FRENCH AUTOMOTIVE CASTING, INC.
           CONDENSED CONSOLIDATING BALANCE SHEETS AS OF JUNE 30, 1999
                             (AMOUNTS IN THOUSANDS)

                                         J.L. FRENCH                   NON-
                                         AUTOMOTIVE      GUARANTOR   GUARANTOR
                                       CASTINGS, INC.    COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                       ---------------   ---------   ---------   ------------   ------------
                                                   ASSETS

Current Assets:
  Cash and cash equivalents..........      $   7,733     $ 15,403    $  4,221     $      --       $  27,357
  Accounts receivable, net...........          3,612       43,876      18,372            --          65,860
  Inventories........................             --        7,338       8,467            --          15,805
  Other current assets...............          1,407       14,181       3,544            --          19,132
                                           ---------     --------    --------     ---------       ---------
    Total current assets.............         12,752       80,798      34,604            --         128,154
                                           ---------     --------    --------     ---------       ---------
Property, Plant & Equipment, net.....             --       80,685      63,402            --         144,087
Investment in Subsidiaries...........        133,814           --          --      (133,814)             --
Intangible and Other Assets..........          7,571       96,624      62,272            --         166,467
                                           ---------     --------    --------     ---------       ---------
                                           $ 154,137     $258,107    $160,278     $(133,814)      $ 438,708
                                           =========     ========    ========     =========       =========

                             LIABILITIES AND STOCKHOLDERS' INVESTMENT (DEFICIT)

Current Liabilities:
  Accounts payable...................      $      --     $ 10,715    $ 14,270     $      --       $  24,985
  Accrued liabilities................          1,822        7,529       7,777            --          17,128
  Current portion of long-term
    debt.............................          7,320           --       4,078            --          11,398
                                           ---------     --------    --------     ---------       ---------
    Total current liabilities........          9,142       18,244      26,125            --          53,511
                                           ---------     --------    --------     ---------       ---------
Long-Term Debt.......................        404,762           --      55,316            --         460,078
Other Noncurrent Liabilities.........         (3,090)          --       6,544            --           3,454
Inter-Company........................       (179,646)     143,818      35,828            --              --
                                           ---------     --------    --------     ---------       ---------
    Total liabilities................        231,168      162,062     123,813            --         517,043
                                           ---------     --------    --------     ---------       ---------
Common Stock.........................             --           --          --            --              --
Additional Paid-In-Capital...........             --       84,857      38,018      (122,875)             --
Accumulated Deficit..................        (77,031)      11,188        (249)      (10,939)        (77,031)
Accumulated and Other Comprehensive
  Income.............................             --           --      (1,304)           --          (1,304)
                                           ---------     --------    --------     ---------       ---------
  Total stockholders' investment
    (deficit)........................        (77,031)      96,045      36,465      (133,814)        (78,335)
                                           ---------     --------    --------     ---------       ---------
                                           $ 154,137     $258,107    $160,278     $(133,814)      $ 438,708
                                           =========     ========    ========     =========       =========

             J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

4. CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION: (CONTINUED)

                     J. L. FRENCH AUTOMOTIVE CASTING, INC.
    CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED
                                 JUNE 30, 1999
                             (AMOUNTS IN THOUSANDS)

                                         J.L. FRENCH                   NON-
                                         AUTOMOTIVE      GUARANTOR   GUARANTOR
                                       CASTINGS, INC.    COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                       ---------------   ---------   ---------   ------------   ------------
Revenues.............................      $      --     $117,169    $ 48,520     $      --       $ 165,689
Cost of sales........................             --       84,299      39,107            --         123,406
                                           ---------     --------    --------     ---------       ---------
  Gross profit.......................             --       32,870       9,413            --          42,283
Selling, general and administrative
  expenses...........................             88        4,584       5,556            --          10,228
Recapitalization expenses............          5,411       15,740          --            --          21,151
Amortization of intangible assets....              4        4,647         854            --           5,505
                                           ---------     --------    --------     ---------       ---------
  Operating income (loss)............         (5,503)       7,899       3,003            --           5,399
Interest expense.....................          3,527        7,360       2,936            --          13,823
                                           ---------     --------    --------     ---------       ---------
  Income (loss) before income taxes,
    equity in earnings (losses) of
    subsidiaries and extraordinary
    loss.............................         (9,030)         539          67            --          (8,424)
Provision (benefit) for income
  taxes..............................         (3,612)         216          27            --          (3,369)
Equity in earnings (losses) of
  subsidiaries.......................         (3,663)          --          --         3,663              --
                                           ---------     --------    --------     ---------       ---------
  Income before extraordinary loss...         (9,081)         323          40         3,663          (5,505)
Extraordinary loss...................          4,086        4,026          --            --           8,112
                                           ---------     --------    --------     ---------       ---------
  Net income (loss)..................      $ (13,167)    $ (3,703)   $     40     $   3,663       $ (13,167)
                                           =========     ========    ========     =========       =========

             J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

4. CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION: (CONTINUED)

                       J. L. FRENCH AUTOMOTIVE CASTING, INC.
 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR SIX MONTHS ENDED JUNE 30,
                                      1999
                             (AMOUNTS IN THOUSANDS)

                                        J.L. FRENCH                   NON-
                                        AUTOMOTIVE      GUARANTOR   GUARANTOR
                                      CASTINGS, INC.    COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                      ---------------   ---------   ---------   ------------   ------------
OPERATING ACTIVITIES:
  Net income (loss).................      $ (13,167)    $  (3,703)  $     40      $ 3,663        $ (13,167)
  Adjustments to reconcile net
    income (loss) to net cash
    provided by (used for) operating
    activities--
  Depreciation and amortization.....              4        11,684      4,877           --           16,565
  Other non-cash....................          4,086         6,569         --           --           10,655
  Income (loss) in subsidiary.......          3,663            --         --       (3,663)              --
  Change in other operating
    activities......................        (43,560)        8,613     11,465          502          (22,980)
                                          ---------     ---------   --------      -------        ---------
    Net cash provided by (used for)
      operating activities..........        (48,974)       23,163     16,382          502           (8,927)
                                          ---------     ---------   --------      -------        ---------
INVESTING ACTIVITIES:
  Capital expenditures, net.........             --        (8,020)    (4,137)          --          (12,157)
                                          ---------     ---------   --------      -------        ---------
    Net cash used for investing
      activities....................             --        (8,020)    (4,137)          --          (12,157)
                                          ---------     ---------   --------      -------        ---------
FINANCING ACTIVITIES:
  Repayments on revolving credit
    facilities......................             --       (15,000)    (6,435)          --          (21,435)
  Long-term borrowings..............        582,491            --     18,442           --          600,933
  Repayment of long-term
    borrowings......................       (170,000)     (126,625)   (25,070)          --         (321,695)
  Recapitalization..................       (199,009)           --         --           --         (199,009)
  Other.............................       (157,123)      141,625         --           --          (15,498)
                                          ---------     ---------   --------      -------        ---------
    Net cash provided by (used for)
      financing activities..........         56,359            --    (13,063)          --           43,296
                                          ---------     ---------   --------      -------        ---------
  EFFECT OF EXCHANGE RATE CHANGES ON
    CASH AND CASH EQUIVALENTS.......            326            --      1,193         (502)           1,017
                                          ---------     ---------   --------      -------        ---------
NET CHANGES IN CASH AND CASH
  EQUIVALENTS.......................          7,711        15,143        375           --           23,229
CASH AND CASH EQUIVALENTS, beginning
  of period.........................             22           260      3,846           --            4,128
                                          ---------     ---------   --------      -------        ---------
CASH AND CASH EQUIVALENTS, end of
  period............................      $   7,733     $  15,403   $  4,221      $    --        $  27,357
                                          =========     =========   ========      =======        =========

                                                                MORRIS ASHBY PLC

Report of Independent Accountants

To the Board of Directors and Shareholders of Morris Ashby plc

--------------------------------------------------------------------------------

In our opinion, the accompanying consolidated balance sheets and the related consolidated profit and loss accounts and statements of cash flows present fairly, in all material respects, the financial position of Morris Ashby plc and its subsidiaries ("the Company") at 31 March 1997 and 1996, and the results of their operations and their cash flows for each of the two years in the period ended 31 March 1997, in conformity with accounting principles generally accepted in the United Kingdom. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United Kingdom which do not differ in any material respect from auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of consolidated net income expressed in pounds sterling for each of the two years in the period ended 31 March 1997 and the determination of consolidated shareholders' equity also expressed in pounds sterling at 31 March 1997 and 31 March 1996 to the extent summarised in Note 23 to the consolidated financial statements.

PRICEWATERHOUSECOOPERS LLP

Birmingham, England

8 July 1997, except for note 23 which is as of 9 August 1999

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY PLC

Consolidated Profit and Loss Account
For the year ended 31 March 1997

--------------------------------------------------------------------------------

                                                                                 1997           1996
                                                       NOTES                    L'000          L'000
TURNOVER                                                    2                   39,805         36,255

Cost of sales                                                                  (30,284)       (28,414)
                                                                               -------        -------

GROSS PROFIT                                                                     9,521          7,841

Distribution costs                                                                (678)          (660)

Administrative expenses                                                         (5,012)        (4,031)
                                                                               -------        -------

OPERATING PROFIT                                                                 3,831          3,150

Interest receivable and similar income                                               4             17

Interest payable and similar charges                                              (339)          (145)
                                                                               -------        -------

PROFIT ON ORDINARY ACTIVITIES
BEFORE TAXATION                                             3                    3,496          3,022

Tax on profit on ordinary activities                        4                     (796)          (684)
                                                                               -------        -------

PROFIT ON ORDINARY ACTIVITIES
AFTER TAXATION FOR THE FINANCIAL YEAR                                            2,700          2,338

Dividends                                                   5                   (1,024)          (896)
                                                                               -------        -------

RETAINED PROFITS                                           16                    1,676          1,442
                                                                               -------        -------

EARNINGS PER SHARE                                          6                     22.5P          19.6p
                                                                               -------        -------

The above amounts arise solely from continuing activities.

The profit for the financial year includes all recognised gains and losses in the year. The historical cost profit on ordinary activities before taxation is not materially different from the above figures.

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY PLC

Balance Sheets
As at 31 March 1997

--------------------------------------------------------------------------------

                                                                  Group                Company
                                                 NOTES         1997       1996       1997       1996
                                                              L'000      L'000      L'000      L'000
FIXED ASSETS
Tangible assets                                      7      22,925     17,978     21,862     17,082
Investments in group undertakings                    9           -          -      2,355      2,355
                                                           -------    -------    -------    -------
                                                            22,925     17,978     24,217     19,437

CURRENT ASSETS
Stocks                                              10       3,298      2,381      3,230      2,287
Debtors                                             11       7,604      8,141      7,965      8,563
Cash at bank and in hand                                     1,120          -      1,119          -
                                                           -------    -------    -------    -------
                                                            12,022     10,522     12,314     10,850

CREDITORS (amounts falling due within one
year)                                               12     (15,192)   (12,156)   (19,595)   (16,554)
                                                           -------    -------    -------    -------
NET CURRENT LIABILITIES                                     (3,170)    (1,634)    (7,281)    (5,704)
                                                           -------    -------    -------    -------

TOTAL ASSETS LESS CURRENT LIABILITIES                       19,755     16,344     16,936     13,733

CREDITORS (amounts falling due
after more than one year)                           13      (3,645)    (1,877)    (4,077)    (2,321)

PROVISIONS FOR LIABILITIES AND CHARGES              14        (437)      (571)      (401)      (498)
                                                           -------    -------    -------    -------
                                                            15,673     13,896     12,458     10,914
                                                           -------    -------    -------    -------

CAPITAL AND RESERVES - EQUITY INTERESTS
Share capital                                       15       1,205      1,198      1,205      1,198
Share premium                                       16       5,803      5,709      5,803      5,709
Revaluation reserve                                 16         130        131        130        131
Capital reserve                                     16         376        376        364        364
Profit and loss account                             16       8,159      6,482      4,956      3,512
                                                           -------    -------    -------    -------
SHAREHOLDERS' FUNDS                                 21      15,673     13,896     12,458     10,914
                                                           -------    -------    -------    -------

Approved by the Board on 8 July 1997

N J Gardner
DIRECTOR

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY PLC

Cash Flow Statement
For the year ended 31 March 1997

--------------------------------------------------------------------------------

                                                                                       1997                        1996
                                                        NOTES           L'000         L'000         L'000         L'000
NET CASH INFLOW FROM OPERATING ACTIVITIES                 22(1)                      7,593                       5,071
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received                                                          4                          17
Interest paid                                                           (206)                        (40)
Interest element of finance lease rental payments                       (150)                        (98)
                                                                      ------                      ------
                                                                                      (352)                       (121)
TAXATION
UK Corporation tax paid                                                               (724)                       (741)
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets                                     (6,511)                     (4,472)
Sale of tangible fixed assets                                             76                          89
                                                                      ------                      ------
                                                                                    (6,435)                     (4,383)
                                                                                                                ------
ACQUISITIONS AND DISPOSALS
Purchase of subsidiary undertakings                                        -                        (117)
Net overdraft acquired with subsidiary                                     -                        (379)
                                                                      ------                      ------
                                                                                         -                        (496)
EQUITY DIVIDENDS PAID                                                                 (918)                       (831)
                                                                                    ------                      ------
NET CASH OUTFLOW BEFORE FINANCING                                                     (836)                     (1,501)
FINANCING
Issue of ordinary share capital                                          101                          15
Debt due within one year:
  Increase in loans                                       22(2)          200                           -
Debt due beyond a year:
  Increase in loans                                       22(2)          650
  Repayment of loan notes                                 22(2)         (285)            -
Capital element of finance lease rental payments          22(2)         (533)                       (349)
Amounts received under finance lease arrangements         22(2)        2,160                           -
                                                                      ------                      ------
NET CASH INFLOW/(OUTFLOW) FROM FINANCING                                             2,293                        (334)
                                                                                    ------                      ------
INCREASE/(DECREASE) IN CASH                               22(3)                      1,457                      (1,835)
                                                                                    ------                      ------

The notes to the cash flow statement are shown in note 22 to the financial statements.

The group have adopted the revised FRS1 "Cash Flow Statements" and accordingly certain comparative figures have been reanalysed.

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY PLC

Notes to the Accounts
For the year ended 31 March 1997

--------------------------------------------------------------------------------

1 ACCOUNTING POLICIES

BASIS OF CONSOLIDATION AND ACCOUNTING

The consolidated financial statements incorporate the financial statements of the company and its subsidiaries made up to 31 March year end. The financial statements have been prepared under the historical cost convention as modified by the revaluation of certain fixed assets, and comply with applicable Accounting Standards.

DEPRECIATION OF FIXED ASSETS

Depreciation is provided on a straight line basis to write off the cost or valuation of fixed assets over their expected useful lives at the following annual rates:

Freehold property                     - at a rate of 2% (no depreciation on land)
Leasehold property                    - by equal annual instalments over the lease period
Plant and machinery                   - at rates varying from 10 per cent to 33 1/3 per cent.

No depreciation is charged on assets in the course of construction.

GOODWILL

Goodwill on acquisition, representing the amount by which the acquisition cost exceeds the fair value of the net assets acquired, is written off to reserves in the year of acquisition.

GOVERNMENT GRANTS

Government grants are treated as a deferred creditor and are credited to the profit and loss account over the lives of the fixed assets to which they relate.

LEASED ASSETS

Amounts due under finance leases are disclosed as a debtor and the interest element of the finance charge is credited to the profit and loss account over the primary hire period in respect of assets held for leasing to third parties.

Fixed assets acquired under hire purchase agreements and finance lease agreements are recorded in the balance sheet as fixed tangible assets at their equivalent capital value and depreciated over the useful life of the asset. The corresponding liability is recorded as a creditor and the interest element of the finance charge is charged to the profit and loss account over the primary lease period.

STOCKS

Stocks have been valued at the lower of cost and net realisable value. Cost includes raw materials, labour and, where applicable, a proportion of direct overheads.

Tooling stocks are valued as costs to date net of payments on account and any anticipated losses. Profit recognition is deferred until the tool is complete.

TURNOVER

Turnover represents the invoiced value of sales excluding sales within the group and value added tax.

DEFERRED TAXATION

Provision is only made for deferred taxation to the extent that it is considered that a liability will crystallise in the foreseeable future.

RESEARCH AND DEVELOPMENT

Expenditure on research and development is charged to revenue in the year in which it is incurred.

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY PLC

For the year ended 31 March 1997

--------------------------------------------------------------------------------

1 ACCOUNTING POLICIES (CONTINUED)
PENSION COSTS

Contributions to the group's defined benefit pension scheme are charged to the profit and loss account so as to spread the cost of pensions over the service lives of employees in the scheme. Variations from the regular cost are spread over the expected remaining service lives of current employees in the scheme. The pension cost is assessed in accordance with the advice of qualified actuaries. Differences between the charge and the contributions paid to the pension scheme are included in provisions for liabilities and charges.

Contributions are also paid into a defined contribution pension scheme. These costs are charged to the profit and loss account on an accruals basis.

FOREIGN CURRENCIES

Assets and liabilities denominated in foreign currencies are translated into sterling or the rates of exchange ruling at the end of the financial year.

Foreign currency transactions during the year are translated into sterling at the rate of exchange ruling on the date of the transaction. All profit and losses on exchange realised during the year are dealt with through the profit and loss account.

2 SEGMENT INFORMATION

The geographical analysis of the group's turnover by destination is as follows:    1997       1996
                                                                                  L'000      L'000
UK                                                                                31,859     29,574
Other European countries                                                           6,434      6,245
Other                                                                              1,512        436
                                                                                  ------     ------
                                                                                  39,805     36,255
                                                                                  ------     ------

The group operates a single class of business from the United Kingdom.

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY PLC

For the year ended 31 March 1997

--------------------------------------------------------------------------------

3 PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION IS STATED AFTER
CHARGING/(CREDITING):

                                                                1997       1996
                                                               L'000      L'000
Staff costs:
  Wages and salaries                                           11,672     10,616
  Social security costs                                         1,070        983
  Other pension costs (Note 17)                                   742        592
                                                               ------     ------
                                                               13,484     12,191
                                                               ------     ------
Details of directors' emoluments and share options are
  included in the Report of the Remuneration Committee on
  pages F-48 to F-49.
Depreciation of tangible fixed assets - leased (plant and
  machinery)                                                      345        263
                                  - owned                       1,853      1,458
Research and development                                          134        168
Fees paid to Price Waterhouse:
  Audit fees (including L45,000 in respect of the company
   (1996 - L'45,000))                                              50         48
  Non-audit fees                                                   45         53
Interest payable:
  Bank loans and overdrafts                                       159         27
  Loan notes                                                       47         13
  Finance lease charges                                           133        105
Operating lease rentals for land and buildings (expiring
  after five years)                                               120        120
Income from government grants                                     (18)       (17)
                                                               ------     ------

4 TAX ON PROFIT ON ORDINARY ACTIVITIES                          1997       1996
                                                               L'000      L'000
Corporation tax:
  On profit for the year at 33% (1996 - 33%)                      879        687
  Adjustment in respect of prior year                              85        (21)
Deferred tax (Note 14)                                           (168)        18
                                                               ------     ------
                                                                  796        684
                                                               ------     ------

5 DIVIDENDS                                                     1997       1996
                                                               L'000      L'000
Interim paid 2.6p (1996 - 2.45p) per 10p Ordinary share           313        291
Final proposed 5.9p (1996 - 5.05p) per 10p Ordinary share         711        605
                                                               ------     ------
                                                                1,024        896
                                                               ------     ------

6 EARNINGS PER SHARE

Earnings per share are based on the profit on ordinary activities after taxation for the year amounting to L2,700,000 (1996 - L2,338,000) divided by the average number of 12,025,648 (1996 - 11,910,264) Ordinary shares in issue during the year.

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY PLC

For the year ended 31 March 1997

--------------------------------------------------------------------------------

7  FIXED ASSETS

                                                             Long       Short                     Assets
                                             Freehold   leasehold   leasehold       Plant         in the
                                             land and    land and    land and         and      course of
                                            buildings   buildings   buildings   machinery   construction           Total
                                                L'000       L'000       L'000       L'000          L'000           L'000
GROUP
Cost or valuation:
  At 31 March 1996                              2,165       3,060         -       21,309          924          27,458
  Transfers                                         -         (52)      282          703         (933)              -
  Additions                                        22           -         -        4,340        2,837           7,199
  Disposals                                         -           -         -         (245)           -            (245)
                                            ---------   ---------     -----      -------       ------         -------
  At 31 March 1997                              2,187       3,008       282       26,107        2,828          34,412
                                            ---------   ---------     -----      -------       ------         -------
Depreciation:
  At 31 March 1996                                 73         172         -        9,235            -           9,480
  Transfers                                         -         (11)       11            -            -               -
  Charge for the year                              35          34        15        2,114            -           2,198
  On disposals                                      -           -         -         (191)           -            (191)
                                            ---------   ---------     -----      -------       ------         -------
At 31 March 1997                                  108         195        26       11,158            -          11,487
                                            ---------   ---------     -----      -------       ------         -------
Net book amount:
  At 31 March 1997                              2,079       2,813       256       14,949        2,828          22,925
                                            ---------   ---------     -----      -------       ------         -------
  At 31 March 1996                              2,092       2,888         -       12,074          924          17,978
                                            ---------   ---------     -----      -------       ------         -------

Included within the plant and machinery are assets purchased under finance leases with original cost of L4,392,000 (1996 - L2,521,000) and accumulated depreciation of L867,000 (1996 - L733,000).

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY PLC

For the year ended 31 March 1997

--------------------------------------------------------------------------------

                                                             Long       Short                     Assets
                                             Freehold   leasehold   leasehold       Plant         in the
                                             land and    land and    land and         and      course of
                                            buildings   buildings   buildings   machinery   construction     Total
                                                L'000       L'000       L'000       L'000          L'000     L'000
COMPANY
Cost or valuation:
  At 31 March 1996                              1,767       3,060           -      20,176            924    25,927
  Transfers                                         -         (52)        282         703           (933)        -
  Additions                                        22           -           -       4,048          2,837     6,907
  Disposals                                         -           -           -        (232)             -      (232)
                                            ---------   ---------   ---------   ---------   ------------   -------
  At 31 March 1997                              1,789       3,008         282      24,695          2,828    32,602
                                            ---------   ---------   ---------   ---------   ------------   -------
Depreciation:
  At 31 March 1996                                 34         172           -       8,639              -     8,845
  Transfers                                         -         (11)         11           -              -         -
  Charge for the year                              30          34          15       1,994              -     2,073
  On disposals                                      -           -           -        (178)             -      (178)
                                            ---------   ---------   ---------   ---------   ------------   -------
  At 31 March 1997                                 64         195          26      10,455              -    10,740
                                            ---------   ---------   ---------   ---------   ------------   -------
Net book amount:
  At 31 March 1997                              1,725       2,813         256      14,240          2,828    21,862
                                            ---------   ---------   ---------   ---------   ------------   -------
  At 31 March 1996                              1,733       2,888           -      11,537            924    17,082
                                            ---------   ---------   ---------   ---------   ------------   -------

Group and company long leasehold land and buildings include assets valued on an open market existing use basis as at 31 March 1987 at L525,000 (1996 - L525,000). The historic cost of these assets was L416,000 (1996 - L416,000) and the historic cost depreciation charge L1,000 (1996 - L1,000).

Included within the company plant and machinery are assets purchased under finance leases with original cost of L6,175,000 (1996 - L4,167,000) and accumulated depreciation of L1,841,000 (1996 - L1,633,000).

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY PLC

For the year ended 31 March 1997

--------------------------------------------------------------------------------

8  CAPITAL COMMITMENTS

                                                                    Group                  Company
                                                                            1996                    1996
                                                                1997                    1997
                                                               L'000
                                                                           L'000
                                                                                       L'000
                                                                                                   L'000
Future capital expenditure authorised and contracted for       7,579       1,645       7,579       1,645
                                                              ------      ------      ------      ------

9  INVESTMENTS IN GROUP UNDERTAKINGS

                                                                                           Company
                                                                                                    1996
                                                                                        1997
                                                                                       L'000
                                                                                                   L'000
Shares at cost                                                                         2,101       2,101
Long term loan to group undertaking                                                      254         254
                                                                                      ------      ------
                                                                                       2,355       2,355
                                                                                      ------      ------

The subsidiary undertakings, all of which are included in the consolidated accounts, are as follows:

                                                                                         Principal country   Percentage
                                                  Business                                    of operation         held
Wilson & Royston Limited                          Tool Manufacturers                      United Kingdom           100%
MAC Leasing Limited                               Leasing                                 United Kingdom           100%
Morris Ashby Castings Limited                     High Pressure Diecasting                United Kingdom           100%
Kaye (Presteigne) Limited                         Gravity and HIgh Pressure Diecasting    United Kingdom           100%
Burdon and Miles Limited                          High Pressure Diecasting                United Kingdom           100%
UJP Tools Limited                                 Tooling Manufacturers                   United Kingdom           100%
                                                  Marketing computer prediction
Foundry Computational Services Limited            software                                United Kingdom            51%

All the shares are ordinary shares. The voting rights held in respect of each subsidary are in the same proportion as the shares held.

Morris Ashby Castings, Kaye (Presteigne), Burdon and Miles and UJP Tools are dormant companies which trade as agents of Morris Ashby plc.

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY PLC

For the year ended 31 March 1997

--------------------------------------------------------------------------------

10  STOCKS

                                                                                               Company
                                                                        Group
                                                                                1996                    1996
                                                                   1997                     1997
                                                                  L'000
                                                                               L'000
                                                                                           L'000
                                                                                                       L'000
Raw materials and consumables                                        703         553         703         553
Work in progress:
- Castings                                                         1,344         688       1,344         688
- Tooling                                                          1,050         841         982         747
Finished goods and goods for resale                                  201         299         201         299
                                                                  ------      ------      ------      ------
                                                                   3,298       2,381       3,230       2,287
                                                                  ------      ------      ------      ------

Tooling stocks are disclosed net of L2,453,000 of payments on account (1996 - L1,182,000).

The estimated replacement cost of stocks does not materially exceed the balance sheet amount.

11  DEBTORS

                                                                                    Company
                                                                   Group
                                                                         1996              1996
                                                                1997              1997
                                                               L'000
                                                                        L'000
                                                                                 L'000
                                                                                          L'000
Trade debtors                                                  7,184    7,880    7,046    7,543
Amounts owed by group undertakings                                 -        -      498      699
Other debtors                                                     83      158       65      127
Prepayments and accrued income                                   214      103      178       97
Advance corporation tax recoverable                              123        -      178       97
                                                              ------   ------   ------   ------
                                                               7,604    8,141    7,965    8,563
                                                              ------   ------   ------   ------

Group other debtors includes L9,000 (1996 - L9,000) due under finance leases due within a year and L9,000 (1996 - L18,000) due after more than one year.

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY plc

For the year ended 31 March 1997

--------------------------------------------------------------------------------

12  CREDITORS (AMOUNTS FALLING DUE WITHIN ONE YEAR)

                                                                               Group                     Company
                                                              ----------------------      ----------------------
                                                                  1997          1996          1997          1996
                                                                 L'000         L'000         L'000         L'000
Bank loans and overdrafts                                         232           369           200           303
Payments on account                                               906           657           795           515
Trade creditors                                                 7,714         5,516         7,268         5,466
Amounts owed to group undertakings                                  -             -         5,107         4,828
Amounts owed to group undertakings under finance leases             -             -            92            88
Other creditors                                                    64           240            63           224
Corporation tax payable                                           715           477           666           458
Advance corporation tax payable                                   256           227           256           227
Taxation and social security                                    2,319         1,805         2,266         1,737
Accruals and deferred income                                    1,538         1,807         1,514         1,762
Lease obligations                                                 737           453           657           341
Proposed dividends                                                711           605           711           605
                                                               ------        ------        ------        ------
                                                               15,192        12,156        19,595        16,554
                                                               ------        ------        ------        ------

13  CREDITORS (AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR)

                                                                               Group                     Company
                                                              ----------------------      ----------------------
                                                                  1997          1996          1997          1996
                                                                 L'000         L'000         L'000         L'000
Bank loan (between 2 and 5 years)                                 650             -           650             -
Amounts owed to group undertakings under finance leases             -             -           432           524
Accruals and deferred income                                       42            60            42            60
Lease obligations (between 2 and 5 years)                       1,910         1,087         1,910         1,007
Lease obligations (due after 5 years)                             598             -           598             -
Loan notes (between 2 and 5 years)                                445           730           445           730
                                                               ------        ------        ------        ------
                                                                3,645         1,877         4,077         2,321
                                                               ------        ------        ------        ------

Accruals and deferred income relate to grants received for capital expenditure incurred. The grants are being amortised over 10 years.

The loan notes, issued as part consideration for the acquisition of Wilson & Royston, are secured by a guarantee from Barclays Bank plc.

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY PLC

For the year ended 31 March 1997

--------------------------------------------------------------------------------

14  PROVISION FOR LIABILITIES AND CHARGES

                                                                                Group                              Company
                                                   ----------------------------------   ----------------------------------
                                                                  Pensions                             Pensions
                                                    Deferred   and similar               Deferred   and similar
                                                    taxation   obligations      Total    taxation   obligations      Total
At 31 March 1996                                       108         463          571         35          463          498
Current year charge/(utilisation)                     (168)        (62)        (230)       (89)         (62)        (151)
ACT set-off                                             96           -           96         54            -           54
                                                     -----         ---        -----        ---          ---        -----
At 31 March 1997                                        36         401          437          -          401          401
                                                     -----         ---        -----        ---          ---        -----

The full potential amount of deferred taxation calculated at 31% (1996 - 33%), compared to the actual, are as follows:

                                                                                                                     Group
                                                              ------------------------------------------------------------
                                                                        Partial Provision                   Full Provision
                                                              ---------------------------      ---------------------------
                                                                  1997               1996          1997               1996
                                                                 L'000              L'000         L'000              L'000
Accelerated capital allowances                                  107              492            1,936            1,783
Potential capital gain on revaluation surplus                     -                -              110              117
Short-term timing differences                                   (16)            (233)            (144)            (213)
Advance corporation tax recoverable                             (55)            (151)               -                -
                                                                ---             ----            -----            -----
                                                                 36              108            1,902            1,687
                                                                ---             ----            -----            -----

                                                                                                                   Company
                                                              ------------------------------------------------------------
                                                                        Partial Provision                   Full Provision
                                                              ---------------------------      ---------------------------
                                                                  1997               1996          1997               1996
                                                                 L'000              L'000         L'000              L'000
Accelerated capital allowances                                    -              304            1,714            1,545
Potential capital gain on revaluation surplus                     -                -              110              117
Short-term timing differences                                     -             (215)            (129)            (195)
Advance corporation tax recoverable                               -              (54)               -                -
                                                                ---             ----            -----            -----
                                                                  -               35            1,695            1,467
                                                                ---             ----            -----            -----

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY PLC

For the year ended 31 March 1997

--------------------------------------------------------------------------------

15  SHARE CAPITAL

                                                                  1997            1996
                                                                 L'000           L'000
Authorised:
  Ordinary shares of 10p each                                  1,550           1,550
                                                               -----           -----
Allotted and fully paid:
  Ordinary shares of 10p each                                  1,205           1,198
                                                               -----           -----

During the year, 69,880 shares were issued through the exercise of share options. 64,200 of these were to directors as disclosed in the Report of the Remuneration Committee, 5,300 were issued at 90p each and the remaining 380 at 167p.

At 31 March 1997 the total number of Ordinary shares under the Employee Share Option Scheme was 14,100 (1996 - 83,600):

                                                                   Ordinary shares
                                               -----------------------------------
                                                 31 March     31 March   Price per
Date of grant  Period exercisable                    1997         1996       share
11 April 1988  11 April 1991 to 11 April 1998      14,100       25,400         90p
8 July 1993    8 July 1996 to 8 July 2003               -       58,200        156p
                                                ---------    ---------
                                                   14,100       83,600
                                                ---------    ---------

At 31 March 1997 the total number of Ordinary shares under the Savings Related Share Option Scheme 1996 was 409,353 (1996 - 409,733):

                                                                      Ordinary shares
                                                  -----------------------------------
                                                    31 March     31 March   Price per
Date of grant    Period exercisable                     1997         1996       share
1 December 1994  1 December 1999 to 1 June 2000      281,973      282,353        167p
1 December 1994  12 December 2001 to 1 June 2002     127,380      127,380        167p
                                                   ---------    ---------
                                                     409,353      409,733
                                                   ---------    ---------

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY PLC

For the year ended 31 March 1997

--------------------------------------------------------------------------------

16  RESERVES

                                                                                                                Group
                                                ---------------------------------------------------------------------
                                                  Share premium    Revaluation    Capital      Profit and
                                                        account        reserve    reserve    loss account       Total
                                                          L'000          L'000      L'000           L'000       L'000
At 31 March 1996                                          5,709            131        376           6,482    12,698
Premium on share issues                                      94              -          -               -        94
Transfers                                                     -             (1)         -               1         -
Retained earnings                                             -              -          -           1,676     1,676
                                                ---------------   ------------   --------   -------------    ------
At 31 March 1997                                          5,803            130        376           8,159    14,468
                                                ---------------   ------------   --------   -------------    ------

The cumulative goodwill written off against the profit and loss reserve on acquisitions in L1,125,000 (1996 - L1,125,000).

                                                                                                              Company
                                                ---------------------------------------------------------------------
                                                  Share premium    Revaluation    Capital      Profit and
                                                        account        reserve    reserve    loss account       Total
                                                          L'000          L'000      L'000           L'000       L'000
At 31 March 1996                                          5,709            131        364           3,512     9,716
Premium on share issues                                      94              -          -               -        94
Transfers                                                                   (1)         -               1         -
Retained earnings                                             -              -          -           1,443     1,443
                                                ---------------   ------------   --------   -------------    ------
At 31 March 1997                                          5,803            130        364           4,956    11,253
                                                ---------------   ------------   --------   -------------    ------

As permitted by Section 230 of the Companies Act 1985 the company has not presented its own profit and loss account. The amount of the profit for the financial year dealt within the accounts of the holding company is L2,467,000 (1996 - L2,275,000).

17  PENSION COSTS

The group operates a funded defined benefits pension scheme known as the Morris Ashby plc Pension Scheme. The assets of this scheme are held in a separate trustee administered fund. The latest actuarial valuation of this scheme was carried out by independent actuaries as at 6 April 1996 using the projected unit method. The principal assumptions adopted were that the long term annual rate of return on investments would be 9.0%, that salary increases would average 7.0% per annum and that pensions in payment guaranteed to increase at 5.0% per annum have been assumed to increase at 5.0% per annum, pensions increasing in line with Limited Price Indexation have been assumed to increase at 4.25% per annum. In addition the actuary has also taken into account changes which have been agreed with the Trustee and relevant members. These are that pension increases for directors will be restricted to 5.0% per annum and the inclusion of a cap on pensionable earnings for existing directors.

At the date of the latest actuarial valuation, the market value of the assets of the scheme was L9.6 million. The actuarial value of those assets was sufficient to cover 91% of the value of the projected benefits to which members will be entitled for their membership up to the valuation date allowing for expected future increases in earnings. The deficiency on a current funding level basis was L851,000. On the recommendations of the actuary, company contributions will be paid at the rate of 14.0% of pensionable salaries so as to eliminate the deficit over a 10 year period.

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY PLC

For the year ended 31 March 1997

--------------------------------------------------------------------------------

17  PENSION COSTS (CONTINUED)
The SSAP 24 pension charge for the year was L717,000 (1996 - L585,000) which is after charging an additional L35,000 as a result of the actuarial deficit (1996
- L28,000).

Actual contributions during the year at the annual rate of 14.7% of pensionable salaries, were L62,000 above the SSAP 24 pension charge. Hence the reduced pension provision - see Note 14.

The group also operates a funded defined contribution pension scheme. The assets of the scheme are held seperately from those of the company in an independently administered fund. The pension cost charge represents contributions payable by the company to the fund and amounted to L25,000 (1996 - L8,000).

18  EMPLOYEES

The average number of persons employed by the group during the year was:

                                                                  1997
                                                                                 1996
Witham                                                             246            207
Presteigne                                                         236            255
Cheshunt                                                           150            152
Birmingham                                                          21             21
Brighouse                                                           11              9
                                                              --------       --------
                                                                   664            644
                                                              --------       --------

19  CONTINGENT LIABILITIES

The company has guaranteed the liabilities of its subsidiaries to Barclays Bank Plc. As at year end, the subsidiaries had no liabilities owing to Barclays Bank plc (1996 - LNil).

20  OPERATING LEASES

At March 31, 1997, there were annual lease commitments under operating leases which expire as follows:

                                                                        1997
                                                                                                        1996
                                                                                                Land and
                                                                LAND AND                       Buildings          Other
                                                               BUILDINGS          OTHER
                                                                   L'000          L'000
                                                                                                   L'000          L'000
Within 1 year                                                          -             1                 -            11
Between 2 and 5 years                                                  -            54                 -            31
More than 5 years                                                    120             -               120             -
                                                              ----------        ------        ----------        ------
                                                                     120            55               120            42
                                                              ----------        ------        ----------        ------

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY PLC

For the year ended 31 March 1997

--------------------------------------------------------------------------------

21  MOVEMENT IN SHAREHOLDERS' FUNDS

                                                                       Group                        Company
                                                                                 1996                          1996
                                                                  1997                          1997
                                                                 L'000
                                                                                L'000
                                                                                               L'000
                                                                                                              L'000
Profit for the financial year                                   2,700          2,338          2,467          2,275
Dividends                                                      (1,024)          (896)        (1,024)          (896)
                                                               ------         ------         ------         ------
                                                                1,676          1,442          1,443          1,379
Share capital subscribed (net of expenses)                          7            247              7            247
Share options exercised                                            94             15             94             15
Goodwill written off                                                -           (789)             -              -
                                                               ------         ------         ------         ------
Net addition to Shareholders' funds                             1,777            915          1,544          1,641
Opening Shareholders' funds                                    13,896         12,981         10,914          9,273
                                                               ------         ------         ------         ------
Closing Shareholders' funds                                    15,673         13,896         12,458         10,914
                                                               ------         ------         ------         ------

22 CASH FLOW STATEMENT

(1) Reconciliation of operating profit to net cash inflow from operating activities

                                                                                     1996
                                                                      1997
                                                                     L'000
                                                                                    L'000
    Operating profit                                                 3,831         3,150
    Depreciation                                                     2,198         1,721
    Profit on disposal of fixed assets                                 (22)          (29)
    Movement in pension provision                                      (62)          (70)
    Amortization of Government Grants                                  (18)          (17)
                                                                  --------        ------
                                                                     5,927         4,755

    Working capital movements:
      (Increase)/decrease in stocks                                   (917)          444
      Decrease/(increase) in debtors                                   677          (513)
      Increase in creditors                                          1,906           385
                                                                  --------        ------
    Net cash inflow from continuing operating activities             7,593         5,071
                                                                  --------        ------

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY plc

For the year ended 31 March 1997

--------------------------------------------------------------------------------

22 CASH FLOW STATEMENT (CONTINUED)

(2) Analysis of net debt

                                                                                                               AT
                                                                        At     Cash       Other     31 MARCH 1997
                                                             31 March 1996     flow   movements
                                                                     L'000    L'000       L'000
                                                                                                            L'000
Cash at bank and in hand                                                 -    1,120           -             1,120
Overdrafts                                                            (369)     337           -               (32)
                                                                             ------
                                                                              1,457
Debt due within one year                                                 -     (200)          -              (200)
Debt due beyond a year                                                (730)    (365)          -            (1,095)
Finance leases                                                      (1,540)  (1,627)        (78)           (3,245)
                                                                             ------
                                                                             (2,192)
                                                            --------------   ------   ---------   ---------------
                                                                    (2,639)    (735)        (78)           (3,452)
                                                            --------------   ------   ---------   ---------------

Cash flows relating to finance leases are composed of cash inflows of L2,160,000 from assets sold and leased back and cash outflows of L533,000 from capital elements of finance lease rental payments.

Other movements represent new finance lease arrangements in respect of assets with a capital value at the inception of the lease of L78,000.

(3) Movement in Group net debt

                                                                       1997       1996
                                                                      L'000      L'000
Increase/(decrease) in cash                                       1,457        (1,835)
Cash (inflow)/outflow from increase in debt and lease
  financing                                                      (2,192)          349
                                                                 ------        ------
Movement in debt resulting from cash flows                         (735)       (1,486)
Finance leases acquired with subsidiary                               -          (185)
New finance leases                                                  (78)         (252)
Loan notes issued on aquisition                                       -          (730)
                                                                 ------        ------
Movement in net debt                                               (813)       (2,653)
Net debt at 31 March 1996                                        (2,639)           14
                                                                 ------        ------
Net debt at 31 March 1997                                        (3,452)       (2,639)
                                                                 ------        ------

23 SUMMARY OF DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP"), which differ in certain material respects from generally accepted accounting principles in the United States ("US GAAP"). Such differences involve methods for measuring the amounts shown in the financial statements, as well as additional disclosures required by US GAAP.

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY PLC

For the year ended 31 March 1997

--------------------------------------------------------------------------------

23 SUMMARY OF DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
The following is a summary of the material adjustments to profit on ordinary activities after taxation and shareholders' funds that would have been required in applying the significant differences between UK and US GAAP.

RECONCILIATION OF CONSOLIDATED PROFIT AND LOSS ACCOUNTS
  IN (L000'S)

                                                                              Year ended        Year ended
                                                                               March 31,         March 31,
                                                                 Notes              1997              1996
Profit on ordinary activities after taxation as reported
  under UK GAAP.............................................                  2,700             2,338
US GAAP adjustments:
  Goodwill..................................................     (a)            (28)              (28)
  Pensions..................................................     (b)            112               (57)
  Capitalized interest......................................     (c)             (3)               85
  Fixed asset revaluation...................................     (d)              1                --
  Deferred taxation.........................................     (e)           (215)             (464)
  Stock compensation........................................     (g)            (37)              (55)
                                                                             ------            ------
Net US GAAP adjustments.....................................                   (170)             (519)
    Tax effect of net US GAAP adjustments...................                   (111)             (103)
                                                                             ------            ------
Net income under US GAAP....................................                  2,419             1,716
                                                                             ======            ======

RECONCILIATION OF CONSOLIDATED SHAREHOLDERS' FUNDS
  (IN L000'S)

                                                                              Year ended        Year ended
                                                                               March 31,         March 31,
                                                                 Notes              1997              1996
Total shareholders' funds as reported under UK GAAP.........                 15,673            13,896
US GAAP adjustments:
  Goodwill..................................................     (a)          1,049             1,077
  Pensions..................................................     (b)             32               (41)
  Capitalized interest......................................     (c)            197               200
  Fixed asset revaluation...................................     (d)           (130)             (131)
  Deferred taxation.........................................     (e)         (1,866)           (1,579)
  Dividends.................................................     (f)            711               605
                                                                             ------            ------
Net US GAAP adjustments.....................................                     (7)              131
                                                                             ------            ------
Shareholders' equity under US GAAP..........................                 15,666            14,027
                                                                             ======            ======

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY PLC

For the year ended 31 March 1997

--------------------------------------------------------------------------------

23 SUMMARY OF DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
MOVEMENTS IN SHAREHOLDERS' EQUITY IN ACCORDANCE WITH US GAAP
  (IN L000'S)

                                                                              Year ended        Year ended
                                                                               March 31,         March 31,
                                                                                    1997              1996
Balance, beginning of year..................................                 14,027            12,826
Net income..................................................                  2,419             1,716
New share capital issued....................................                      7               247
Share options exercised.....................................                     94                15
Stock based compensation....................................                     37                55
Dividends paid..............................................                   (918)             (832)
                                                                             ------            ------
Balance, end of year........................................                 15,666            14,027
                                                                             ======            ======

A summary of the principal differences and additional disclosures applicable to the Company are set out below:

(A) GOODWILL

Both UK GAAP and US GAAP require purchase consideration to be allocated to the net assets acquired at their fair value on the date of acquisition, with the difference between the consideration and the fair value of the identifiable net assets recorded as goodwill.

Under UK GAAP, goodwill arising on acquisitions made on or before March 31, 1997 has been written off directly to reserves in the year of acquisition.

Under US GAAP, goodwill arising on acquisitions has been capitalized as an intangible asset and amortized over a period of 40 years.

(B) PENSIONS

Under UK GAAP, the cost of providing pension benefits has been expensed over the average expected service lives of eligible employees in accordance with the provisions of SSAP 24, ACCOUNTING FOR PENSION COSTS. SSAP 24 aims to produce an estimate of cost based on long-term actuarial assumptions. Variations from the regular pension cost arising from, for example, experience deficiencies or surpluses, are charged or credited to the profit and loss account over the expected average remaining service lives of current employees in the schemes.

Under US GAAP, the annual pension cost comprises the estimated cost of benefits accruing in the period as determined in accordance with the Statement of Financial Accounting Standards (SFAS) No. 87, EMPLOYERS' ACCOUNTING FOR PENSIONS, which requires readjustment of the significant actuarial assumptions annually to reflect current market and economic conditions. Under SFAS No. 87, a pension liability representing the excess benefit obligations over plan assets has been accrued in the balance sheet. The pension benefit obligation is calculated by using a projected unit credit method. Actuarial gains or losses within a 10% "corridor" have not been recognised. In addition, in cases where the accumulated benefit obligation exceeded the unamortized prior service cost, the company has recorded the excess as a separate component of shareholders' equity.

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY PLC

For the year ended 31 March 1997

--------------------------------------------------------------------------------

23 SUMMARY OF DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
The net periodic pension cost under US GAAP for the Company's defined benefit pension plan is as follows:

COMPONENTS OF NET PERIODIC PENSION COST
  (IN L000'S)

                                                                Year ended        Year ended
                                                              March 31, 1997    March 31, 1996
                                                              ---------------   ---------------
Service cost................................................        576                484
Interest cost...............................................        862                757
Actual return on plan assets................................       (806)            (1,702)
Other.......................................................         (2)             1,110
                                                                   ----             ------

Net periodic pension cost...................................        630                649
                                                                   ====             ======

The funded status under US GAAP for the Company's defined benefit pension plan is as follows:

FUNDED STATUS
  (IN L000'S)

                                                                Year ended        Year ended
                                                              March 31, 1997    March 31, 1996
                                                              ---------------   ---------------
Accumulated benefit obligation..............................      10,652             8,960
Effect of expected future compensation increases............         903               788
                                                                  ------             -----
Projected benefit obligation................................      11,555             9,748

Fair value of plan assets...................................      11,136             9,574
                                                                  ------             -----
Funded status...............................................        (419)             (174)

Unrecognised net (gain) loss................................         179               (18)
Unrecognised transition (asset) obligation..................         609               696
Unrecognised prior service cost.............................          --                --
                                                                  ------             -----

Net amount recognised.......................................         369               504
                                                                  ======             =====

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY PLC

For the year ended 31 March 1997

--------------------------------------------------------------------------------

The assumptions used to determine pension cost for the Company's defined benefit pension plan were as follows:

                                                                Year ended        Year ended
                                                              March 31, 1997    March 31, 1996
                                                              ---------------   ---------------
Discount rate...............................................        8.5%              9.0%
Expected rate of return on plan assets......................        9.0%              9.0%
Expected rate of compensation increase......................        6.5%              7.0%

(C) CAPITALIZED INTEREST

Under UK GAAP, companies are permitted, but not required, to capitalize interest costs incurred during the period of construction of an asset to be capitalized. For UK GAAP purposes, the Company has elected not to capitalize these interest costs. Under US GAAP, such interest must be capitalized.

The adjustment to net income under US GAAP reflects the decrease in interest expense for the period as well as the increase in depreciation expense on the constructed assets. The adjustment to shareholders' equity under US GAAP reflects the amount of interest capitalized on constructed assets, net of depreciation.

(D) FIXED ASSET REVALUATION

Under UK GAAP, companies are permitted to perform revaluations of properties on a periodic basis and adjust the carrying values of properties to market value. Under US GAAP, tangible fixed assets are carried at cost. However, Statement of Financial Accounting Standard No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, requires that companies undertake an evaluation for permanent impairment when management has reason to believe that a permanent impairment has occurred. Furthermore, unless an analysis of the gross, undiscounted cash flows attributable to the asset over the remaining useful life is less than the carrying value of the asset, no permanent impairment is recognized.

The adjustment to net income under US GAAP reflects the effect of disposals of revalued fixed assets. The adjustment to shareholders' equity under US GAAP reflects the elimination of the fixed asset revaluation.

(E) DEFERRED TAXATION

Under UK GAAP, a provision is recorded for deferred taxation under the partial provision method to the extent that such taxation is expected to crystallise within the reasonable future. This means that the full potential liability is not necessarily provided. Additionally, deferred tax assets are recognised only when they are expected to be recoverable within the foreseeable future.

Under US GAAP, deferred tax is provided for on a full liability basis. Under the full liability method, deferred tax assets or liabilities are recognised for differences between the financial and tax basis of assets and liabilities and for tax loss carry forwards at the statutory rate at each reporting date. A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realised.

(F)  DIVIDENDS

Under UK GAAP, ordinary dividends are provided for in the year in respect of which they are proposed by the Board of Directors. Under US GAAP, such dividends are provided for in the period they are declared by the Board of Directors.

(G) STOCK COMPENSATION

Under UK GAAP, the Company does not recognize compensation expense under either the Employee Share Option Scheme or the Savings Related Share Option Scheme.

Under US GAAP, following Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, the compensation expense associated with shares issued through these schemes, in consideration for services received, is recognized as the

--------------------------------------------------------------------------------

                                                                MORRIS ASHBY PLC

For the year ended 31 March 1997

--------------------------------------------------------------------------------
difference between the market price of the stock, at the measurement date, and the exercise price of the option. The measurement date is defined as the earliest date on which both the number of shares that an employee is entitled to receive and the option or purchase price are known. Compensation costs, as determined above, are charged to expense over the participants' vesting period.

(H) OTHER DISCLOSURES REQUIRED BY US GAAP

CASH FLOW INFORMATION

Under UK GAAP, the Company's cash flow statements are presented in accordance with Financial Reporting Standard No. 1, as revised. These statements present substantially the same information as is required under Statement of Financial Accounting Standards No. 95, STATEMENT OF CASH FLOWS, in accordance with US GAAP.

Under UK GAAP, the Company's cash balances are comprised of cash in hand and at bank. Cash and cash equivalents are defined differently under US GAAP. For purposes of presenting cash flow information in accordance with US GAAP, cash equivalents are regarded as highly liquid investments with maturities of three months or less.

Under UK GAAP, cash flows are presented for operating activities, returns on investments and servicing of finance; taxation; capital expenditure and financial investment; acquisitions and disposals; equity dividends paid; and management of liquid resources and financing. US GAAP requires the classification of cash flows resulting from operating, investing and financing activities.

Cash flows under UK GAAP in respect of interest received, interest paid, investment income and taxation are included within operating activities under US GAAP. Capital expenditure and financial investment and cash flows from acquisitions and disposals are included within investing activities. Equity dividends paid and management of liquid resources are included within financing activities.

A summary of the Company's operating, investing and financing activities, classified in accordance with US GAAP, utilising the amounts shown in the UK GAAP Company's cash flow statement, are as follows:

                                                                Year ended        Year ended
                                                              March 31, 1997    March 31, 1996
                                                              ---------------   ---------------
Net cash provided by (used in) operating activities.........       8,677             4,209
Net cash provided by (used in) investing activities.........      (6,435)           (4,879)
Net cash provided by (used in) financing activities.........      (1,122)             (827)
                                                                  ------            ------
Net increase (decrease) in cash and cash equivalents........       1,120            (1,497)
Cash and cash equivalents under US GAAP, beginning of
  year......................................................          --             1,497
                                                                  ------            ------
Cash and cash equivalents under US GAAP, end of year........       1,120                --
                                                                  ======            ======

--------------------------------------------------------------------------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Nelson Metal Products Corporation:

    We have audited the accompanying balance sheets of Nelson Metal Products Corporation (a Delaware corporation) as of December 31, 1998 and 1997, and the related statements of operations, stockholders' investment and cash flows for the years then ended, the five months ended December 31, 1996 and the year ended July 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nelson Metal Products Corporation as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, the five months ended December 31, 1996 and the year ended July 31, 1996, in conformity with generally accepted accounting principles.

    As explained in Note 5 to the financial statements, effective August 1, 1995, the Company changed its method of accounting for postretirement benefits to adopt the provisions of Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions."

                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
October 26, 1999

                       NELSON METAL PRODUCTS CORPORATION

                                 BALANCE SHEETS

                        FOR THE YEARS ENDED DECEMBER 31
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                                1998       1997
                                                                                             ----------  ---------
                                                      ASSETS
CURRENT ASSETS:
  Cash.....................................................................................  $       74  $   1,574
  Accounts receivable, net of allowance of $197 and $168...................................      23,450     17,091
  Inventories..............................................................................      10,916      8,272
  Reimbursable tooling.....................................................................       4,024      5,834
  Other current assets.....................................................................         872      1,706
                                                                                             ----------  ---------
      Total current assets.................................................................      39,336     34,477
                                                                                             ----------  ---------
PROPERTY, PLANT AND EQUIPMENT, net.........................................................      81,644     53,774
OTHER ASSETS...............................................................................       4,993      4,071
                                                                                             ----------  ---------
                                                                                             $  125,973  $  92,322
                                                                                             ==========  =========
                                     LIABILITIES AND STOCKHOLDERS' INVESTMENT
CURRENT LIABILITIES:
  Current portion of long-term debt........................................................  $      126  $     107
  Cash overdraft...........................................................................       4,363         --
  Accounts payable.........................................................................      28,170     13,004
  Accrued liabilities......................................................................      11,238      8,406
                                                                                             ----------  ---------
      Total current liabilities............................................................      43,897     21,517
                                                                                             ----------  ---------

LONG-TERM DEBT, less current portion.......................................................      80,237     60,324

POSTRETIREMENT PENSION AND HEALTH BENEFITS.................................................       5,234      4,896

RESERVE FOR LOSS CONTRACTS.................................................................      29,233      8,000

OTHER LONG-TERM LIABILITIES................................................................         603        619

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' INVESTMENT:
  Common stock, $0.01 par value, 1,200,000 shares authorized, 1,131,200 and 1,044,400
    shares issued and outstanding..........................................................          11         10
  Additional paid-in capital...............................................................         799        444
  Stock subscriptions receivable...........................................................        (221)        --
  Treasury stock, at cost, 275,000 and 260,000 shares......................................      (1,640)    (1,404)
  Accumulated deficit......................................................................     (32,180)    (2,084)
                                                                                             ----------  ---------
      Total stockholders' investment.......................................................     (33,231)    (3,034)
                                                                                             ----------  ---------
      Total liability and stockholders' investment.........................................  $  125,973  $  92,322
                                                                                             ==========  =========


      The accompanying notes are an integral part of these balance sheets.

                       NELSON METAL PRODUCTS CORPORATION

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                               YEARS ENDED DECEMBER   FIVE MONTHS
                                                                       31,               ENDED      YEAR ENDED
                                                              ----------------------  DECEMBER 31,   JULY 31,
                                                                 1998        1997         1996         1996
                                                              ----------  ----------  ------------  -----------
NET SALES...................................................  $  139,756  $  119,729   $   34,774    $  93,651
COST OF SALES...............................................     157,262     103,203       31,246      101,740
                                                              ----------  ----------   ----------    ---------
    Gross profit (loss).....................................     (17,506)     16,526        3,528       (8,089)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................       4,977       5,978        1,753        5,083
                                                              ----------  ----------   ----------    ---------
    Income (loss) from operations...........................     (22,483)     10,548        1,775      (13,172)

OTHER EXPENSES:
  Interest expense..........................................       5,670       4,705        1,542        3,650
  Other, net................................................         214         108          (31)          47
                                                              ----------  ----------   ----------    ---------
                                                                   5,884       4,813        1,512        3,697
                                                              ----------  ----------   ----------    ---------
    Income (loss) before provision (benefit) for income
      taxes and cumulative effect of change in accounting
      principle.............................................     (28,367)      5,735          263      (16,869)

PROVISION (BENEFIT) FOR INCOME TAXES........................          --          --        3,942       (3,909)
                                                              ----------  ----------   ----------    ---------
    Income (loss) before cumulative effect of change in
      accounting principle..................................     (28,367)      5,735       (3,679)     (12,960)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE FOR
  POSTEMPLOYMENT BENEFITS, NET OF INCOME TAX BENEFIT OF
  $1,449....................................................          --          --           --       (2,814)
                                                              ----------  ----------   ----------    ---------
    Net income (loss).......................................  $  (28,367) $    5,735   $   (3,679)   $ (15,774)
                                                              ==========  ==========   ==========    =========
UNAUDITED PRO FORMA NET INCOME (LOSS)(Note 6):
  Income (loss) before provision for income taxes...........  $  (28,367) $    5,735   $      263
  Pro forma income tax provision (benefit)..................     (11,346)      2,294          105
                                                              ----------  ----------   ----------
    Pro forma net income (loss).............................  $  (17,021) $    3,441   $      158
                                                              ==========  ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                       NELSON METAL PRODUCTS CORPORATION
                     STATEMENTS OF STOCKHOLDERS' INVESTMENT
                                 (IN THOUSANDS)

                                                                        COMMON STOCK                      ADDITIONAL
                                                  COMPREHENSIVE   ------------------------   PREFERRED      PAID-IN
                                                  INCOME (LOSS)     SHARES       AMOUNT        STOCK        CAPITAL
                                                  --------------  -----------  -----------  -----------  -------------
BALANCE, July 31, 1995..........................    $       --         1,044    $      10    $     562     $     444
  Sale of Hadley................................            --            --           --           --            --
  Redemption of preferred stock.................            --            --           --         (562)           --
  Net loss......................................       (15,774)           --           --           --            --
  Minimum pension liability.....................          (442)           --           --           --            --
                                                    ----------
      Comprehensive loss........................    $  (16,216)           --           --           --            --
                                                    ==========     ---------    ---------    ---------     ---------
BALANCE, July 31, 1996..........................                       1,044           10           --           444
  Net loss......................................    $   (3,679)           --           --           --            --
  Minimum pension liability.....................           182            --           --           --            --
                                                    ----------
      Comprehensive loss........................    $   (3,497)           --           --           --            --
                                                    ==========     ---------    ---------    ---------     ---------
BALANCE, December 31, 1996......................                       1,044           10           --           444
  Dividends.....................................            --            --           --           --            --
  Net income....................................    $    5,735            --           --           --            --
  Minimum pension liability adjustment..........           260            --           --           --            --
                                                    ----------
      Comprehensive income......................    $    5,995            --           --           --            --
                                                    ==========     ---------    ---------    ---------     ---------
BALANCE, December 31, 1997......................                       1,044           10           --           444
  Dividends.....................................                          --           --           --            --
  Issuance of common stock......................                          87            1           --           355
  Redemption of common stock....................                          --           --           --            --
  Net loss......................................    $  (28,367)           --           --           --            --
                                                    ----------
      Comprehensive loss........................    $  (28,367)           --           --           --            --
                                                    ==========     ---------    ---------    ---------     ---------
BALANCE, December 31, 1998......................                       1,131    $      11    $      --     $     799
                                                                   =========    =========    =========     =========

                                                                                             CUMULATIVE
                                                       STOCK                                    OTHER          TOTAL
                                                   SUBSCRIPTIONS    TREASURY    RETAINED    COMPREHENSIVE   STOCKHOLDERS'
                                                    RECEIVABLE        STOCK     EARNINGS       INCOME        INVESTMENT
                                                  ---------------  -----------  ---------  ---------------  ------------
BALANCE, July 31, 1995..........................     $      --      $  (1,404)  $  12,166     $      --      $   11,778
  Sale of Hadley................................            --             --        (118)           --            (118)
  Redemption of preferred stock.................            --             --          --            --            (562)
  Net loss......................................            --             --     (15,774)           --         (15,774)
  Minimum pension liability.....................            --             --          --          (442)           (442)

      Comprehensive loss........................            --             --          --            --              --
                                                     ---------      ---------   ---------     ---------      ----------
BALANCE, July 31, 1996..........................            --         (1,404)     (3,726)         (442)         (5,118)
  Net loss......................................            --             --      (3,679)           --          (3,679)
  Minimum pension liability.....................            --             --          --           182             182

      Comprehensive loss........................            --             --          --            --              --
                                                     ---------      ---------   ---------     ---------      ----------
BALANCE, December 31, 1996......................            --         (1,404)     (7,405)         (260)         (8,615)
  Dividends.....................................            --             --        (414)           --            (414)
  Net income....................................            --             --       5,735            --           5,735
  Minimum pension liability adjustment..........            --             --          --           260             260

      Comprehensive income......................            --             --          --            --              --
                                                     ---------      ---------   ---------     ---------      ----------
BALANCE, December 31, 1997......................            --         (1,404)     (2,084)           --          (3,034)
  Dividends.....................................            --             --      (1,729)           --          (1,729)
  Issuance of common stock......................          (356)            --          --            --              --
  Redemption of common stock....................           135           (236)         --            --            (101)
  Net loss......................................            --             --     (28,367)           --         (28,367)

      Comprehensive loss........................            --             --          --            --              --
                                                     ---------      ---------   ---------     ---------      ----------
BALANCE, December 31, 1998......................     $    (221)     $  (1,640)  $ (32,180)    $      --      $  (33,231)
                                                     =========      =========   =========     =========      ==========

   The accompanying notes are an integral part of these financial statements.

                       NELSON METAL PRODUCTS CORPORATION

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                 YEARS ENDED
                                                                 DECEMBER 31        FIVE MONTHS ENDED    YEAR ENDED
                                                             --------------------     DECEMBER 31,        JULY 31,
                                                               1998       1997            1996              1996
                                                             ---------  ---------  -------------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)........................................  $ (28,367) $   5,735       $  (3,679)       $  (15,774)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used for) operating activities-
    Depreciation and amortization..........................     12,281      9,391           3,802             7,615
    Loss on disposal of assets.............................         35         34             118                --
    Deferred taxes.........................................         --         --           3,859                14
    Loss contracts.........................................     20,441     (3,348)         (1,253)           16,611
    Other..................................................     (6,514)        --              --            (4,962)
    Change in operating assets and liabilities:
      Accounts receivable..................................     (6,358)    (7,700)         (3,017)            2,867
      Inventories..........................................     (2,644)    (1,541)           (817)            1,839
      Reimbursable tooling.................................      1,866     (2,584)         (3,007)            2,649
      Prepaid expenses and other...........................         54        512             941               189
      Accounts payable.....................................     19,529      1,734             971            (3,340)
      Accrued liabilities..................................     10,133      1,424            (245)              852
      Postretirement benefits..............................        228        109            (341)            4,550
                                                             ---------  ---------       ---------        ----------
        Net cash provided by (used for) operating
          activities.......................................     20,684      3,766          (2,668)           13,110
                                                             ---------  ---------       ---------        ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, net................................    (39,804)   (10,545)         (8,712)          (17,992)
  Increase in other assets.................................       (482)       (40)           (806)             (262)
                                                             ---------  ---------       ---------        ----------
        Net cash used for investing activities.............    (40,286)   (10,585)         (9,518)          (18,254)
                                                             ---------  ---------       ---------        ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in revolving credit facility....................      5,045         --           6,840             2,605
  Decrease in revolving credit facility....................         --     (6,675)             --                --
  Long-term debt borrowings................................     15,000     50,045           6,550            10,000
  Long-term debt payments..................................       (113)   (34,823)         (1,387)           (6,943)
  Dividends paid...........................................     (1,729)      (414)             --                --
  Redemption of common stock...............................       (101)        --              --                --
  Redemption of preferred stock............................         --         --              --              (562)
  Other....................................................         --        260             183                --
                                                             ---------  ---------       ---------        ----------
        Net cash provided by financing activities..........     18,102      8,393          12,186             5,100
                                                             ---------  ---------       ---------        ----------
NET INCREASE (DECREASE) IN CASH............................     (1,500)     1,574              --               (44)
  Cash, beginning of year..................................      1,574         --              --                44
                                                             ---------  ---------       ---------        ----------
  Cash, end of year........................................  $      74  $   1,574       $      --        $       --
                                                             =========  =========       =========        ==========
SUPPLEMENTAL CASH FLOW DATA:
  Cash paid for interest...................................  $   6,008  $   4,574       $   1,544        $    3,646
                                                             =========  =========       =========        ==========
  Cash paid for taxes......................................  $      --  $      --       $      --        $      450
                                                             =========  =========       =========        ==========


   The accompanying notes are an integral part of these financial statements.

                       NELSON METAL PRODUCTS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION:

DESCRIPTION OF BUSINESS

    Nelson Metal Products Corporation (the Company or Nelson) designs and manufactures custom die castings as an original equipment supplier to the automotive industry. The Company has operations in Michigan and Kentucky. Effective August 1, 1996, the Company converted from a C Corporation to an S Corporation (see Note 6).

    The financial statements include the accounts of Nelson Metal Products Corporation including its Hadley Products Division through May 31, 1996. As of May 31, 1996, Nelson sold the net assets of its Hadley Products Division to Hadley Products Corporation (Hadley), which is solely owned by individuals who are also shareholders of the Company (see Note 10).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INVENTORIES

    Inventories are valued at the lower of cost or market on the first-in, first-out basis and include costs relating to materials, direct labor and manufacturing overhead. Inventories consisted of the following at December 31 (in thousands):

                                                                             1998       1997
                                                                           ---------  ---------
Raw materials............................................................  $   2,133  $   2,345
Work in process..........................................................      7,219      4,318
Finished goods...........................................................      1,564      1,609
                                                                           ---------  ---------
                                                                           $  10,916  $   8,272
                                                                           =========  =========

CUSTOMER TOOLING

    Reimbursable tooling represents costs incurred by the Company in the production of customer-owned tooling to be used by the Company in the manufacture of its products. The Company receives a specific order for this tooling and is reimbursed by the customer for the cost of such tooling. Costs are deferred until reimbursed by the customer. Projected losses on incomplete projects are recognized currently.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consisted of the following (in thousands):

                                                                           1998        1997
                                                                        ----------  ----------
Land and improvements.................................................  $      422  $      422
Building and improvements.............................................      18,233      16,348
Machinery and equipment...............................................      95,692      71,211
Construction-in-process...............................................      17,421       4,398
                                                                        ----------  ----------
                                                                           131,768      92,379
Less-accumulated depreciation.........................................     (50,124)    (38,605)
                                                                        ----------  ----------
                                                                        $   81,644  $   53,774
                                                                        ==========  ==========

                       NELSON METAL PRODUCTS CORPORATION

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

    Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is calculated on the straight-line method over the following estimated useful lives:

Building and improvements.........................................   20 years
Machinery and equipment...........................................    7 years
Furniture and fixtures............................................    3 years

    The Company capitalizes interest as a component of the cost of construction in process. Capitalized interest was immaterial for the years ended
December 31, 1998 and 1997, the five months ended December 31, 1996 and the year ended July 31, 1996.

    Accelerated depreciation methods are used for tax reporting purposes. Maintenance and repairs are charged to expense as incurred. Major betterments and improvements which extend the useful life of the item are capitalized and depreciated.

OTHER ASSETS

    Other assets primarily include deferred financing costs, which are being amortized on a straight-line basis over their estimated useful lives.

    The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its long-lived assets. If such events or circumstances were to indicate that the carrying amount of these assets would not be recoverable, the Company would estimate the future cash flows expected to result from the use of assets and their eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) were less than the carrying amount of goodwill and other long-lived assets, the Company would recognize an impairment loss.

ACCRUED LIABILITIES

    Accrued liabilities consisted of the following (in thousands):


                                                                               DECEMBER 31
                                                                           --------------------
                                                                             1998       1997
                                                                           ---------  ---------
Deferred revenue.........................................................  $   3,621  $      --
Compensation costs.......................................................      3,869      2,680
Loss contracts...........................................................      2,560      3,352
Other....................................................................      1,188      2,374
                                                                           ---------  ---------
                                                                           $  11,238  $   8,406
                                                                           =========  =========


SELF-INSURANCE

    The Company is generally self-insured for workers' compensation claims. The Company has recorded the estimated cost of claims which have been incurred but not yet reported. Changes in assumptions for such matters as legal actions, claim costs and changes in actual experience could cause these estimates to change.

                       NELSON METAL PRODUCTS CORPORATION

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

FINANCIAL INSTRUMENTS

    In December 1997, the Company entered into an interest rate swap agreement through December 2000 in order to manage its interest rate related to its long-term debt. The agreement hedged notional amounts of $40,000,000 and $30,000,000 of the Company's variable rate term loan during the years ended December 31, 1998 and 1997, respectively. The notional amounts are hedged at an average fixed rate of approximately 6%. Amounts to be paid or received under the interest rate swap agreement are accrued as interest rates change and are recognized quarterly over the life of the swap agreement as adjustments to interest expense. In the case of early termination of an interest rate swap, gains or losses resulting from the early termination are deferred and amortized as an adjustment to the yield of the related debt instrument over the remaining period originally covered by the terminated swap. The agreement is accounted for as a hedge and as of December 31, 1998 and 1997, had an associated unrealized loss of approximately $831,000 and $157,000, respectively. The Company does not hold or issue financial instruments for trading purposes. The Company is exposed to credit-related losses in the event of nonperformance by the counterparty to the financial instrument, but it does not expect the counterparty to fail to meet its obligation given its high credit rating.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and revolving credit facilities approximates fair value because of the short maturity of these instruments. The carrying amount of the Company's long-term debt approximates fair value because of the variability of the interest cost associated with these instruments.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

RECLASSIFICATION

    Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform to the 1998 presentation. These reclassifications had no effect on previously reported net income (loss) or stockholders' investment.

REVENUE RECOGNITION AND SALES COMMITMENTS

    The Company recognizes revenue as its products are shipped to its customers. The Company enters into agreements to produce products for its customers at the beginning of a given vehicle's production cycle. Once such agreements are entered into by the Company, fulfillment of the customer's purchasing requirements is the obligation of the Company for the entire production cycle of the vehicle, with terms averaging seven years. The Company has no intention to terminate such contracts. In certain instances, the Company is committed under existing agreements to supply products to its customers at selling prices which are not sufficient to cover the direct cost to produce such product. In

                       NELSON METAL PRODUCTS CORPORATION

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

such situations, the Company records a liability for the estimated future amount of losses. Such losses are recognized at the time that the loss is probable and reasonably estimatable and is recorded at the minimum amount necessary to fulfill the Company's obligation to the customer. Losses are estimated based upon information available at the time of the estimate, including future production volume estimates, length of the program and selling price and product information. The provision, included as a component of cost of sales, recorded for such obligations was approximately $27.8 million for the year ended
December 31, 1998 and $17.8 million for the year ended July 31, 1996. The remaining long term liability was approximately $29.2 million and $8.0 million as of December 31, 1998 and 1997. These amounts are included in other long term liabilities on the accompanying balance sheets.

STOCK OPTION PLANS

    The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation expense is recorded only if the current market price of the underlying stock exceeds the exercise price of the stock option.

COMPREHENSIVE INCOME

    Effective January 1, 1998, the Company adopted the provisions of SFAS
No. 130, "Reporting Comprehensive Income," which established standards for reporting and display of comprehensive income and its components. Comprehensive income reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Comprehensive income represents net income adjusted for foreign currency translation adjustments. In accordance with SFAS No. 130, the Company has chosen to disclose comprehensive income in the accompanying statements of stockholders' investment.

SEGMENT REPORTING

    In 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption affected only the disclosure of segment information (see Note 7).

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," becomes effective for the years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allow a derivative's gains or losses to offset related results on the hedged item in the income statement and

                       NELSON METAL PRODUCTS CORPORATION

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company has not yet quantified the impact of adopting SFAS No. 133 and has not yet determined the timing of adoption.

    During 1999, the Company adopted Financial Accounting Standards Board Statement of Position (SOP) No. 98-5, "Reporting on the Costs of Start-up Activities." SOP No. 98-5 requires that start-up activities be expensed as incurred, versus capitalizing and expensing them over a period of time. The Company recorded a charge of approximately $3.2 million in the first quarter of 1999 related to the write off of such costs.

3.  STOCK OPTION PLANS:

    The Company has a nonqualified stock option plan and an incentive option plan for issuance of options to certain employees at the discretion of the Company's board of directors. Options are granted at a price not less than the stock's estimated fair value at the date of grant, as provided for in the plan document. The options vest and become exercisable within limits specified at the time of grant. As of December 31, 1998, the exercise price of outstanding stock options ranged from $17.26 to $18.00 with a weighted average remaining contractual life of eight years. The outstanding stock options granted in 1997 have a remaining contractual life of seven years.

    A summary of the stock option activity is as follows:

                                                                                WEIGHTED AVERAGE
                                                                      OPTIONS    EXERCISE PRICE     EXERCISE PRICE
                                                                     ---------  -----------------  ----------------
Outstanding at July 31, 1995.......................................  $ 164,300      $    2.00         $1.16 - 12.86
  Granted..........................................................    320,281          18.00                 18.00
  Canceled.........................................................    (40,700)          1.16                  1.16
                                                                     ---------
Outstanding at July 31, 1996.......................................    443,881           7.41          1.16 - 18.00
  Granted..........................................................      7,500          18.00                 18.00
                                                                     ---------
Outstanding at December 31, 1996...................................    451,381           7.59          1.16 - 18.00
  Granted..........................................................         --             --                    --
                                                                     ---------
Outstanding at December 31, 1997...................................    451,381           7.59          1.16 - 18.00
  Granted..........................................................     29,600          17.26                 17.26
  Exercised........................................................    (86,800)          4.10          1.16 - 12.86
  Forfeited........................................................     (5,000)         17.26                 17.26
                                                                     ---------
Outstanding at December 31, 1998...................................    389,181      $   17.66        $17.26 - 18.00
                                                                     =========
Exercisable at December 31, 1998                                       323,681      $   17.66        $17.26 - 18.00
                                                                     =========

    Approximately 320,000 of the options have certain associated put and call rights. The non-cash compensation expense recognized related to such put and call rights was approximately $640,000 for the years ended December 31, 1998 and 1997 and $267,000 for the five months ended December 31, 1996 and for the year ended July 31, 1996. The Company has elected to continue to account for these plans under APB No. 25.

                       NELSON METAL PRODUCTS CORPORATION

3.  STOCK OPTION PLANS: (CONTINUED)

    The pro forma impact on net income (loss) for compensation expense under SFAS 123 related to the employee options was not significant in any year.

    During 1999, the Company granted an additional 17,000 options at $17.26 per share. All outstanding options were repurchased in connection with transaction described in Note 12.

4.  DEBT:

    Debt consisted of the following at December 31 (in thousands):

                                                                                                1998       1997
                                                                                              ---------  ---------
Term loan...................................................................................  $  50,000  $  50,000
Revolving credit loan.......................................................................     14,000      8,955
Capital expenditure loan....................................................................     15,000         --
Capital lease agreement, payable in monthly installments of $19,625 through November 2006 including interest at prime (7.75% at December 31, 1998), secured by certain real
  property..................................................................................      1,363      1,476
                                                                                              ---------  ---------
                                                                                                 80,363     60,431
Less--Current portion of long-term debt.....................................................       (126)      (107)
                                                                                              ---------  ---------
                                                                                              $  80,237  $  60,324
                                                                                              =========  =========

    Annual maturities of long-term debt subsequent to December 31, 1998, were as follows:

1999...............................................................................  $     126
2000...............................................................................     27,137
2001...............................................................................     13,149
2002...............................................................................     13,162
2003...............................................................................     13,176
Thereafter.........................................................................     13,613
                                                                                     ---------
                                                                                     $  80,363
                                                                                     =========

    The Company entered into a comprehensive credit agreement (the Agreement), with a bank, to refinance its previous bank debt on December 19, 1997. This Agreement provided for a term loan, revolving credit loan, and a capital expenditure loan.

    Borrowings on the term loan bear interest, payable quarterly, at the LIBOR rate plus an applicable margin based on the ratio of debt to cashflow, as defined in the agreement (8.0% at December 31, 1998).

    Borrowings on the revolving credit loan bear interest, payable quarterly, at the lower of the LIBOR rate plus an applicable margin based on the ratio of debt to cash flow, as defined in the agreement, or at the lender's prime rate of interest (8.3% at December 31, 1998). The revolving credit loan's terms extend through December 2000, with annual renewal provisions subject to the lender's approval. The balance outstanding has been classified as long-term debt on the accompanying balance sheets.

                       NELSON METAL PRODUCTS CORPORATION

4.  DEBT: (CONTINUED)

    Borrowings on the capital expenditure loan bear interest, payable quarterly, at the lower of the LIBOR rate plus an applicable margin based on the ratio of debt to cash flow, as defined in the agreement, or at the lender's prime rate of interest (8.3% at December 31, 1998). The Agreement provides for borrowings up to $20 million, subject to certain limitations, which are secured by substantially all of the Company's assets. At December 31, 1998, the Company had approximately $6 million of funds available for borrowings under the Agreement. Quarterly principal payments of $750,000 begin in 2000 and the loan matures in October 2004. Borrowings are limited to 70% of all budgeted capital expenditures and are secured by substantially all the assets of the Company. The Company is also required to pay a quarterly commitment fee, as defined in the agreement, on the unused portion of the capital expenditure loan.

    All borrowings under the Agreement were repaid in October 1999 in connection with the transaction described in Note 12.

5.  EMPLOYEE BENEFIT PLANS:

PENSION PLAN AND POSTRETIREMENT BENEFITS

    The Company sponsors a defined benefit pension plan which covers substantially all hourly and union employees. The Company's policy is to fund the amounts which are actuarially determined and as required by applicable law. In addition, the Company has a postretirement medical benefit plan for certain employee groups and has recorded a liability for its estimated obligation under that plan. The Company has the right to modify or terminate certain of these benefits in the future.

    Effective August 1, 1995, Nelson adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement requires the accrual of the cost of providing postretirement benefits for medical dental and life insurance coverage over the active service period of the employee. Nelson elected to immediately recognize the accumulated liability, measured as of August 1, 1995, which totaled approximately $2,814,000 after tax.

                       NELSON METAL PRODUCTS CORPORATION

5.  EMPLOYEE BENEFIT PLANS: (CONTINUED)

    The change in benefit obligation and plan assets consisted of the following (in thousands):

                                                                                                      POSTRETIREMENT
                                                                                                         BENEFITS
                                                                                                   OTHER THAN PENSIONS
                                                                             PENSION BENEFITS AS          AS OF
                                                                               OF DECEMBER 31          DECEMBER 31
                                                                             --------------------  --------------------
                                                                               1998       1997       1998       1997
                                                                             ---------  ---------  ---------  ---------
                       CHANGE IN BENEFIT OBLIGATION
Benefit obligation, beginning of year......................................  $   5,098  $   4,327  $   4,238  $   3,846
  Service cost.............................................................        136        130        225        181
  Interest cost............................................................        337        336        329        313
  Amendments...............................................................        243         --         --         --
  Actuarial (gain) loss....................................................       (317)       555        322        119
  Benefits paid............................................................       (259)      (250)      (216)      (221)
                                                                             ---------  ---------  ---------  ---------
Benefit obligation, end of year............................................  $   5,238  $   5,098  $   4,898  $   4,238
                                                                             =========  =========  =========  =========
                           CHANGE IN PLAN ASSETS
Fair value of plan assets, beginning of year...............................  $   5,393  $   4,210  $      --  $      --
  Actual return on plan assets.............................................        (76)     1,138         --         --
  Employer contributions...................................................        185        295        216        221
  Plan participants' contributions
  Benefits paid............................................................       (259)      (250)      (216)      (221)
                                                                             ---------  ---------  ---------  ---------
Fair value of plan assets, end of year.....................................  $   5,243  $   5,393  $      --  $      --
                                                                             =========  =========  =========  =========

    The funded status of the Company's plans is as follows (in thousands):

                                                                    PENSION BENEFITS AS OF  POSTRETIREMENT BENEFITS
                                                                                             OTHER THAN PENSIONS AS
                                                                         DECEMBER 31            OF DECEMBER 31
                                                                    ----------------------  ------------------------
                                                                      1998        1997        1998         1997
                                                                    ---------  -----------  ---------  -------------
Funded status.....................................................  $       5  $       296  $  (4,898) $      (4,238)
Unrecognized transition amount....................................       (163)        (189)        --             --
Unrecognized prior service cost...................................        534          322         --             --
Unrecognized net actuarial (gain) loss............................        382          225       (336)          (658)
                                                                    ---------  -----------  ---------  -------------
    Prepaid (accrued) benefit cost................................  $     758  $       654  $  (5,234) $      (4,896)
                                                                    =========  ===========  =========  =============

                       NELSON METAL PRODUCTS CORPORATION

5.  EMPLOYEE BENEFIT PLANS: (CONTINUED)

    The following weighted-average assumptions were used to account for the plans:

                                                                                                      POSTRETIREMENT BENEFITS
                                                                             PENSION BENEFITS AS OF    OTHER THAN PENSIONS AS
                                                                                  DECEMBER 31             OF DECEMBER 31
                                                                            ------------------------  ------------------------
                                                                               1998         1997         1998         1997
                                                                            -----------  -----------  -----------  -----------
Discount rate.............................................................         7.0          7.0          7.0          7.0
Expected return on plan assets............................................         8.0          8.0           --           --

    For measurement purposes, a 7% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998. The rate was assumed to decrease 5% in 1999 and remain level thereafter.

    The components of net periodic benefit costs are as follows (in thousands):

                                                                                      PENSION BENEFITS
                                                                     --------------------------------------------------
                                                                     FOR THE YEARS ENDED
                                                                                           FOR THE FIVE      FOR THE
                                                                         DECEMBER 31       MONTHS ENDED    YEAR ENDED
                                                                     --------------------  DECEMBER 31,     JULY 31,
                                                                       1998       1997         1996           1996
                                                                     ---------  ---------  -------------  -------------
Service cost.......................................................  $     136  $     130    $      50      $     147
Interest cost......................................................        337        336          140            311
Expected return on plan assets.....................................       (398)      (336)        (120)          (298)
Amortization of prior service cost.................................         32         32           13             32
Amortization of transition obligation..............................        (26)       (26)         (11)           (26)
Recognized actuarial (gain) loss...................................         --          3           13             18
                                                                     ---------  ---------    ---------      ---------
    Net periodic benefit cost......................................  $      81  $     139    $      85      $     184
                                                                     =========  =========    =========      =========

                                                                            POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
                                                                        ----------------------------------------------------
                                                                        FOR THE YEARS ENDED
                                                                                               FOR THE FIVE       FOR THE
                                                                            DECEMBER 31        MONTHS ENDED     YEAR ENDED
                                                                        --------------------   DECEMBER 31,      JULY 31,
                                                                          1998       1997          1996            1996
                                                                        ---------  ---------  ---------------  -------------
Service cost..........................................................  $     225  $     181     $      73       $     182
Interest cost.........................................................        329        313           126             326
Recognized actuarial (gain) loss......................................         --        (48)          (21)             --
                                                                        ---------  ---------     ---------       ---------
    Net periodic benefit cost.........................................  $     554  $     446     $     178       $     508
                                                                        =========  =========     =========       =========

                       NELSON METAL PRODUCTS CORPORATION

5.  EMPLOYEE BENEFIT PLANS: (CONTINUED)

    Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement medical benefit plans. A one percentage point change in assumed health care cost trend rates would have the following effects (in thousands):

                                                                          ONE PERCENTAGE     ONE PERCENTAGE
                                                                          POINT INCREASE     POINT DECREASE
                                                                         -----------------  -----------------
Effect on total of service and interest cost components................      $      65          $     (55)
                                                                             =========          =========
Effect on the postretirement benefit obligation........................      $      62          $     (51)
                                                                             =========          =========

RETIREMENT SAVINGS PLANS

    The Company sponsors two employee retirement savings plans which allow qualified employees to provide for their retirement on a tax-deferred basis. The Company may make discretionary contributions to one of these plans. Such employer contributions totaled $200,000 during fiscal 1997. There were no contributions for the year ended December 31, 1998, the five-month period ended December 31, 1996 or the year ended July 3, 1996.

6.  INCOME TAXES:

    Effective August 1, 1996, the Company applied for, and was granted, status under Subchapter S of the Internal Revenue Code. As an S Corporation, the Company is not liable as an entity for federal income taxes. In conjunction with the S Corporation election, approximately $3.9 million of Nelson's deferred tax assets and liabilities were eliminated and charged to the provision for income taxes in the accompanying statement of operations for the period ended
December 31, 1996. The transaction described in Note 12 triggered a built-in-gains tax which approximated $5.0 million.

    Prior to August 1, 1996, Nelson recognized deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities were determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

    The benefit for income taxes consisted of the following for the year ended July 31, 1996 (in thousands):

Current............................................................  $  (5,735)
Deferred...........................................................      1,826
                                                                     ---------
    Total..........................................................  $  (3,909)
                                                                     =========

                       NELSON METAL PRODUCTS CORPORATION

6.  INCOME TAXES: (CONTINUED)

    A reconciliation of the benefit for income taxes at the statutory rates to the reported income tax benefit is as follows for the year ended July 31, 1996 (in thousands):

Federal benefit at statutory rates.................................  $  (5,735)
State taxes, net of federal benefit................................       (760)
Other, net.........................................................      2,586
                                                                     ---------
    Total..........................................................  $  (3,909)
                                                                     =========

    The Company has presented an unaudited pro forma income tax provision for each period that it has been an S Corporation. The Company has estimated its effective income tax rate for those periods would have been 40%.

7.  GEOGRAPHIC AND PRODUCT LINE INFORMATION:

    In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company manufactures aluminum die cast components for the global automotive industry and operates in a single reportable segment, automotive products. The Company internally evaluates its business principally by product category; however, because of similar economic characteristics of the operations, including the nature of the products, production process and customers, those operations have been aggregated following the provisions of SFAS No. 131 for segment reporting purposes.

    The Company sells its products directly to automobile manufacturers. Customers that accounted for a significant portion of consolidated revenues were as follows:

                                                     YEARS ENDED
                                                     DECEMBER 31
                                               ------------------------        FIVE MONTHS          YEAR ENDED
                                                  1998         1997      ENDED DECEMBER 31, 1996  JULY 31, 1996
                                               -----------  -----------  -----------------------  ---------------
Ford.........................................          55%          71%                65%                  72%
GM...........................................          44           29                 27                   19

    As of December 31, 1998 and 1997, receivables from these customers represented 94% and 98% of total accounts receivable.

8.  TECHNOLOGY LICENSE ARRANGEMENT:

    In November 1998, the Company entered into an agreement to grant an exclusive non-contingent license of certain technology to a vendor in exchange for $1.5 million. The agreement also entitles the Company to royalties on future revenues, as defined in the agreement. The Company has recognized the $1.5 million fee as revenue in the accompanying 1998 statement of operations.

9.  COMMITMENTS AND CONTINGENCIES:

PURCHASE OBLIGATIONS

    As of December 31, 1998, the Company had various purchase commitments totaling approximately $10.6 million to purchase various raw materials, machinery and equipment, and tooling.

                       NELSON METAL PRODUCTS CORPORATION

9.  COMMITMENTS AND CONTINGENCIES: (CONTINUED)

LEASE COMMITMENTS

    The Company leases certain facilities and vehicles under operating lease agreements. Future minimum rental payments at December 31, 1998, under noncancellable operating leases with initial or remaining terms of one year or more, are as follows:

1999..............................................  $ 641,000
2000..............................................    540,000
2001..............................................    540,000
2002..............................................    540,000
2003..............................................    540,000

    Rental expense related to operating leases totaled approximately $205,000 and $211,000 for the years ended December 31, 1998 and 1997, respectively.

PERFORMANCE BONUS OBLIGATIONS

    During 1999, the Company entered into performance agreements with certain key employees. These agreements require the Company to make payments to such employees based on the achievement of predetermined operating results. If no such payments are made based on operating performance, the Company is required to make minimum payments to employees during 2001. All such agreements were cancelled in connection with the transaction described in Note 12.

ENVIRONMENTAL MATTER

    In connection with the closure and subsequent sale of its chrome plating operation, the Company discovered environmental contamination at the facility which has been reported to the appropriate state environmental agency.

    Management has developed an estimate of probable costs for the site cleanup of approximately $400,000 which is reflected as a liability in the accompanying balance sheets. Management's cost estimate and period for the cleanup of the site have been reviewed with environmental consultants who agree with the reasonableness of the estimate. The Company obtained tentative approval from the state environmental agency for its remediation plan.

    While it is impossible at this time to determine the ultimate outcome of this environmental matter, it is management's opinion, based in part on advice of legal counsel and the estimates of remediation costs from environmental consultants, that the ultimate outcome will not have a material adverse effect on the financial position or operating results of the Company.

LITIGATION

    Various other claims and legal proceedings are pending against the Company arising from its normal operations. At this time, management does not expect these matters to have a material adverse effect on the Company's financial position or operating results. However, the outcome of these matters is not subject to prediction with certainty.

                       NELSON METAL PRODUCTS CORPORATION

10.  RELATED-PARTY TRANSACTIONS:

    In connection with the sale of the net assets of Hadley Products Division to related parties in May 1996, the Company received a note of $3,300,000. The note bears interest at 9%. The balances outstanding under the agreement were $2,392,500 and $2,722,500 at December 31, 1998 and 1997, respectively, with quarterly payments of $82,500. The note matures in July 2006. Due to the related party nature of the transaction, the recognition of the gain on the sale of $788,980 has been deferred. The deferred gain is offset against the balance of the note in the accompanying balance sheets.

    During August 1999, the Company received full payment on the note receivable from Hadley and recognized the deferred gain as a contribution to stockholders' investment.

    The Company also engages in certain other transactions with Hadley. Related party activity is as follows for the years ended December 31:

                                                                           1998        1997
                                                                        ----------  ----------
Interest income.......................................................  $  234,000  $  294,000
Corporate expense reimbursements......................................     379,000     408,000

    The Company has historically funded certain cash flows for Hadley. Amounts receivable of approximately $238,000 and $1,018,000 at December 31, 1998 and 1997, respectively, are reflected in accounts receivable in the accompanying balance sheets.

    In 1998, in conjunction with the purchase of common stock through the exercise of options by certain members of management, the Company entered into recourse notes receivable which have been classified as stock subscriptions receivable in the accompanying 1998 balance sheet. These notes bear interest at 8% and were repaid on October 15, 1999 in connection with the transaction described in Note 12.

11.  QUARTERLY FINANCIAL DATA (UNAUDITED):

    The following is a condensed summary of actual quarterly results of operations for 1998 and 1997 (in thousands):

                                                          GROSS        INCOME
                                                         PROFIT     (LOSS) FROM   NET INCOME
                                             SALES       (LOSS)      OPERATIONS     (LOSS)
                                           ----------  -----------  ------------  -----------
1998:
  First..................................  $   32,068   $ (12,291)   $  (13,460)   $ (14,801)
  Second.................................      32,227     (11,730)      (12,936)     (14,466)
  Third..................................      33,709       1,821           696         (921)
  Fourth.................................      41,752       4,694         3,217        1,821
                                           ----------   ---------    ----------    ---------
                                           $  139,756   $ (17,506)   $  (22,483)   $ (28,367)
                                           ==========   =========    ==========    =========
1997:
  First..................................  $   27,317   $   4,198    $    2,739    $   1,522
  Second.................................      33,064       5,416         3,415        2,108
  Third..................................      33,450       4,667         2,915        1,777
  Fourth.................................      25,898       2,245         1,479          328
                                           ----------   ---------    ----------    ---------
                                           $  119,729   $  16,526    $   10,548    $   5,735
                                           ==========   =========    ==========    =========

                       NELSON METAL PRODUCTS CORPORATION

12.  SUBSEQUENT EVENT:

    On October 15, 1999, all of the Company's outstanding stock was acquired by J.L. French Automotive Castings, Inc. (French). In connection with the acquisition, all outstanding indebtedness of the Company was repaid, all stock subscriptions receivable were collected and all outstanding stock options were repurchased. The stockholders received aggregate cash consideration of approximately $77.3 million. Upon the completion of this transaction, Nelson became a wholly owned subsidiary of French.

                       NELSON METAL PRODUCTS CORPORATION

                            CONDENSED BALANCE SHEETS

                             (AMOUNTS IN THOUSANDS)


                                                                                         JUNE 30,    DECEMBER 31,
                                                                                           1999          1998
                                                                                        -----------  ------------
                                                                                        (UNAUDITED)
                                        ASSETS

Current assets:
  Cash and cash equivalents...........................................................   $   1,279    $       74
  Accounts receivable, net............................................................      30,579        23,450
  Inventories.........................................................................      11,704        10,916
  Other current assets................................................................       3,973         4,896
                                                                                         ---------    ----------
    Total current assets..............................................................      47,535        39,336

Property, plant and equipment, net....................................................      80,069        81,644
Intangible and other assets, net......................................................       5,564         4,993
                                                                                         ---------    ----------
                                                                                         $ 133,168    $  125,973
                                                                                         =========    ==========

                       LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current liabilities:
  Current maturities of long-term debt................................................   $   6,642    $      126
  Accounts payable....................................................................      31,214        28,170
  Accrued liabilities.................................................................      14,864        15,601
                                                                                         ---------    ----------
    Total current liabilities.........................................................      52,720        43,897

Long-term debt, net of current maturities.............................................      81,928        80,237
Reserve for loss contracts............................................................      26,713        29,233
Other noncurrent liabilities..........................................................       5,992         5,837
                                                                                         ---------    ----------
    Total liabilities.................................................................     167,353       159,204

Stockholders' investment:
  Common stock........................................................................          12            11
  Additional paid-in capital..........................................................         799           799
  Treasury stock......................................................................      (1,640)       (1,640)
  Stock subscriptions.................................................................        (221)         (221)
  Accumulated deficit.................................................................     (33,135)      (32,180)
                                                                                         ---------    ----------
    Total stockholders' investment....................................................     (34,185)      (33,231)
                                                                                         ---------    ----------
                                                                                         $ 133,168    $  125,973
                                                                                         =========    ==========


 The accompanying notes are an integral part of these condensed balance sheets.

                       NELSON METAL PRODUCTS CORPORATION

                       CONDENSED STATEMENTS OF OPERATIONS

                       (AMOUNTS IN THOUSANDS--UNAUDITED)

                                                                                               SIX MONTHS ENDED
                                                                                                  JUNE 30,
                                                                                            ----------------------
                                                                                               1999        1998
                                                                                            ----------  ----------
Sales.....................................................................................  $  105,225  $   64,295

Cost of sales.............................................................................      95,562      88,316
                                                                                            ----------  ----------

    Gross profit (loss)...................................................................       9,663     (24,021)

Selling, general and administrative expenses..............................................       4,036       2,375
                                                                                            ----------  ----------

    Operating income (loss)...............................................................       5,627     (26,396)

Interest expense and other, net...........................................................       3,382       2,871
                                                                                            ----------  ----------

    Income (loss) before cumulative effect of change in accounting principle..............       2,245     (29,267)

Cumulative effect of change in accounting principle.......................................       3,200          --
                                                                                            ----------  ----------

    Net loss..............................................................................  $     (955) $  (29,267)
                                                                                            ==========  ==========

   The accompanying notes are an integral part of these condensed statements.

                       NELSON METAL PRODUCTS CORPORATION

                       CONDENSED STATEMENTS OF CASH FLOWS

                       (AMOUNTS IN THOUSANDS--UNAUDITED)


                                                                                              SIX MONTHS ENDED
                                                                                                  JUNE 30,
                                                                                            ---------------------
                                                                                              1999        1998
                                                                                            ---------  ----------
OPERATING ACTIVITIES:
  Net loss................................................................................  $    (955) $  (29,267)
  Adjustments to reconcile net loss to net cash provided by operating activities--
    Depreciation and amortization.........................................................      8,226       6,454
    Loss contracts........................................................................       (846)     23,695
    Cumulative effect of change in accounting principle...................................      3,200          --
    Changes in other operating items......................................................     (7,158)      1,100
                                                                                            ---------  ----------
    Net cash provided by operating activities.............................................      2,467       1,982
                                                                                            ---------  ----------

INVESTING ACTIVITIES:
  Capital expenditures, net...............................................................     (9,469)    (10,653)
                                                                                            ---------  ----------
    Net cash used for investing activities................................................     (9,469)    (10,653)
                                                                                            ---------  ----------

FINANCING ACTIVITIES:
  Long-term borrowings....................................................................      8,207      10,190
  Other, net..............................................................................         --      (1,387)
                                                                                            ---------  ----------
    Net cash provided by financing activities.............................................      8,207       8,803
                                                                                            ---------  ----------
NET CHANGE IN CASH AND CASH EQUIVALENTS...................................................      1,205         132

CASH AND CASH EQUIVALENTS:
  Beginning of period.....................................................................         74       1,574
                                                                                            ---------  ----------
  End of period...........................................................................  $   1,279  $    1,706
                                                                                            =========  ==========


   The accompanying notes are an integral part of these condensed statements.

                       NELSON METAL PRODUCTS CORPORATION

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. The accompanying condensed financial statements have been prepared by Nelson Metal Products Corporation (the "Company"), without audit. The information furnished in the condensed financial statements includes normal recurring adjustments and reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Although the Company believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these condensed financial statements be read in conjunction with the Company's audited financial statements for the year ended December 31, 1998.

    Revenues and operating results for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the full year.

2.  Inventories consisted of the following (in thousands):

                                                                JUNE 30,   DEC. 31,
                                                                  1999       1998
                                                                ---------  ---------
Raw materials.................................................  $   1,948  $   2,133
Work in process...............................................      8,412      7,219
Finished goods................................................      1,344      1,564
                                                                ---------  ---------
                                                                $  11,704  $  10,916
                                                                =========  =========

3.  Long-term debt consisted of the following (in thousands):

                                                             JUNE 30,   DECEMBER 31,
                                                               1999         1998
                                                             ---------  ------------
Term loan..................................................  $  50,000   $   50,000
Revolving credit facility..................................     22,250       14,000
Capital expenditure loan...................................     15,000       15,000
Capital lease..............................................      1,320        1,363
                                                             ---------   ----------
                                                                88,570       80,363
Less-current maturities....................................     (6,642)        (126)
                                                             ---------   ----------
  Total long-term debt.....................................  $  81,928   $   80,237
                                                             =========   ==========

4. In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for the years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allow a derivative's gains or losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company has not yet quantified the impact of adopting SFAS No. 133.

                       NELSON METAL PRODUCTS CORPORATION

                                  (UNAUDITED)

    During 1999, the Company adopted Financial Accounting Standards Board Statement of Position (SOP) No. 98-5, "Reporting on the Costs of Start-up Activities." SOP No. 98-5 requires that start-up activities be expensed as incurred, versus capitalizing and expensing them over a period of time. The Company recorded a charge of approximately $3.2 million in the first quarter of 1999 related to the write off of such costs.

5. On October 15, 1999, all of the Company's outstanding stock was acquired by J.L. French Automotive Castings, Inc. (French). In connection with the acquisition, all outstanding indebtedness of the Company was repaid, all stock subscriptions receivable were collected and all outstanding stock options were repurchased. The stockholders received aggregate cash consideration of approximately $77.3 million. Upon completion of this transaction, Nelson became a wholly owned subsidiary of French.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                     J.L. FRENCH AUTOMOTIVE CASTINGS, INC.

                                  $175,000,000

                   11 1/2% SENIOR SUBORDINATED NOTES DUE 2009

                             ---------------------

                                   PROSPECTUS

                             ---------------------

       UNTIL           , 1999, ALL DEALERS THAT BUY, SELL OR TRADE THE
       EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                          , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20: INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    French Automotive is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

    Article Six of the Restated Certificate of Incorporation of French Automotive provides that no director of the corporation shall be personally liable to French Automotive or its stockholders for monetary damages arising from a breach of fiduciary duty owed to French Automotive or its stockholders, except for liability (1) for any breach of the director's duty of loyalty to French Automotive or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(3) pursuant to Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

    Article V of French Automotive's Amended and Restated By-laws provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter "a proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of French Automotive or is or was serving at the request of French Automotive as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless by French Automotive to the fullest extent which it is empowered to do so unless prohibited from doing so by the DGCL against all expense, liability and loss (including attorney's fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his or her heirs, executors, administrators; provided, however, that French Automotive shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of French Automotive. The right to indemnification conferred by French Automotive's By-Laws is a contract right and includes the right to be paid by French Automotive the expenses incurred defending any such proceeding in advance of its final disposition. French Automotive may, by action of its board of directors, provide indemnification to employees and agents of French Automotive with the same scope and effect as the indemnification of its directors and officers.

    Article V of French Automotive's By-laws further provides that the rights to indemnification and to the advancement of expenses conferred in Article V are not exclusive of any other right which any person has under French Automotive's Amended and Restated Certificate of Incorporation or under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. All of the directors and officers of French Automotive are covered by insurance policies maintained and held in effect by French Automotive against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

    French Holdings, Inc. is also incorporated under the laws of the State of Delaware. Under French Holdings, Inc.'s Restated Certificate of Incorporation, it is required to indemnify its directors and officers to the fullest extent authorized by the DGCL. French Holdings' Restated Certificate provides that its directors shall not be personally liable to French Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to French Holdings or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under
Section 174 of the DGCL, or (4) for any transaction from which the director derived any improper personal benefit.

    J.L. French Corporation and Allotech International, Inc. are both incorporated under the laws of the State of Wisconsin, and as such, are obligated to indemnify their officers and directors in accordance with Wisconsin Corporation Law. Sections 180.0850 to 180.0859 of the Wisconsin Corporate Statutes require a corporation to indemnify any director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person. A corporation's obligation to indemnify any such person includes the obligation to pay any judgment, settlement, penalty, assessment, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney's and other expenses except in those cases in which liability was incurred as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes: (1) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (2) a violation of criminal law, unless the person has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (3) a transaction from which the person derived an improper personal profit; or (4) willful misconduct.

ITEM 21. EXHIBITS.

(a) The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:

     EXHIBIT NO.                                DESCRIPTION
---------------------                           -----------
         1.1            Purchase Agreement, dated May 25, 1999, among J.L. French
                        Automotive Castings, Inc., and French Holdings, Inc., J.L.
                        French Corporation and Allotech International, Inc.
                        (collectively, the "SUBSIDIARY GUARANTORS") and Banc of
                        America Securities LLC and Chase Securities Inc.
                        (collectively, the "INITIAL PURCHASERS").*

         2.1 Recapitalization Agreement, dated March 29, 1999, by and among J.L. French Automotive Castings, Inc., the stockholders listed on the signature pages thereto and JLF
                        Acquisition LLC.*

         2.2            Amendment No. 1 to Recapitalization Agreement, dated
                        April 21, 1999, by and among J.L. French Automotive
                        Castings, Inc., JLF Acquisition LLC and Windward Capital
                        Partners, L.P.*

         2.3            Stock Purchase Agreement, dated September 10, 1999, among
                        J.L. French Automotive Castings, Inc. and the stockholders and option holders of Nelson Metal Products Corporation identified on the signature pages thereto.

         3.1            Restated Certificate of Incorporation of J.L. French
                        Automotive Castings, Inc.

         3.2            By-laws of J.L. French Automotive Castings, Inc.*

         3.3            Restated Certificate of Incorporation of French
                        Holdings, Inc.*

         3.4            Amended and Restated By-laws of French Holdings, Inc.*

         3.5            Articles of Incorporation of J.L. French Corporation*

         3.6            By-laws of J.L. French Corporation*

         3.7            Articles of Incorporation of Allotech International, Inc.*

         3.8            By-laws of Allotech International, Inc.*

         4.1            Indenture, dated May 28, 1999, by and among J.L. French
                        Automotive Castings, Inc., the Subsidiary Guarantors and
                        U.S. Bank Trust National Association, as trustee.*

         4.2            Registration Rights Agreement, dated May 28, 1999, by and
                        among J.L. French Automotive Castings, Inc., the Subsidiary
                        Guarantors and the Initial Purchasers.*

         5.1 Opinion of Kirkland & Ellis regarding the validity of the securities offered hereby.

         5.2            Opinion of Olsen, Kloet, Gunderson & Conway.

         8.1 Opinion of Kirkland & Ellis regarding federal income tax considerations.

        10.1            Amended and Restated Credit Agreement, dated October 15,
                        1999, among J.L. French Automotive Castings, Inc.,
                        Automotive Components Investments Limited, Morris Ashby
                        Limited, the several banks and other financial institutions from time to time parties to the agreement (the "LENDERS"),
                        Bank of America NT&SA, as syndication agent for the Lenders,
                        Chase Manhattan International Limited, as administrative
                        agent for the English Lenders, and the Chase Manhattan Bank, as administrative agent for the Lenders.

        10.2            Investor Stockholders Agreement, dated April 21, 1999, by
                        and among J.L. French Automotive Castings, Inc., Onex
                        American Holdings LLC, J2R Partners III and the stockholders listed on the signature pages thereto (the "STOCKHOLDERS
                        AGREEMENT").*

     EXHIBIT NO.                                DESCRIPTION
---------------------                           -----------
        10.3            Registration Agreement, dated April 21, 1999, by and among
                        J.L. French Automotive Castings, Inc. and the investors
                        listed on the signature pages thereto (the "REGISTRATION
                        AGREEMENT").*

        10.4            Management Agreement, dated April 21, 1999, by and between
                        J.L. French Automotive Castings, Inc. and Hidden Creek
                        Industries*

        10.5            Joinder and Rights Agreement, dated October 15, 1999, by and between J.L. French Automotive Castings, Inc., Onex Advisor
                        LLC and each of the other persons listed on the signature
                        pages thereto, relating to the Stockholders Agreement and
                        the Registration Agreement*.

        10.6            Joinder and Rights Agreement, dated October 15, 1999, by and between J.L. French Automotive Castings, Inc. and Tower
                        Automotive, Inc., relating to the Stockholders Agreement and the Registration Agreement.*

        10.7            Sublease Agreement, dated March 25, 1998, by and between
                        J.L. French Corporation and American Bumper & Mfg. Co.*

        10.8            Employment Agreement, dated April 1, 1997, by and between
                        Morris Ashby plc and Paul A. Buckley.*

        10.9            Employment Agreement, dated April 30, 1998, by and between
                        Fundiciones Viuda de Ansola S.A. and Juan Manuel Orbea
                        Soroa.*

        10.10           Employment Agreement, dated April 30, 1998, by and between
                        Ansola Acquisition Corporation, S.R.L. and Juan Manuel
                        Orbea.*

        10.11 Management Stockholders Agreement dated July 16, 1999, by and between J.L. French Automotive Castings, Inc., Onex
                        American Holdings LLC and the individuals named on
                        Schedule I thereto.*

        10.12           Form of Stock Subscription Agreement by and between J.L.
                        French Automotive Castings, Inc. and certain members of management purchasing common stock (including a schedule identifying Subscription Agreements executed by Charles M.
                        Waldon, Paul A. Buckley, Thomas C. Dinolfo, Donald W.
                        Porritt, Lowell E. Shoaf and Stephen R. Southern).*

        10.13           7.50% Convertible Subordinated Promissory Note issued
                        October 14, 1999 by J.L. French Automotive Castings, Inc. to
                        Tower Automotive, Inc.*

        10.14           Stock Purchase Agreement, dated October 14, 1999, by and
                        among J.L. French Automotive Castings, Inc., Onex American
                        Holdings LLC, J2R Partners III and the persons set forth on
                        Schedule A attached thereto.*

        12.1            Statement Regarding Computation of Earnings to Fixed Charges
                        and Pro Forma Earnings to Fixed Charges.*

        21.1            Subsidiaries of J.L. French Automotive Castings, Inc.*

        23.1            Consent of Arthur Andersen LLP.

        23.2            Consent of PricewaterhouseCoopers LLP, Birmingham, United
                        Kingdom.

        23.6            Consents of Kirkland & Ellis (included in Exhibits 5.1 and
                        8.1).

        23.7            Consent of Olsen, Kloet, Gunderson & Conway (included in
                        Exhibit 5.2).

        24.1            Power of Attorney.*

        25.1            Statement of Eligibility of Trustee on Form T-1 under the
                        Trust Indenture Act of 1939 of U.S. Bank Trust National
                        Association.*

     EXHIBIT NO.                                DESCRIPTION
---------------------                           -----------
        27.1            Financial data schedule.*

        99.1            Form of Letter of Transmittal.*

        99.2            Form of Notice of Guaranteed Delivery.*

        99.3            Form of Tender Instructions.*

------------------------

*  Previously filed.

(b) No financial statement schedules are required to be filed herewith pursuant to this Item.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrants hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bonafide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

        (4) The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (5) The registrants undertake that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in

Item 20, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a directors, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

    (c) The undersigned hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

    (d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, J.L. French Automotive Castings, Inc. duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Sheboygan, State of Wisconsin, on the 12(th) day of November, 1999.


                                                       J.L. FRENCH AUTOMOTIVE CASTINGS, INC.

                                                       By:                      *
                                                            -----------------------------------------
                                                                        Charles M. Waldon
                                                              PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                                             DIRECTOR


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated on the 12(th) day of November, 1999.


                   SIGNATURE                                             TITLE
                   ---------                                             -----
                       *
     --------------------------------------       Chairman and Director
                  S.A. Johnson

                       *
     --------------------------------------       President, Chief Executive Officer (Principal
               Charles M. Waldon                    Executive Officer) and Director

                       *
     --------------------------------------       Treasurer and Chief Financial Officer
               Thomas C. Dinolfo                    (Principal Financial and Accounting Officer)

               /s/ CARL E. NELSON
     --------------------------------------       Director
                 Carl E. Nelson

            /s/ DOUGLAS B. TRUSSLER
     --------------------------------------       Director
              Douglas B. Trussler

                       *
     --------------------------------------       Director
               Dugald K. Campbell

                       *
     --------------------------------------       Director
                A. Kipp Koester

                   SIGNATURE                                             TITLE
                   ---------                                             -----
                       *
     --------------------------------------       Director
                John E. Lindahl

                       *
     --------------------------------------       Director
                 Eric J. Rosen

                       *
     --------------------------------------       Director
                Karl F. Storrie

By:                  /s/ CARL E. NELSON
             ---------------------------------
                       Carl E. Nelson
                      ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, French
Holdings, Inc. duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Sheboygan, State of Wisconsin, on the 12(th) day of November, 1999.


                                                       FRENCH HOLDINGS, INC

                                                       By:                      *
                                                            -----------------------------------------
                                                                        Charles M. Waldon
                                                                      PRESIDENT AND DIRECTOR


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated on the 12(th) day of November, 1999.


                   SIGNATURE                                             TITLE
                   ---------                                             -----
                       *
     --------------------------------------       President, Chief Executive Officer
               Charles M. Waldon                    (Principal Executive Officer) and Director

                       *
     --------------------------------------       Chief Financial Officer and Director
               Thomas C. Dinolfo

               /s/ CARL E. NELSON
     --------------------------------------       Director
                 Carl E. Nelson

By:                  /s/ CARL E. NELSON
             ---------------------------------
                       Carl E. Nelson
                      ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, J.L. French Corporation duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Sheboygan, State of Wisconsin, on the 12(th) day of November, 1999.


                                                       J.L. FRENCH CORPORATION

                                                       By:                      *
                                                            -----------------------------------------
                                                                        Charles M. Waldon
                                                                      PRESIDENT AND DIRECTOR


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated on the 12(th) day of November, 1999.


                   SIGNATURE                                             TITLE
                   ---------                                             -----
                       *
     --------------------------------------       President, Chief Executive Officer
               Charles M. Waldon                    (Principal Executive Officer) and Director

                       *
     --------------------------------------       Chief Financial Officer and Director
               Thomas C. Dinolfo

               /s/ CARL E. NELSON
     --------------------------------------       Director
                 Carl E. Nelson

By:                  /s/ CARL E. NELSON
             ---------------------------------
                       Carl E. Nelson
                      ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Allotech International, Inc. duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Sheboygan, State of Wisconsin, on the 12(th) day of November, 1999.


                                                       ALLOTECH INTERNATIONAL, INC.

                                                       By:                      *
                                                            -----------------------------------------
                                                                        Charles M. Waldon
                                                                      PRESIDENT AND DIRECTOR


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated on the 12(th) day of November, 1999.


                   SIGNATURE                                             TITLE
                   ---------                                             -----
                       *
     --------------------------------------       President, Chief Executive Officer
               Charles M. Waldon                    (Principal Executive Officer) and Director

                       *
     --------------------------------------       Chief Financial Officer and Director
               Thomas C. Dinolfo

               /s/ CARL E. NELSON
     --------------------------------------       Director
                 Carl E. Nelson

                       *
     --------------------------------------       Director
                Daniel F. Moorse

By:                  /s/ CARL E. NELSON
             ---------------------------------
                       Carl E. Nelson
                      ATTORNEY-IN-FACT